   As filed with the Securities and Exchange Commission on December 20, 2002

                                                     Registration No. 333-86994
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------

                              AMENDMENT NO. 2 TO

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                       NEXSTAR BROADCASTING GROUP, INC.
            (Exact Name of Registrant as Specified in its Charter)
                             ---------------------

        Delaware                     4833                    23-3083125
     (State or other           (Primary Standard               (I.R.S.
      jurisdiction         Industrial Classification   Employer Identification
   of incorporation or           Code Number)                  Number)
      organization)

                           909 Lake Carolyn Parkway


                              Irving, Texas 75039


                                (972) 373-8800

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------
                                 Perry A. Sook
                     President and Chief Executive Officer



                           909 Lake Carolyn Parkway


                              Irving, Texas 75039


                                (972) 373-8800


(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                  Copies to:

               Joshua N. Korff, Esq.    Michael J. Schiavone, Esq.
                 Kirkland & Ellis          Shearman & Sterling
                 Citigroup Center         599 Lexington Avenue
               153 East 53rd Street     New York, New York 10022
             New York, New York 10022        (212) 848-4000
                  (212) 446-4800

                             ---------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             ---------------------



                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                                        Proposed Maximum            Amount of
Title of Each Class of Securities to be Registered Aggregate Offering Price(1) Registration Fee(2)
--------------------------------------------------------------------------------------------------
      Class A common stock, $0.01 par value.......        $155,250,000               $14,283
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.


(2) Previously paid.

                             ---------------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.



                SUBJECT TO COMPLETION, DATED DECEMBER   , 2002

Prospectus

                               9,000,000 SHARES

                       [LOGO] Nexstar Broadcasting Group

                       NEXSTAR BROADCASTING GROUP, INC.

                             CLASS A COMMON STOCK



                             ---------------------

   We are offering 9,000,000 shares of our Class A common stock. This is our initial public offering, and no public market currently exists for shares of our Class A common stock. We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.



   We have applied to have our Class A common stock approved for quotation on the Nasdaq National Market System under the symbol "NXST."

                             ---------------------


   Investing in our Class A common stock involves risks that are described under "Risk Factors," beginning on page 7 of this prospectus.





================================================================================

                                                     Per Share Total
           ---------------------------------------------------------
           Offering Price........................... $         $
           Discounts and Commissions to Underwriters $         $
           Offering Proceeds to Nexstar............. $         $

================================================================================

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

   We have granted the underwriters the right to purchase up to an additional 1,350,000 shares of our Class A common stock to cover over-allotments. The underwriters can exercise this right at any time within thirty days after the offering. The underwriters expect to deliver the shares of Class A common stock
to investors on or about     , 2002.

                             ---------------------

BANC OF AMERICA SECURITIES LLC

                  BEAR, STEARNS & CO. INC.

                                      LEHMAN BROTHERS

                                                             CIBC WORLD MARKETS


               The date of this prospectus is            , 2002.

                                   [GRAPHICS]


                       Map of Nexstar Station Portfolio

                               TABLE OF CONTENTS


                                                                                      Page
                                                                                      ----
Prospectus Summary...................................................................   1
Risk Factors.........................................................................   8
Forward-Looking Statements...........................................................  16
Market Data and Forecasts............................................................  16
Use of Proceeds......................................................................  17
Dividend Policy......................................................................  17
Capitalization.......................................................................  18
Dilution.............................................................................  19
Unaudited Pro Forma Condensed Consolidated Financial Data............................  20
Selected Historical Consolidated Financial Data......................................  27
Management's Discussion and Analysis of Financial Condition and Results of Operations  30
Business.............................................................................  49
Management...........................................................................  78
Certain Transactions.................................................................  86
Principal Stockholders...............................................................  91
Description Of Capital Stock.........................................................  92
Shares Eligible For Future Sale......................................................  95
Certain United States Federal Tax Considerations for Non-United States Holders.......  97
Underwriting......................................................................... 100
Legal Matters........................................................................ 104
Experts.............................................................................. 104
Where You Can Find Additional Information............................................ 104
Index to Financial Statements........................................................ F-1


                             ---------------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

                             ---------------------

                     (This page intentionally left blank)

                              PROSPECTUS SUMMARY


   This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you. You should read this entire prospectus carefully, especially "Risk Factors," before you decide whether to invest in our Class A common stock.


                       NEXSTAR BROADCASTING GROUP, INC.

OUR BUSINESS

   We are a television broadcasting company focused exclusively on the acquisition, development and operation of television stations in medium-sized markets in the United States, primarily markets that rank from 50 to 150, as reported by A.C. Nielsen Company. We currently own and operate 14 stations, and provide management, sales or other services to an additional six stations. Over the past three years we have doubled the size of our portfolio, having acquired seven and begun providing services to four additional stations. In six of the 13 markets that we serve, we own or provide services to more than one station. We refer to these markets as duopoly markets. The stations that we operate or provide services to are clustered in the Northeast, Midwest and Southwest regions of the United States. These stations are diverse in their network affiliations: 18 have primary affiliation agreements with one of the four major networks--six with NBC, five with CBS, four with ABC, three with FOX--and the remaining two have agreements with UPN.


   We believe that medium-sized markets offer significant advantages over larger markets, primarily due to a lower level of competition. These advantages include more favorable acquisition terms, lower programming costs and generally less sophisticated competitors. Due to fewer well-capitalized acquirers with a medium-sized market focus, prices and terms for acquisitions are typically more attractive. Additionally, because there are generally only two or three other competitive stations in medium-sized markets and the supply of quality programming exceeds the demand, we are able to achieve lower programming costs. Lastly, we are able to compete effectively by attracting station managers with larger market experience who employ sales and marketing techniques not typically utilized in our markets. While medium-sized markets offer many advantages, larger markets generally offer higher total market revenue and capture a greater focus from some national advertisers.





   Five of the six stations that we do not own, but provide services to, are owned by Mission Broadcasting, Inc., or Mission. Nexstar does not own or control Mission or its television stations. However, as a result of Nexstar's guarantee of Mission's debt and Nexstar's arrangements under local service agreements and purchase option agreements with Mission described later in this prospectus, Nexstar is deemed, under United States generally accepted accounting principles (GAAP), to have a controlling financial interest in Mission. As a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity.


ACQUISITION STRATEGY


   We selectively pursue acquisitions of television stations in markets ranking from 50 to 150, where we believe we can improve revenue and broadcast cash flow through active management. When considering an acquisition, we evaluate the target's audience share, revenue share, overall cost structure and proximity to our regional clusters. Additionally, we seek to acquire or enter into local service agreements with stations to create duopoly markets.

   The ownership of stations in our target markets is significantly more fragmented than the ownership of stations in the top 50 markets. In addition, the FCC, in response to judicial directives to reevaluate a number of its media ownership rules, initiated an "omnibus" rulemaking proceeding on September 12, 2002. While it is too early to predict when the FCC will complete this proceeding or what decisions it will reach, it is possible that the FCC will relax the rules that currently limit our ability to own more than one station in a given market. We believe that the fragmented station ownership in our target markets, coupled with opportunities that may arise as a result of future regulatory changes, create significant opportunities to expand our portfolio of stations.


OPERATING STRATEGY


   We seek to generate revenue and broadcast cash flow growth through the following strategies:



  . Develop Leading Local Franchises. Each of the stations that we operate or provide services to seeks to create a highly recognized local brand, primarily through the quality of their local news programming and community involvement.



  . Emphasize Local Sales. We employ a large, high-quality sales force to increase revenue from local advertisers.



  . Operate Duopoly Markets. Duopolies enable us to enhance our revenue share and achieve operating efficiencies.



  . Maintain Strict Cost Controls. We emphasize strict cost controls on programming and operating expenses.



  . Maintain Diverse Network Affiliations. We maintain diverse network affiliations in order to mitigate variances in network audience appeal.



  . Attract and Retain High Quality Management. We use equity incentives to attract and retain station general managers with proven track records in larger television markets.


   The benefits achieved through our operating strategies are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. By enhancing operations through active management, we expect revenue and broadcast cash flow from the 11 stations that we have acquired or begun providing services to in the last three years to grow faster than that of our more mature stations.





ADDRESS AND TELEPHONE NUMBER


   Our principal executive offices are located at 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, and our telephone number is (972) 373-8800.

                                 THE OFFERING


Class A common stock offered by us................  9,000,000 shares

Common stock to be outstanding after this offering  9,114,146 shares of Class A common stock
                                                   12,107,324 shares of Class B common stock
                                                    1,253,339 shares of Class C common stock

Voting rights..................................... Holders of our Class A common stock and our Class
                                                   B common stock will generally vote together as a
                                                   single class on all matters submitted to a vote of our
                                                   stockholders. The holders of Class A common stock
                                                   are entitled to one vote per share and the holders of
                                                   Class B common stock are entitled to 10 votes per
                                                   share. Upon the completion of this offering, ABRY
                                                   Partners LLC, our principal shareholder, will own
                                                   96.4% and Perry A. Sook, our President and Chief
                                                   Executive Officer, will own 3.6%, of the outstanding
                                                   shares of our Class B common stock, representing
                                                   89.6% and 3.4%, respectively, of the voting power of
                                                   our capital stock.

                                                   Holders of our Class C common stock have no voting
                                                   rights.

Conversion rights................................. Our Class B common stock and Class C common stock are convertible as follows, subject to obtaining
                                                   any necessary approvals of the FCC:

                                                   . holders of shares of our Class B common stock
                                                      or Class C common stock may elect at any time
                                                      to convert their shares into an equal number of
                                                      shares of Class A common stock;

                                                   . upon transfer to anyone other than ABRY, an
                                                      affiliate of ABRY or Perry A. Sook, the Class B
                                                      common stock will automatically convert into
                                                      Class A common stock on a one-for-one basis;

                                                   . if the Class B common stock represents less than
                                                      10.0% of the total common stock outstanding, all
                                                      of the Class B common stock will automatically
                                                      convert into Class A common stock on a one-
                                                      for-one basis.

Use of proceeds................................... We estimate that the net proceeds to us from this offering will be approximately $116.0 million, after
                                                   deducting estimated underwriting discounts and
                                                   commissions and offering expenses payable by us and
                                                   assuming a public offering price of $14.00 per share,
                                                   the midpoint of the range set forth on the cover of this
                                                   prospectus. We intend to use the net proceeds of this


                                       offering to redeem the mandatorily redeemable Series
                                       AA preferred membership interests and the Series BB
                                       preferred membership interests of Nexstar
                                       Broadcasting Group, L.L.C., our predecessor, to repay
                                       outstanding debt and for acquisitions and general
                                       corporate purposes, including working capital.

Risk factors.......................... See "Risk Factors" and other information included in this prospectus for a discussion of factors you should
                                       consider carefully before deciding to invest in our
                                       Class A common stock.

Proposed Nasdaq National Market symbol NXST



   Unless otherwise indicated, all information in this prospectus assumes the underwriters do not exercise their over-allotment option and gives effect to our corporate reorganization, whereby Nexstar Broadcasting Group, L.L.C., our predecessor, and certain of its direct and indirect subsidiaries will be merged with and into our company, as more fully described in this prospectus under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction--Reorganization."


   The number of shares of Class A common stock outstanding after this offering excludes 2,000,000 shares which will have been reserved for issuance under our stock option plan, under which we will have issued prior to the completion of this offering options to acquire 650,000 shares at an exercise price equal to the initial public offering price per share.

    SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


   In the table below, we provide you with summary historical and pro forma condensed consolidated financial data, as of the dates and periods indicated. The summary historical consolidated financial data set forth below is derived from the financial statements of Nexstar Broadcasting Group, L.L.C., our predecessor. The unaudited pro forma statement of operations data, cash flow data and other financial data for the year ended December 31, 2001 give effect to (1) Mission's acquisition of substantially all of the assets of KODE, previously owned by GOCOM Broadcasting of Joplin, L.L.C., and (2) a reorganization whereby Nexstar Broadcasting Group, L.L.C., our predecessor, and certain of its direct and indirect subsidiaries will be merged with and into our company, Nexstar Broadcasting Group, Inc., as though such transactions had occurred on January 1, 2001. The unaudited pro forma balance sheet data as of September 30, 2002 give effect to the reorganization as if it had occurred on September 30, 2002. The unaudited pro forma as adjusted balance sheet data as of September 30, 2002 is further adjusted to give effect to the completion of this offering, at an assumed initial public offering price of $14.00 per share and the application of the net proceeds therefrom as contemplated as if they had occurred on September 30, 2002.



   The pro forma condensed consolidated financial data do not purport to represent what our results of operations or financial position actually would have been if Mission's acquisition of KODE had occurred as of the date indicated or what our results of operations or financial position will be for future periods. The following financial data should be read together with "Unaudited Pro Forma Condensed Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our predecessor's historical consolidated financial statements and the related notes appearing elsewhere in this prospectus. As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity. The SEC has requested that Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. (who subsequently merged on September 30, 2002 to form Mission Broadcasting, Inc.) file separate periodic reports under the Securities Exchange Act of 1934. The SEC has indicated that it will allow Bastet and Mission Broadcasting of Wichita Falls, Inc. to file such reports as promptly as possible following the effective date of this offering.



                                                                                                            Nine Months Ended
                                                                          Year Ended December 31,             September 30,
                                                                 ----------------------------------------  ------------------
                                                                                                Pro Forma
                                                                            Actual             (unaudited)     (unaudited)
                                                                 ----------------------------  ----------- ------------------
                                                                   1999      2000      2001       2001       2001      2002
                                                                 --------  --------  --------  ----------- --------  --------
                                                                  (amounts in thousands, except per unit and per share data)
Statement of Operations Data:
Net broadcast revenue/(1)/...................................... $ 78,489  $107,085  $ 99,054   $103,937   $ 70,957  $ 83,931
Trade and barter revenue........................................    8,470    10,382    11,675     12,153      7,555     7,603
                                                                 --------  --------  --------   --------   --------  --------
Total net revenue...............................................   86,959   117,467   110,729    116,090     78,512    91,534
Operating expenses:
   Direct operating expenses (exclusive of depreciation and
    amortization shown separately below)........................   23,760    29,269    31,332     33,267     23,078    25,893
   Selling, general and administrative expenses (exclusive
    of depreciation and amortization shown separately
    below)......................................................   23,645    28,790    28,182     29,785     20,618    25,445
   Depreciation and amortization/(2)/...........................   34,046    40,838    51,155     53,425     37,089    30,515
                                                                 --------  --------  --------   --------   --------  --------
Income (loss) from operations...................................    5,508    18,570        60       (387)    (2,273)    9,681
Interest expense, net (Restated)/(3)/...........................   16,128    19,861    38,489     39,670     28,740    28,832
Other expense, net..............................................      249       259       519        452        426     2,366
                                                                 --------  --------  --------   --------   --------  --------
Loss before income taxes (Restated)/(3)/........................  (10,869)   (1,550)  (38,948)   (40,509)   (31,439)  (21,517)
Income tax benefit (expense) (Restated)/(3)/....................     (253)   (1,668)    2,076      2,100      1,726     2,685
                                                                 --------  --------  --------   --------   --------  --------
Loss before related party minority interest preferred dividend
 (Restated)/(3)/................................................  (11,122)   (3,218)  (36,872)   (38,409)   (29,713)  (18,832)
Related party minority interest preferred dividend..............       --        --    (2,423)    (2,423)    (2,423)       --
                                                                 --------  --------  --------   --------   --------  --------
Loss before extraordinary item (Restated)/(3)/..................  (11,122)   (3,218)  (39,295)   (40,832)   (32,136)  (18,832)
Extraordinary loss from refinancing of credit facilities, net of
 tax (Restated)/(3)/............................................   (1,240)       --    (1,328)               (1,328)       --
                                                                 --------  --------  --------              --------  --------
Net loss (Restated)/(3)/........................................ $(12,362) $ (3,218) $(40,623)             $(33,464) $(18,832)
                                                                 ========  ========  ========              ========  ========

S>
Basic and diluted loss per unit (Restated)/(3)/................................
Weighted average number of units outstanding...................................
Basic and diluted loss per share (Restated)/(3)/...............................
Weighted average number of shares outstanding..................................
Basic and diluted loss per share, as adjusted for this offering (Restated)/(3)/ Weighted average number of shares outstanding, as adjusted for this offering......................................................................



                                                                                                                        Nine
                                                                                                                   Months Ended
                                                                               Year Ended December 31,             September 30,
                                                                         ---------------------------------------  ----------------
                                                                                                      Pro Forma
                                                                                 Actual              (unaudited)    (unaudited)
                                                                         --------------------------  -----------  ----------------
                                                                          1999      2000     2001       2001       2001     2002
                                                                          ------   ------   ------   -----------  ------   ------
                                                                         (amounts in thousands, except per unit and per share data)
Basic and diluted loss per unit (Restated)/(3)/......................... $(3.58)   $(0.89)  $(8.55)               $(7.34)  $(3.87)
Weighted average number of units outstanding............................  3,453     3,605    5,078                 4,702    6,206
Basic and diluted loss per share (Restated)/(3)/........................                               $ (3.83)
Weighted average number of shares outstanding...........................                                10,651
Basic and diluted loss per share, as adjusted for this                                                 $ (2.08)
offering (Restated)/(3)/
Weighted average number of shares outstanding, as adjusted for this                                     19,651
 offering...............................................................



                                                    As of September 30, 2002
                                                          (unaudited)
                                                 ------------------------------
                                                                     Pro Forma
                                                  Actual  Pro Forma As Adjusted
                                                 -------- --------- -----------
                                                     (dollars in thousands)
 Balance Sheet Data:
 Cash and cash equivalents...................... $ 18,055 $ 18,055   $ 68,145
 Total assets...................................  433,904  433,904    468,994
 Total debt/(4)/................................  317,719  317,719    317,719
 Total redeemable preferred and common units....   61,717       --         --
 Total members' interest or stockholders' equity    5,294    1,121    117,101



                                                                                                       Nine Months Ended
                                                                    Year Ended December 31,              September 30,
                                                           -----------------------------------------  -------------------
                                                                                           Pro Forma
                                                                       Actual             (unaudited)     (unaudited)
                                                           -----------------------------  ----------- -------------------
                                                             1999      2000       2001       2001        2001      2002
                                                           --------  --------  ---------  ----------- ---------  --------
                                                                               (dollars in thousands)
Cash Flow Data:
Net cash provided by (used in):
   Operating activities................................... $  9,424  $ 16,568  $     120   $   5,875  $   4,954  $ 22,212
   Investing activities...................................  (88,694)  (52,088)  (139,095)   (147,221)  (112,891)  (19,547)
   Financing activities...................................   80,318    35,294    142,034     148,338    107,287     9,520
Other Financial Data:
Broadcast cash flow/(5)/.................................. $ 30,243  $ 47,592  $  37,381   $  39,435  $  25,249  $ 34,279
Broadcast cash flow margin/(6)/...........................    38.5%     44.4%      37.7%       37.9%      35.6%     40.8%
Adjusted EBITDA/(7)/...................................... $ 27,582  $ 44,501  $  34,629   $  36,480  $  23,298  $ 31,410
Adjusted EBITDA margin/(8)/...............................    35.1%     41.6%      35.0%       35.1%      32.8%     37.4%
Ratio of net debt to adjusted EBITDA/(9)/.................     7.3x      5.6x       8.6x        8.4x
Ratio of net debt to adjusted EBITDA, as adjusted for this
 offering/(9)/............................................                                      6.9x

--------
 (1) Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.
 (2) Depreciation and amortization includes amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our adoption of SFAS No. 142.

 (3) Loss per unit is based on the net loss attributable to common unit holders. The 2001 financial statements of Nexstar Broadcasting Group, L.L.C. have been restated to record accretion on the Series AA Mandatorily Redeemable Preferred Interest and to reclassify Class D-2 units. In addition, the 1999, 2000 and 2001 financial statements of Nexstar Broadcasting Group, L.L.C. have been restated to capitalize certain debt financing costs which were expensed as an extraordinary item in 1999. See
     Note 10 of our financial statements for additional explanation.


 (4) Total debt includes capital leases and excludes our pre-existing guarantee of a third-party loan of $3.0 million made to our chief executive officer.


 (5) Broadcast cash flow is defined as adjusted EBITDA plus corporate expenses. Broadcast cash flow is not a measure of performance calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for operating income, net income or cash flow from operating activities as reflected in our consolidated financial statements and is not intended to represent a measure of funds available for debt service, dividends, reinvestments or other discretionary uses. Our definition of broadcast cash flow may not be comparable to similarly titled measures reported by other companies. We believe that the presentation of broadcast cash flow is relevant and useful because (a) it is a measurement used by industry analysts to determine a market value for our television stations, and (b) it is used by Nexstar's management to determine our operating performance, to evaluate our ability to service our debt, and (along with other data) as an internal measure for setting budgets, assessing financial performance, evaluating stations targeted for acquisition and as a measurement component of incentive compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for an illustration of how we calculated broadcast cash flow.


 (6) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.


 (7) Adjusted EBITDA is defined as income (loss) from operations, plus depreciation and amortization (including amortization of broadcast rights), interest income, non-cash trade and barter expenses, non-recurring expenses (including time brokerage agreement fees) and network compensation payments received or receivable, less payments for broadcast rights, non-cash trade and barter revenue and network compensation revenue. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for income from operations, net income or cash flow from operating activities as reflected in our consolidated financial statements and is not intended to represent a measure of funds available for debt service, dividends, reinvestment or other discretionary uses. Our definition of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We believe that the presentation of adjusted EBITDA is relevant and useful because (a) it is a measurement used by industry analysts to determine a market value for our television stations, and (b) it is used by Nexstar's management to determine our operating performance, to evaluate our ability to service our debt, and (along with other data) as an internal measure for setting budgets, assessing financial performance, evaluating stations targeted for acquisition and as a measurement component of incentive compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for an illustration of how we calculated adjusted EBITDA.

 (8) Adjusted EBITDA margin is defined as adjusted EBITDA divided by net broadcast revenue.
 (9) Net debt is defined as total debt less cash and cash equivalents.

                                 RISK FACTORS

   Before you invest in our Class A common stock, we recommend that you carefully consider the various risks applicable to us, our industry and this offering, together with all of the other information included in this prospectus. We may become subject to additional risks in the future. If any of the events described in the following risk factors occurs, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our Class A common stock could decline, and you could lose some or all of your investment.

RISKS RELATED TO OUR COMPANY

 OUR SUBSTANTIAL DEBT COULD LIMIT OUR ABILITY TO GROW AND COMPETE.


   As of September 30, 2002, we had $317.7 million of debt, which represented 82.6% of our total capitalization. Our high level of debt could have important consequences to our business. For example it could:


  . limit our ability to borrow additional funds or obtain additional financing in the future;

  .  limit our ability to pursue acquisition opportunities;

  . expose us to greater interest rate risk since the interest rate on borrowings under our senior credit facilities is variable;

  . limit our flexibility to plan for and react to changes in our business and our industry; and

  . impair our ability to withstand a general downturn in our business and place us at a disadvantage compared to our competitors that are less leveraged.


   In addition, our high level of debt requires us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes. The following table sets forth, as of December 31, 2001, the approximate aggregate amount of principal scheduled to mature for the periods referenced.



                                    Total   2002 2003-2004 2005-2006 Thereafter
                                   -------- ---- --------- --------- ----------
                                              (dollars in thousands)
 Nexstar senior credit facilities. $ 82,000 $488  $6,411    $11,739   $ 63,362
 Mission senior credit facility...   46,143   --      --         --     46,143
 12% senior subordinated notes due
   2008...........................  160,000   --      --         --    160,000
 16% senior discount notes due
   2009...........................   36,988   --      --         --     36,988


   We could also incur additional debt in the future. The terms of our senior credit facilities, as well as the indentures governing our subsidiaries' publicly-held notes, limit, but do not prohibit, us or our subsidiaries from incurring substantial amounts of additional debt. To the extent we incur additional debt, we would become even more susceptible to the leverage-related risks described above.

 THE AGREEMENTS GOVERNING OUR DEBT CONTAIN VARIOUS COVENANTS THAT LIMIT OUR MANAGEMENT'S DISCRETION IN THE OPERATION OF OUR BUSINESS.

   Our senior credit facilities and the indentures governing our publicly-held notes contain various covenants that restrict our ability or the ability of our subsidiaries to, among other things:

  .  incur additional debt and issue preferred stock;

  .  pay dividends and make other distributions;

  .  make investments and other restricted payments;

  .  merge, consolidate or transfer all or substantially all of our assets;

  .  enter into sale and leaseback transactions;

  .  create liens;

  .  sell assets or stock of our subsidiaries; and

  .  enter into transactions with affiliates.

   In addition, our senior credit facilities require us to maintain or meet certain financial ratios, including consolidated leverage ratios and interest coverage ratios. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. As a result of these restrictions and covenants, our management's ability to operate our business in its discretion is limited, and we may be unable to compete effectively, pursue acquisitions or take advantage of new business opportunities, any of which could harm our business.

   If we or any subsidiary of ours fails to comply with the restrictions in present or future financing agreements, a default may occur. A default could allow creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow creditors to foreclose on any collateral securing such debt.


 MISSION MAY MAKE DECISIONS REGARDING THE OPERATION OF ITS STATIONS THAT COULD REDUCE THE AMOUNT OF CASH WE RECEIVE UNDER OUR LOCAL SERVICE AGREEMENTS.



   Mission is 100% owned by an independent third party. Mission owns the following television stations: WYOU, WFXP, KJTL, KJBO-LP and KODE. We have entered into various local service agreements with Mission pursuant to which we provide services to the Mission stations. Pursuant to each of the local service agreements, or LSAs, entered into with Mission, Nexstar receives substantially all of the available cash, after payment of debt service costs, generated by the Mission stations and guarantees all of Mission's debt, which debt has been incurred primarily in connection with the acquisition of the stations owned by Mission. In addition, the owner of Mission has granted to Nexstar purchase options with respect to each Mission station, which purchase options were amended as of October 18, 2002. Pursuant to the terms of the purchase options, Nexstar has the option to acquire the assets and liabilities of each station for consideration equal to the greater of (1) seven times the station's broadcast cash flow less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. As a result of these arrangements, we consolidate the results of operations and financial position of the Mission stations with our results of operations and financial position in our consolidated financial statements. However, while Nexstar is deemed to have a controlling financial interest in Mission under GAAP, Mission still owns and controls each Mission station. In order for our arrangements with Mission under the LSAs to comply with FCC rules, Mission must maintain complete responsibility for and control over the programming, finances, personnel and operations of its stations. Because we do not own or control Mission or its stations, the individual who owns Mission can make decisions with which we disagree and which could reduce the cash flow generated by these stations and, as a consequence, the amounts we receive under our LSAs with Mission. For instance, Nexstar may disagree with Mission's programming decisions, which programming may prove unpopular and/or may generate less advertising revenue. Furthermore, subject to Mission's agreement with its lenders, the owner of Mission could choose to pay himself a dividend.


 THE REVENUE GENERATED BY STATIONS WE OPERATE OR PROVIDE SERVICES TO COULD DECLINE SUBSTANTIALLY IF THEY FAIL TO MAINTAIN OR RENEW THEIR NETWORK AFFILIATION AGREEMENTS ON FAVORABLE TERMS, OR AT ALL.

   Due to the quality of the programming provided by the networks, stations that are affiliated with a network generally have higher ratings than unaffiliated independent stations in the same market. As a result, it is important for stations to maintain their network affiliations. Each of the stations we operate or provide services to has a network affiliation agreement--six stations have primary affiliation agreements with NBC, five with CBS, four with ABC, three with FOX and two with UPN. Each of NBC, CBS and ABC generally provides affiliated stations with up to 22 hours of prime time programming per week, while each of FOX and UPN provides affiliated stations with up to 15 hours of prime time programming per week. In return, affiliated stations broadcast the respective network's commercials during the prime time programming. Under the affiliation agreements with NBC, CBS and ABC, affiliated stations also receive cash compensation from these networks.


   Nineteen of the network affiliation agreements of the stations that we operate or provide services to are scheduled to expire at various times beginning in December 2004 through December 2008. The other network affiliation agreement can be terminated upon 30 days prior written notice by the network. Network affiliation agreements are also subject to earlier termination by the networks under limited circumstances. For more information regarding these network affiliation agreements see "Business--Network Affiliations." In addition,


 THE LOSS OF THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER COULD DISRUPT THE MANAGEMENT OF OUR BUSINESS AND IMPAIR THE EXECUTION OF OUR BUSINESS STRATEGIES.

   We believe that our success depends upon our ability to retain the services of Perry A. Sook, our founder and President and Chief Executive Officer. Mr. Sook has been instrumental in determining our strategic direction and focus. The loss of Mr. Sook's services could adversely affect our ability to manage effectively our overall operations and successfully execute current or future business strategies.

 OUR GROWTH MAY BE LIMITED IF WE ARE UNABLE TO IMPLEMENT OUR ACQUISITION
 STRATEGY.

   We intend to accelerate our growth by selectively pursuing acquisitions of television stations. The television broadcast industry is undergoing consolidation, which may reduce the number of acquisition targets and increase the purchase price of future acquisitions. Some of our competitors may have greater financial or management resources with which to pursue acquisition targets. Therefore, even if we are successful in identifying attractive acquisition targets, we may face considerable competition and our acquisition strategy may not be successful.


   FCC rules and policies may also make it more difficult for us to acquire or enter into local service agreements with additional television stations. Television station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. The need for FCC and other regulatory approvals could restrict our ability to consummate future transactions if, for example, the FCC or other government agencies believe that a proposed transaction would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with FCC ownership limitations.


   In addition, future acquisitions pose certain risks, such as increasing leverage and debt service requirements and integrating company policies, systems and cultures. We may not be able to successfully implement effective cost controls, increase advertising revenue or increase audience share with respect to any acquired station. In addition, our future acquisitions may result in our assuming unexpected liabilities and may result in the diversion of our management's attention from the operation of our business. The occurrence of any of these events could have a material adverse effect on our operating results, particularly during the period immediately following any acquisition.

 IF WE ARE UNABLE TO MANAGE EFFECTIVELY OUR RAPID GROWTH, OUR OPERATING RESULTS WILL SUFFER.

   We have experienced rapid growth. Since the beginning of 1998, we have doubled the number of stations that we operate or to which we provide services. We will continue to actively pursue additional acquisition opportunities. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management resources. To manage effectively our growth and address the increased reporting requirements and administrative demands that will result from this offering, we will need, among other things, to further develop our financial and management controls and management information systems. We will also need to identify, attract and retain highly skilled finance and management personnel. Failure to do any of these tasks in an efficient and timely manner could seriously harm our business.


 FCC ACTIONS MAY RESTRICT OUR ABILITY TO CREATE DUOPOLIES UNDER LOCAL SERVICE AGREEMENTS, WHICH WOULD HARM OUR EXISTING OPERATIONS AND IMPAIR OUR ACQUISITION STRATEGY.


   We have created duopolies in some of our markets by entering into what we refer to in this prospectus as local service agreements, or LSAs. While these agreements take varying forms, a typical local service agreement is an agreement between two separately-owned television stations serving the same market, whereby the owner of one station provides operational assistance to the other station, subject to ultimate editorial and other controls being exercised by the latter station's owner. By operating or entering into local service agreements with more than one station in a market, we achieve significant operational efficiencies, broaden our audience reach and enhance our ability to capture more advertising spending in a given market.



   While all of our existing local service agreements comply with FCC rules and policies, we cannot assure you that the FCC will continue to permit local service agreements as a means of creating duopolies, or that the FCC will not challenge our existing arrangements with Mission or Sinclair Broadcast Group, Inc. in the future. If the FCC, on its own initiative or in response to a third party complaint, were to challenge our existing arrangements with Mission or Sinclair and determine that such arrangements violate the FCC's rules or policies, we may be required to terminate such arrangements and we could be subject to sanctions, fines and/or other penalties.


 THE INTERESTS OF OUR PRINCIPAL STOCKHOLDER, ABRY, IN OTHER MEDIA MAY LIMIT OUR ABILITY TO ACQUIRE TELEVISION STATIONS IN PARTICULAR MARKETS, RESTRICTING OUR ABILITY TO EXECUTE OUR ACQUISITION STRATEGY.

   The number of television stations we may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other television stations or other media properties of persons affiliated with us are attributable under FCC rules. The broadcast or other media interests of our officers, directors and stockholders with 5% or greater voting power are generally attributable under the FCC's rules, which may limit us from acquiring or owning television stations in particular markets while those officers, directors or stockholders are associated with us. In addition, the holder of otherwise non-attributable equity and/or debt in a licensee in excess of 33% of the total debt and equity of the licensee will be attributable where the holder is either a major program supplier to that licensee or the holder has an attributable interest in another broadcast station, cable system or daily newspaper in the same market.


   ABRY, our principal stockholder, is one of the largest private equity firms specializing in media and broadcasting investments. Immediately following this offering, we anticipate that ABRY will beneficially own 96.4% of the outstanding shares of our Class B common stock, which will represent approximately 89.6% of the voting power of our capital stock. As a result of ABRY's interest in us, we could be prevented from acquiring broadcast companies in markets where ABRY has an attributable interest in television stations or other media, which could impair our ability to execute our acquisition strategy. ABRY and its affiliates may from time to time identify, pursue and consummate additional acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisition opportunities may also not be available to us.


RISKS RELATED TO OUR INDUSTRY

 OUR OPERATING RESULTS ARE DEPENDENT ON ADVERTISING REVENUE AND AS A RESULT, WE MAY BE MORE VULNERABLE TO ECONOMIC DOWNTURNS AND OTHER FACTORS BEYOND OUR CONTROL THAN BUSINESSES NOT DEPENDENT ON ADVERTISING.

   We derive our revenue primarily from the sale of advertising time. Our ability to sell advertising time depends on numerous factors that may be beyond our control, including:

  . the health of the economy in the local markets where our stations are located and in the nation as a whole;

  .  the popularity of our programming;

  .  fluctuations in pricing for local and national advertising;

  . the activities of our competitors, including increased competition from other forms of advertising-based media, particularly newspapers, cable television, Internet and radio;

  .  the decreased demand for political advertising in non-election years; and

  . changes in the makeup of the population in the areas where our stations are located.

   Because businesses generally reduce their advertising budgets during economic recessions or downturns, our reliance on advertising revenue makes our operating results particularly susceptible to prevailing economic conditions. In general, advertising revenue declined substantially in 2001 due in large part to the economic recession. We cannot assure you that our programming will attract sufficient targeted viewership or that we will achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenue to decline. In addition, we and the programming providers upon which we rely may not be able to anticipate, and effectively react to, shifts in viewer tastes and interests in our markets.

 BECAUSE A HIGH PERCENTAGE OF OUR OPERATING EXPENSES ARE FIXED, A RELATIVELY SMALL DECREASE IN ADVERTISING REVENUE COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR FINANCIAL RESULTS.

   Our business is characterized generally by high fixed costs, primarily for debt service, broadcast rights, operating leases and personnel. Other than commissions paid to our sales staff and outside sales agencies, our expenses do not vary significantly with the increase or decrease in advertising revenue. As a result, a relatively small change in advertising prices could have a disproportionate effect on our financial results. Accordingly, a minor shortfall in expected revenue could have a significant negative impact on our financial results.

 THE INDUSTRY-WIDE MANDATORY CONVERSION TO DIGITAL TELEVISION WILL REQUIRE US TO MAKE SIGNIFICANT CAPITAL EXPENDITURES FOR WHICH WE MIGHT NOT SEE A RETURN ON OUR INVESTMENT.


   The FCC required all commercial television stations in the United States to start broadcasting in digital format by May 1, 2002 unless the FCC granted an extension. Stations may broadcast both analog and digital signals until December 31, 2006, when they must abandon the analog format, provided that 85% of households within the relevant DMA have the capability to receive a digital signal. The digital transmissions may initially be low-power, but full-power transmission will be required by a date to be established by the FCC.



   It will be expensive to convert from the current analog format to digital format. Our current estimate is that this conversion will require an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming and an average additional capital expenditure of approximately $0.7 million per station to modify the transmitter for full-power digital signal transmission. We may have to undertake capital expenditures for some of our stations to modify our tower structures and to purchase studio and production equipment that can support digital format. The transition to digital television, or DTV, eventually will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to analog signals for display on their existing receivers. Currently, very few households have either a digital television or an adapter. It is possible that most households will never make the switch to digital television. Such households would not be able to view our stations' signals over-the-air if and when the FCC requires us to cease broadcasting analog signals. If this happens our investment in upgrading our stations to broadcast digitally will have been largely wasted with respect to such households.


   In addition, digital technology could expose us to additional competition since digital technology allows broadcasting of multiple channels within the additional allocated spectrum, compared to only one channel today using analog technology. We do not know now what effect this will have on the competitive landscape in our industry.

 IF THE FCC REFUSES TO GRANT US EXTENSIONS WITH RESPECT TO THE CONSTRUCTION OF SOME OF OUR DIGITAL TELEVISION STATIONS, WE MAY BE SUBJECT TO FCC SANCTION.



   FCC regulations require that, absent an extension, all commercial television stations had to begin broadcasting with DTV transmission systems no later than May 1, 2002. Two of our stations met that deadline, and we received extensions until December 1, 2002 with respect to our other stations. On May 16, 2002, the FCC proposed a graduated set of sanctions for television broadcasters who fail to meet the DTV deadline and fail to receive an extension of time. If adopted, the sanctions would range--depending on how long it took a station to complete DTV construction--from requiring broadcasters to submit their plans to complete DTV construction to the FCC, to rescinding broadcasters' DTV authorizations and requiring them to surrender their analog licenses at the end of the DTV transition. We have met the December 1, 2002 deadline for some of our stations and have requested short extensions beyond December 1, 2002 for others. We do not know whether the FCC will grant such further extensions and, if not, what the consequences will be.




 FEDERAL SATELLITE LEGISLATION COULD ADVERSELY AFFECT OUR BROADCAST BUSINESS BY INCREASING COMPETITION WITHIN OUR MARKETS.

   The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our stations' audience shares and advertising revenue. This legislation allows satellite carriers to provide, under certain circumstances, the signals of distant stations with the same network affiliations as our stations to more television viewers in our markets than would have been permitted under previous law. The availability of another station with the same network affiliation as ours in our markets could negatively affect our audience share and, therefore, our revenue and earnings. In addition the legislation allows satellite carriers to provide local television signals by satellite within a station's market so long as they carry all local stations in that market. To date, satellite carriers are not offering the carriage of any of our local stations.

 INTENSE COMPETITION IN THE TELEVISION INDUSTRY COULD LIMIT OUR GROWTH AND IMPAIR OUR ABILITY TO BECOME PROFITABLE.

   As a television broadcasting company, we face a significant level of competition, both directly and indirectly. Generally, we compete for our audience against all the other leisure activities in which one could choose to engage rather than watch television. Specifically, our stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other advertising media, including newspapers, radio stations, cable television and the Internet.


   The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. The markets in which we operate are also in a constant state of change arising from, among other things, technological improvements and economic and regulatory developments. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to increased competition. We may not be able to compete effectively or adjust our business plans to meet changing market conditions. We are unable to predict what forms of competition will develop in the future, the extent of that competition or its possible effects on our businesses.



   In addition, on February 19, 2002, the U.S. Court of Appeals for the D.C. Circuit directed the FCC to repeal in its entirety the local television/cable cross-ownership rule, which prohibits any cable television system from carrying the signal of any television broadcast station with a predicted service area that overlaps, in whole or in part, the cable system's service area, if the cable system (or any of its attributable principals) has an attributable interest in the television station. As a result of such repeal, cable systems and co-located television stations now may be commonly-owned. This means that the operator of a cable system that carries one of our stations could become the owner of a competing station in the market.

RISKS RELATED TO THIS OFFERING

 SHARES ELIGIBLE FOR SALE IN THE NEAR FUTURE MAY CAUSE THE MARKET PRICE FOR OUR CLASS A COMMON STOCK TO DECLINE.

   Sales of a substantial number of shares of our Class A common stock in the public market following this offering, or the perception that these sales could occur, may depress the market price for our Class A common stock. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.


   The number of shares of Class A common stock available for sale in the public market is limited by restrictions under federal securities law and under lockup agreements that our officers, directors and principal stockholders have entered into with the underwriters of this offering. Those agreements restrict our officers, directors and principal stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lockup agreements.



   Upon completion of this offering, we will have 9,114,146 shares of Class A common stock outstanding. Additionally, we will have 12,107,324 shares of Class B common stock and 1,253,339 shares of Class C common stock outstanding, and all of which may be converted at any time into shares of Class A common stock. All of the shares sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act. Substantially all of the remaining 114,146 shares of Class A common stock and all shares of Class B common stock and Class C common stock held by existing stockholders are subject to the lockup agreements described above and commencing 180 days after the date of this prospectus will be freely tradeable subject to applicable volume limitations under Rule 144 under the Securities Act.


 THE SHARES YOU PURCHASE IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.


   The initial public offering price of our Class A common stock will be substantially higher than the pro forma tangible book value per share of our outstanding common stock after this offering. At an assumed initial public offering price of $14.00 per share, purchasers of our Class A common stock will incur dilution of $22.72 per share in the pro forma net tangible book deficit of their purchased shares. The shares of our common stock owned by existing stockholders will receive a material decrease in the pro forma net tangible deficit value per share. Investors may also experience additional dilution if we issue common stock in connection with future business acquisitions and as a result of the issuance and exercise of stock options. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the shares in the event of a liquidation.




 WE ARE CONTROLLED BY OUR PRINCIPAL STOCKHOLDER, ABRY, AND ITS INTERESTS MAY DIFFER FROM YOUR INTERESTS.


   Immediately following this offering, ABRY will beneficially own 96.4% of the outstanding shares of our Class B common stock, which will represent approximately 89.6% of the voting power of our capital stock. As a result of this ownership, ABRY will be able to exercise a controlling influence over our business and affairs and will be able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. In addition, five of our directors are or were affiliated with ABRY. ABRY's interests in our company may differ from the interests of our other stockholders and ABRY could take actions or make decisions that are not in your best interests. Furthermore, this concentration of ownership by ABRY may have the effect of impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer for our shares.

 OUR CERTIFICATE OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROTECTIONS THAT MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.


   Certain provisions of our certificate of incorporation and bylaws, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. The provisions in our certificate of incorporation and bylaws:

  . authorize the issuance of "blank check" preferred stock by our board of directors without a stockholder vote;

  . do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

  .  prohibit removing a director other than for cause;

  . set forth specific advance notice procedures for matters to be raised at stockholder meetings;

  .  place limitations on which stockholders may call stockholders meetings; and

  .  prohibit certain stockholder action by written consent.

                          FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have tried to identify forward-looking statements by use of terminology such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

  . our ability to complete future acquisitions or enter into additional local service agreements;

  .  our ability to manage successfully the growth of our operations;

  .  our significant amount of debt;

  .  the regulatory environment for our industry;

  .  competition in our markets;

  .  economic conditions in general; and

  .  cyclical or other trends in advertising spending.

   Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our results to differ appears under the caption "Risk Factors" and elsewhere in this prospectus.

   In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statements after the completion of this offering, whether as a result of new information, future events or otherwise, unless a statement is revealed by subsequently discovered information to have been unreasonable or inaccurate at the time made.

                           MARKET DATA AND FORECASTS


   In this prospectus, we use market data and industry forecasts which we have obtained from industry publications, including The Nielsen Station Index, May 2002 and BIA Investing in Television 2002 2nd Edition, and other publicly available information. Industry publications generally state that the information they provide has been obtained from other sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information and therefore we also cannot guarantee the accuracy and completeness of such information. The industry forecasts we provide in this prospectus--particularly the television industry's annual growth rate in revenue for each of our markets--are subject to numerous risks and uncertainties and actual results could be different from such predictions, perhaps significantly. Industry forecasts are also based on assumptions that events, trends and activities will occur. We have not independently verified the information and assumptions used in making these forecasts and, if the information and assumptions turn out to be wrong, then the forecasts will most likely be wrong as well.

                                USE OF PROCEEDS


   We estimate that we will receive net proceeds from this offering of approximately $116.0 million, after deducting underwriting discounts and commissions and offering expenses payable by us, assuming an initial public offering price of $14.00 per share, the midpoint of the range set forth on the cover of this prospectus. If the underwriters exercise their overallotment in full, we estimate that we will receive net proceeds of approximately $133.6 million.



   The principal purposes of this offering are to repay debt, obtain additional capital, create a public market for our Class A common stock and facilitate our future access to public securities markets.



   We intend to use the net proceeds of this offering in the following manner/1/:



  . approximately $68.4 million will be used to redeem the mandatorily redeemable 15% Series AA preferred membership interests and the 15% Series BB preferred membership interests of Nexstar Broadcasting Group, L.L.C. outstanding immediately prior to the reorganization, as follows:



      (i) approximately $50.2 million will be used to redeem the Series AA preferred membership interests, plus accrued yield and premium and net of a tax distribution, owned by Bank of America Capital Investors, an affiliate of Banc of America Securities LLC, one of the underwriters of this offering;



     (ii) approximately $10.5 million will be used to redeem the Series AA preferred membership interests, plus accrued yield and premium, owned by ABRY; and



    (iii) approximately $7.7 million will be used to redeem the Series BB preferred membership interests, plus accrued yield, owned by ABRY;





  . the remaining proceeds will be used for acquisitions and general corporate purposes, including working capital.





   Our revolving credit facility and Mission's revolving credit facility each bears interest at a rate of 2.0% to 3.25% above LIBOR, depending on our leverage ratio during the period, and matures on January 12, 2007.






   Although we intend to use a portion of the net proceeds of this offering for acquisitions, currently we have no agreements, arrangements or understandings to proceed with any acquisitions.

   Pending use of the remaining net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing securities.

                                DIVIDEND POLICY

   We do not expect to pay any dividends or distributions on our common stock for the foreseeable future. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business. Our senior credit facilities and the indentures governing our publicly held notes restrict our ability to pay cash dividends.



--------

1. Assuming the offering is completed on December 31, 2002.

                                CAPITALIZATION


   The following table sets forth our cash and capitalization as of September 30, 2002 (i) on an actual basis, (ii) on a pro forma basis to give effect to our corporate reorganization described elsewhere in this prospectus and (iii) on a pro forma basis as adjusted to give effect to the completion of this offering at an assumed initial public offering price of $14.00 per share and the application of the net proceeds as contemplated. You should read this table together with our historical consolidated financial statements and related notes, "Unaudited Pro Forma Condensed Consolidated Financial Data" and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                      As of September 30, 2002
                                                                   ----------------------------------
                                                                                           Pro Forma
                                                                    Actual     Pro Forma  As Adjusted
                                                                    --------   ---------  -----------
                                                                   (amounts in thousands, except share
                                                                         and per share data)
Cash and cash equivalents......................................... $ 18,055    $ 18,055    $ 68,145
                                                                    ========   ========    ========
Debt:
   Senior credit facilities/(1)/.................................. $135,319    $135,319    $135,319
   12% senior subordinated notes due 2008, net of discount........  154,583     154,583     154,583
   16% senior discount notes due 2009, net of discount............   23,512      23,512      23,512
   SFAS No. 133 adjustment........................................    4,289       4,289       4,289
   Other..........................................................       16          16          16
                                                                    --------   --------    --------
       Total debt/(2)/............................................  317,719     317,719     317,719
                                                                    --------   --------    --------
Mandatorily redeemable Series AA preferred membership interests, redeemable Series BB preferred membership interests and
  redeemable Class D-2 units, including yield.....................   61,717          --          --
Liability for redemption of preferred membership interests/(3)/...       --      65,890          --
Members' contributed capital......................................  101,498          --          --
Stockholders' equity:
   Preferred Stock, $0.01 par value, 100,000 shares authorized;
     no shares issued.............................................       --          --          --
   Class A common stock: par value $0.01 per share, 100,000,000 shares authorized, no shares issued and outstanding, actual;
     114,146 shares issued and outstanding, pro forma; 9,114,146
     shares issued and outstanding, pro forma as adjusted/(4)/....       --           1          91
   Class B common stock: par value $0.01 per share, 20,000,000 shares authorized, no shares issued and outstanding, actual;
     12,107,324 shares issued and outstanding, pro forma and pro
     forma as adjusted............................................       --         121         121
   Class C common stock: par value $0.01 per share, 5,000,000 shares authorized, no shares issued and outstanding, actual;
     1,253,339 shares issued and outstanding, pro forma and pro
     forma as adjusted............................................       --          13          13
Additional paid-in capital........................................       --     101,362     217,252
Accumulated other comprehensive loss..............................     (968)       (968)       (968)
Accumulated deficit...............................................  (95,235)    (99,408)    (99,408)
                                                                    --------   --------    --------
       Total members' interests or stockholders' equity...........    5,294       1,121     117,101
                                                                    --------   --------    --------
       Total capitalization....................................... $384,730    $384,730    $419,820
                                                                    ========   ========    ========

--------

(1) At September 30, 2002, there were approximately $61.0 million of unused commitments under our senior credit facilities.




(2) Excludes our pre-existing guarantee of a third-party loan of $3.0 million made to our chief executive officer.


(3) Includes premium on Series AA preferred membership interests.


(4) Excludes 650,000 shares of Class A common stock issuable upon exercise of options to be outstanding upon the completion of this offering.

                                   DILUTION


   Our pro forma net tangible book deficit as of September 30, 2002 was approximately $312.1 million, or $(23.16) per share of common stock. Pro forma net tangible book deficit per share represents total tangible assets, which for purposes of this calculation includes program rights, less total liabilities, divided by the number of outstanding shares of common stock after giving effect to our corporate reorganization, which will occur immediately prior to the consummation of this offering. After giving effect to the sale of the 9,000,000 shares of Class A common stock offered by us at an assumed initial public offering price of $14.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses, the pro forma as adjusted net tangible book deficit at September 30, 2002 would have been $196.1 million or approximately $(8.72) per share of common stock. This represents an immediate decrease in net tangible book deficit of $14.44 per share to existing stockholders and an immediate dilution in net tangible book value of $22.72 per share to new investors in this offering. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share............................................          $14.00
   Pro forma net tangible book deficit per share at September 30, 2002..................... $(23.16)
   Decrease in pro forma net tangible book deficit per share attributable to this offering.   14.44
                                                                                            -------
Pro forma as adjusted net tangible book deficit per
  share after this offering................................................................           (8.72)
                                                                                                     ------
Dilution per share to new investors........................................................          $22.72
                                                                                                     ======



   The following table sets forth, on a pro forma as adjusted basis as of September 30, 2002, the differences between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid.



                           Shares Purchased  Total Consideration   Average
                          -----------------  -------------------    Price
                            Number   Percent    Amount    Percent Per Share
                          ---------- ------- ------------ ------- ---------
    Existing stockholders 13,474,809   60.0% $101,496,489   44.6%  $ 7.53
    New investors........  9,000,000   40.0   126,000,000   55.4    14.00
                          ----------  -----  ------------  -----
       Total............. 22,474,809  100.0% $227,496,489  100.0%
                          ==========  =====  ============  =====



   The tables and calculations above assume no exercise by the underwriters of their over-allotment option and no exercise of the stock options that will be outstanding upon the closing of this offering. At such time there will be 650,000 shares of Class A common stock subject to outstanding options at an exercise price equal to the initial public offering price. Assuming all of these options had been exercised as of September 30, 2002, our pro forma as adjusted net tangible book deficit per share after the offering would be $(8.48) and total dilution per share to new investors would be $22.48 per share.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


   The following unaudited pro forma condensed consolidated financial data have been prepared by our management and are based on the historical financial statements of Nexstar Broadcasting Group, L.L.C., our predecessor, and GOCOM Broadcasting of Joplin, L.L.C., which formerly owned KODE and the assumptions and adjustments described in the accompanying notes.



   The unaudited pro forma condensed consolidated balance sheet gives effect to the reorganization, described in the "Prospectus Summary," as if such transaction had taken effect on September 30, 2002.



   The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition of certain assets of GOCOM Broadcasting of Joplin, L.L.C., by Mission and the reorganization, as if such transactions had occurred on January 1, 2001.



   The unaudited pro forma condensed consolidated financial data do not purport to represent what our results of operations or financial position actually would have been if the acquisitions had occurred on the dates indicated or what our results of operations or financial position will be for future periods. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the historical financial statements of Nexstar Broadcasting Group, L.L.C. and GOCOM Broadcasting of Joplin, L.L.C., and the related notes, which are included elsewhere in this prospectus.



   KODE was operated as a subsidiary of GOCOM Holdings, L.L.C. prior to GOCOM Broadcasting of Joplin, L.L.C.'s time brokerage agreement with Mission. The historical carve-out financial data presented on the following pages reflect periods during which GOCOM Broadcasting of Joplin, L.L.C., did not operate as an independent company and, accordingly, certain allocations were made in preparing such carve-out financial data. The allocations were calculated by applying the proportion of KODE's historical revenues and expenses to GOCOM Holdings L.L.C.'s total revenue to total corporate expenses. Such carve-out financial data may not reflect the results of operations or the financial condition which would have resulted if GOCOM Broadcasting of Joplin, L.L.C., had operated as a separate independent company, and are not necessarily indicative of the future results of operations or financial position of GOCOM Broadcasting of Joplin, L.L.C. Additionally, the pro forma adjustments presented are our best estimate of what any allocated or omitted corporate costs would have been had the acquisition by Mission occurred on January 1, 2001. See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet and Statements of Operations for discussion of allocations and assumptions made.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF SEPTEMBER 30, 2002



                                                                                                                 Unaudited
                                                                             Historical/(1)/ Reorganization/(2)/ Pro Forma
                                                                             --------------  ------------------  ---------
                                                                                        (dollars in thousands)
Current assets
    Cash and cash equivalents...............................................    $ 18,055         $      --       $ 18,055
    Accounts receivable, net................................................      24,451                           24,451
    Current portion of broadcast rights.....................................      14,555                --         14,555
    Other current assets....................................................       4,435                --          4,435
                                                                                --------         ---------       --------
    Total current assets....................................................      61,496                --         61,496
Property and equipment, net.................................................      55,860                --         56,860
Broadcast rights............................................................       3,320                --          3,320
Intangible assets, net......................................................     313,172                --        313,172
Other assets................................................................          56                --             56
                                                                                --------         ---------       --------
    Total assets............................................................    $433,904         $      --       $433,904
                                                                                ========         =========       ========

Current liabilities
    Accounts payable and accrued expenses...................................    $  8,926         $      --       $  8,926
    Current portion of broadcast rights payable.............................      14,654                --         14,654
    Current portion of long-term debt.......................................       1,928                --          1,928
    Liability for redemption of preferred membership interests..............          --            65,890 /(a)/   65,890
    Other current liabilities...............................................      12,824                --         12,824
                                                                                --------         ---------       --------
    Total current liabilities...............................................      38,332            65,890        104,222
Senior credit facilities....................................................     133,391                          133,391
12% Senior subordinated notes due 2008......................................     154,583                --        154,583
16% Senior discount notes due 2009..........................................      23,512                --         23,512
Broadcast rights payable....................................................       3,579                --          3,579
Deferred gain...............................................................       4,289                --          4,289
Other liabilities...........................................................       9,207                --          9,207
                                                                                --------         ---------       --------
    Total liabilities.......................................................     366,893            65,890        432,783

Redeemable preferred and common units.......................................      61,717           (61,717)/(a)/       --

Members' interest or stockholders' equity
    Contributed capital.....................................................     101,497          (101,497)/(b)/       --
    Class A common stock....................................................          --                 1 /(b)/        1
    Class B common stock....................................................          --               121 /(b)/      121
    Class C common stock....................................................          --                13 /(b)/       13
    Additional paid-in capital..............................................          --           101,362 /(b)/  101,362
    Accumulated other comprehensive loss....................................        (968)               --           (968)
    Retained earnings (accumulated deficit).................................     (95,235)           (4,173)/(a)/  (99,408)
                                                                                --------         ---------       --------
    Total members' interest or stockholders' equity.........................       5,294            (4,173)         1,121
                                                                                --------         ---------       --------
    Total liabilities, redeemable preferred and common units and members'
     interest or stockholders' equity.......................................    $433,904         $      --       $433,904
                                                                                ========         =========       ========



    See notes to unaudited pro forma condensed consolidated balance sheet.

                      NEXSTAR BROADCASTING GROUP, L.L.C.




       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET



                           AS OF SEPTEMBER 30, 2002


                            (DOLLARS IN THOUSANDS)






   (1) Represents the unaudited consolidated balance sheet of Nexstar Broadcasting Group, L.L.C., our predecessor entity at September 30, 2002.



   (2)  To record the effect of the reorganization.





(a) To redeem mandatorily redeemable 15% Series AA preferred interests, plus accrued yield and premium and 15% Series BB preferred membership interests plus accrued yield............................. $ 65,890
(b) To record the effect of the reorganization by allocating contributed capital to the three classes of common stock........................ $101,497

                      NEXSTAR BROADCASTING GROUP, L.L.C.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     NINE MONTHS ENDED SEPTEMBER 30, 2002



                                                                                   Pro Forma          Unaudited
                                                        Historical/(1)(2)/      Adjustments/(3)/      Pro Forma
                                                        -----------------       ---------------       ---------
                                                        (amounts in thousands, except per unit and per share data)

Net broadcast revenue..................................     $ 83,931                $    --           $ 83,931
Trade and barter revenue...............................        7,603                     --              7,603
                                                            --------                -------           --------
Total net revenue......................................       91,534                     --             91,534
Operating expenses:
   Direct operating expenses (exclusive of
     depreciation and amortization shown separately
     below)............................................       25,893                     --             25,893
   Selling, general and administrative expenses
     (exclusive of depreciation and amortization
     shown separately below)...........................       25,445                     --             25,445
   Amortization of program rights......................       10,825                     --             10,825
   Depreciation and amortization.......................       19,690                  1,223 (a)         20,913
                                                            --------                -------           --------
Income (loss) from operations..........................        9,681                 (1,223)             8,458
Interest expense.......................................       28,927                    299 (b)         29,226
Interest income........................................          (95)                    --                (95)
Other expense, net.....................................        2,366                     --              2,366
                                                            --------                -------           --------
Loss before income taxes...............................      (21,517)                (1,522)           (23,039)
Income tax benefit.....................................        2,685                     95 (c)          2,780
                                                            --------                -------           --------
Net loss...............................................     $(18,832)               $(1,427)          $(20,259)
                                                            ========                =======           ========
Basic and diluted loss per common unit:
   Loss before extraordinary item......................     $  (3.03)
Basic and diluted pro forma loss per common share/(4)/:
   Loss before extraordinary item......................                                               $  (1.50)
Weighted-average number of common units outstanding
  used in calculating basic and diluted loss per common
  unit.................................................        6,206
Weighted-average number of pro forma common shares
  outstanding used in calculating basic and diluted pro
  forma loss per common share/(4)/.....................                                                 13,475



See notes to unaudited pro forma condensed consolidated statement of operations.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                     NINE MONTHS ENDED SEPTEMBER 30, 2002

                            (DOLLARS IN THOUSANDS)


(1) Represents the unaudited consolidated statement of operations of Nexstar Broadcasting Group, L.L.C., our predecessor entity, for the nine months ended September 30, 2002.



(2) Mission entered into a time brokerage agreement with GOCOM Broadcasting of Joplin, L.L.C. on December 31, 2001 and acquired KODE in September 2002 for a purchase price of $14,000. The results of operations of KODE are included in Mission's operations which are consolidated in Nexstar Broadcasting Group, L.L.C.'s results. Excluded from the results of operations are depreciation of property and equipment and amortization of intangible assets because the purchase transaction closed in September 2002.



(3) (a) To record adjustment to depreciation and amortization due to the valuation of acquired property and equipment and intangible assets.



   Value of amortizable intangible assets/(1)/ (average useful life 4.6 years). $6,622
   Pro forma amortization expense..............................................    960
   Value of property and equipment (average useful life 6.9 years)............. $2,740
   Pro forma depreciation expense..............................................    263
                                                                                ------
   Total pro forma depreciation and amortization............................... $1,223
                                                                                ======

       -

      (1) Under Statement of Financial Accounting Standards No. 142, $6,622 of the $11,301 of intangible assets acquired are amortizable.



   (b) To record the interest expense relating to the additional borrowing of $7,500 needed to purchase certain assets of GOCOM Broadcasting of Joplin, L.L.C. for $14,000 under Mission's senior credit facility (assuming a rate of 5.32%)/(1)/.



      (1) If the rate on the senior credit facility increased by 0.125%, total pro forma interest expense would increase by $7.



   (c) To record income tax benefit of $95 required to effect a pro forma income tax benefit based on Nexstar Broadcasting Group, L.L.C.'s historical tax provision using historical amounts and the direct tax effect of the pro forma transactions. An effective tax rate is applied on income generated by taxable entities within Nexstar Broadcasting Group, L.L.C.





(4) Pro forma earnings per share has been calculated by dividing the pro forma net loss by the weighted average number of common shares outstanding.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2001


                                                              GOCOM Broadcasting of Joplin, L.L.C.
                                                            ---------------------------------------
                                                            Three Months  Nine Months  Twelve Months
                                                               Ended         Ended         Ended
                                                            December 31, September 30, September 30,    Pro Forma      Unaudited
                                            Historical/(1)/  2000/(2)/     2001/(2)/     2001/(2)/   Adjustments/(3)/  Pro Forma
                                            --------------  ------------ ------------- ------------- ---------------   ---------
                                              (Restated)         (amounts in thousands, except per unit and per share data)
Net broadcast revenue......................    $ 99,054       $ 1,439       $ 3,444       $ 4,883        $    --       $103,937
Trade and barter revenue...................      11,675           101           377           478             --         12,153
                                               --------       -------       -------       -------        -------       --------
Total net revenue..........................     110,729         1,540         3,821         5,361             --        116,090
Operating expenses:
   Direct Station operating expenses
    (exclusive of depreciation and
    amortization shown separately
    below).................................      31,332           455         1,480         1,935             --         33,267
   Selling, general and administrative
    expenses (exclusive of depreciation
    and amortization shown separately
    below).................................      28,182           423         1,180         1,603                        29,785
   Amortization of program rights..........      17,344            91           344           435             --         17,779
   Depreciation and amortization...........      33,811           522         1,528         2,050           (215)(a)     35,646
                                               --------       -------       -------       -------        -------       --------
Income (loss) from operations..............          60            49          (711)         (662)           215           (387)
Interest expense...........................      38,806         2,103         3,499         5,602         (5,602)(b)     39,987
                                                                                                           1,181 (c)
Interest income............................        (317)           --            --            --             --           (317)
Other expense (income), net................         519           (69)            2           (67)            --            452
                                               --------       -------       -------       -------        -------       --------
Loss before income taxes...................     (38,948)       (1,985)       (4,212)       (6,197)         4,636        (40,509)
Income tax benefit.........................       2,076            --            --            --               24 (d)    2,100
                                               --------       -------       -------       -------        -------       --------
Loss before related party minority interest
 preferred dividend........................     (36,872)       (1,985)       (4,212)       (6,197)         4,660        (38,409)
Related party minority interest preferred
 dividend..................................      (2,423)           --            --            --             --         (2,423)
                                               --------       -------       -------       -------        -------       --------
Loss before extraordinary item.............    $(39,295)      $(1,985)      $(4,212)      $(6,197)       $ 4,660       $(40,832)
                                               ========       =======       =======       =======        =======       ========
Basic and diluted loss per common unit:
   Loss before extraordinary item..........    $  (7.74)
Basic and diluted pro forma loss per
 common share/(4)/:
   Loss before extraordinary item..........                                                                            $  (3.83)
Weighted-average number of common
 units outstanding used in calculating
 basic and diluted loss per common unit....       5,078
Weighted-average number of pro forma
 common shares outstanding used in
 calculating basic and diluted pro forma
 loss per common share/(4)/................                                                                              10,651


See notes to unaudited pro forma condensed consolidated statement of operations.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED DECEMBER 31, 2001
                            (DOLLARS IN THOUSANDS)


(1) Represents the audited consolidated statement of operations of Nexstar Broadcasting Group, L.L.C., our predecessor entity, for the year ended December 31, 2001. The 1999, 2000, and 2001 financial statements of Nexstar Broadcasting Group. L.L.C. have been restated to capitalize certain debt financing costs which were expensed as an extraordinary item in 1999. See
    Note 10 of our financial statements for additional explanation.



(2) Mission entered into a time brokerage agreement with GOCOM Broadcasting of Joplin, L.L.C. on December 31, 2001 and acquired KODE in September 2002 for a purchase price of $14,000. The results of operations are a combination of the audited results for GOCOM Broadcasting of Joplin, L.L.C. from January 1, 2001 until September 30, 2001 and the unaudited results from October 1, 2000 until December 31, 2000.



(3) (a) To record adjustment to depreciation and amortization due to the valuation of acquired property and equipment and intangible assets.





   Value of amortizable intangible assets/(1)/ (average useful life 4.6 years). $ 6,622
   Pro forma amortization expense..............................................   1,440
   Estimated value of property and equipment assumed (average useful life
     6.9 years)................................................................ $ 2,740
   Pro forma depreciation expense..............................................     395
   Total pro forma depreciation and amortization...............................   1,835
   Historical depreciation and amortization....................................  (2,050)
                                                                                -------
   Pro forma adjustment........................................................ $  (215)
                                                                                =======


          --------

         (1) Under Statement of Financial Accounting Standards No. 142, $6,622 of the $11,301 intangible assets acquired are amortizable.



   (b) To eliminate GOCOM Broadcasting of Joplin, L.L.C.'s historical interest expense since Mission is not assuming GOCOM Broadcasting of Joplin, L.L.C.'s debt.



   (c) To record the interest expense relating to Mission's purchase of GOCOM Broadcasting of Joplin, L.L.C. for $14,000 which was financed through additional borrowings of $13,500 under Mission's senior credit facility (assuming a rate of 8.75%). /(1)/



         (1) If the interest rate on the senior credit facilities increased by 0.125%, total pro forma interest expense would increase by $17.



   (d) To record income tax benefit of $24 required to effect a pro forma income tax benefit based on Nexstar Broadcasting Group, L.L.C.'s historical tax provision using historical amounts and the direct tax effect of the pro forma transactions. An effective tax rate is applied on income generated by taxable entities within Nexstar Broadcasting Group, L.L.C.





(4) Pro forma earnings per share has been calculated by dividing pro forma loss before extraordinary item by the weighted average number of common shares outstanding.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



   The selected historical consolidated financial data presented below for the years ended December 31, 1998, 1999, 2000 and 2001 has been derived from the audited consolidated financial statements of our predecessor, Nexstar Broadcasting Group, L.L.C. The selected historical combined consolidated financial data presented below for the year ended December 31, 1997 have been derived from the audited combined financial statements of the predecessor entities of Nexstar Broadcasting Group, L.L.C. These entities have been presented on a combined basis because they were under the common control of ABRY, the principal equityholder of Nexstar Broadcasting Group, L.L.C., until they were reorganized into Nexstar Broadcasting Group, L.L.C. on January 5, 1998. The selected historical financial and other data presented below for the nine months ended September 30, 2001 and 2002, has been derived from the unaudited financial statements of Nexstar Broadcasting Group, L.L.C. contained elsewhere in this prospectus which in the opinion of management reflect all adjustments necessary to present fairly the financial position and results of operations for the periods presented. The results for the nine months ended September 30, 2002 are not necessarily indicative of results that may be expected for the entire year or for any future period. You should read the following data together with our historical consolidated financial statements and related notes, "Unaudited Pro Forma Consolidated Financial Data" and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity. The SEC has requested that Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. file separate periodic reports under the Securities Exchange Act of 1934. The SEC has indicated that it will allow Bastet and Mission Broadcasting of Wichita Falls, Inc. to file such reports as promptly as possible following the effective date of this offering.

                                                                                                    Nine Months
                                          Predecessor      Fiscal Year Ended December 31,       Ended September 30,
                                          ----------- ----------------------------------------  -------------------
                                             1997        1998      1999      2000       2001       2001      2002
                                          ----------- ---------  --------  --------  ---------  ---------  --------
                                              (amounts in thousands, except per unit data)
Statement of Operations Data:
Net broadcast revenue/(1)/...............  $ 20,876   $  56,005  $ 78,489  $107,085  $  99,054  $  70,957  $ 83,931
Trade and barter revenue.................     2,683       6,606     8,470    10,382     11,675      7,555     7,603
                                           --------   ---------  --------  --------  ---------  ---------  --------
Total net revenue........................    23,559      62,611    86,959   117,467    110,729     78,512    91,534
Operating expenses:
   Direct operating expenses (exclusive
    of depreciation and amortization
    shown separately below)..............     6,556      16,960    23,760    29,269     31,332     23,078    25,893
   Selling, general and administrative
    expenses (exclusive of depreciation
    and amortization shown separately
    below)...............................     9,807      15,514    23,645    28,790     28,182     20,618    25,445
   Amortization of program rights........     3,077       8,972    13,580    16,905     17,344     11,830    10,825
   Depreciation and amortization.........     5,698      21,254    20,466    23,933     33,811     25,259    19,690
                                           --------   ---------  --------  --------  ---------  ---------  --------
Income (loss) from operations............    (1,579)        (89)    5,508    18,570         60     (2,273)    9,681
Interest expense (Restated)/(4)/.........     2,669      11,588    16,389    20,170     38,806     29,037    28,927
Interest income..........................       (37)       (136)     (261)     (309)      (317)      (297)      (95)
Other expense, net.......................        --         125       249       259        519        426     2,366
                                           --------   ---------  --------  --------  ---------  ---------  --------
Loss before income taxes (Restated)/(4)/.    (4,211)    (11,666)  (10,869)   (1,550)   (38,948)   (31,439)  (21,517)
Income tax benefit (expense)
 (Restated)/(4)/.........................       731       1,020      (253)   (1,668)     2,076      1,726     2,685
                                           --------   ---------  --------  --------  ---------  ---------  --------
Loss before related party minority
 interest preferred dividend
 (Restated)/(4)/.........................    (3,480)    (10,646)  (11,122)   (3,218)   (36,872)   (29,713)  (18,832)
Related party minority interest
 preferred dividend......................        --          --        --        --     (2,423)    (2,423)       --
                                           --------   ---------  --------  --------  ---------  ---------  --------
Loss before extraordinary item
 (Restated)/(4)/.........................    (3,480)    (10,646)  (11,122)   (3,218)   (39,295)   (32,136)  (18,832)
Extraordinary item, net of income tax
 benefit (Restated)/(4)/.................        --          --    (1,240)       --     (1,328)    (1,328)       --
                                           --------   ---------  --------  --------  ---------  ---------  --------
Net loss (Restated)/(4)/.................  $ (3,480)  $ (10,646) $(12,362) $ (3,218) $ (40,623) $ (33,464) $(18,832)
                                           ========   =========  ========  ========  =========  =========  ========
Basic and diluted loss per unit
 (Restated):/(2)(4)/
Extraordinary loss from refinancing of
 credit facilities.......................  $     --   $      --  $  (0.36) $     --  $   (0.26) $   (6.83) $     --
Net loss.................................     (3.32)      (3.15)    (3.58)    (0.89)     (8.55)     (7.34)    (3.87)
Cumulative effect of change in
 accounting principle....................        --          --        --        --      (0.05)     (0.05)       --
Weighted average number of units
 outstanding:
   Basic and diluted.....................     1,048       3,375     3,453     3,605      5,078      4,702     6,206
Balance Sheet Data (end of period):
Cash and cash equivalents................  $  1,358   $   1,989  $  3,037  $  2,811  $   5,870  $   2,172  $ 18,055
Working capital (Restated)/(4)/..........     3,911       4,843    (7,959)    6,206     19,235     20,353    23,164
Net intangible assets (Restated)/(4)/....    41,512     146,640   200,415   221,704    313,280    318,043   313,172
Total assets (Restated)/(4)/.............    66,973     209,610   289,878   320,194    426,670    436,845   433,904
Total debt/(3)/..........................    34,384     140,545   203,531   253,556    304,655    311,065   317,719
Total redeemable preferred and common
 units (Restated)/(4)/...................        --          --        --        --     56,567     39,823    61,717
Total members' interest (Restated)/(4)/..    14,907      45,470    37,192    33,834     27,973     40,277     5,294
Cash Flow Data:
Net cash provided by (used in)
Operating activities.....................  $    829   $   6,213  $  9,424  $ 16,568  $     120  $   4,954  $ 22,212
Investing activities.....................   (33,934)   (167,565)  (88,694)  (52,088)  (139,095)  (112,891)  (19,547)
Financing activities.....................    34,576     161,112    80,318    35,294    142,034    107,287     9,520
Other Financial Data:
Capital expenditures, net................  $    228   $   5,495  $  6,621  $  5,595  $   5,590  $   4,943  $  5,780
Broadcast cash flow/(5)/.................     8,803      23,285    30,243    47,592     37,381     25,249    34,279
Broadcast cash flow margin/(6)/..........     42.2 %      41.6 %     38.5%     44.4%      37.7%      35.6%     40.8%
Adjusted EBITDA/(7)/.....................  $  6,747   $  21,334  $ 27,582  $ 44,501  $  34,629  $  23,298  $ 31,410
Adjusted EBITDA margin/(8)/..............     32.3 %      38.1 %     35.1%     41.6%      35.0%      32.8%     32.4%
Ratio of combined earnings to fixed
 charges and preferred dividends/(9)/....        --          --        --        --         --         --        --

         NOTES TO THE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

(1) Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.



(2) Loss per unit is based on the net loss attributable to common unit holders.


(3) Includes capital leases and excludes our pre-existing guarantee of a third-party loan of $3.0 million made to our chief executive officer.


(4) The 2001 financial statements of Nexstar Broadcasting Group, L.L.C. have been restated to record accretion on the Series AA Mandatorily Redeemable Preferred Interest and to reclassify Class D-2 units. The 1999, 2000 and 2001 financial statements of Nexstar Broadcasting Group, L.L.C. have been restated to capitalize certain debt financing costs which were expensed as an extraordinary item in 1999. See Note 10 of our financial statements for additional explanation.


(5) Broadcast cash flow is defined as adjusted EBITDA plus corporate expenses. Broadcast cash flow is not a measure of performance calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for income from operations, net income or cash flow from operating activities as reflected in our consolidated financial statements and is not intended to represent a measure of funds available for debt service, dividends, reinvestments or other discretionary use. Our definition of broadcast cash flow may not be comparable to similarly titled measures reported by other companies. We believe that the presentation of broadcast cash flow is relevant and useful because (a) it is a measurement used by industry analysts to determine a market value for our television stations, and (b) it is used by Nexstar's management to determine our operating performance, to evaluate our ability to service our debt, and (along with other data) as an internal measure for setting budgets, assessing financial performance, evaluating stations targeted for acquisition and as a measurement component of incentive compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for an illustration of how we calculated broadcast cash flow.


(6) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.


(7) Adjusted EBITDA is defined as income (loss) from operations, plus depreciation and amortization (including amortization of broadcast rights), interest income, non-cash trade and barter expenses, non-recurring expenses (including time brokerage agreement fees) and network compensation payment received or receivable, less payments for broadcast rights, non-cash trade and barter revenue and network compensation revenue. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. It should not be considered in isolation or as a substitute for income from operations, net income or cash flow from operating activities as reflected in our consolidated financial statements and is not intended to represent a measure of funds available for debt service, dividends, reinvestment or other discretionary uses. Our definition of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We believe that the presentation of adjusted EBITDA is relevant and useful because (a) it is a measurement used by industry analysts to determine a market value for our television stations and (b) it is used by Nexstar's management to evaluate our operating performance, our ability to service our debt and (along with other data) as an internal measure for setting budgets, assessing financial performance, evaluating stations targeted for acquisition and as a measurement component of incentive compensation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for an illustration of how we calculated adjusted EBITDA.


(8) Adjusted EBITDA margin is defined as adjusted EBITDA divided by net broadcast revenue.


(9) For purposes of calculating the ratio of combined earnings to fixed charges and preferred dividends, earnings represent pre tax loss from continuing operations before adjustment for minority interest in consolidated subsidiary and fixed charges. Fixed charges consist of interest expense
    (net) and the portion of the operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $4,211, $11,666, $12,109, $1,550 and $42,947 during the years ended December 31,
    1997, 1998, 1999, 2000 and 2001 and by $ 33,745 and $27,453 for the nine months ended September 30, 2001 and September 30, 2002.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

   You should read the following discussion in conjunction with our historical consolidated financial statements and related notes and our unaudited pro forma condensed consolidated financial data and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause future results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors."

INTRODUCTION




   We own and operate, through our subsidiaries, 14 television stations. Through various local service agreements with Mission Broadcasting, Inc., we provide various management, sales or other services to additional television stations. Mission is 100% owned by an independent third party. Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL and KJBO-LP. We do not own or control Mission or its television stations. However, as a result of Nexstar's guarantee of Mission's debt and our arrangements under the local service agreements and purchase option agreements with Mission, we are deemed under GAAP to have a controlling financial interest in Mission.





   Our ability to receive cash from Mission is governed by the following local service agreements:



  . We have a time brokerage agreement with WFXP, which allows us to program most of the station's broadcast time, sell the station's advertising time and retain the advertising revenue generated by WFXP;



  . We have a shared services agreement with each of KJTL and KJBO-LP, which allows the sharing of services, including news production, technical maintenance and security, in exchange for our right to receive certain payments from Mission as described in the shared services agreements. These payments have had the effect of us receiving substantially all of the available cash, after payment of debt service costs, generated by KJTL and KJBO-LP. We anticipate that the payments required by the shared service agreements with KJTL and KJBO-LP will continue to have the effect of us receiving substantially all of the available cash, after payment of debt service costs, generated by KJTL and KJBO-LP. Through a joint sales agreement, we have also acquired the rights to sell and receive the revenues from the advertising time on KJTL and KJBO-LP in return for monthly payments to Mission;



  . We have shared service agreements with each of WYOU and KODE, which have terms substantially similar to the terms of the shared services agreement with KJTL and KJBO-LP.





For more information about our local service agreements with Mission, see "Certain Transactions."



   In addition to providing certain services to Mission's television stations, we also guarantee Mission's bank debt. Similarly, Mission is a guarantor of the senior credit facility entered into and the senior subordinated notes issued by Nexstar Finance, L.L.C., one of our wholly-owned indirect subsidiaries.





   The owner of Mission has granted to us a purchase option on each Mission television station to acquire the assets and liabilities of each station for consideration equal to the greater of (1) seven times the station's broadcast cash flow less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. These option agreements are freely exercisable or assignable by us without consent or approval by the owner of Mission.





   Nexstar does not own or control Mission or Mission's television stations. However, as a result of our guarantee of Mission's debt and our arrangements under the local service arrangements and purchase option agreements with Mission, we are deemed under GAAP to have a controlling financial interest in Mission while complying with the FCC's rules regarding ownership limits in television markets. As a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission as if it were a wholly-owned entity. We believe this presentation is meaningful for understanding our financial performance. Therefore, the following discussion of our financial condition and results of operations includes Mission's financial statements.





   In addition, pursuant to an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. that became effective December 1, 2001, we provide engineering, production, sales and administrative services for WYZZ, the FOX affiliate in the Peoria-Bloomington, IL market. The parties share the combined broadcast cash flow generated by WYZZ and Nexstar-owned, WMBD. The outsourcing agreement expires in December 2008. It is non-cancelable until May 2003, at which time it may be canceled by either party upon 180 days written notice.



   Reorganization. Concurrent with this offering, we will undertake a corporate reorganization whereby:


  . Nexstar Broadcasting Group, L.L.C., our predecessor, and certain of its direct and indirect subsidiaries will be merged with and into our company, Nexstar Broadcasting Group, Inc.;


  . the existing mandatorily redeemable Series AA membership interests, plus accrued yield and premium, in Nexstar Broadcasting Group, L.L.C., held by ABRY and Bank of America Capital Investors, an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, will be redeemed in accordance with their original terms; and


  . the Series BB membership interests, plus accrued yield, held by ABRY will be redeemed.

   All of the remaining existing membership interests in Nexstar Broadcasting Group, L.L.C. will be converted concurrent with this offering into shares of our Class A common stock or, in the case of membership interests held by ABRY and Perry Sook, our Class B common stock, which is entitled to 10 votes per share and is equivalent in all other respects to the Class A common stock and, in the case of membership interests held by Bank of America Capital Investors, our Class C non-voting common stock.

   The following diagram summarizes our post-reorganization operational structure and relationship with Mission whose results of operations and financial position are consolidated with ours:

                                  [FLOW CHART]



--------

(1) Guarantor under Nexstar Finance's and Mission's senior credit facilities.


(2) Issuer of 16% senior discount notes due 2009 and guarantor under Nexstar Finance's and Mission's senior credit facilities.


(3) Issuer of 12% senior subordinated notes due 2008, borrower under its senior credit facilities and guarantor under Mission's senior credit facility.




(4) Borrower under Mission's senior credit facility and guarantor of Nexstar Finance's senior credit facilities and 12% senior subordinated notes due 2008.


   The operating revenue of our stations is derived primarily from advertising revenue, which in turn depends on the economic conditions of the markets in which we operate, the demographic makeup of those markets and the marketing strategy we employ in each market. Our primary operating expenses consist of commissions on advertising revenue, employee compensation and related benefits, newsgathering and programming costs. A large percentage of the costs involved in the operation of our stations remains relatively fixed.

   Each of our stations has a network affiliation agreement pursuant to which the network provides programming to the station during specified time periods, including prime time. Each of NBC, CBS and ABC compensates our affiliated stations for distributing the network's programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. Each station acquires licenses to broadcast programming in non-news and non-network time periods. The licenses are either purchased from a program distributor for cash and/or the program distributor is allowed to sell some of the advertising inventory as compensation to eliminate or reduce the cash cost for the license, the latter is referred to as barter broadcast rights. The station records the estimated fair market value of the licenses, including any advertising inventory given to the program distributor, as a broadcast right asset and liability. The assets are amortized as a component of amortization of broadcast rights. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The cash broadcast rights liabilities are reduced by monthly payments while the barter liability is amortized over the life of the contract as a component of trade and barter revenue.


   Advertising rates are based upon (1) a program's popularity among the viewers that an advertiser wishes to target, (2) the number of advertisers competing for the available time, (3) the size and the demographic composition of the market served by the station, (4) the availability of alternative advertising media in the market area and (5) the effectiveness of the station's sales force. Advertising rates are also determined by a station's overall ability to attract viewers in its market area, as well as the station's ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.



   Most advertising contracts are short-term and generally run for a few weeks. Excluding political revenue, 62.3% and 65.7% of our spot revenue for the nine months ended September 30, 2001 and 2002, respectively, was generated from local advertising. The remainder of our advertising revenue represents inventory sold for national or political advertising. Each station has an agreement with a national representative firm that provides for representation outside the particular station's market. National commission rates vary within the industry and are governed by each station's agreement. All national and political revenue derived from advertisements is placed by advertising agencies. The agencies receive a commission rate of 15.0% for the gross amount of revenue related to the advertising schedules placed by them. While the majority of local spot revenue is placed by local agencies, some advertisers place their advertisements directly with our stations' local sales staff, thereby eliminating the agency commission.


   The advertising revenue of our stations is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including, the holiday season. In addition, advertising revenue is generally higher during even-numbered years as a result of political advertising and advertising aired during the Olympic Games.


   We define adjusted EBITDA as income (loss) from operations plus depreciation and amortization (including amortization of broadcast rights), interest income, non-cash trade and barter expenses, non-recurring expenses (including time brokerage agreement fees) and network compensation payments received or receivable, less payments for broadcast rights, non-cash trade and barter revenue and network compensation revenue. We define broadcast cash flow as adjusted EBITDA plus corporate expenses. Neither adjusted EBITDA nor broadcast cash flow (i) is a measure of performance calculated in accordance with generally accepted accounting principles, (ii) should be considered in isolation or as a substitute for net income income from operations or cash flow as reflected in our consolidated financial statements, or (iii) is intended to represent a measure of funds available for debt service, dividends, reinvestment or discretionary uses. In addition, our definition of adjusted EBITDA and/or broadcast cash flow may not be comparable to similarly titled measures reported by other companies. We believe that the presentation of adjusted EBITDA and broadcast cash flow is relevant and useful because (a) they are measurements used by industry analysts to determine a market value of our television stations and (b) they are used by Nexstar's management to determine our operating performance, to evaluate our ability to service our debt and (along with other data) as internal measures for setting budgets, assessing financial performance, evaluating targeted stations for acquisition and as a measurement component of incentive compensation.



   On April 1, 2002, we entered into a shared services agreement with Mission to provide news production, technical maintenance and security for KODE, in exchange for monthly fees paid to Nexstar. The services provided by us resulted in higher miscellaneous revenues and operating expenses for Nexstar-owned KSNF, the station providing the services.

   The acquisitions and local service agreements described below, which were entered into by Nexstar and Mission during each of the fiscal years ended December 31, 1999, 2000 and 2001 affect the year-to-year comparability of the operating results discussed below:



  . In June 1999, Mission acquired substantially all of the assets of KJTL, the FOX affiliate, and KJBO-LP, the UPN affiliate, in the Wichita Falls, Texas-Lawton, Oklahoma market, for approximately $15.5 million. We entered into a shared services agreement and a joint sales agreement with Mission under which we provide certain services for KJTL and KJBO-LP.


  . In August 1999, we acquired substantially all of the assets of KTAB, the CBS affiliate in the Abilene-Sweetwater, Texas market, for approximately $17.3 million.

  . In December 1999, we acquired substantially all of the assets of WROC, the CBS affiliate in the Rochester, New York market, for approximately $46.0 million.

  . In September 2000, we acquired substantially all of the assets of KMID, the ABC affiliate in the Odessa-Midland, Texas market, for approximately $10.0 million.

  . In November 2000, we acquired substantially all of the assets of KTAL, the NBC affiliate in the Shreveport, Louisiana market, for approximately $35.3 million.

  . In January 2001, we acquired substantially all of the assets of WCIA/WCFN and WMBD for approximately $108.0 million. At the time of purchase, WCIA/WCFN was the CBS affiliate in the Champaign-Springfield-Decatur, Illinois market, and WMBD is the CBS affiliate in the Peoria-Bloomington, Illinois market.


  . In December 2001, Mission entered into a time brokerage agreement with GOCOM Broadcasting of Joplin, L.L.C. with regard to KODE, the ABC affiliate in the Joplin, Missouri-Pittsburg, Kansas market. In September 2002, Mission acquired substantially all of the assets of KODE for $14.0 million. Mission entered into a shared services agreement with us whereby KSNF provides certain services to KODE.


  . In December 2001, we entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the FOX affiliate in the Peoria-Bloomington, Illinois market. Pursuant to this agreement, the parties will share in the combined broadcast cash flow generated by WYZZ and Nexstar-owned WMBD.


   Additionally, on April 1, 2002, we converted WCFN from a satellite station of WCIA to a UPN-affiliated station. At that time, WCFN became a full-power station capable of generating revenue of its own. For discussion purposes on a same station basis, we have excluded WCFN's revenue and expenses.



   On December 13, 2002, Mission entered into a local marketing agreement with a subsidiary of LIN Television Corporation, the current owner of KRBC/KACB. The local marketing agreement will commence on January 1, 2003. Following the FCC consent to the transaction, Mission will purchase substantially all of the assets of the stations for $10.0 million. Pursuant to the terms of the agreement, Mission made a down payment of $1.5 million against the purchase price.



   We make references throughout this section to comparisons on a "same station basis." These comparisons refer to stations that we have owned or provided services to at the beginning and end of a particular period. In particular, references to a comparison on a same station basis for the three and nine months ended September 30, 2001 versus the three and nine months ended September 30, 2002, include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KTAB, KMID, KTAL, WCIA and WMBD. References to a comparison on a same station basis for the year ended December 31, 2000 versus the year ended December 31, 2001, include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP and KTAB. References to a comparison on a same station basis for the year ended December 31, 1999 versus the year ended December 31, 2000, include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET and WFXP.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

   The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to intangible assets, bad debts, broadcast program rights, income taxes, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

   We have significant goodwill and intangible assets on our balance sheet. If the value of these assets was impaired by some factor, such as the loss of a network affiliation or an adverse change in the advertising marketplace, we may be required to record an impairment charge.

   We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

   Broadcast rights are stated at the lower of unamortized cost or net realizable value. Cash broadcast rights, primarily in the form of syndicated programs and feature film packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Barter broadcast rights are recorded at our estimate of the value of the advertising time exchanged, which approximates the fair value of the programming received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. If the expected broadcast period was shortened or cancelled due, for example, to poor ratings, we would be required to write-off the remaining value of the related broadcast rights on an accelerated basis or possibly immediately.

   We trade certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used.

   We record a valuation allowance to reduce our deferred tax assets to the amount that is likely to be realized. While we have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance, in the event that we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such a determination was made.

   We use derivative financial instruments for purposes other than trading, such as hedging for long-term variable rate debt to reduce our exposure to fluctuations in interest rates, as dictated by our credit agreement and for hedging fair value changes attributable to changes in the benchmark interest rate on fixed rate debt. All derivatives are recognized on our balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We assess, both at its inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. We assess hedge ineffectiveness on a quarterly basis and record the gain or loss related to the ineffective portion to current earnings. If we determine that a cash flow hedge is no longer probable of occurring, we discontinue hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the contract is recognized in current earnings.

   In the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate our potential liability. Although the ultimate outcome of these matters is currently not determinable, we do not believe that the resolution of these matters in a manner adverse to our interest will have a material effect upon our financial condition, results of operations or cash flows for an interim or annual period.

HISTORICAL PERFORMANCE

 Revenue

   The following table sets forth the principal types of revenue received by our stations for the periods indicated and each type of revenue (other than trade and barter) as a percentage of total gross revenue, as well as agency and national sales representative commissions:


                                                                            Nine Months Ended
                                     Year Ended December 31,                  September 30,
                           ------------------------------------------- ---------------------------
                               1999           2000           2001          2001          2002
                           ------------- -------------- -------------- ------------- -------------
                           Amount    %    Amount    %    Amount    %   Amount    %   Amount    %
                           ------- ----- -------- ----- -------- ----- ------- ----- ------- -----
                                     (dollars in thousands)              (dollars in thousands)
Local..................... $49,953  54.9 $ 62,595  50.2 $ 64,097  56.0 $46,031  56.2 $53,766  55.2
National..................  32,212  35.3   38,602  31.0   38,456  33.6  27,841  34.0  28,091  28.8
Political.................   1,703   1.9   15,126  12.1    2,197   1.9     867   1.0   9,287   9.5
Network compensation......   5,440   6.0    6,258   5.0    7,454   6.5   5,349   6.5   4,881   5.0
Other.....................   1,750   1.9    2,050   1.7    2,270   2.0   1,866   2.3   1,413   1.5
                           ------- ----- -------- ----- -------- ----- ------- ----- ------- -----
   Total gross revenue....  91,058 100.0  124,631 100.0  114,474 100.0  81,954 100.0  97,438 100.0
Less: Agency and
 national representative
 commissions..............  12,569  13.8   17,546  14.1   15,420  13.5  10,997  13.4  13,507  13.9
                           ------- ----- -------- ----- -------- ----- ------- ----- ------- -----
   Net broadcast revenue..  78,489  86.2  107,085  85.9   99,054  86.5  70,957  86.6  83,931  86.1
Trade and barter..........   8,470         10,382         11,675         7,555         7,603
                           -------       --------       --------       -------       -------
Total net revenue......... $86,959       $117,467       $110,729       $78,512       $91,534
                           =======       ========       ========       =======       =======


 Results of Operations


   The following table sets forth a summary of our operations for the periods indicated and their percentages of total net revenue:



                                                                                                      Nine Months Ended
                                                               Year Ended December 31,                  September 30,
                                                     ------------------------------------------- ----------------------------
                                                         1999           2000           2001           2001          2002
                                                     ------------- -------------- -------------- -------------- -------------
                                                     Amount    %    Amount    %    Amount    %    Amount    %   Amount    %
                                                     ------- ----- -------- ----- -------- ----- -------  ----- ------- -----
                                                               (dollars in thousands)               (dollars in thousands)
Total net revenue................................... $86,959 100.0 $117,467 100.0 $110,729 100.0 $78,512  100.0 $91,534 100.0
Operating expenses:
   Corporate expenses...............................   2,661   3.0    3,091   2.6    2,752   2.5   1,951    2.5   2,869   3.1
   Station direct operating expenses, net of trade..  21,824  25.1   27,591  23.5   28,635  25.9  21,395   27.3  23,581  25.8
   Selling, general and administrative expenses.....  20,984  24.1   25,699  21.9   25,430  23.0  18,667   23.8  22,577  24.7
   Trade and barter.................................   8,311   9.6   10,227   8.7   11,713  10.6   7,548    9.6   7,258   7.9
   Depreciation and amortization....................  20,466  23.5   23,933  20.4   33,811  30.5  25,259   32.2  19,690  21.5
   Amortization of broadcast rights,
    excluding barter................................   7,205   8.3    8,356   7.1    8,328   7.5   5,965    7.6   5,878   6.4
                                                     -------       --------       --------       -------        -------
Income (loss) from operations....................... $ 5,508       $ 18,570       $     60       $(2,273)       $ 9,681
                                                     =======       ========       ========       =======        =======

ADJUSTED EBITDA


   The following table sets forth certain financial data for the periods indicated. This information should be reviewed together with our discussion of our historical operating results, particularly our net loss.





                                                                                          Nine Months Ended
                                                                Year Ended December 31,     September 30,
                                                               -------------------------  ---------------------
                                                                 1999     2000     2001     2001        2002
                                                               -------  -------  -------   -------     -------
                                                                 (dollars in thousands)   (dollars in thousands)
Income (loss) from operations................................. $ 5,508  $18,570  $    60  $(2,273)    $ 9,681
Add:
   Depreciation...............................................   7,483    9,183   12,694    9,466       9,846
   Amortization of intangibles................................  12,983   14,750   21,117   15,793       9,844
   Amortization of broadcast rights,
    excluding barter..........................................   7,205    8,356    8,328    5,965       5,878
   Interest income............................................    (261)    (309)    (317)    (297)        (95)
   Trade and barter expense...................................   8,311   10,227   11,713    7,548       7,258
   Network compensation payments received or receivable/(1)/..   5,440    6,258    7,454    5,349       6,510
   Non-recurring expenses.....................................   1,217    1,914       76       77         567
Less:
   Trade and barter revenue...................................   8,470   10,382   11,675    7,555       7,603
   Network compensation revenue...............................   5,440    6,258    7,454    5,349       4,881
   Payments for broadcast license liabilities.................   6,916    8,426    8,001    6,020       5,785
                                                               -------  -------  -------   -------     -------
   Adjusted EBITDA............................................ $27,582  $44,501  $34,629  $23,298     $31,410
                                                               =======  =======  =======   =======     =======
   Adjusted EBITDA margin/(2)/................................    35.1%    41.6%    35.0%    32.8%       37.4%

--------



(1) Network compensation received or receivable may differ from network compensation revenue due to the recognition of revenue under GAAP as compared to the timing of the receipt of cash payments as agreed in the network affiliation agreement.


(2) Adjusted EBITDA margin is defined as adjusted EBITDA divided by net broadcast revenue.




 Broadcast Cash Flow


   The following table sets forth certain financial data for the periods indicated. This information should be reviewed together with our discussion of our historical operating results.





                                                                   Nine Months
                                      Year Ended December 31,   Ended September 30,
                                     -------------------------  ------------------
                                       1999     2000     2001     2001         2002
                                     -------  -------  -------  -------      -------
                                       (dollars in thousands)   (dollars in thousands)
Adjusted EBITDA..................... $27,582  $44,501  $34,629  $23,298      $31,410
Add:
   Corporate expenses/(1)/..........   2,661    3,091    2,752    1,951        2,869
                                     -------  -------  -------  -------      -------
   Broadcast cash flow.............. $30,243  $47,592  $37,381  $25,249      $34,279
                                     =======  =======  =======  =======      =======
   Broadcast cash flow margin/(2)/..    38.5%    44.9%    37.7%    35.6%        40.8%

--------
(1) Corporate expenses represent costs associated with the centralized management of our stations.
(2) Broadcast cash flow margin is defined as broadcast cash flow divided by net broadcast revenue.








Nine Months Ended September 30, 2002 Compared to Nine Months Ended September 30, 2001



   Net broadcast revenue for the nine months ended September 30, 2002 was $83.9 million, an increase of $12.9 million, compared to $71.0 million for the nine months ended September 30, 2001. An increase in net broadcast revenue of $5.9 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, net broadcast revenue for the nine months ended September 30, 2002 was $78.0 million, as compared to $71.0 million for the same period in 2001, an increase of 9.9%, or $7.0 million. Of this increase, $6.5 million was political revenue resulting from election campaigns in most of our markets, $3.0 million was attributed to an increase in local demand, offset, in part, by a decline in national revenue of $0.9 million and the renewals of network affiliation agreements at five of our stations which resulted in a decrease in network compensation of $0.9 million, on a same station basis.

   Station direct operating expenses and selling, general and administrative expenses, net of trade, for the nine months ended September 30, 2002 were $46.2 million, compared to $40.1 million for the nine months ended September 30, 2001, an increase of $6.1 million. Of the $6.1 million increase in station direct operating expenses, $5.5 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, station direct operating expenses for the nine months ended September 30, 2002 were $40.7 million, as compared to $40.1 million for the nine months ended September 30, 2001, an increase of 1.5%, or $0.6 million.



   Corporate expenses for the nine months ended September 30, 2002 were $2.9 million, compared to $2.0 million for the nine months ended September 30, 2001, an increase of $0.9 million. The increase was primarily attributed to an increase in personnel, professional fees and the accrual of incentive compensation in 2002.



   Amortization of broadcast license rights, excluding barter, for the nine months ended September 30, 2002 was $5.9 million, compared to $6.0 million for the nine months ended September 30, 2001, consistent with the prior year. The stations for which a local service arrangement was initiated after January 1, 2001 and WCFN had no material effect on amortization of broadcast rights.



   Depreciation of property and equipment was $9.8 million for the nine months ended September 30, 2002, compared to $9.5 million for the nine months ended September 30, 2001, an increase of $0.3 million. The increase in depreciation was attributed to the incremental capital expenditures incurred at our television stations since September 30, 2001. The stations for which a local service arrangement was initiated after January 1, 2001 and WCFN had no material effect on depreciation. The amortization of intangibles was $9.8 million for the nine months ended September 30, 2002, compared to $15.8 million for the same period in 2001. The decrease in amortization was attributed to the elimination of amortization of indefinite-lived intangible assets, including goodwill.



   Income from operations for the nine months ended September 30, 2002 was $9.7 million, compared to a loss from operations of $2.3 million for the nine months ended September 30, 2001. Of the $12.0 million improvement, approximately $0.1 million was attributed to income from operations from stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, income from operations for the nine months ended September 30, 2002 was $9.6 million, as compared to a loss from operations of $2.3 million for the nine months ended September 30, 2001. The $11.9 million improvement in income from operations is primarily attributed to the increase in revenue without a corresponding increase in operating expenses due to the relatively fixed nature of operating costs at our television stations along with the elimination of approximately $5.9 million of amortization for indefinite-lived intangible assets, including goodwill.



   Interest expense, including amortization of debt financing costs, for the nine months ended September 30, 2002 was $28.9 million, compared to $29.0 million for the nine months ended September 30, 2001, relatively flat with the prior year. For the nine months ended September 30, 2002, an increase of $1.5 million was attributed to an increase in the cost of funds associated with the 16% senior discount notes, which were issued in May 2001. For the nine months ended September 30, 2001, $1.5 million of debt financing costs were written off as a result of refinancing our credit facilities.



   In January 2001, we wrote off $1.3 million in debt financing costs, as an extraordinary item, net of tax effect, as a result of refinancing our senior credit facilities.



   As a result of the factors discussed above, our net loss was $18.8 million for the nine months ended September 30, 2002, compared to $33.5 million for the same period in 2001, a decrease in net loss of $14.7 million.

   Adjusted EBITDA for the nine months ended September 30, 2002 was $31.4 million, compared to $23.3 million for the nine months ended September 30, 2001, an increase of $8.1 million. Of the $8.3 million increase, approximately $0.8 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, adjusted EBITDA for the nine months ended September 30, 2002 was $30.6 million, compared to $23.3 million for the nine months ended September 30, 2001. Adjusted EBITDA margins increased to 37.3% from 32.8% for the same period in 2001. The increase in adjusted EBITDA and adjusted EBITDA margins was primarily a result of an increase in net broadcast revenue and the effect of accelerated cash payments under the five renewed network affiliation agreements. Due to the relatively fixed nature of operating costs at our television stations, the margins were directly affected by the higher revenue. We expect to continue having higher margins during the even-numbered years as a result of advertising revenue associated with the Olympic Games and political campaigns and lower margins during the odd-numbered years without the Olympic Games and with nominal political activity.



   Broadcast cash flow for the nine months ended September 30, 2002 was $34.3 million, compared to $25.2 million for the same period in 2001, an increase of $9.1 million. The stations for which a local service arrangement was initiated after January 1, 2001 and WCFN accounted for a $0.8 million increase. On a same station basis, broadcast cash flow for the nine months ended September 30, 2002 was $33.5 million, compared to $25.2 million for the same period in 2001. Broadcast cash flow margins for the nine months ended September 30, 2002 increased to 40.7% from 35.2% for the same period in 2001.


 Year Ended December 31, 2001 Compared to Year Ended December 31, 2000


   Net broadcast revenue for the year ended December 31, 2001 was $99.1 million, a decrease of $8.0 million, compared to $107.1 million for the year ended December 31, 2000. An increase of approximately $2.9 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. On a same station basis, net broadcast revenue for the year ended December 31, 2001 was $71.8 million as compared to $82.7 million for the year ended December 31, 2000, a 13.2% decrease. Of this decrease, $1.5 million was attributable to local revenue, $1.5 million was due to a decline in national revenue and $8.5 million was non-recurring political revenue partially offset by increases in other broadcast revenue for the year. A general slowdown in the advertising industry, the terrorist attack on September 11, 2001, the comparative absence of advertising revenue from the 2000 Olympic Games and non-recurring political advertising are the primary components of the decrease in net broadcast revenue. After the terrorist attack, the networks aired twenty-four hour newscasts with no commercial breaks for several days. The unscheduled newscasts and absence of commercial breaks resulted in a loss of at least $1.0 million in net broadcast revenue.



   Station direct operating expenses and selling, general and administrative expenses, net of trade, for the year ended December 31, 2001 were $54.1 million, compared to $53.3 million for the year ended December 31, 2000, an increase of $0.8 million. An increase of approximately $1.6 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. On a same station basis, operating expenses for the year ended December 31, 2001 were $38.1 million, as compared to $38.9 million for the year ended December 31, 2000, a 2.0% decline. Cost controls implemented at the stations accounted for this decrease. Cost controls included a reduction in work force and the related personnel costs, strict controls on overtime and a decrease in promotional costs.


   Corporate expenses for the year ended December 31, 2001 were $2.8 million, compared to $3.1 million for the year ended December 31, 2000, a decrease of $0.3 million. The decrease was primarily attributable to lower travel costs, management fees and bonuses, partially offset by higher professional fees.


   Amortization of broadcast license rights, excluding barter, for the year ended December 31, 2001 was $8.3 million, compared to $8.4 million for the year ended December 31, 2000. An increase of $0.5 million was attributable to the stations acquired in 2000 and 2001, offset by a decrease of $0.6 million as a result of lower contract costs from favorable negotiations on programming contracts.

   Depreciation of property and equipment was $12.7 million for the year ended December 31, 2001, compared to $9.2 million for the year ended December 31, 2000, an increase of $3.5 million. The increase was attributable to stations acquired in 2000 and 2001. Amortization of intangibles was $21.1 million for the year ended December 31, 2001, compared with $14.8 million for the comparable period in 2000, an increase of $6.3 million. The increase of $6.3 million was attributable to the stations acquired in 2000 and 2001.



   Income from operations for the year ended December 31, 2001 was $0.1 million, compared to $18.6 million for the year ended December 31, 2000, a decrease of $18.5 million. Of the $18.5 million decrease, approximately $12.1 million was attributable to stations acquired after January 1, 2000. On a same station basis, income from operations for the year ended December 31, 2001 was $2.9 million, as compared to $9.3 million for the year ended December 31, 2000. The decrease was primarily attributable to lower net revenue, partially offset by the cost controls described above.



   Interest expense, including amortization of debt financing costs, for the year ended December 31, 2001 was $38.8 million, compared to $20.2 million for the same period in 2000, an increase of $18.6 million. The increase was primarily attributable to the full year effect of the additional indebtedness incurred to acquire the stations in 2000 and 2001, amortization of debt financing costs related to interim financing and an increase in the cost of funds.


   A related party minority interest preferred dividend of $2.4 million was paid to ABRY in connection with the redemption of its $50.0 million aggregate amount of preferred membership interests on May 17, 2001 and August 7, 2001.


   In January 2001, we wrote off $1.3 million of debt financing costs, as an extraordinary item, net of the tax effect, as a result of refinancing our senior credit facilities.



   As a result of the factors discussed above, our net loss was $40.6 million for the year ended December 31, 2001, compared to a net loss of $3.2 million for the same period in 2000, an increase in net loss of $37.4 million.



   Adjusted EBITDA for the year ended December 31, 2001 was $34.6 million, compared with $44.5 million for the year ended December 31, 2000, a decrease of $9.9 million. Of the $9.9 million decrease, approximately $0.9 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. On a same station basis, adjusted EBITDA for the year ended December 31, 2001 was $25.8 million as compared to $34.8 million for the year ended December 31, 2000, a decrease of $9.0 million. Adjusted EBITDA margins for the year ended December 31, 2001 decreased to 35.0% from 41.6% in 2000. The decrease in adjusted EBITDA and adjusted EBITDA margins was attributable to lower net broadcast revenue, partially offset by lower corporate expenses.



   Broadcast cash flow for the year ended December 31, 2001 was $37.4 million, compared with $47.6 million for the year ended December 31, 2000, a decrease of $10.2 million. Of the $10.2 million decrease, approximately $0.9 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 2000. On a same station basis, broadcast cash flow for the year ended December 31, 2001 was $28.5 million, as compared to $37.8 million for the year ended December 31, 2000, a 24.6% decrease. Broadcast cash flow margins for the year ended December 31, 2001 decreased to 37.7% from 44.4% in 2000. The decrease in broadcast cash flow and broadcast cash flow margins was attributable to lower adjusted EBITDA as described above. The margins were directly affected by the lower revenue due to the non-variable nature of operating costs at a television station. The operating expenses, except for sales commissions and incentives, remain relatively stable regardless of the change in revenue. We expect to continue having higher margins during the even-numbered years as a result of advertising revenue associated with the Olympic Games and political campaigns and lower margins during the odd-numbered years without the Olympic Games and with nominal political activity.

 Year Ended December 31, 2000 Compared to Year Ended December 31, 1999


   Net broadcast revenue for the year ended December 31, 2000 was $107.1 million, an increase of $28.6 million, compared to $78.5 million for the year ended December 31, 1999. Of the $28.6 million increase, approximately $20.9 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 1999. On a same station basis, net broadcast revenue for the year ended December 31, 2000 was $65.5 million as compared to $57.8 million for the year ended December 31, 1999, a 13.3% increase. Most of this increase was attributable to increased political advertising as 2000 had a close presidential election, congressional elections and senatorial elections in Missouri, Texas, Indiana, Pennsylvania and New York, while 1999 had only state and local elections. Local and national revenue were relatively flat as the increased demand for political advertising crowded out local and national advertisers. The increased pressure on inventory during the months nearest the November election resulted in increased rates and the amount of inventory sold in each time period. Local and national revenue for our NBC affiliates benefited from the Olympic Games.



   Station direct operating expenses and selling, general and administrative expenses, net of trade, for the year ended December 31, 2000 were $53.3 million, compared to $42.8 million for the year ended December 31, 1999, an increase of $10.5 million. Of the $10.5 million net increase, approximately $11.6 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 1999. On a same station basis, operating expenses for the year ended December 31, 2000 were $28.7 million, as compared to $29.9 million for the year ended December 31, 1999, a 4.0% decline. Cost controls implemented at the stations accounted for this decrease.


   Corporate expenses for the year ended December 31, 2000 were $3.1 million, compared to $2.7 million for the year ended December 31, 2000, an increase of $0.4 million. The increase was primarily attributable to increased personnel costs, travel and consulting fees.


   Amortization of broadcast license rights, excluding barter, for the year ended December 31, 2000 was $8.4 million, compared to $7.2 million for the year ended December 31, 1999, an increase of $1.2 million. The increase of $1.2 million was attributable to the stations acquired in 1999 and 2000.



   Depreciation of property and equipment was $9.2 million for the year ended December 31, 2000, compared to $7.5 million for the year ended December 31, 1999, an increase of $1.7 million. The increase was attributable to stations acquired in 1999 and 2000. Amortization of intangibles was $14.8 million for the year ended December 31, 2000, compared with $13.0 million for the comparable period in 1999, an increase of $1.8 million. The increase of $1.8 million was attributable to the stations acquired in 1999 and 2000.



   Income from operations for the year ended December 31, 2000 was $18.6 million as compared to $5.5 million for the year ended December 31, 1999, an increase of $13.1 million. Of the $13.1 million increase, approximately $6.8 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 1999. On a same station basis, income from operations for the year ended December 31, 2000 was $10.3 million as compared to $4.0 million for the year ended December 31, 1999. The increase was primarily attributable to internal revenue growth.



   Interest expense, including amortization of debt financing costs, for the year ended December 31, 2000 was $20.2 million, compared to $16.4 million for the same period in 1999, an increase of $3.8 million. The increase was primarily attributable to the full year effect of the additional indebtedness incurred to acquire the stations in 1999 and 2000.



   In 1999, we wrote off $1.2 million of debt financing costs as an extraordinary item, net of the tax effect, as a result of refinancing our senior credit facilities during the year ended December 31, 1999.



   As a result of the factors discussed above, our net loss was $3.2 million for the year ended December 31, 2000, compared to a net loss of $12.4 million for the same period in 1999, a decrease in net loss of $9.2 million.

   Adjusted EBITDA for the year ended December 31, 2000 was $44.5 million, compared to $27.6 million for the year ended December 31, 1999, an increase of $16.9 million. Of the $16.9 million increase, approximately $9.1 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 1999. On a same station basis, adjusted EBITDA for the year ended December 31, 2000 was $28.8 million as compared to $21.0 million for the year ended December 31, 1999, a 37.1% increase. Adjusted EBITDA margins for the year ended December 31, 2000 increased to 41.6% from 35.1% in 1999. The increase in adjusted EBITDA and adjusted EBITDA margins was attributable to an increase in net broadcast revenue and lower operating costs on a same station basis.



   Broadcast cash flow for the year ended December 31, 2000 was $47.6 million, compared to $30.2 million for the year ended December 31, 1999, an increase of $17.4 million. Of the $17.4 million increase, approximately $9.1 million was attributable to stations acquired or for which a local service arrangement was initiated after January 1, 1999. On a same station basis, broadcast cash flow for the year ended December 31, 2000 was $31.9 million as compared to $23.6 million for the year ended December 31, 1999, a 35.1% increase. Broadcast cash flow margins for the year ended December 31, 2000 increased to 44.4% from 38.5% in 1999. The increase in broadcast cash flow and broadcast cash flow margins was attributable to higher adjusted EBITDA and adjusted EBITDA margins described above.


LIQUIDITY AND CAPITAL RESOURCES


 Nine Months Ended September 30, 2002





   As of September 30, 2002, cash and cash equivalents were $18.1 million, compared to $2.2 million as of September 30, 2001.



   Our primary sources of liquidity are cash flows from operating activities, borrowings from our senior credit facilities and capital contributions. Cash flows provided by operating activities were $22.2 million for the nine months ended September 30, 2002, as compared to $5.0 million for the nine months ended September 30, 2001. The comparative increase in cash flows provided by operations of $17.2 million is primarily due to the timing of payments made or received on operating assets and liabilities along with improved operating results for the nine months ended September 30, 2002, compared to the same period in 2001.



   Cash flows used for investing activities was $19.5 million for the nine months ended September 30, 2002, as compared to $112.9 million for the nine months ended September 30, 2001. Investing activities for the nine months ended September 30, 2002 was associated with purchasing KODE for $14.0 million and ongoing equipment purchases. Investing activities for the same period in 2001 was associated with purchasing WCIA and WMBD for approximately $108.0 million and ongoing equipment purchases.



   Cash flows provided by financing activities were $9.5 million for the nine months ended September 30, 2002, as compared to cash flows provided by financing activities of $107.3 million for the nine months ended September 30, 2001. The change in cash flows from financing activities for the nine months ended September 30, 2002 was primarily the result of revolver borrowings of $10.0 million, less repayments of loans of $2.8 million and a distribution to Nexstar's wholly-owned subsidiary, Nexstar Finance Holdings II, L.L.C., of $1.4 million. In August 2002, we received a payment of $4.4 million representing the fair market value, excluding accrued interest, for terminating the $60.0 million swap agreement. For the nine months ended September 30, 2001, the change in cash flows from financing activities was the result of (1) borrowings under the senior credit facilities of $278.8 million with a subsequent borrowing and repayment of $160.1 million as a result of the amendment on June 14, 2001 to the credit agreement governing our senior credit facilities, (2) the issuance in March 2001 of $153.6 million of senior subordinated notes, (3) borrowing and subsequent repayment of a $40.0 million interim loan, (4) the issuance in May 2001 of $18.7 million of senior discount notes and (5) additional equity proceeds of $78.2 million (net of a $8.1 million distribution), which were used to assist in financing the January 2001 acquisition, less the repayment of the existing senior credit facilities. As of September 30, 2002, there was approximately $61.0 million of unused commitments under the senior credit facilities, of which approximately

$15.0 million was available on the Term A facility. However, of the $61.0 million of unused commitments, approximately $6.0 million could be drawn in compliance with the financial covenants under the senior credit facilities. We were in compliance with all covenants contained in the credit agreements governing our senior credit facilities and the indentures governing our senior discount notes and the senior subordinated notes at September 30, 2002.




   We are highly leveraged, which makes us vulnerable to changes in general economic conditions. Our ability to repay or refinance our debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond our control. We believe that, taken together, our current cash balances, internally generated cash flow and availability under our credit facilities should result in our having adequate cash resources to meet our future requirements for working capital, capital expenditures and debt service.

 Year Ended December 31, 2001


   Cash and cash equivalents were $5.9 million as of December 31, 2001, compared to $2.8 million as of December 31, 2000.


   Our primary sources of liquidity are cash flows from operating activities and the senior credit facilities. Cash flows provided by operating activities were $0.1 million for the year ended December 31, 2001, compared to $16.6 million for the year ended December 31, 2000. A decrease in demand for advertising time would reduce the availability of funds from operating activities.


   Cash flows used for investing activities was $139.1 million for the year ended December 31, 2001, compared to $52.1 million for the year ended December 31, 2000. Cash used for investing activities for the year ended December 31, 2001 was the result of an outlay of approximately $108.0 million for the purchase of WCIA/WCFN and WMBD, transaction and financing costs of approximately $19.4 million, Mission's down payment of $6.0 million for the acquisition of KODE, and ongoing capital expenditures of $5.7 million, compared to $45.3 million for the purchase of KMID and KTAL, transaction costs of approximately $1.1 million and capital expenditures of $5.7 million during 2000. We expect capital expenditures for 2002 to approximate $7.0 million, partially as a result of commencing low-power digital transmission at some of our stations. We estimate that the low-power conversion will require approximately $0.2 million per station. Nine of our stations are scheduled to complete the conversion in 2002 with the remaining station conversions and related expenditures to occur in 2003.



   Cash flows provided by financing activities were $142.0 million for the year ended December 31, 2001, compared to $35.3 million for the year ended December 31, 2000. The change in cash flows from financing activities for the year ended December 31, 2001 was the result of (1) borrowings under the new senior credit facilities of $278.8 million with a subsequent borrowing and repayment of $160.1 million as a result of the amendment on June 14, 2001 on the credit agreement governing our senior credit facilities to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $100.0 million revolving facility, (2) borrowings of $153.6 million evidenced by the senior subordinated notes, (3) the issuance and subsequent redemption by Nexstar Finance Holdings, L.L.C., our wholly-owned subsidiary, of $50.0 million worth of preferred membership interests, (4) borrowing and subsequent repayment of a $40.0 million interim loan, (5) borrowings of $18.7 million evidenced by the senior discount notes, (6) additional equity proceeds of $95.1 million less distributions of $0.1 million and (7) borrowing of $12.0 million, less a repayment of $6.0 million, to fund a deposit on Mission's acquisition of KODE less the repayment of the existing senior credit facilities. As of December 31, 2001, there were $68.9 million of unused commitments under the senior credit facilities, of which $15.0 million was undrawn under the Term A facility. However, of the $68.9 million of unused commitments, approximately $13.0 million could be drawn in compliance with the financial covenants under the senior credit facilities.

 Senior Credit Facilities


   On January 12, 2001, Nexstar Finance, our wholly owned subsidiary, and Mission each entered into senior secured credit facilities with a group of commercial banks. The terms of the credit agreement governing the Nexstar Finance facilities provide for a reducing revolving credit facility in the amount of $112.0 million and a term loan facility in the amount of $110.0 million and an uncommitted acquisition facility of $100.0 million. The Nexstar Finance facilities were subsequently amended on June 14, 2001, to allow for a $50.0 million Term A loan facility, a $75.0 million Term B loan facility and a $57.0 million reducing revolving facility. On November 14, 2001, the credit facilities were further amended to adjust certain financial covenants effective September 30, 2001 and for future periods because we were not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenues resulting from the events of September 11, 2001 and we anticipated noncompliance in future periods. The financial covenants setting forth the consolidated total leverage ratio and consolidated interest coverage ratio were amended to relax the thresholds that we must meet pursuant to the credit agreement. The maximum consolidated total leverage ratio (1) for the period from September 30, 2001 through June 29, 2002 went from 6.75:1.00 to 7.75:1.00 (2) for the period from June 30, 2002 through September 29, 2002 went from 6.50:1.00 to 7.25:1.00, and
(3) for the period from September 30, 2002 through December 30, 2002 went from 6.00:1.00 to 6.50:1.00. The consolidated interest coverage ratio for the period from June 30, 2002 through March 30, 2003 went from 1.50:1.00 to 1.40:1.00. In addition, we reduced the revolving facility from $57.0 million to $42.0 million. On June 5, 2002, the Nexstar facilities were amended again to allow us to undertake the reorganization and the other transactions related to this offering, including the redemption of the preferred membership interests of Nexstar Broadcasting Group, L.L.C. Prepayments have been made under the Term A facility, effectively reducing the commitment from $50.0 million to $32.0 million, $15.0 million of which was not drawn as of September 30, 2002.



   The terms of the credit agreement governing the Mission facility provide for a revolving credit facility in the amount of $43.0 million. On November 14, 2001, the Mission facility was amended to increase the revolving facility to $58.0 million. The Mission facility was also amended on June 5, 2002, in connection with this offering.



   Interest rates associated with the Nexstar Finance and the Mission credit facilities are based, at their option, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin. Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if we select a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected.





   In addition, Nexstar Finance and Mission are required to pay quarterly commitment fees based on the consolidated total leverage ratio for that particular quarter on the unused portion of the revolving commitments. The reducing revolving credit facility and the term loans are subject to amortization schedules. The revolving facilities and the Term A facility are due and payable on, January 12, 2007, while the maturity date of the Term B facility is July 12, 2007. The senior credit facilities contain covenants which require us to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We were in compliance with all covenants contained in the credit agreement governing our senior credit facilities at December 31, 2001 and September 30, 2002.


 Senior Subordinated Notes


   On March 16, 2001, Nexstar Finance issued $160.0 million of 12% senior subordinated notes at a price of 96.012%. The senior subordinated notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The senior subordinated notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and by Mission. They are general unsecured senior subordinated obligations subordinated to all of our senior debt. The senior subordinated notes are redeemable on or after

April 1, 2005 and Nexstar may redeem up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The indenture governing the senior subordinated notes contains covenants that restrict the ability of Nexstar Finance and its subsidiaries to incur additional indebtedness, issue equity, pay dividends and undertake certain other business activities. We were in compliance with all covenants contained in the indenture governing the senior subordinated notes at December 31, 2001 and September 30, 2002.


 Senior Discount Notes


   On May 17, 2001, Nexstar Finance Holdings, our wholly-owned subsidiary, issued approximately $37.0 million worth of units consisting of 16% senior discount notes due 2009 and common equity interest in us that will convert into shares of Class A common stock upon completion of this offering. The senior discount notes mature on May 15, 2009. Each senior discount note will have an accreted value at maturity of $1,000. The senior discount notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. The senior discount notes are general unsecured senior obligations effectively subordinated to all of our senior secured debt and structurally subordinated to the Notes described above. The senior discount notes contain covenants that restrict the ability of Nexstar Finance Holdings and its subsidiaries to incur additional indebtedness, issue equity, pay dividends and undertake certain other business activities. We were in compliance with all covenants contained in the indenture governing the senior discount notes at December 31, 2001 and September 30, 2002.


 Unsecured Interim Loan

   On January 12, 2001, we were issued an unsecured interim loan by our primary lender in the amount of $40.0 million. The interim loan had an initial interest rate of 13.5% per year, which automatically increased by 0.5% on each three-month anniversary of the closing date, not to exceed 18.0% per year. Interest was payable quarterly in arrears until maturity, commencing after January 12, 2005. The interim loan had a maturity date of January 12, 2008. The interim loan was effectively subordinate to the prior payment in full of all senior debt either outstanding or to be created, incurred, assumed or guaranteed. In conjunction with the offering of the senior subordinated notes, $30.0 million of the interim loan was repaid. The remaining $11.2 million (including accrued interest) was repaid with proceeds from the offering of the senior discount notes.

 Digital Conversion


   FCC regulations required us to commence digital operations by May 1, 2002, in addition to continuing our analog operations, unless an extension of time was granted. We obtained extensions of time, through December 1, 2002, to begin digital operations at all of our stations except WCIA and WCFN, which met the May 1, 2002 deadline. Nexstar and Mission have requested further extensions of time for the six Nexstar-owned stations and two Mission-owned stations that have not met the December 1, 2002 deadline, which requests remain pending with the FCC. Our most recent estimate is that the digital conversion will require an average initial capital expenditure of $0.2 million per station for low-power transmission of a digital signal and an average additional capital expenditure of $0.7 million per station to modify the transmitter for full-power digital signal transmission. Digital conversion expenditures were $0.0 million and $0.7 million for the year ended December 31, 2001 and for the nine months ended September 30, 2002, respectively. We anticipate that digital conversion expenditures will be funded through available cash on hand and cash generated from operations.



 EXECUTIVE LOAN GUARANTEE



   Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, has established a loan facility under which Mr. Sook may borrow an aggregate amount of up to $3.0 million. As of September 30, 2002, approximately $3.0 million in principal amount of loans were outstanding under that facility. The proceeds of those loans have been used by Mr. Sook, in part to, invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans, pursuant to a continuing guaranty dated June 16, 2001. Mr. Sook's loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook's loan will not be renewed after the expiration of Mr. Sook's existing loan.


 NO OFF-BALANCE SHEET ARRANGEMENTS


   At September 30, 2002, December 31, 2001 and December 31, 2000, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. All of our arrangements with Mission are on-balance sheet arrangements. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.


 CONTRACTUAL OBLIGATIONS

   The following summarizes our consolidated contractual obligations at December 31, 2001, and the effect such obligations are expected to have on our liquidity and cash flow in future periods.


                                                                   2005-
                                        Total    2002   2003-2004  2006   Thereafter
                                       -------- ------- --------- ------- ----------
                                                  (dollars in thousands)
Nexstar senior credit facilities...... $ 82,000 $   488  $ 6,411  $11,739  $ 63,362
Mission senior credit facility........   46,143      --       --       --    46,143
12% senior subordinated notes due 2008  160,000      --       --       --   160,000
16% senior discount notes due 2009....   36,988      --       --       --    36,988
Broadcast rights current commitments..    7,957   5,572    1,105      572       708
Broadcast rights future commitments...   11,670   3,800    6,985      885        --
Executive employment contracts........    2,397     895    1,502       --        --
Capital lease payments................       23      23       --       --        --
KODE purchase price obligation........    8,000   8,000       --       --        --
Time brokerage fees...................      315     315       --       --        --
Operating lease obligations...........    2,089     441      780      420       448
                                       -------- -------  -------  -------  --------
Total contractual cash obligations.... $357,582 $19,534  $16,783  $13,616  $307,649
                                       ======== =======  =======  =======  ========


   We do not have any rating downgrade triggers that would accelerate the maturity dates of our debt. However, a downgrade in our credit rating could adversely affect our ability to renew existing or obtain access to new credit facilities in the future and could increase the cost of such facilities.


   We are highly leveraged, which makes us vulnerable to changes in general economic conditions. Our ability to repay or refinance our debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond our control. We believe that our cash on hand as of September 30, 2002 of $18.1 million and the additional $6.0 million available for borrowing under our senior credit facilities along with cash provided by operating activities and estimated net proceeds from this offering of $116.0 million will be sufficient to meet our working capital, debt, capital expenditure and other contractual obligation requirements. We will use approximately $68.4 million of the proceeds from this offering to redeem preferred units as of September 30, 2002. The remaining amount will be used for potential acquisitions and general corporate purposes.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

 Interest Rate Risk

   Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations.

   All borrowings at September 30, 2002 under our senior credit facilities bear interest ranging from 5.11% to 5.27%, which represents the base rate, or LIBOR, plus the applicable margin, as defined. Interest is payable in accordance with the credit agreements.


   The following table estimates the changes to cash flow from operations if interest rates were to fluctuate by 100 or 50 basis points, or bps (where 100 basis points represents one percentage point), for a twelve-month time horizon after giving effect to the interest rate swap agreements described below:


                                        Interest Rate                 Interest Rate
                                          Decrease                      Increase
                                       --------------- No Change to  ---------------
                                       100 bps 50 bps  Interest Rate 50 bps  100 bps
                                       ------- ------- ------------- ------- -------
                                                  (dollars in thousands)
Senior credit facilities/(1)/......... $ 6,409 $ 6,608    $ 6,807    $ 7,006 $ 7,205
12% senior subordinated notes due 2008  19,200  19,200     19,200     19,200  19,200
16% senior discount notes due 2009....   4,185   4,185      4,185      4,185   4,185
                                       ------- -------    -------    ------- -------
Total................................. $29,794 $29,993    $30,192    $30,391 $30,590
                                       ======= =======    =======    ======= =======

--------
(1) Excludes effect of applicable margin as defined in the senior credit agreements.


   At September 30, 2002, we had in effect two interest rate swap agreements with commercial banks, with notional amounts of $93.3 million and $20.0 million. These two interest rate swap agreements require us to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. The differential to be paid or received on the swaps is accrued as an adjustment to interest expense. We are exposed to credit loss in the event of nonperformance by the counter-party. The net fair value of the interest rate swap agreements, which represent the cash that we would pay to settle the agreements, was approximately $0.2 million, $2.4 million and $5.9 million at December 31, 2000, December 31, 2001 and September 30, 2002, respectively.



   The table below provides information about our derivative financial instruments that are sensitive to changes in interest rates at September 30, 2002. The table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.



                                       Expected             Fair
                                      Expiration   2002     Value
                                      ---------- --------  -------
                                         (dollars in thousands)
            Interest Rate Derivatives
            Floating to fixed........    2002    $113,320  $(5,877)
               Average pay rate......                 4.9%      --
               Average receive rate..                 2.2%      --




 Impact of Inflation

   We believe that our results of operations are not affected by moderate changes in the inflation rate.

RECENTLY ISSUED ACCOUNTING STANDARDS


   In June 1998, the Financial Accounting Standards Board, or ("FASB"), issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). Subsequently, SFAS No. 133 was amended by the issuance of SFAS No. 137 and SFAS No. 138. These amendments modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for fiscal quarter of all fiscal years beginning after June 15, 2000. Upon adoption of SFAS No. 133, on January 1, 2001, we recorded other comprehensive loss to recognize at fair value all derivatives that were designated as cash flow hedging instruments, which was comprised of unrealized losses related to our interest rate swaps of $0.2 million. This unrealized net loss increased by $3.5 million during the year ended December 31, 2001 due to the deferral of the effective portion of additional derivative losses on hedges of variable rate debt. As of December 31, 2001, the cumulative unrealized loss, net of reclassifications to earnings as required by SFAS No. 133, on our interest rate swaps was $3.7 million.


   In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing certain intangible assets including goodwill and FCC licenses. The amortization of existing goodwill and FCC licenses resulting from acquisitions completed prior to June 30, 2001 ceased on December 31, 2001. Any goodwill and FCC licenses resulting from acquisitions completed after June 30, 2001 were not and will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill and FCC licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change which would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 has resulted in the discontinuation of amortization of goodwill and FCC licenses.





   SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment by comparing the fair value of a station with its carrying amount and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. We completed the first step of the impairment test during the quarter ended June 30, 2002 using the discounted cash flow method to estimate the fair value of each station. The valuation assumptions used in the discounted cash flow model reflected historical performance of each station and prevailing values in the markets for broadcasting properties. As a result of this test, we identified three stations that require additional testing for impairment of goodwill. The net carrying amount of goodwill for these three stations at January 1, 2002 was $40.1 million. We have begun, but not completed, the second step to measure the amount of the impairment loss, which will be completed by December 31, 2002. FCC licenses have been tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a station by station basis as of January 1, 2002. The fair value of each station was determined using the discounted cash flow valuation method that excludes network compensation payments, assuming a hypothetical startup whose only asset is the FCC license. The test resulted in no impairment being identified. During the year ended December 31, 2001, we incurred goodwill amortization expense of $2.8 million.



   On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of " and the accounting and reporting provisions relating to the disposal of a segment of a business described in Accounting Principles Board Opinion No. 30. The adoption did not have a material impact on our financial statements.



   In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"), which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which addressed the accounting for gains and losses from extinguishment of debt. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to certain existing pronouncements that are not substantive in nature. The adoption of SFAS No. 145 may require the reclassification of debt extinguishment costs presented as an extraordinary item in periods prior to the adoption of the standard.

                                   BUSINESS

OVERVIEW

   We are a television broadcasting company focused exclusively on the acquisition, development and operation of television stations in medium-sized markets in the United States, primarily markets that rank from 50 to 150, as reported by A.C. Nielsen Company. We currently own and operate 14 stations, and provide management, sales or other services to an additional six stations. In six of the 13 markets that we serve, we operate or provide services to more than one station. We refer to these markets as duopoly markets. We have doubled the size of our portfolio over the last three years, having acquired seven and begun providing services to four additional stations. The stations that we operate or provide services to are clustered in three regions: the Northeast, consisting of five stations in Pennsylvania and New York; the Midwest, consisting of eight stations in Illinois, Indiana and Missouri; and the Southwest, consisting of seven stations in Texas and Louisiana. These stations are diverse in their network affiliations: 18 have primary affiliation agreements with one of the four major networks--six with NBC, five with CBS, four with ABC, three with FOX -- and the remaining two have agreements with UPN.

   We believe that medium-sized markets offer significant advantages over larger markets, most of which result from a lower level of competition. First, because there are fewer well-capitalized acquirers with a medium-market focus, we have been successful in purchasing stations on more favorable terms than acquirers of large market stations. Second, in many of our markets there exist only two or three other local commercial television stations. As a result, we achieve lower programming costs than stations in larger markets because the supply of quality programming exceeds the demand. Lastly, we believe that the stations we operate or provide services to are better managed than many of our competitors' stations. By providing equity incentives, we have been able to attract and retain station general managers with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets.

   We seek to grow our revenue and broadcast cash flow by increasing the audience and revenue shares of our stations. We strive to increase the audience share of our stations by creating a strong local broadcasting presence based on highly-rated local news, local sports coverage and active community sponsorship. We seek to improve revenue share by employing and supporting a high-quality local sales force that leverages our strong local brand and community presence with local advertisers. Additionally, we have further improved our broadcast cash flow by maintaining strict control over operating and programming costs. The benefits achieved through these initiatives are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. As a result of our operational enhancements, we expect revenue from the 11 stations we have acquired or begun providing management services to in the last three years to grow faster than that of our more mature stations.



ACQUISITION STRATEGY

   We selectively pursue acquisitions of television stations in markets ranking from 50 to 150, where we can improve revenue and broadcast cash flow through active management. When considering an acquisition, we evaluate the target's audience share, revenue share, overall cost structure and proximity to our regional clusters. Additionally, we seek to acquire, or enter into local service agreements with, stations that create duopoly markets.

   After acquiring a station, we focus on enhancing the following elements as necessary:

  .  management talent;

  .  quality and hours of local news programming;

  .  quality and size of local sales force;

  .  quality and positioning of non-network programming;

  .  quality and quantity of promotional advertising; and

  .  level of capital investment.


   According to BIA Financial Network, Inc.'s MEDIA Access Pro, the top 10 broadcasting companies ranked by number of full power, commercial television stations, currently own and/or operate over 50% of the total stations in the top 50 markets. This concentration is due in part to the four major networks owning stations primarily in larger markets. However, station ownership is more fragmented in our target markets. The top 10 companies in the medium-sized markets own and/or operate less than 30% of the total primary stations in these markets. In addition, in response to judicial directives to reevaluate a number of its media ownership rules, the FCC is reviewing these rules in an "omnibus" rulemaking proceeding that began on September 12, 2002. While it is too early to predict when the FCC will complete this proceeding or what decisions it will reach, it is possible the FCC will relax the rules that currently limit our ability to own more than one station in a given market. We believe that the fragmented ownership in our target markets, coupled with opportunities that may arise as a result of regulatory changes, create significant opportunities to expand our portfolio of stations that we operate or to which we provide services.


OPERATING STRATEGY

   We seek to generate revenue and broadcast cash flow growth through the following strategies:


 Develop Leading Local Franchises


   Each of the stations that we operate or provide services to creates a highly recognized local brand, primarily through the quality of its local news programming and community presence. In 10 of our 13 markets, we rank number one or number two in local news viewership. Strong local news typically generates high ratings among attractive demographic profiles and enhances audience loyalty, which results in higher ratings for programs both preceding and following the news. High ratings and strong community identity make the stations that we operate or provide services to more attractive to local advertisers. For the year ended December 31, 2001, we earned approximately one-third of our advertising revenue from spots aired during our local news programming. We continually invest in the news product of the stations and have increased the local news programming of the stations that we operate or provide services to, in the aggregate, by more than 25% to 280 hours per week since acquisition or our commencement of services. Extensive local sports coverage and active sponsorship of community events further differentiate us from our competitors and strengthen our community relationships and our local advertising appeal.


 Emphasize Local Sales



   We employ a high-quality local sales force in each of our markets to increase revenue from advertisers in our community by capitalizing on our investment in local programming. We believe that local advertising is attractive because our sales force is more effective with local advertisers, giving us a greater ability to influence this revenue source. Additionally, local advertising has historically been a more stable source of revenue than national advertising for television broadcasters. For the year ended December 31, 2001, the percentage of our total spot revenue, excluding political, from local advertising was 62.5%. In most of our markets we have increased the size and quality of our local sales force. Since acquiring our stations, we have added a net total of 26 commission-based account executives, a 34.0% increase in our overall sales force in the 14 stations that we own. We also invest in our sales efforts by implementing comprehensive training programs and employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

 Operate Duopoly Markets



   Owning or providing services to more than one station in a given market enables us to broaden our audience share, enhance our revenue share and achieve significant operating efficiencies. Duopoly markets broaden audience share by providing programming from multiple networks with different targeted demographics. These markets increase revenue share by capitalizing on multiple sales forces.


   Additionally, we achieve significant operating efficiencies by consolidating physical facilities, eliminating redundant management and leveraging capital expenditures between stations. On a pro forma basis, we derived 62.5% of our broadcast cash flow for the year ended December 31, 2001 from our duopoly markets.


 Maintain Strict Cost Controls


   We emphasize strict controls on operating and programming costs in order to increase broadcast cash flow. We continually seek to identify and implement cost savings at each of our stations and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to our entire station portfolio. Due to the significant negotiating leverage afforded by our scale and limited competition in our markets, we reduced our cash broadcast payments to 7.9% and 8.1% of net broadcast revenue for the years ended December 31, 2000 and 2001, respectively.


 Capitalize on Multiple Network Affiliations



   We currently operate or provide services to a balanced portfolio of television stations with diverse network affiliations, including NBC, CBS, ABC, FOX and UPN affiliated stations which represented 40.6%, 41.0%, 12.9%, 5.2% and 0.5%, respectively, of our 2001 net broadcast revenue. The networks provide these stations with quality programming, such as E.R., CSI: Crime Scene Investigation, Friends, 24 and The Practice and numerous sporting events such as NFL football, NCAA sports, PGA golf, and the Olympic Games. Because network programming and ratings change frequently, the diversity of our station portfolio's network affiliations reduces our reliance on the quality of programming from a single network.



 Attract and Retain High Quality Management


   We seek to attract and retain station general managers with proven track records in larger television markets by providing equity incentives not typically offered by other station operators in our markets. All of our station general managers have purchased equity interests in us and have an average of over 20 years of experience in the television broadcasting industry.

STATIONS


                                                                                       Number of
                                                                                      Commercial    FCC License
Market                                                                   Station      Stations in   Expiration
 Rank               Market               Station Affiliation Status/(1)/ Rank/(2)/   Market/(2)(3)/    Date
 ----  --------------------------------- ------- ----------- ----------  --------    -------------  -----------
  52   Wilkes Barre-Scranton, PA         WBRE        NBC        O&O            2           4        8/1/07
                                         WYOU        CBS        LSA            3                    8/1/07
  71   Rochester, NY                     WROC        CBS        O&O         1(tied)        4        6/1/07
  79   Shreveport, LA                    KTAL        NBC        O&O            3           5        8/1/06
  82   Champaign-Springfield-Decatur, IL WCIA        CBS        O&O            1           6        12/1/05
                                         WCFN        UPN        O&O         --/(4)/                 12/1/05
 116   Peoria-Bloomington, IL            WMBD        CBS        O&O            2           5        12/1/05
                                         WYZZ        FOX        LSA            4                    12/1/05
 136   Beaumont-Port Arthur, TX          KBTV        NBC        O&O         2 (tied)       3        8/1/06
 141   Wichita Falls, TX-Lawton, OK      KFDX        NBC        O&O            1           5        8/1/06
                                         KJTL        FOX        LSA            4                    8/1/06
                                         KJBO-LP     UPN        LSA            --                   8/1/06
 142   Joplin, MO-Pittsburg, KS          KSNF        NBC        O&O            2           3        2/1/06
                                         KODE        ABC        LSA            3                    2/1/06
 143   Erie, PA                          WJET        ABC        O&O            3           4        8/1/07
                                         WFXP        FOX        LSA            4                    8/1/07
 145   Terre Haute, IN                   WTWO        NBC        O&O            2           3        8/1/05
 154   Odessa-Midland, TX                KMID        ABC        O&O            3           6        8/1/06
 162   Abilene-Sweetwater, TX            KTAB        CBS        O&O            1           5        8/1/06
 189   St. Joseph, MO                    KQTV        ABC        O&O            1           1        2/1/06

--------
/(1)/ O&O refers to stations that we own and operate. LSA, or local service agreement, is the general term we use to refer to a contract under which we provide services to a station owned and/or operated by an independent third party. Local service agreements include time brokerage agreements, shared services agreements, joint sales agreements and outsourcing agreements. For further information regarding the LSAs to which we are party, see "Certain Transactions."

/(2)/ Source: BIA Investing in Television 2002 2nd Edition.


/(3)/ The term "commercial station" means a television broadcast station and does not include non-commercial stations, religious stations, cable program services or networks, or stations, other than those that we own or provide services to, whose audience shares in the May 2002 Nielsen Survey Sunday to Saturday 9 a.m. to midnight were not measurable.

/(4)/ Station rank is not available because WCFN launched as a UPN affiliate on April 2, 2002.


   The following is a description of the stations in our portfolio and the markets in which they operate. We derived the information relating to DMAs from BIA Investing in Television 2002 2nd Edition. We have excluded non-commercial stations, religious stations, cable program services or networks and stations, other than those that we own or provide services to, whose audience shares in the May 2002 Nielsen Survey Sunday to Saturday 9 a.m. to midnight were not measurable. During the February 2002 ratings period, many NBC affiliated stations increased their audience share as a result of the Olympic Games.


 WBRE AND WYOU (WILKES BARRE-SCRANTON, PENNSYLVANIA)

   Market Profile. Wilkes Barre-Scranton, Pennsylvania is the 52nd-largest DMA in the United States, with a population of over 1.4 million and 568,000 television households as of December 31, 2001. Cable penetration in the Wilkes Barre-Scranton market is estimated to be 81% as of December 31, 2001. The Wilkes Barre-Scranton television market is expected to grow at a compound annual rate of 4.5% from 2001 to 2005. Average household income is estimated to be $41,046 as of December 31, 2001.

   The table below provides an overview of the four commercial television stations in the Wilkes Barre-Scranton, Pennsylvania DMA:


                                                          Audience Share Summary 9AM to Midnight (%)
                                                          ------------------------------------------
Calls      Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
---------- ------- ----------- -------------------------- ------   ------   ------   ------  ------
WBRE         28        NBC     Nexstar Broadcasting Group   14       19       13       11      13
WYOU         22        CBS     Mission Broadcasting         11        9       11        9      11
WNEP         16        ABC     The New York Times Company   17       15       16       17      19
WOLF/ WILF  56/53      FOX     Pegasus Communications        4        5        7        4       4
                               Corporation


 WBRE


   Station Profile. We acquired WBRE, an NBC affiliate, in January 1998. For the May 2002 ratings period, WBRE ranked second in its market. The station's syndicated programming includes Wheel of Fortune, The Oprah Winfrey Show and Seinfeld.



   In January 1998, we significantly increased our operating efficiencies by entering into a shared services agreement with WYOU, a Mission station. As a result of combining certain operations of two traditional network affiliates, we were able to achieve significant cost reductions and create substantial opportunities for future growth. For example, certain operations of both stations are now integrated into one facility and both the technical production capabilities and news sets at each station have been significantly upgraded.


   Since the successful implementation of the shared services agreement, we have focused on increasing revenue share. In early 2001, we replaced the general sales manager and local sales manager. We have focused the sales effort on project selling, new business and non-traditional revenue development and concentrated on inventory yield management. We have also expanded local sports programming and strengthened the local news product by creating the NEPA News Alliance with the local newspapers and radio stations to position WBRE to achieve future audience and revenue growth.

 WYOU


   Station Profile. We acquired WYOU, a CBS affiliate, in June 1996 and sold it to Mission in 1998, when a shared services agreement was entered into with WBRE. For the May 2002 ratings period, WYOU ranked third in its market. The station's syndicated programming includes King of the Hill, Entertainment Tonight and Judge Judy.


   In order to increase audience share, the station's news product was relaunched in early 2001 with targeted geographic coverage, a newly designed station logo and enhanced graphics. In 2002, the station reintroduced one of the market's most popular newsmen as anchor of WYOU's early evening news. In addition, the station has expanded its promotional efforts and improved its signal reach and coverage with the installation of a new transmitter in 2001.

 WROC (ROCHESTER, NEW YORK)

   Market Profile. Rochester, New York is the 71st-largest DMA in the United States, with a population of over 1.0 million and 400,000 television households as of December 31, 2001. Cable penetration in the Rochester market is estimated to be 72% as of December 31, 2001. The Rochester television market is expected to grow at a compound annual rate of 5.5% from 2001 to 2005. Average household income is estimated to be $46,045 as of December 31, 2001.

   The table below provides an overview of the four commercial stations in the Rochester, New York DMA:


                                                     Audience Share Summary 9AM to Midnight (%)
                                                     ------------------------------------------
Calls Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
----- ------- ----------- -------------------------- ------   ------   ------   ------  ------
WROC    8         CBS     Nexstar Broadcasting Group   16       13       16       14      17
WHEC    10        NBC     Hubbard Broadcasting Inc.    16       23       14       13      16
WOKR    13        ABC     Clear Channel TV Inc.        13       12       14       15      16
WUHF    31        FOX     Sinclair Broadcast Group      7        8        9        7       8



   Station Profile. We acquired WROC, a CBS affiliate, in December 1999. For four of the last five ratings periods, WROC ranked either first or tied for first in its market. The station's syndicated programming includes Jeopardy, Wheel of Fortune and Entertainment Tonight.



   We believe this station has substantial potential for increased revenue because, in spite of being tied for first in audience share, it has captured less than 20% of the revenue in this four-station market. Since acquiring WROC, we hired a new general manager with significant regional sales management experience. We have installed a new sales management team and doubled the size of the station's local sales force. In addition, we have expanded the station's news presence by entering into strategic partnerships with a local newspaper and USA Today and by providing weather and news services for certain radio stations in the market.


 KTAL (SHREVEPORT, LOUISIANA)

   Market Profile. The Shreveport, Louisiana market, which encompasses Texarkana, Texas, is the 79th-largest DMA in the United States, with a population of approximately 995,000 and 372,000 television households as of December 31, 2001. Cable penetration in the Shreveport market is estimated to be 61% as of December 31, 2001. The Shreveport television market is expected to grow at a compound annual rate of 4.1% from 2001 to 2005. Average household income is estimated to be $36,851 as of December 31, 2001.

   The table below provides an overview of the five commercial stations in the Shreveport, Louisiana DMA:


                                                       Audience Share Summary 9AM to Midnight (%)
                                                       ------------------------------------------
Calls Channel Affiliation Owner                        May-02   Feb-02   Nov-01   Jul-01  May-01
----- ------- ----------- ---------------------------- ------   ------   ------   ------  ------
KTAL    6        NBC      Nexstar Broadcasting Group      9       13        8        7      10
KTBS    3        ABC      Wray, Edwin                    13       11       13       13      14
KSLA    12       CBS      Raycom Media Incorporated      17       16       21       16      18
KMSS    33       FOX      Communication Corporation of    4        4        5        4       4
                          America
KSHV    45      UPN/WB    White Knight Broadcasting       2        2        3        2       3



   Station Profile. We acquired KTAL, an NBC affiliate, in November 2000. For the May 2002 ratings period, KTAL ranked third in its market. The station's syndicated programming includes Wheel of Fortune, Hollywood Squares and Divorce Court.



   We feel there are numerous opportunities to increase ratings and revenue at KTAL. Since acquiring KTAL, we have dramatically increased the station's news presence to encompass not only Texarkana, but also the more profitable and substantially larger Shreveport segment of the market. We replaced the general manager with an individual who had previously led KSLA, another Shreveport station, to the number one ranking in the market during his tenure. We also replaced the general sales manager, the local sales manager in Shreveport, the news director, the chief engineer and the operations manager. To improve the station's viewership and revenue share in this growing market, we have invested approximately $1.5 million to upgrade the on-air look and enhance the on-air and production capabilities of the station, particularly in news programming. We also added a sales manager and an account executive to service Texarkana and launched numerous sales partnerships and projects to develop new business from non-traditional sources.

 WCIA and WCFN (Champaign-Springfield-Decatur, Illinois)

   Market Profile. Champaign-Springfield-Decatur, Illinois is the 82nd-largest DMA in the United States, with a population of approximately 947,000 and 362,000 television households as of December 31, 2001. Cable penetration in the Champaign-Springfield-Decatur market is estimated to be 71% as of December 31, 2001. The Champaign-Springfield-Decatur television market is expected to grow at a compound annual rate of 2.9% from 2001 to 2005. Average household income is estimated to be $45,622 as of December 31, 2001.


   The table below provides an overview of the six commercial stations in the Champaign-Springfield-Decatur, Illinois DMA:



                                                          Audience Share Summary 9AM to Midnight (%)
                                                          ------------------------------------------
Calls      Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
---------- ------- ----------- -------------------------- ------   ------   ------   ------  ------
WCIA          3        CBS     Nexstar Broadcasting Group   18       17       18       16      18
WCFN/(1)/    49        UPN     Nexstar Broadcasting Group   --       --       --       --      --
WAND         17        ABC     LIN Television Corporation   10        9       12       12      13
WICS/ WICD  20/15      NBC     Sinclair Broadcast Group     14       21       14       12      14
WBUI         23        WB      Acme Television LLC           3        2        2        2       3
WRSP/ WCCU  55/27      FOX     Bahakel Communications        5        5        7        5       6
                               Limited

--------
(1) WCFN launched as a UPN affiliate on April 2, 2002.

 WCIA


   Station Profile. In January 2001, we acquired WCIA, the CBS affiliate located in Champaign, IL, after having operated the station under a time brokerage agreement since July 1999. For the May 2002 ratings period, WCIA ranked first in its market. The station's syndicated programming includes The Oprah Winfrey Show, Hollywood Squares and Frasier.


   Because WCIA is ranked number one in its market for news, we believe that the station provides a powerful base to drive revenue growth with increased marketing and promotion. To capture revenue opportunities not realized by the previous ownership, which concentrated primarily on the Champaign side of the market, we have increased WCIA's sales efforts in the Springfield area and recently replaced the general sales manager. The station also recently added new weather graphics and severe weather tracking equipment and has expanded its early morning local news to two hours to further solidify its position in the market as "Central Illinois' News Leader."

   When we entered into the time brokerage agreement, we were able to reduce expenses at this station by approximately $2.7 million through workforce reduction, increased vendor discounts and elimination of certain expenses. With these operational changes, the number one ranked news product and a sports broadcast agreement with the University of Illinois, we believe that WCIA is strategically positioned for future growth.

 WCFN

   Station Profile. We acquired WCFN, which is licensed to Springfield, the Illinois state capital, in conjunction with the WCIA acquisition. WCFN formerly operated as a reduced-power satellite to simulcast WCIA's signal in the southwestern portion of the DMA. However, the station had no independent local programming or local ad-insertion capabilities. We applied for and received duopoly status from the FCC concurrently with our WCIA license transfer application, and received a grant to increase WCFN's power from 200,000 watts to 1,700,000 watts. On April 2, 2002, we relaunched WCFN as "UPN 49 for Central Illinois," the market's newest full-power, full-service television outlet. We handle the technical and administrative functions from our existing WCIA facility, and therefore benefit from substantial operational efficiencies. We are using the digital spectrum of both WCIA and WCFN to distribute the signal of each station throughout the DMA. The targeted demographics of WCFN compliments that of WCIA, with programming on WCFN such as The Steve Harvey Show, Cheers and M.A.S.H., thereby increasing our total audience reach and revenue share potential in this market.


 WMBD and WYZZ (Peoria-Bloomington, Illinois)

   Market Profile. Peoria-Bloomington, Illinois is the 116th-largest DMA in the United States, with a population of approximately 620,000 and 234,000 television households as of December 31, 2001. Cable penetration in the Peoria-Bloomington market is estimated to be 72% as of December 31, 2001. The Peoria- Bloomington television market is expected to grow at a compound annual rate of 5.3% from 2001 to 2005. Average household income is estimated to be $49,670 as of December 31, 2001.

   The table below provides an overview of the five commercial stations in the Peoria-Bloomington, Illinois DMA:


                                                          Audience Share Summary 9AM to Midnight (%)
                                                          ------------------------------------------
Calls      Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
---------- ------- ----------- -------------------------- ------   ------   ------   ------  ------
WMBD         31        CBS     Nexstar Broadcasting Group   16       14       15       13      16
WYZZ /(1)/   43        FOX     Sinclair Broadcast Group      4        5        7        4       5
WHOI         19        ABC     Chelsey Broadcasting LLC      9        9       10       10      11
WEEK         25        NBC     Granite Broadcasting         20       26       19       15      18
WAOE         59        UPN     Venture Technologies          2        2       --       --       2

--------
(1) Owned by Sinclair Broadcast Group and operated under an outsourcing agreement with WMBD.

 WMBD


   Station Profile. We acquired WMBD, a CBS affiliate located in Peoria, Illinois in January 2001, having operated the station under a time brokerage agreement since July 1999. The station reduced station operating expenses from $4.8 million in 1999 to $4.0 million in 2001. For the May 2002 ratings period, WMBD ranked second in its market. The station's syndicated programming includes Judge Judy, Wheel of Fortune and Jeopardy.


   We have strengthened WMBD's sales presence by replacing the general sales manager and local sales manager in early 2002 and by increasing our sales staff in Bloomington, the second largest city in the DMA. We have introduced selling techniques to the local sales staff to generate non-traditional revenue sources, such as special project sponsorships and local Illinois State University basketball telecasts. WMBD has gained substantial audience share as well as national recognition for its Morning MIX talk show and recently expanded its time period to weekdays from 5:30 to 7:30 a.m. Our local news broadcasts have established the station as a solid number two station. The station also benefits from a new director of news, as well as new weather graphics and increased promotional support.

 WYZZ


   Station Profile. We entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. on December 1, 2001. The agreement enables us to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate located in Bloomington. The parties will share the combined broadcast cash flow generated by WYZZ and WMBD. For the May 2002 ratings period, WYZZ ranked fourth in its market. The station's syndicated programming includes Everybody Loves Raymond, The Simpsons and Frasier.


   We have identified over $800,000 in potential annualized operating expense reductions by consolidating the physical operations of WMBD and WYZZ into our current WMBD facility. In addition, WMBD and WYZZ are the only stations in the market with significant Bloomington-based news and sales operations. On April 1, 2002, we launched FOX 43 News at Nine on WYZZ, using the existing resources of the WMBD news department, becoming the market's only prime time local news broadcast. This allows the WYZZ sales department to compete for local news advertising budgets for the first time.


KBTV (Beaumont-Port Arthur, Texas)

   Market Profile. Beaumont-Port Arthur, Texas is the 136th-largest DMA in the United States, with a population of approximately 459,000 and 169,000 television households as of December 31, 2001. Cable penetration in the Beaumont-Port Arthur market is estimated to be 71% as of December 31, 2001. The Beaumont-Port Arthur television market is expected to grow at a compound annual rate of 4.5% from 2001 to 2005. Average household income is estimated to be $40,504 as of December 31, 2001.

   The table below provides an overview of the three commercial stations in the Beaumont-Port Arthur, Texas DMA:


                                                       Audience Share Summary 9AM to Midnight
                                                                      (%)
                                                       ----------------------------------
Calls Channel Affiliation Owner                        May-02     Feb-02 Nov-01 Jul-01 May-01
----- ------- ----------- ---------------------------- ------     ------ ------ ------ ------
KBTV     4        NBC     Nexstar Broadcasting Group     10         14      9     10     11
KFDM     6      CBS/UPN   Freedom Communications, Inc.   25         25     24     22     24
KBMT    12        ABC     Texas Television               10         11     11     12     13



   Station Profile. We acquired KBTV, an NBC affiliate, in January 1998. For the May 2002 ratings period, KBTV ranked tied for second in its market. The station's syndicated programming includes Jeopardy, Hollywood Squares and The Maury Povich Show.


   Since the acquisition of KBTV, we relocated most of the station departments to a high-traffic, premier location in Beaumont, the retail hub of the market, and greatly improved the station's local image. We re-launched the station with new call letters, graphics, on-air talent, and promotions and purchased and installed new weather graphics equipment. In early 2002, we replaced the general manager and general sales manager with individuals who have significant experience managing television stations in larger markets in Texas. While the station has grown from number three to number two in market revenue share, we believe KBTV is well positioned for continued growth due to our new management team, increased community involvement and marketing partnerships.

KFDX, KJTL AND KJBO-LP (WICHITA FALLS, TEXAS-LAWTON, OKLAHOMA)

   Market Profile. Wichita Falls, Texas-Lawton, Oklahoma is the 141st-largest DMA in the United States, with a population of approximately 431,000 and 158,000 television households as of December 31, 2001. Cable penetration in the Wichita Falls-Lawton market is estimated to be 62% as of December 31, 2001. The Wichita Falls-Lawton television market is expected to grow at a compound annual rate of 3.9% from 2001 to 2005. Average household income is estimated to be $36,778 as of December 31, 2001.

   The table below provides an overview of the five commercial stations in the Wichita Falls, Texas-Lawton, Oklahoma DMA:


                                                        Audience Share Summary 9AM to Midnight (%)
                                                        ------------------------------------------
Calls   Channel Affiliation Owner                       May-02   Feb-02   Nov-01   Jul-01  May-01
------- ------- ----------- --------------------------- ------   ------   ------   ------  ------
KFDX      3         NBC     Nexstar Broadcasting Group    15       20       14       11      15
KJTL      18        FOX     Mission Broadcasting           5        6        6        5       6
KJBO-LP   35        UPN     Mission Broadcasting          --       --       --       --      --
KAUZ      6         CBS     Chelsey Broadcasting LLC      13       12       12       12      15
KSWO      7         ABC     Drewry Communications Group   10        9       12       11      13

 KFDX


   Station Profile. We acquired KFDX, an NBC affiliate, in January 1998. For the May 2002 ratings period, KFDX ranked first in its market. The station's syndicated programming includes Entertainment Tonight, Montel and The Rosie O'Donnell Show.


   KFDX is the market leader in news in most demographic groups. Since the acquisition of KFDX, we have increased audience share and have become the number one ranked news station in the market by increasing local promotions and focusing on community involvement. For example, KFDX was the official station of the Dallas Cowboys training camp, held at Midwestern State University for the 1999, 2000 and 2001 seasons. We believe that KFDX is well-positioned for continued growth through ongoing community projects, local programming enhancements and new and increased local marketing initiatives.

 KJTL


   Station Profile. Mission acquired KJTL, a FOX affiliate, in June 1999. For the May 2002 ratings period, KJTL ranked fourth in its market. The station's syndicated programming includes Frasier, Spin City and Judge Judy.


   KJTL and KJBO-LP, through their joint sales agreement and shared services agreement with KFDX, have achieved significant operating efficiencies. KJTL, KFDX and KJBO-LP leverage their resources and realize savings by eliminating duplicative costs related to equipment, vehicles, vendor contracts and personnel. Even though all three stations share the same facility, KJTL maintains a separate identity that targets a younger audience than that of KFDX allowing it to reach a different demographic. We recently implemented new incentive programs for KJTL's advertisers and are working to improve the brand recognition of this station, with the goal of increasing the demand for the station's inventory and improving the station's advertising rates.

 KJBO-LP


   Station Profile. Mission acquired KJBO-LP, a UPN affiliate, in June 1999. Operating through its joint sales agreement and shared services agreement with KFDX, KJBO-LP is a highly efficient operation and generated a broadcast cash flow margin greater than 80% although contributing a low six figure revenue.


KSNF and KODE (Joplin, Missouri-Pittsburg, Kansas)

   Market Profile. Joplin, Missouri-Pittsburg, Kansas is the 142nd-largest DMA in the United States, with a population of approximately 393,000 and 156,000 television households as of December 31, 2001. Cable penetration in the Joplin-Pittsburg market is estimated to be 54% as of December 31, 2001. The Joplin-Pittsburg television market is expected to grow at a compound annual rate of 3.7% from 2001 to 2005. Average household income is estimated to be $34,172 as of December 31, 2001.

   The table below provides an overview of the three commercial stations in the Joplin, Missouri-Pittsburg, Kansas DMA:


                                                     Audience Share Summary 9AM to Midnight (%)
                                                     ------------------------------------------
Calls Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
----- ------- ----------- -------------------------- ------   ------   ------   ------  ------
KSNF    16        NBC     Nexstar Broadcasting Group   16       19       13       13      17
KODE    12        ABC     Mission Broadcasting         12       13       15       13      17
KOAM    7         CBS     Saga Communications Inc.     18       17       19       18      20




 KSNF


   Station Profile. We acquired KSNF, an NBC affiliate, in January 1998. For the May 2002 ratings period, KSNF ranked second in its market. The station's syndicated programming includes Frasier, Judge Judy and The Rosie O'Donnell Show.

   Since acquisition, we hired ten new employees including three department managers, two salespeople and a competitor's on-air professional. In addition, we launched a 6:00 a.m. and a 5:00 p.m. newscast, both of which are now ranked number one in the market. In aggregate, the station has increased its total locally produced news programming by 118% to 18.5 hours per week. KSNF's newscasts are the market leaders in targeted demographics, and in 1999, KSNF won the prestigious Edward R. Murrow Award for the best small market newscast in the Midwest region. We believe that KSNF is well positioned to continue to achieve revenue growth and capitalize on the market's growing economy by leveraging the station's number one news position with its experienced local sales team. We continued to distinguish our weather coverage by adding new weather graphics to the market's most powerful local radar unit.


 KODE


   Station Profile. Mission acquired KODE, an ABC affiliate, in September 2002. From December 2001 through September 2002, Mission provided the programming and sold the advertising time on KODE pursuant to a time brokerage agreement. For the May 2002 ratings period, KODE ranked third in its market. The station's syndicated programming includes Seinfeld, Jeopardy and The Oprah Winfrey Show.



   We anticipate that, through its shared services agreement with KSNF, KODE will achieve cost savings of approximately $800,000 by eliminating redundant positions and other expenses. In addition, Mission hired a new general manager who has significant experience in the market, to oversee sales and programming functions at KODE. He previously served as general sales manager of KOAM, the CBS affiliate in the market.


WJET AND WFXP (ERIE, PENNSYLVANIA)

   Market Profile. Erie, Pennsylvania is the 143rd-largest DMA in the United States, with a population of approximately 416,000 and 156,000 television households as of December 31, 2001. Cable penetration in the Erie market is estimated to be 67% as of December 31, 2001. The Erie television market is expected to grow at a compound annual rate of 4.5% from 2001 to 2005. Average household income is estimated to be $42,596 as of December 31, 2001.

   The table below provides an overview of the four commercial stations in the Erie, Pennsylvania DMA:


                                                     Audience Share Summary 9AM to Midnight (%)
                                                     ------------------------------------------
Calls Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
----- ------- ----------- -------------------------- ------   ------   ------   ------  ------
WJET    24         ABC    Nexstar Broadcasting Group   14       12       14       15      18
WFXP    66         FOX    Mission Broadcasting          5        5        6        4       4
WICU    12         NBC    SJL Communications LP        16       21       15       12      15
WSEE    35         CBS    Initial Broadcasting of PA   18       15       19       17      19


 WJET


   Station Profile. We acquired WJET, an ABC affiliate, in January 1998. For the May 2002 ratings period, WJET ranked third in its market overall, but was ranked first in each local news broadcast, due to the strength of our local news operation. The station's syndicated programming includes Frasier, Seinfeld and Everybody Loves Raymond.



   We purchased WJET from the family who founded the station over 40 years ago. Through cost reductions, the station's broadcast cash flow margin has improved to more than 30.0% for the year ended December 31, 2001 from a negative broadcast cash flow position at acquisition. Building on its top-ranked evening newscast, we launched a morning news program three months after acquisition that also achieved top ranking within 15 months. WJET operates the most powerful local weather radar in the market, and we believe the station can continue to grow revenue and broadcast cash flow through a refocused local sales effort and aggressive promotional and community involvement.

 WFXP


   Station Profile. We began our time brokerage agreement with WFXP, a FOX affiliate, in August 1998. In November 1998, Mission acquired WFXP. For the May 2002 ratings period, WFXP ranked fourth in its market. The station's syndicated programming includes Friends, The Simpsons and Spin City.


   Since the station began operating under the time brokerage agreement with WJET, WFXP's broadcast cash flow has significantly increased, as it has been able to utilize WJET's existing asset base and the efficiencies afforded by this agreement. We have made significant investments to strengthen WFXP's local news product and syndicated programming in order to improve ratings. We have also doubled the size of the local sales force at WFXP to continue to drive local revenue growth, and as a result, the station has increased its revenue share.

 WTWO (TERRE HAUTE, INDIANA)

   Market Profile. Terre Haute, Indiana is the 145th-largest DMA in the United States, with a population of approximately 396,000 and 152,000 television households as of December 31, 2001. Cable penetration in the Terre Haute market is estimated to be 57% as of December 31, 2001. The Terre Haute television market is expected to grow at a compound annual rate of 4.1% from 2001 to 2005. Average household income is estimated to be $38,851 as of December 31, 2001.

   The table below provides an overview of the three commercial stations in the Terre Haute, Indiana DMA:


                                                     Audience Share Summary 9AM to Midnight (%)
                                                     ------------------------------------------
Calls Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
----- ------- ----------- -------------------------- ------   ------   ------   ------  ------
WTWO    2          NBC    Nexstar Broadcasting Group   14       19       16       14      14
WTHI    10         CBS    Emmis Communications         22       19       22       19      23
WBAK    38         FOX    Bahakel Communications        3        5        5        3       3
                          Limited



   Station Profile. We acquired WTWO, an NBC affiliate, in April 1997. For the May 2002 ratings period, WTWO ranked second in its market. The station's syndicated programming includes The Oprah Winfrey Show, Jeopardy and Wheel of Fortune.


   Since acquisition, we have replaced the general manager, sales manager, operations manager, news director and promotion manager. We completely replaced the sales force and increased the number of account executives from five to seven. We added a noon newscast and the market's only 5:00 p.m. newscast to our programming. WTWO is the leader in the morning news time period and is also recognized as a weather leader in the market as a result of our investment in local radar, more than a dozen remote weather stations, state-of-the-art weather graphics equipment and severe weather tracking equipment. We believe that WTWO is well-positioned to continue to achieve revenue growth by leveraging the station's news position with its experienced local sales team. Furthermore, we believe that additional revenue growth will be driven by non-traditional opportunities from sources such as the television and radio broadcast rights for Indiana State University sporting events, which we obtained in 1999.

 KMID (ODESSA-MIDLAND, TEXAS)

   Market Profile. Odessa-Midland, Texas is the 154th-largest DMA in the United States, with a population of approximately 374,000 and 133,000 television households as of December 31, 2001. Cable penetration in the Odessa-Midland market is estimated to be 73% as of December 31, 2001. The Odessa-Midland television market is expected to grow at a compound annual rate of 4.0% from 2001 to 2005. Average household income is estimated to be $40,968 as of December 31, 2001.

   The table below provides an overview of the six commercial stations in the Odessa-Midland, Texas DMA:



                                                            Audience Share Summary 9AM to Midnight (%)
                                                            ------------------------------------------
Calls     Channel Affiliation Owner                         May-02   Feb-02   Nov-01   Jul-01  May-01
--------- ------- ----------- ----------------------------- ------   ------   ------   ------  ------
KMID         2        ABC     Nexstar Broadcasting Group       8        8       12       10      11
KOSA         7        CBS     ICA Broadcasting                13       11       13       13      13
KWES/KWAB   9/4       NBC     Drewry Communications Group     12       18       12       11      13
KUPB        18        UNI     Entravision Holdings             5        4        7       --      --
KTLE-LP     20        TEL     Adelante Television LP           2        2       --       --       4
KPEJ        24      FOX/UPN   Communications Corporation of    5        5        8        6       5
                              America



   Station Profile. We acquired KMID, an ABC affiliate, in September 2000. For the May 2002 ratings period, KMID ranked third in its market. The station's syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.



   Since acquiring KMID, we have replaced the general manager and sales manager with individuals who have experience in larger Texas markets. We believe that our capital expenditure investment of approximately $765,000 since acquisition has significantly enhanced the news product and local commercial production capability of KMID. In addition, we have introduced our sales training and inventory management techniques to our sales force in order to achieve future revenue growth. As an example of our focus on local sports coverage, the station recently televised a live exhibition baseball game between the Oakland Athletics and their AA affiliate, the Midland Rockhounds, from the new multi-million dollar sports facility in Midland.


 KTAB (ABILENE-SWEETWATER, TEXAS)

   Market Profile. Abilene-Sweetwater, Texas is the 162nd-largest DMA in the United States, with a population of approximately 305,000 and 113,000 television households as of December 31, 2001. Cable penetration in the Abilene-Sweetwater market is estimated to be 64% as of December 31, 2001. The Abilene-Sweetwater television market is expected to grow at a compound annual rate of 2.9% from 2001 to 2005. Average household income is estimated to be $34,601 as of December 31, 2001.

   The table below provides an overview of the five commercial stations in the Abilene-Sweetwater, Texas DMA:


                                                       Audience Share Summary 9AM to Midnight (%)
                                                       ------------------------------------------
Calls   Channel Affiliation Owner                      May-02   Feb-02   Nov-01   Jul-01  May-01
-----   ------- ----------- -------------------------- ------   ------   ------   ------  ------
KTAB      32        CBS     Nexstar Broadcasting Group   16       13       17       16      19
KRBC       9        NBC     LIN Television Corp.         10       15       10        8      12
KTXS      12        ABC     Lamco Communications Inc.    11       10       14       13      13
KXVA      15        FOX     Star Broadcasting Co.         4        4        6        3       3
KIDZ-LP   54      UPN/PAX   Sage Broadcasting Corp.       2        1        1        2      --



   Station Profile. We acquired KTAB, a CBS affiliate, in August 1999. For the May 2002 ratings period, KTAB ranked first in its market. The station's syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.



   Since acquiring KTAB, we have made substantial operating improvements and rebuilt the station's news, promotion, sales and personnel infrastructure. We replaced the general manager with an individual who has local market experience and increased the number of sales account executives from two to six. We recently added a new account executive in Brownwood, the fastest growing city in the market. With the launch of a 90-minute early news program, we have increased locally produced news programming by 162% to 17 hours per week. We utilize remote weather equipment and weather vehicles to position KTAB as a weather leader in the Abilene-Sweetwater DMA.

 KQTV (ST. JOSEPH, MISSOURI)

   Market Profile. St. Joseph, Missouri is the 189th-largest DMA in the United States, with a population of approximately 152,000 and 57,000 television households as of December 31, 2001. Cable penetration in the St. Joseph market is estimated to be 69% as of December 31, 2001. The St. Joseph television market is expected to grow at a compound annual rate of 4.7% from 2001 to 2005. Average household income is estimated to be $38,035 as of December 31, 2001.

   Station Profile. We acquired KQTV, an ABC affiliate, in April 1997. KQTV is the only commercial television station in the St. Joseph, Missouri DMA. The station's syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Friends.

   As the only commercial television station in the market, we have considerable influence on advertising rates due to the lack of commercial advertising alternatives. Additionally, since acquiring KQTV, we have been able to attract advertising revenue from the nearby Kansas City market, which has a DMA rank of 31. We have implemented new sales promotions and increased promotional activity in adjacent counties and towns to capitalize on KQTV's award-winning news and children's programming. In addition, we have increased our total locally produced news programming by 37% to 18.5 hours per week in order to create additional sales inventory.

TRADEMARKS

   This prospectus makes reference to our trademarks. We also refer to the following trademarks/tradenames which are owned by the third parties referenced in parentheses: King of the Hill, The Simpsons, Divorce Court, CSI: Crime Scene Investigation, M.A.S.H., 24 (20th Century Fox Film Corporation); Seinfeld, Ricki Lake, The Steve Harvey Show (Columbia Tristar Television Distribution, a unit of Sony Pictures); Judge Judy, Entertainment Tonight, Spin City, Montel, Frasier, The Practice, Cheers (Paramount Distribution, a division of Viacom Inc.); The Rosie O'Donnell Show, Friends, E.R. (Warner Brothers Domestic Television Distribution, a division of Time Warner Entertainment Co. LP); The Maury Povich Show (Studios USA Television Distribution LLC); Everybody Loves Raymond (Eyemark Entertainment); and The Oprah Winfrey Show, Wheel of Fortune, Jeopardy, Hollywood Squares (King World Productions, Inc.).

COMPETITION


   Our stations directly compete for audience share, programming and advertising revenue with the other television broadcast stations in each of our markets. Information on our audience share for recent periods as compared to our direct competitors is set forth in the tables above. We also compete generally for audience share and advertising revenue with all other advertising outlets, including radio stations, cable television, newspapers and the Internet. On a larger scale, we compete for audience share against all the other leisure activities in which one could choose to engage rather than watch television. For more information about competition in our industry generally, see "--Competition in the Television Industry."


INDUSTRY BACKGROUND


 Industry Overview


   All television stations in the country are grouped by A.C. Nielsen Company, a national audience measuring service, into 210 generally recognized television markets, known as designated market areas, or DMAs, that are ranked in size according to various metrics based upon actual or potential audience. Each DMA is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. A.C. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of a "rating," which is a station's percentage of the total potential audience in the market, or a "share," which is the station's percentage of the audience actually watching television. A.C. Nielsen provides this data on the basis of local television households and selected demographic groupings in the market. A.C. Nielsen uses two methods of determining a station's ratings. In larger geographic markets, A.C. Nielsen uses a combination of meters connected directly to selected television sets and weekly diaries of television viewing, while in smaller markets A.C. Nielsen uses only weekly diaries.

   Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or FOX) has a significant impact on the composition of the station's revenues, expenses and operations. A typical network affiliate receives a significant part of its programming including during prime-time hours from the network. This programming, along with cash payments for NBC, ABC and CBS affiliates, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenues. The affiliate retains the revenues from the remaining advertising time sold during network programs and from advertising time sold during non-network programs.

   Broadcast television stations compete for advertising revenues primarily with other commercial broadcast television stations, and, to a lesser extent, with newspapers, radio stations and cable system operators serving the same market. Non-commercial, religious and Spanish-language broadcasting stations in many markets also compete with commercial stations for viewers. In addition, the Internet and other leisure activities may draw viewers away from commercial television stations.


 Television Broadcasting History


   Commercial television broadcasting began in the United States on a regular basis in the 1940s. There are a limited number of channels available for broadcasting in any one geographic area. Television stations can be distinguished by the frequency on which they broadcast. Television stations that broadcast over the very high frequency or VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency or UHF band (channels above 13) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the VHF signal advantage. Any disparity between VHF and UHF is likely to diminish even further in the coming era of digital television.


   Through the 1970s, network television broadcasters enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s and continuing through today, however, this level of dominance changed as more local stations were authorized by the FCC and marketplace choices expanded with the growth of independent stations, new networks such as UPN, WB and PAX, and cable and satellite television services.


   Cable television systems, which grew at a rapid rate beginning in the early 1970s, were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With the increase in cable penetration, the advertising share of cable networks has increased. Notwithstanding these increases in cable viewership and advertising, over-the-air broadcasting remains the primary distribution system for mass market television advertising. Basic cable penetration (the percentage of television households which are connected to a cable system) in our television markets ranges from 54.0% to 81.0%.

   Direct broadcast satellite, or DBS, systems have also rapidly increased their penetration rate in the last decade, capturing more than 13% of U.S. households. DBS services provide nationwide distribution of video programming (including in some cases pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technologies. In November 1999, Congress passed the Satellite Home Viewer Improvement Act, which gives DBS operators the ability to distribute the signals of local television stations to subscribers in the stations' local market areas, or local-into-local service. Although DBS providers are not currently offering local-into-local service in any of our markets, the ability to offer local stations in some markets has resulted in an increase in the DBS penetration rate in other markets.

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

   In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Cable systems generally do not compete with local stations for programming. In the past, the cost of programming increased dramatically, primarily because of an increase in the number of new independent stations and a shortage of desirable programming. Recently, however, program prices have stabilized as a result of increases in the supply of programming.


   The FCC finalized its allotment of new advanced television channels to existing broadcast stations in the first half of 1998. Advanced television is a digital television, or DTV, transmission system that delivers improved video and audio signals including high definition television and also has substantial multiplexing and data transmission capabilities. For each licensed television station, the FCC has allocated a matching DTV channel. Under current FCC guidelines, all commercial television station operators were required to complete construction of and begin broadcasting with digital transmission systems no later than May 1, 2002, unless they obtained extensions of time. Network affiliated stations in the top 10 markets were required to begin digital broadcasting by May 1999, and in the top 30 markets by November 1, 1999. By the end of 2006, the FCC expects television broadcasters to cease non-digital broadcasting and return one of their channels to the U.S. government, provided that 85.0% of households within the relevant DMA have the capability to receive a digital signal.


ADVERTISING SALES


 General


   Television station revenue is primarily derived from the sale of local and national advertising. Television stations compete for advertising revenue primarily with other broadcast television stations, radio stations, cable system operators and programmers, and newspapers serving the same market.

   All network-affiliated stations are required to carry advertising sold by their networks which reduces the amount of advertising time available for sale by our stations. Our stations sell the remaining advertising to be inserted in network programming and the advertising in non-network programming, retaining all of the revenue received from these sales. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These programming arrangements are referred to as barter programming.

   Advertisers wishing to reach a national audience usually purchase time directly from the networks, or advertise nationwide on a case-by-case basis. National advertisers who wish to reach a particular region or local audience often buy advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising time directly from the stations' local sales staffs.

   Advertising rates are based upon a number of factors, including:

  . a program's popularity among the viewers that an advertiser wishes to target;

  .  the number of advertisers competing for the available time;

  . the size and the demographic composition of the market served by the station;

  .  the availability of alternative advertising media in the market area;

  .  the effectiveness of the sales forces; and

  . development of projects, features and programs that tie advertiser messages to programming.

   Advertising rates are also determined by a station's overall ability to attract viewers in its market area, as well as the station's ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.


 Local Sales



   Local advertising time is sold by each station's local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenue from national advertising accounts, revenue from local advertising is generally more stable and more controllable. We seek to attract new advertisers to television and to increase the amount of advertising time sold to existing local advertisers by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities. We place a strong emphasis on the experience of our local sales staff and maintain an on-going training program for sales personnel.



 National Sales


   National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisers, and national retailers (some of which may advertise locally).

NETWORK AFFILIATIONS

   Each station is affiliated with its network pursuant to an affiliation agreement, as described in the following table:


Station                             Market                              Affiliation Expiration
-------                             ------                              ----------- ----------
KSNF                                Joplin, MO-Pittsburg, KS                NBC     December 2008
KFDX                                Wichita Falls, TX-Lawton, OK            NBC     December 2008
KBTV                                Beaumont-Port Arthur, TX                NBC     December 2008
WTWO                                Terre Haute, IN                         NBC     December 2008
WBRE                                Wilkes Barre-Scranton, PA               NBC     December 2008
WYOU                                Wilkes Barre-Scranton, PA               CBS     March 2007
KQTV                                St. Joseph, MO                          ABC     April 2007
WCFN                                Champaign-Springfield-Decatur, IL       UPN     April 2007
WFXP                                Erie, PA                                FOX     June 2006
WROC                                Rochester, NY                           CBS     December 2005
KTAL                                Shreveport, LA                          NBC     December 2005
WMBD                                Peoria-Bloomington, IL                  CBS     September 2005
WCIA                                Champaign-Springfield-Decatur, IL       CBS     September 2005
KMID                                Odessa-Midland, TX                      ABC     July 2005
WJET                                Erie, PA                                ABC     January 2005
KTAB                                Abilene-Sweetwater, TX                  CBS     December 2004
KJBO-LP                             Wichita Falls, TX-Lawton, OK            UPN     September 2004*
KJTL                                Wichita Falls, TX-Lawton, OK            FOX     June 2006
KODE                                Joplin, MO-Pittsburg, KS                ABC     December 2007
WYZZ                                Peoria-Bloomington, IL                  FOX     June 2005



    * Or upon 30 days prior written notice by UPN.




   Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of

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the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of FOX and UPN), specified in each affiliation agreement, which varies with the time of day. Typically, prime time programming (Monday through Saturday from 8:00 p.m. to 11:00 p.m., Eastern Standard Time and Sunday from 7:00 p.m. to 11:00 p.m., Eastern Standard Time) generates the highest hourly rates.


COMPETITION IN THE TELEVISION INDUSTRY


   Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station's competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on our operations.


 Audience


   Stations compete for viewership generally against other leisure activities in which one could choose to engage rather than watch television. Broadcast stations compete for audience share specifically on the basis of program popularity, which has a direct effect on advertising rates. A portion of the daily programming on the NBC, CBS, ABC, FOX and UPN affiliated stations that we own or provide services to is supplied by the network with which each station is affiliated. In those periods, the stations are dependent upon the performance of the network programs in attracting viewers. Stations program non-network time periods with a combination of self-produced news, public affairs and other entertainment programming, including films and syndicated programs purchased for cash, cash and barter, or barter only.


   Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. However, the development of methods of video transmission other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience share in the television industry. In addition, DBS providers, such as DirecTV and EchoStar, offer nationwide distribution of video programming (including, in some cases, pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technology. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station's audience. Other sources of competition include home entertainment systems, such as VCRs, DVDs and television game devices. Transmission of video programming over broadband Internet may be a future source of competition to television broadcasters.



   Although cable television systems were initially used to retransmit broadcast television programming to subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration and cable programming services occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for these audiences and the increased competition could have an adverse effect on our advertising revenue.


   Further advances in technology may increase competition for household audiences and advertisers. The increased use of digital technology by cable systems and DBS, along with video compression techniques, will reduce the bandwidth required for television signal transmission. These technological developments are

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applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reductions in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that these or other technological changes will have on the broadcast television industry or on the future results of our operations.


 Programming



   Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Our stations compete against in-market broadcast station operators for exclusive access to off-network reruns (such as Seinfeld) and first-run product (such as Entertainment Tonight) in their respective markets. Increasingly, our stations are competing against other networks with respect to first-run programming. The broadcast networks are rerunning the same episode of a network program on affiliated cable or broadcast networks, often in the same week that it aired on one of our stations. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. AOL Time Warner Inc., General Electric Company, Viacom Inc., The News Corporation Limited and the Walt Disney Company each owns a television network and also owns or controls major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be moved to the networks. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events and to secure broadcast rights for regional and local sporting events.



 Advertising


   In addition to competing with other media outlets for audience share, our stations compete for advertising revenue with:

  .  other television stations in their respective markets; and

  . other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet.

   Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in a particular market does not compete with stations in other market areas.

FEDERAL REGULATION OF TELEVISION BROADCASTING

   The following is a brief discussion of certain provisions of the Communications Act of 1934 ("Communications Act"), as amended, and the FCC's regulations and policies that affect the business operations of television broadcasting stations. For more information about the nature and extent of the FCC regulation of television broadcasting stations you should refer to the Communications Act and FCC's rules, public notices, and rulings. Over the years, Congress and the FCC have added, amended and deleted statutory and regulatory requirements to which station owners are subject. Some of these changes have a minimal business impact whereas others may significantly affect the business or operation of individual stations or the broadcast industry as a whole. The following discussion summarizes statutory and regulatory requirements and policies currently in effect.

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 License Grant and Renewal


   Television broadcast licenses are granted for a maximum term of eight years and are subject to renewal upon application to the FCC. The FCC is required to grant an application for license renewal if during the preceding term the station served the public interest, the licensee did not commit any serious violations of the Communications Act or the FCC's rules, and the licensee committed no other violations of the Communications Act or the FCC's rules which, taken together, would constitute a pattern of abuse. The vast majority of renewal applications are routinely renewed under this standard. If a licensee fails to meet this standard the FCC may still grant renewal on terms and conditions that it deems appropriate, including a monetary forfeiture or renewal for a term less than the normal eight-year period.


   During certain limited periods after a renewal application is filed, interested parties, including members of the public, may file petitions to deny a renewal application to which the licensee/renewal applicant is entitled to respond. After reviewing the pleadings, if the FCC determines that there is a substantial and material question of fact whether grant of the renewal application would serve the public interest, the FCC is required to hold a trial-type hearing on the issues presented. If, after the hearing, the FCC determines that the renewal applicant has met the renewal standard the FCC must grant the renewal application. If the licensee/renewal applicant fails to meet the renewal standard or show that there are mitigating factors entitling it to renewal subject to appropriate sanctions, the FCC can deny the renewal application. In the vast majority of cases where a petition to deny is filed against a renewal, the FCC ultimately grants the renewal without a hearing.


   No competing application for authority to operate a station and replace the incumbent licensee may be filed against a renewal application unless the FCC first determines that the incumbent licensee is not entitled to license renewal.

   In addition to considering rule violations in connection with a license renewal application, the FCC may sanction a station operator for failing to observe FCC rules and policies during the license term, including the imposition of a monetary forfeiture.

   The FCC prohibits the assignment or the transfer of control of a broadcasting license without prior FCC approval.


 Foreign Ownership



   The Communications Act limits the extent of non-U.S. ownership of companies that own U.S. broadcast stations. Under this restriction, a U.S. broadcast company such as ours may have no more than 25% non-U.S. ownership. Because our majority shareholder, ABRY, has a substantial level of foreign investment, the amount of additional foreign investment that may be made in us is limited to approximately 6.8% of the total shares outstanding.



 Other Ownership Restrictions



   The FCC has rules which establish limits on the ownership of broadcast stations. These ownership limits apply to attributable interests in a station licensee held by an individual, corporation, partnership or other entity. In the case of corporations, officers, directors and voting stock interests of 5% or more (20% or more in the case of qualified investment companies, such as insurance companies and bank trust departments) are considered attributable interests. For partnerships, all general partners and non-insulated limited partners are attributable. Limited liability companies are treated the same as partnerships. The FCC also considers attributable the holder of more than 33% of a licensee's total assets (defined as total debt plus total equity), if that person or entity also provides over 15% of the station's total weekly broadcast programming or has an attributable interest in another media entity in the same market which is subject to the FCC's ownership rules, such as a radio or television station, cable television system or daily newspaper.


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 Local Ownership (Duopoly Rule)


   Prior to August 1999, no party could have attributable interests in two television stations if those stations had overlapping service areas (which generally meant one station per market), although the FCC did not attribute local marketing agreements involving a second station with an overlapping service area. In August 1999, the FCC adopted new rules which allowed the ownership of two stations in a single market (defined using A.C. Nielsen Company's DMAs) if (1) the two stations do not have overlapping service areas, or (2) after the combination there are at least eight independently owned and operating full-power television stations and one of the combining stations is not ranked among the top four stations in the DMA. The FCC will consider waivers of the rule to permit the ownership of a second station in a market in cases where the second station is a failed, failing or unbuilt station. Absent these circumstances, ownership of only one television station in a market is permitted. "Satellite" stations were an exception to the prior FCC local ownership/duopoly rules and remain an exception under the new rules.


   The FCC now attributes and counts towards the local ownership limits another in-market station that a station owner programs pursuant to a local marketing agreement if it provides more than 15% of the second station's weekly broadcast programming. However, such local marketing agreements entered into prior to November 5, 1996, are exempt from attribution for approximately five years from the adoption of the revised rule (which was adopted in 1999); this "grandfathered" period is subject to possible extension. Parties to local marketing agreements entered into on or after November 5, 1996, that would result in attribution of two stations in a market in violation of the ownership limits had until August 5, 2001, to come into compliance with the new ownership rules. The U.S. Court of Appeals for the District of Columbia Circuit has remanded this rule to the FCC for further consideration with respect to the number of media "voices" that must remain in the market to allow a duopoly. On September 12, 2002, the FCC initiated an "omnibus" rulemaking proceeding in which it is considering revisions to this rule. Comments are due in this rulemaking proceeding by January 2, 2003, and reply comments by February 3, 2003.



   The only market in which we currently operate stations that has the eight or more stations that allow us to own two stations in the market is Champaign-Springfield-Decatur, Illinois. In all of the markets where we have entered into LSAs, except for one, we do not provide programming other than news (comprising less than 15% of the second station's programming) to the second station and are not therefore attributed with the second station. In the one market where we do provide more programming to the second station, WFXP in Erie, Pennsylvania, the local marketing agreement was entered into prior to November 5, 1996. Therefore, it is grandfathered under the FCC's ownership rules and we may continue to operate under the terms of that agreement until at least 2004. When the FCC enacted this rule, it stated that it would review such agreements as part of its 2004 Biennial Review.



 National Ownership



   There is no nationwide limit on the number of television stations which a party may own. However, no party may have an attributable interest in television stations which, in the aggregate, cover more than 35.0% of all U.S. television households. In calculating the nationwide audience coverage, the ownership of UHF stations is counted as 50.0% of a market's percentage of the total national audience. The stations we own have a combined national audience reach of approximately 3.0% of television households. On February 19, 2002, the U.S. Court of Appeals for the D.C. Circuit vacated the FCC's decision not to modify or repeal this rule and remanded this rule to the FCC for further consideration. The National Association of Broadcasters and the FCC filed with the Court of Appeals a request for rehearing or rehearing en banc of this decision. The Court of Appeals denied rehearing. Revisions to this rule now are under consideration in the FCC's "omnibus" rulemaking proceeding on broadcast ownership referred to above.



 Radio/Television Cross-Ownership Rule


   The "one-to-a-market" rule limits the common ownership or control of radio and television stations in the same market. In August 1999, the FCC amended its rules to increase the number of stations that may be

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commonly owned, subject to standards based on the number of independently owned media voices that would remain in the market after the combination. In markets with at least 20 independently owned media outlets, ownership of one television station and up to seven radio stations, or two television stations (if allowed under the television duopoly rule) and six radio stations is permitted. If the number of independently owned media outlets is fewer than 20 but greater than or equal to 10, ownership of one television station (or two if allowed) and four radio stations is permitted. In markets with fewer than 10 independent media voices, ownership of one television station (or two if allowed) and one radio station is permitted. In calculating the number of independent media voices the FCC includes all radio and television stations, independently owned cable systems (counted as one voice if cable is generally available in the market), and independently owned daily newspapers which have circulation that exceeds 5% of the households in the market. When the FCC adopted the new one-to-a-market limits in August 1999, it eliminated the waiver policy that previously applied for failed stations.



 Local Television/Cable Cross-Ownership Rule



   For many years, an FCC rule prohibited any cable television system (including all parties under common control) from carrying the signal of any television broadcast station that had a predicted service area that overlapped, in whole or in part, the cable system's service area, if the cable system (or any of its attributable principals) had an attributable interest in the television station. On February 19, 2002, the U.S. Court of Appeals for the D.C. Circuit directed the FCC to repeal this rule in its entirety. The Court of Appeals denied petitions for rehearing of this decision, and the FCC decided not to appeal the decision to the U.S. Supreme Court. Therefore, this rule no longer exists.



 Local Television/Newspaper Cross-Ownership Rule



   The FCC prohibits any party from having an attributable interest in a television station and a daily newspaper if the television station's Grade A signal contour encompasses the entire community in which the newspaper is published. In September 2001, the FCC issued a Notice of Proposed Rule Making in which the FCC proposed to eliminate its local television/daily newspaper cross-ownership prohibition. Comments were filed in December 2001 and reply comments were due February 15, 2002. However, the FCC has consolidated this proceeding with its "omnibus" proceeding that began on September 12, 2002.



 Cable "Must-Carry" or Retransmission Consent Rights



   Every three years television broadcasters are required to make an election whether they choose to exercise their "must-carry" or retransmission consent rights in connection with the carriage of their analog signal on cable television systems within their DMA. The most recent election was made October 1, 2002, and is effective for the three-year period beginning January 1, 2003. The next election date is October 1, 2005, for the three-year period beginning January 1, 2006.



   If a broadcaster chooses to exercise its must-carry rights, it may request cable system carriage on its over-the-air channel or another channel on which it was carried on the cable system as of a specified date. A cable system generally must carry the station's signal in compliance with the station's carriage request, and in a manner that makes the signal available to all cable subscribers. However, must-carry rights are not absolute, and whether a cable system is required to carry the station on its system, or in the specific manner requested, depends on variables such as the location, size and number of activated channels of the cable system and whether the station's programming duplicates, or substantially duplicates the programming of another station carried on the cable system. If certain conditions are met, a cable system may decline to carry a television station that has elected must-carry status, although it is unusual for all the required conditions to exist.


   If a broadcaster chooses to exercise its retransmission consent rights, a cable television system which is subject to that election may not carry the station's signal without the station's consent. This generally requires the cable system and television station operator to negotiate the terms under which the television station will consent to the cable system's carriage of the station.

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   In most instances, Nexstar's stations have elected to exercise their retransmission consent rights rather than must-carry status, and have negotiated retransmission consent agreements with cable television systems in their markets. The terms of these agreements generally range from three to ten years and provide for the carriage of the stations' signals. Except for WYOU, Mission's stations generally have opted for must-carry status.



 Direct-to-Home Satellite Services and Must-Carry


   In November 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, or SHVIA. This statute required providers of direct broadcast satellite services such as Direct TV and Echostar, by January 1, 2002, to carry upon request the signals of all local television stations in a DMA in which the satellite service provider is carrying at least one local television station's signal. Satellite providers also may provide network service from a station outside a local market to subscribers in the market who are "unserved" by a local station affiliated with the same network. Unserved generally refers to a satellite subscriber who is unable, using a conventional outdoor rooftop antenna, to receive a "Grade B" signal of a local network affiliated station. If a subscriber is able to receive a Grade B quality signal from a local network affiliate then, subject to certain exceptions, the subscriber is not eligible to receive that network's programming from an out-of-market affiliate carried on the satellite service.


   Prior to January 1, 2002, in those markets where satellite providers had elected to provide carriage of local television stations, such carriage was generally limited to the local affiliates of the major networks, including ABC, CBS, NBC and FOX. As of January 1, 2002, satellite carriers that provide any local-into-local service in a market must carry, upon request, all stations in that market that have elected mandatory carriage, and DBS operators are now providing other local stations in local-into-local markets, including some noncommercial, independent and foreign language stations. A judicial challenge to the SHVIA must-carry requirement was unsuccessful. At this time there is no satellite carriage of any local stations in any of our markets; however, Echo Star has provided notice that it intends to begin such service in the Wilkes Barre-Scranton market. We cannot state when or if such carriage will commence. However, if the Department of Justice and the FCC approve the proposed merger of Echo Star and Direct TV, the combined entity, according to those companies, would be able to expand local-into-local service into all 210 DMAs within two years by launching an additional satellite and using satellite transmission capacity currently taken up by duplicative national and local channels. On October 10, 2002, the FCC declined to approve the merger and designated the Echo Star/Direct TV merger application for a hearing. On October 31, 2002, the U.S. Department of Justice sued to block the merger. However, Echo Star and Direct TV are continuing to pursue their merger with both agencies.


   In November 2000, the FCC adopted rules implementing the requirements of SHVIA. These include requiring commercial television stations to elect between retransmission consent and must-carry status. The first election, which was to be made by July 1, 2001, for carriage to commence January 1, 2002, is for a four-year period. Beginning in 2006, the cable and satellite election periods will coincide and occur every three years. Market areas are based on A.C. Nielsen's DMAs. Satellite carriers are not required to carry duplicative network signals from a local market unless the stations are licensed to different communities in different states. Satellite carriers are required to carry all local television stations in a contiguous manner on their channel line-up and may not discriminate in their carriage of stations.


 Potential Relaxation of Certain Rules



   Certain of the FCC's rules and regulations regarding the ownership of television broadcast stations are under review by the FCC and may be relaxed in the future, including the Local Ownership Duopoly Rule, the National Ownership Rule and the Local Television/Newspaper Cross-Ownership Rule. The FCC launched an "omnibus" rulemaking proceeding on September 12, 2002 to determine whether to keep, relax or eliminate several of its media ownership rules, and incorporated its existing open proceeding on the Local Television/Newspaper Cross-Ownership Rule into the new omnibus proceeding. The FCC has completed internal and external economic studies designed to provide more and better data on which to base its decisions to keep, relax or eliminate its


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television ownership rules. The FCC released these studies on October 2, 2002.
December 2, 2002 is the due date for comments in this rulemaking proceeding, and January 3 is the due date for reply comment.



 Digital Television



   Advanced television is a DTV transmission system that delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. The FCC assigned new advanced television channels to existing broadcast stations in the first half of 1997. For each licensed television station the FCC allocated a DTV channel (which is different from the station's analog channel). In general, the DTV channels assigned to television stations are intended to allow stations to have their DTV coverage areas replicate their analog coverage areas. However, there are a number of variables which will ultimately determine the extent to which a station's DTV operation will provide such replication. Under certain circumstances, a station's DTV operation may cover less geographic area than the station's current analog signal. The introduction of digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to an analog signal for display on their existing receivers.



   Under current FCC guidelines, all commercial television station operators were required to begin broadcasting with DTV transmission systems no later than May 1, 2002 unless they obtained an extension of time. We received extensions of time until December 1, 2002 to begin digital operations for all of our stations, except WCIA and WCFN, which met the May 1, 2002 deadline. In November and early December, 2002, we commenced DTV operations for stations WROC-TV, WBRE-TV, KBTV-TV, KTAB-TV, and KMID. We have requested further extensions of time, until May 2003, to construct DTV facilities for the rest of our stations.



   Stations affiliated with the four largest networks (ABC, CBS, NBC and FOX) in the top 10 markets were required to begin digital broadcasting by May 1, 1999, and in the top 30 markets by November 1, 1999. Once a station begins broadcasting its DTV signal, it may broadcast both its analog and DTV signals until December 31, 2006, after which, subject to certain conditions described below, the FCC expects to reclaim one of the channels and each broadcaster will operate a single DTV channel. Starting April 1, 2003, commercial station operators must simulcast on their DTV channels at least 50% of the video programming broadcast on their analog channel. The required simulcast percentage increases annually until April 1, 2005, when an operator must simulcast 100% of its programming on its analog and DTV channels.



   Channels now used for analog broadcasts range from 2 through 69. The FCC designated Channels 2 through 51 as the "core" channels which will be used for DTV broadcasts. However, because of the limited number of available core DTV channels currently available, the FCC assigned many stations DTV channels above Channel 51 (Channels 52 through 69) for use during the transition period from simultaneous digital and analog transmission to DTV-only operation. At the end of the transition period these stations will have to change their DTV operation to one of the DTV core channels. This has created three categories of television stations with respect to their analog and DTV channel assignments:
(1) stations with both their analog and DTV channels within the "core" channels; (2) stations with either an analog or DTV channel inside the core and the other outside the core; and (3) stations with both their analog and DTV channels outside the core. All of our stations currently fall within the first or second group: three of the stations we operate have their DTV assignments outside the core, and one of the stations we provide service to has its current analog channel outside the core. We do not operate or provide service to any stations for which both the analog and DTV channels are outside the core.


   Station operators with both their analog and DTV channels inside the core will be required to select which of their assigned channels they will use for permanent DTV operation before the end of the transition period. (The FCC has not set a date for this election.) These operators may elect to continue to use their current DTV

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channel or switch their DTV operation to their current analog channel. The channel not selected for permanent DTV operation will be returned to the FCC at the end of the transition period. Most of our stations and those stations with which we have local service agreements fall in this category. The FCC has not yet established the permanent DTV channel selection process for stations that have one or both channels outside the DTV core channels.


   The Communications Act provides that under certain conditions the DTV transition period may be extended beyond December 31, 2006. The transition is to be extended in any market in which one of the following conditions is met:
(1) a station licensed to one of the four largest networks (ABC, CBS, NBC and FOX) is not broadcasting a digital signal and that station has qualified for an extension of the FCC's DTV construction deadline; (2) digital-to-analog converter technology is not generally available in the market; or (3) 15% or more of the television households in the market do not subscribe to a multichannel video programming distributor (cable, direct broadcast satellite) that carries the digital channel of each of the television stations in the market broadcasting a DTV channel, and do not have at least one television receiver capable of receiving the stations' DTV broadcasts or an analog television receiver equipped with a digital-to-analog converter capable of receiving the stations' DTV broadcasts. We cannot predict whether conditions will exist in any of our markets such that the DTV transition period will be extended under any of these provisions.


   We currently estimate that the conversion to DTV will require an average initial capital expenditure of approximately $175,000 per station for low-power transmission of digital signal programming and an average additional capital expenditure of approximately $700,000 per station to modify the transmitter for full-power digital signal programming. In addition, for some of our stations, we may have to undertake capital expenditures to modify tower structures and purchase studio and production equipment that can support a digital format.


   With respect to cable system carriage of television stations that are broadcasting both an analog and a DTV signal, such stations may choose must-carry status or retransmission consent for their analog signals, but only retransmission consent for their digital signals. Such stations do not presently have the right to assert must-carry rights for both their analog and DTV signals or to assert must-carry rights for their DTV signals in lieu of analog carriage. The FCC has pending a rule making proceeding examining whether to allow such stations to assert must-carry rights for both their analog and DTV signals, but has tentatively concluded that it will not do so. The FCC has requested further comments on this issue in order to develop a more complete record before issuing a final decision. If a television station operates only a DTV signal, or returns its analog channel to the FCC and converts to digital operations, it may assert must-carry rights for its DTV signal.


   The exercise of must-carry rights by a television station for its DTV signal applies only to a single programming stream and other program-related content. If a television station is concurrently broadcasting more than one program stream on its DTV signal it may select which program stream is subject to its must-carry election. Cable systems are not required to carry internet, e-commerce or other ancillary services provided over DTV signals if those services are not related to the station's primary video programming carried on the cable system. Digital television signals that are carried on a cable system must be available to subscribers on the system's basic service tier.


   With respect to direct-to-the-home satellite service providers, the FCC in November 2000 declined to address whether television stations' must-carry rights regarding satellite service providers, which went into effect January 1, 2002, will also apply to stations' DTV signals. The FCC said it would address this issue at the same time it considers digital carriage issues for cable television.



   Television station operators may use their DTV signals to provide ancillary services, such as computer software distribution, internet, interactive materials, e-commerce, paging services, audio signals, subscription video, or data transmission services. To the extent a station provides such ancillary services it is subject to the same regulations as are applicable to other analogous services under the FCC's rules and policies. Commercial television stations also are required to pay the FCC 5% of the gross revenue derived from all ancillary services


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provided over their DTV signals for which a station received a fee in exchange for the service or received compensation from a third party in exchange for transmission of material from that third party, not including commercial advertisements used to support broadcasting.


 Programming and Operation


   The Communications Act of 1934 requires broadcasters to serve "the public interest." Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. However, television station licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. The FCC may consider complaints from viewers concerning programming when it evaluates a station's license renewal application, although viewer complaints also may be filed and considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things:

  .  political advertising;

  .  sponsorship identifications;

  .  contest and lottery advertising;

  .  obscene and indecent broadcasts; and

  .  technical operations, including limits on radio frequency radiation.


   In 2000, the FCC enacted new Equal Employment Opportunity rules for broadcasters. The rules became effective, but in 2001, the U.S. Court of Appeals for the District of Columbia Circuit declared them invalid. The FCC suspended its rules (other than a general non-discrimination rule) and did not appeal the Court of Appeals ruling to the U.S. Supreme Court. Other parties did appeal to the Supreme Court, but the Supreme Court now has denied those appeals. On November 7, 2002, the FCC adopted new EEO rules. These new rules require broadcasters to provide broad outreach for all full-time (greater than 30 hours per week) job vacancies. In addition, broadcasters with five or more full-time employees must engage in two long-term recruitment initiatives over each two-year period, and broadcasters in larger markets with more than ten full-time employees must engage in four long-term recruitment initiatives every two years. The new EEO rules also impose annual reporting requirements on all broadcast licensees. The FCC has not yet stated when these new rules will become effective.


   The Telecommunications Act of 1996 directs the FCC to establish, if the broadcast industry does not do so on a voluntary basis, guidelines and procedures for rating programming that contains sexual, violent, or other indecent material. A multi-industry task force developed a ratings plan which the FCC has ratified. The FCC also has issued rules that require television manufacturers to install appropriate technology, such as a "V-Chip" that can block programming based on an electronically encoded rating, to facilitate the implementation of the ratings guidelines.

   The FCC imposes restrictions on the terms of network affiliation agreements. Among other things, these rules prohibit a television station from entering into any affiliation agreement that: (i) requires the station to clear time for network programming that the station previously scheduled for other use; and
(ii) precludes the preemption of network programs that the station determines are unsuitable for its audience and the substitution of network programming with a program the station believes is of greater local or national importance. The FCC is currently reviewing several of its rules governing the relationship between networks and their affiliates. We are unable to predict the outcome of this review.

 Proposed Legislation and Regulations



   The FCC's ongoing rule making proceedings concerning implementation of the transition from analog to digital television broadcasts and revisions of its media ownership rules are likely to have a significant impact on the television industry and the operation of our stations. In addition, the FCC may decide to initiate other new rule-making proceedings, on its own or in response to requests from outside parties, any of which might have such an impact. Congress also may act to amend the Communications Act in a manner that could impact our stations or the television broadcast industry generally.


OUR EMPLOYEES


   As of September 30, 2002, we had a total of 1,091 employees comprised of 946 full-time and 145 part-time or temporary employees. As of September 30, 2002, 208 of our employees were covered by collective bargaining agreements. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our facilities. However, we cannot assure you that our collective bargaining agreements will be renewed in the future, or that we will not experience a prolonged labor dispute, which could have a material adverse effect on our business, financial condition, or results of operations.

PROPERTIES


   We lease our primary corporate headquarters, which are located at 909 Lake Carolyn Parkway, Irving, Texas 75039 and occupy approximately 1,636 square feet. None of the individual station leases is material to our operations, and we do not anticipate difficulty in replacing those facilities or obtaining additional facilities, if needed.



   We and Mission own and lease facilities in the following locations:



                                                           Square
                                            Owned or  Footage/Acreage  Expiration
Station Metropolitan Area and Use            Leased   Approximate Size  of Lease
---------------------------------          ---------- ---------------- -----------
WBRE--Wilkes Barre-Scranton, PA
Office-Studio............................. 100% Owned  34,838 Sq. Ft.      --
Office-Studio............................. 100% Owned  49,556 Sq. Ft.      --
Office-Studio--Williamsport Bureau........     Leased     811 Sq. Ft.  Month/Month
Tower/Transmitter Site--Williamsport......  33% Owned      1.33 Acres      --
Tower/Transmitter Site--Sharp Mountain....  33% Owned      0.23 Acres      --
Tower/Transmitter Site--Blue Mountain..... 100% Owned     0.998 Acres      --
Tower/Transmitter Site--Penobscot Mountain 100% Owned        20 Acres      --

WYOU--Wilkes Barre-Scranton, PA
Office-Studio--News Bureau/Office.........     Leased   6,977 Sq. Ft.    12/1/04
Sales Office..............................     Leased     800 Sq. Ft.   10/31/04
Tower/Transmitter Site.................... 100% Owned    120.33 Acres      --
Tower/Transmitter Site.................... 100% Owned       7.2 Acres      --
Tower/Transmitter Site--Williamsport......  33% Owned      1.35 Acres      --
Tower/Transmitter Site--Sharp Mountain....  33% Owned      0.23 Acres      --
Tower/Transmitter Site....................     Leased  10,000 Sq. Ft.  Month/Month

KTAL--Shreveport, LA
Office-Studio............................. 100% Owned         2 Acres      --
Office-Studio............................. 100% Owned  16,000 Sq. Ft.      --
Office-Studio--Texarkana.................. 100% Owned   7,245 Sq. Ft.      --
Office-Studio--Texarkana.................. 100% Owned     1.687 Acres      --
Office-Studio--Texarkana..................     Leased   2,147 Sq. Ft.    8/31/08
Tower/Transmitter Site.................... 100% Owned       109 Acres      --
Tower/Transmitter Site.................... 100% Owned   2,284 Sq. Ft.      --

                                                             Square
                                              Owned or  Footage/Acreage  Expiration
Station Metropolitan Area and Use              Leased   Approximate Size  of Lease
---------------------------------            ---------- ---------------- -----------
WROC--Rochester, NY
Office-Studio............................... 100% Owned       3.9 Acres      --
Office-Studio............................... 100% Owned  48,000 Sq. Ft.      --
Tower/Transmitter Site...................... 100% Owned      0.24 Acres      --
Tower/Transmitter Site...................... 100% Owned   2,400 Sq. Ft.      --
Tower/Transmitter Site......................  50% Owned      1.90 Acres      --

WCIA/WCFN--Champaign-Springfield-Decatur, IL
Office-Studio............................... 100% Owned  20,000 Sq. Ft.      --
Office-Studio............................... 100% Owned       1.5 Acres      --
Office-Studio--Sales Bureau.................     Leased   1,600 Sq. Ft.    1/31/12
Office-Studio--News Bureau..................     Leased     350 Sq. Ft.    2/28/08
Office-Studio--Decatur News Bureau..........     Leased     300 Sq. Ft.    5/31/04
Tower/Transmitter Site--WCIA Tower.......... 100% Owned     38.06 Acres      --
Tower/Transmitter Site--Springfield Tower... 100% Owned       2.0 Acres      --
Tower/Transmitter Site--Dewitt Tower........ 100% Owned       1.0 Acres      --

WMBD--Peoria-Bloomington, IL
Office-Studio............................... 100% Owned     0.556 Acres      --
Office-Studio............................... 100% Owned  18,360 Sq. Ft.      --
Tower/Transmitter Site...................... 100% Owned     34.93 Acres      --
Tower/Transmitter Site...................... 100% Owned       1.0 Acres      --

KBTV--Beaumont-Port Arthur, TX
Office-Studio............................... 100% Owned       1.2 Acres      --
Office-Studio............................... 100% Owned  26,160 Sq. Ft.      --
Office-Studio...............................     Leased   8,000 Sq. Ft.    9/1/09
Tower/Transmitter Site...................... 100% Owned        40 Acres      --

WTWO--Terre Haute, IN
Office-Studio............................... 100% Owned     4.774 Acres      --
Office-Studio............................... 100% Owned  17,375 Sq. Ft.      --
Office-Studio...............................     Leased   1,425 Sq. Ft.   11/30/04

WJET--Erie, PA
Tower/Transmitter Site......................     Leased       2 Sq. Ft.  Month/Month

WFXP--Erie, PA
Tower/Transmitter Site......................     Leased       1 Sq. Ft.    6/30/04
Entertainment Realty Corp., Erie, PA
Office-Studio/(1)/.......................... 100% Owned      9.87 Acres      --
Office-Studio/(1)/.......................... 100% Owned  15,533 Sq. Ft.      --

KFDX--Wichita Falls, TX--Lawton, OK
Office-Studio............................... 100% Owned     28.06 Acres      --
Office-Studio............................... 100% Owned  13,568 Sq. Ft.      --

KJTL--Wichita Falls, TX--Lawton, OK
Office-Studio/(2)/..........................     --            --            --
Tower/Transmitter Site......................     Leased        40 Acres    1/30/15

KJBO-LP--Wichita Falls, TX--Lawton, OK
Office-Studio/(2)/..........................     --            --            --
Tower/Transmitter Site......................     Leased         5 Acres   Year/Year

KSNF--Joplin, MO--Pittsburg, KS.............
Office-Studio............................... 100% Owned     13.36 Acres      --
Office-Studio............................... 100% Owned  13,169 Sq. Ft.      --
Tower/Transmitter Site......................     Leased     900 Sq. Ft.    10/1/05

                                                           Square
                                            Owned or  Footage/Acreage  Expiration
Station Metropolitan Area and Use            Leased   Approximate Size  of Lease
---------------------------------          ---------- ---------------- ----------
KODE--Joplin, MO--Pittsburg, KS
Office-Studio............................. 100% Owned      2.74 Acres
Tower.....................................     Leased       2 Sq. Ft.   5/1/27

KMID--Odessa-Midland, TX
Office-Studio............................. 100% Owned     1.127 Acres     --
Office-Studio............................. 100% Owned  14,000 Sq. Ft.     --
Tower/Transmitter Site.................... 100% Owned     69.87 Acres     --
Tower/Transmitter Site.................... 100% Owned     0.322 Acres     --

KTAB--Abilene-Sweetwater, TX
Office-Studio............................. 100% Owned      2.98 Acres     --
Office-Studio............................. 100% Owned  14,532 Sq. Ft.     --
Tower/Transmitter Site.................... 100% Owned     25.55 Acres     --

KQTV--St Joseph, MO
Office-Studio............................. 100% Owned         3 Acres     --
Office-Studio............................. 100% Owned  15,100 Sq. Ft.     --
Tower/Transmitter Site.................... 100% Owned   9,360 Sq. Ft.     --

Corporate Branch Office--Clarks Summit, PA     Leased   1,636 Sq. Ft.  Year/Year

Corporate Branch Office--Terre Haute, IN..     Leased   1,227 Sq. Ft.   7/31/04

Corporate Office--Irving, TX..............     Leased   5,566 Sq. Ft.   8/5/05


--------
(1) WJET and WFXP operate in facilities owned by Entertainment Realty Corporation, a subsidiary of Nexstar. The main tower for WJET is at this site.
(2) The office space and studio used by KJTL and KJBO-LP is owned by KFDX.

LEGAL PROCEEDINGS

   From time to time, we are involved in litigation that arises from the ordinary operations of our business, such as contractual or employment disputes or other general actions. In the event of an adverse outcome of these proceedings, we believe the resulting liabilities would not have a material adverse effect on our financial condition or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


   Our board of directors will consist of nine directors. Five of our directors are affiliated with or are appointed by ABRY and three directors are "independent" in accordance with Nasdaq National Market requirements.


   The table below sets forth information about our board of directors and executive officers:


           Name            Age              Position With Company
           ----            ---              ---------------------
 Perry A. Sook............ 44  President, Chief Executive Officer and Director
 G. Robert Thompson....... 40  Chief Financial Officer
 Duane A. Lammers......... 41  Chief Operating Officer
 Shirley E. Green......... 43  Vice President, Finance
 Susana G. Willingham..... 36  Vice President, Corporate News Director
 Richard Stolpe........... 45  Vice President, Director of Engineering
 Blake R. Battaglia....... 30  Director
 Erik Brooks.............. 36  Director
 Jay M. Grossman.......... 43  Director
 Peggy Koenig............. 45  Director
 Royce Yudkoff............ 47  Director
 Geoff Armstrong.......... 45  Director
 Michael Donovan.......... 61  Director
 I. Martin Pompadur....... 67  Director


   Perry A. Sook formed our predecessor in 1996. Since our inception, Mr. Sook has served as our President and Chief Executive Officer and as a Director. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group, Inc. Mr. Sook currently serves as a director of the Pennsylvania Association of Broadcasters, the Television Bureau of Advertising and the Ohio University Foundation.


   G. Robert Thompson has served as our Chief Financial Officer since May 2002. Prior to that time, Mr. Thompson was a Senior Vice President of Operations Staff and Vice President-Finance for Paging Network, Inc. Mr. Thompson joined Paging Network, Inc. in 1990. In August 2000, Paging Network, Inc. filed for Chapter 11 bankruptcy protection.



   Duane A. Lammers has served as our Chief Operating Officer since October 2002. Prior to that time, Mr. Lammers served as our Executive Vice President from February 2001 until September 2002 and as our Vice President, Director of Sales and Marketing from 1998 until January 2001. He was employed as a station General Manager from 1997 to 1999. Prior to joining Nexstar, Mr. Lammers was the General Manager of WHTM, the ABC affiliate in Harrisburg, Pennsylvania from 1994 to 1997.




   Shirley E. Green has served as our Vice President, Finance since February 2001. Prior to that time, Ms. Green served as our Controller from 1997. Prior to joining Nexstar, from 1994 to 1997, Ms. Green was Business Manager at KOCB, Oklahoma City, Oklahoma, which was owned by Superior Communications Group, Inc.

   Susana G. Willingham has served as our Vice President, Corporate News Director since 1997. Prior to joining Nexstar, she served as Assistant News Director for WHTM from 1994 to 1997. Prior to that time, Ms. Willingham was the Assistant News Director for KFDX from 1992 to 1993.

   Richard Stolpe has served as our Vice President, Director of Engineering since January 2000. Prior to that time, Mr. Stolpe served as Director of Engineering from 1998 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1996 to 1998 as both Assistant Chief Engineer and Chief Engineer.

   Blake R. Battaglia has served as a Director since April 2002. Mr. Battaglia is a Senior Investment Associate at ABRY, which he joined in 1998. Prior to joining ABRY, he was an investment banker at Morgan Stanley & Co. Mr. Battaglia currently serves as a director of WideOpenWest.

   Erik Brooks has served as a Director since March 2002. Mr. Brooks is a Principal at ABRY, which he joined in 1999. Prior to joining ABRY, from 1995 to 1999, Mr. Brooks was a Vice President at NCH Capital, a private equity investment fund.

   Jay M. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman has been a Partner of ABRY since 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Consolidated Theaters, Monitronics, TV Fanfare and WideOpenWest.

   Peggy Koenig has served as a Director since March 2002 and was our Vice President and Assistant Secretary from 1997 until March 2002. Ms. Koenig is a partner in ABRY, which she joined in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, partner and member of the board of directors of Sillerman Communication Management Corporation, a merchant bank, which made investments principally in the radio industry. From 1986 to 1988, Ms. Koenig was the Director of Finance for Magera Management, an independent motion picture financing company. She is presently a director (or the equivalent) of Black's Directories, Commerce Connect, Fanfare Media and WideOpenWest.


   Royce Yudkoff has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Since 1989, Mr. Yudkoff has served as the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a vice president from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including Metrocall, Inc., Muzak Holdings LLC, Quorum Broadcast Holdings LLC and Talent Partners.



   Geoff Armstrong will become a Director prior to completion of this offering. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director of Radio One, Inc. since June 2001.



   Michael Donovan will become a Director prior to completion of this offering. Mr. Donovan is the founder and majority shareholder of Donovan Data Systems Inc., a privately held supplier of computer services to the advertising and media industries. Mr. Donovan has served as Chairman and Chief Executive Officer of Donovan Data Systems Inc. since 1967. Mr. Donovan is a director of the Statue of Liberty/Ellis Island Foundation.



   I. Martin Pompadur will become a Director prior to the completion of this offering. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation's Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. He currently sits on the Boards of BskyB, Stream, Metromedia International, Premiere World, Kirch Media, Linkshare, News Out of Home B.V., Balkan Bulgarian and RP Coffee Ventures.

BOARD COMMITTEES


   Shortly after the completion of this offering, we intend to establish an audit committee. The audit committee will consist of Geoff Armstrong, Michael Donovan and Martin Pompadur, three independent directors who are not our employees and have no business relationships with us. The audit committee will be responsible for reviewing our internal accounting procedures and consulting with and reviewing the services provided by our independent accountants.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   Currently, our board of directors performs the functions of a compensation committee. During the year ended December 31, 2001, Perry Sook, our Chief Executive Officer, participated in deliberations of the board of directors with respect to executive compensation. None of our directors or executive officers served, and we anticipate that no member of our board of directors or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors.


DIRECTOR COMPENSATION


   We currently reimburse members of the board of directors for any reasonable out-of-pocket expenses incurred by them in connection with attendance at board meetings. We intend to pay each member of our audit committee a nominal fee for their service. We do not anticipate paying any other fees to our board of directors.


LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .  any breach of their duty of loyalty to the corporation or its stockholders;

  . acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  . any transaction from which the director derived an improper personal benefit.

   The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   Our certificate of incorporation provides that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent.

   The limited liability and indemnification provisions in our certificate of incorporation may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

   At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of us pursuant to the foregoing provisions or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION


   The compensation of our executive officers is currently determined by our board of directors and, after completion of this offering, will be determined by the compensation committee we will establish after the completion of this offering. In determining compensation levels, the compensation committee will consider the executive officers' performance, the market compensation level for comparable positions, our performance goals and objectives and other relevant information. In addition, we intend to compensate our executive officers and key employees with stock options or other types of equity incentives. Please see "2002 Long Term Incentive Plan" for a description of the plan under which these options may be granted.



   The following table sets forth the compensation earned or awarded for services rendered to us in all capacities for the fiscal years ended December 31, 2000 and December 31, 2001, by our Chief Executive Officer and each of our executive officers who earned more than $100,000 in salary and bonus during the fiscal years ended December 31, 2000 and December 31, 2001, to whom we refer in this prospectus collectively as our executive officers.


                          SUMMARY COMPENSATION TABLE


                                                                 Annual Compensation
                                                    Fiscal --------------------------------   All Other
                                                     Year   Salary      Bonus     Other/(1)/ Compensation
                                                    ------ -------- --------      ---------  ------------
Perry A. Sook......................................  2001  $289,230 $150,000/(2)/  $ 3,402      $1,629/(3)/
   President, Chief Executive Officer and Director   2000   274,615       --        11,248          --

Duane A. Lammers...................................  2001   184,681       --         1,376          --
   Chief Operating Officer                           2000   179,693   40,000         3,084          --

Shirley E. Green...................................  2001    98,980       --         5,145          --
   Vice President, Finance                           2000    94,000   20,000         5,785          --

Susana G. Willingham...............................  2001   112,329       --           897          --
   Vice President, News Director                     2000   109,807   10,000         1,276          --

--------
(1) Represents as to all executive officers the value of the personal use of automobiles.
(2) Represents advance against future bonus payments.
(3) Represents reimbursement for moving expenses.

EMPLOYMENT AGREEMENTS


 Perry A. Sook



   Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us. The term of the agreement expires on December 31, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, effective as of October 1, 2002, Mr. Sook's base salary is $600,000 in 2002, $615,000 in 2003, $630,000 in 2004, $650,000 in 2005, $675,000 in 2006
and $700,000 in 2007. In addition to his base salary, Mr. Sook is eligible to earn a targeted bonus of $300,000 for 2002, $307,500 for 2003, $315,000 for
2004, $325,000 in 2005, $337,500
in 2006 and $350,000 in 2007, upon achievement of goals established by our board of directors. Mr. Sook is also eligible to receive a cash payment upon a sale of our company of $900,000 if such sale occurs prior to December 31, 2005, $500,000 if such sale occurs during 2006 and $150,000 if such sale occurs during 2007. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Sook an option to acquire 100,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.



 G. Robert Thompson



   Mr. Thompson is employed as Chief Financial Officer under an employment agreement with us. The term of the agreement expires on May 13, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Thompson's base salary is $195,000 from May 14, 2002 to May 13, 2003, $200,000 through May 13, 2004, $210,000 through May 13, 2005, $215,000 through May 13, 2006 and $225,000 through May 13, 2007. In addition to his base salary, Mr. Thompson is eligible to earn a targeted annual bonus of $30,000 for the year ended May 13, 2003, $35,000 for the year ended May 13, 2004, $40,000 for the year ended May 13, 2005, $45,000 for the year ended May 13, 2006 and $50,000 for the year ended May 13, 2007. In the event of termination upon change of control or for reasons other than cause, or if Mr. Thompson resigns for good reason, as defined in the agreement, Mr. Thompson is eligible to receive his base salary for a period of six months. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Thompson an option to acquire 50,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.



 Duane A. Lammers



   Effective October 1, 2002, Mr. Lammers became Chief Operating Officer under an employment agreement with us. Prior to that time, Mr. Lammers served as Executive Vice President. The agreement terminates on December 31, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Lammers' base salary is $250,000 through September 30, 2003, $260,000 through September 30, 2004, $270,000 through September 30, 2005, $280,000 through September 30, 2006, $290,000 through September 30, 2007. In addition to his base salary, Mr. Lammers is eligible to earn a targeted annual bonus of $70,000 after fiscal year 2002, $80,000 after 2003, $90,000 after 2004, $100,000 after 2005 and $110,000 after 2006 at the discretion of our chief executive officer, based on Mr. Lammers' attainment of, among other things, certain financial performance targets. In the event of termination upon change of control or for reasons other than cause, or if Mr. Lammers resigns for good reason, as defined in the agreement, Mr. Lammers is eligible to receive his base salary for a period of six months. Concurrent with this offering, we will grant under our long-term incentive plan to Mr. Lammers an option to acquire 50,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.



 Shirley E. Green



   Ms. Green is employed as Vice President, Finance under an employment agreement with us. The term of the agreement ends on June 30, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Green's base salary is $150,000 from July 1, 2002 through June 30, 2003, $155,000 through June 30, 2004, $160,000 through June 30, 2005,
$165,000 through June 30, 2006 and $175,000 through June 30, 2007. In addition to her base salary, Ms. Green is eligible to earn a targeted annual bonus of $15,000 for each year through June 30, 2007 at the discretion of our chief executive officer, based on Ms. Green's attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Ms. Green resigns for good reason, as defined in the agreement, Ms. Green is eligible to receive her base salary for a period of six months. Concurrent with this offering, we will grant under our long-term incentive plan to Ms. Green an option to acquire 30,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.

 Susana G. Willingham



   Ms. Willingham is employed as Vice President, Corporate News Director under an employment agreement with us. The initial term of her agreement terminates on January 1, 2004 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Willingham's base salary was $115,000 in 2001, and will be $120,000 in 2002 and $125,000 in 2003. In addition to her base salary, Ms. Willingham is eligible to earn an annual bonus, at the discretion of our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Ms. Willingham resigns for good reason, as defined in the agreement, Ms. Willingham is eligible to receive her base salary for a period of six months. Concurrent with this offering, we will grant under our long-term incentive plan to Ms. Willingham an option to acquire 15,000 shares of our Class A common stock at an exercise price equal to the initial public offering price.



2002 LONG TERM INCENTIVE PLAN





   Prior to the completion of this offering, our board of directors and stockholders will adopt our long-term equity incentive plan. The plan is intended to motivate and reward directors, executive officers and other key employees and to enable us to obtain and retain the services of directors, employees and consultants we consider essential to our long-term success. The plan provides for awards to be granted in the form of incentive stock options, non-qualified stock options, stock appreciation rights ("SARs"), either alone or in tandem with options, restricted stock, performance awards, or any combination of the foregoing. Awards under the plan may be granted only to persons who are our or our subsidiaries' executives, directors, other key employees and consultants. Our board of directors has delegated the administration of the plan to the board's compensation committee, which has the authority to grant awards under the plan and to determine any terms, conditions, or restrictions relating to such awards.



   We have in the past granted equity incentives to some of our executive officers and key employees. At the time of the reorganization, each holder of common membership interests in Nexstar Broadcasting Group, L.L.C. will receive a percentage of our Class A common stock based on a distribution calculated to reflect the Nexstar Broadcasting Group, L.L.C. member's economic interest. Upon completion of this offering, options to purchase 650,000 shares of our Class A common stock will be outstanding under the plan.



   Other than options to purchase an aggregate of 650,000 shares of our Class A common stock that will be issued at the time of completion of this offering to certain individuals under our plan, we have not granted any stock options, SARs, restricted stock, performance awards, or other rights or benefits under the plan, and any future grants have not been determined. The number of shares of our common stock with respect to which benefits may be granted under the plan may not exceed 2,000,000 shares of our Class A common stock. If there is any change in our common stock, the number and type of shares available under the plan and/or the price thereof will be appropriately adjusted. Upon completion of this offering, there will be 1,350,000 shares available for grant under the plan.





   Options granted under the plan that are intended to qualify as incentive stock options must be exercised within ten years of the date of grant of the option or the expiration date set forth in the option grant, if earlier, subject to earlier expiration upon termination of the holder's employment. The exercise price of all options intended to qualify as incentive stock options must be at least equal to the fair market value of the underlying shares of common stock on the date of the grant. Incentive stock options granted to any participant who owns 10% or more of our outstanding common stock must have an exercise price equal to or exceeding 110% of the fair market value of a share of common stock on the date of the grant and must not be exercisable for longer than five years. No participant will be granted in any one calendar year either options or SARs to purchase a number of shares in excess of 10% of the total number of shares authorized under the plan.



   SARs granted under the plan are subject to such terms and conditions as the compensation committee specifies, except that SARs granted in tandem with options may be exercised only at the same time and on the same conditions as the related options. All SARs are exercised automatically on the day before the expiration of the SARs or any related options, and SARs granted in tandem with options expire at the same time the related options expire, so long as the fair market value of a share of common stock on such date exceeds the exercise price of the SAR or any related option, as applicable. Grants of restricted stock under the plan are generally subject to restrictions of at least six months' duration unless otherwise specified by the compensation committee.



   Performance awards granted under the plan may include specific dollar-value target awards, performance units (the value of which is determined by the compensation committee at time of grant), and/or performance shares. The value of each performance award may be fixed or may fluctuate based on a performance factor selected by the compensation committee, and the compensation committee has complete discretion in determining the amount, type and period of performance measurement for each performance award. The performance goals and objectives of any such award are also established by the compensation committee.



   Our board of directors or the compensation committee may amend or terminate the plan, but the plan may not be amended without the approval of our stockholders if such amendment would violate any law or agreement or the rules of any exchange upon which our common stock is listed.



   Following the termination of a participant's services, the vesting schedule and/or exercisability of the participant's options and SARs may change, or the participant may be required to forfeit his options and SARs. If a participant's services are terminated for cause, then all of the participant's options and SARs are immediately forfeited. Following the retirement of a participant, (1) the participant's options and SARs that are exercisable on the date of retirement will be exercisable until the earlier of 90 days after the participant's retirement and the expiration of the options and SARs and (2) the participant's options and SARs that are not exercisable on the date of retirement are immediately forfeited, provided that such options and SARs may become fully vested and exercisable in the discretion of the committee. Except as otherwise determined by the compensation committee, if a participant's services are terminated due to any reason other than cause, retirement, death or disability, then (1) the participant's options and SARs that are exercisable on the date of termination will be exercisable until the earlier of 30 days from the date of termination and the expiration of the options and SARs and (2) the options and SARs that are not exercisable on the date of termination are immediately forfeited.



   Except as otherwise determined by the compensation committee or as described below with respect to the termination of a participant's services in certain circumstances including a change of control, no grant under the plan may be exercised, and no restrictions relating to the grant may lapse, within six months of the date of the grant. Each employee to whom a grant is made under the plan will enter into a written agreement with us that will contain additional provisions relating to the vesting of the grant.



   If a participant's services are terminated within one year following a change of control, then all of the participant's options and SARs become immediately fully vested and exercisable and remain so for up to one year after the date of termination but in no event after the expiration date of the award. In addition, the compensation committee may grant options that become fully vested and immediately exercisable automatically upon a change of control, whether or not the participant is subsequently terminated. Further, upon a change of control all restrictions on shares of restricted stock granted to a participant immediately lapse, and a participant who has been granted a performance award will earn no less than the portion of the performance award that he would have earned if the applicable performance cycle had terminated on the date of the change of control.


SECTION 162(M) OF THE INTERNAL REVENUE CODE

   The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly-held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1 million per year, excluding for this purpose compensation that is "performance-based" within the meaning of Section 162(m) of the Code. We intend that compensation realized upon the exercise of a stock option granted under the plan be regarded as "performance-based" under Section 162(m) and that such compensation be

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

deductible without regard to the limits imposed by Section 162(m) on compensation that is not "performance-based." Compensation realized upon the exercise of an option granted under the plan will not qualify as performance-based except to the extent paid pursuant to grants made under the plan following the approval of the plan by our stockholders in accordance with
Section 162(m)(4)(C) of the Code and the related Treasury Regulations, and except to the extent that other requirements are satisfied.

QUALIFIED 401(K) PLAN

   We maintain a qualified 401(k) plan. Employees are permitted to contribute up to 15% of their annual compensation to our 401(k) plan, subject to the maximum amount permitted by law.


EXECUTIVE LOAN GUARANTEE





   Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, has established a loan facility under which Mr. Sook may borrow an aggregate amount of up to $3.0 million. As of September 30, 2002, approximately $3.0 million in principal amount of loans were outstanding under that facility. The proceeds of those loans have been used by Mr. Sook, in part to, invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans, pursuant to a continuing guaranty dated June 16, 2001. Mr. Sook's loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook's loan will not be renewed after the expiration of Mr. Sook's existing loan.

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH ABRY

 Equity Transactions

   ABRY made the following investments in Nexstar Broadcasting Group, L.L.C.:

  . In June 1996, ABRY purchased approximately $2.9 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with the reorganization;

  . In April 1997, ABRY purchased approximately $17.3 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with the reorganization;

  . In January 1998, ABRY purchased approximately $37.0 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with the reorganization;

  . In November 1999, ABRY purchased approximately $2.9 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with the reorganization;

  . In January 2001, ABRY purchased approximately $14.6 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with the reorganization;

  . In August 2001, ABRY purchased approximately $24.4 million of common membership interests, which will be exchanged into shares of Class B common stock in connection with the reorganization; and

  . In November 2001, ABRY purchased $15.0 million of Series BB preferred membership interests. Prior to the reorganization, $10.0 million of the 15% Series BB preferred membership interests issued to ABRY will be converted into mandatorily redeemable 15% Series AA preferred membership interests of Nexstar Broadcasting Group, L.L.C.


   Upon completion of this offering, (i) approximately $10.5 million of the proceeds of this offering will be used to mandatorily redeem ABRY's Series AA preferred membership interests, including the accrued yield and redemption premium and (ii) approximately $7.7 million of the proceeds of this offering will be used to redeem ABRY's Series BB preferred membership interests. In connection with the offering, ABRY's remaining membership interests will be converted into 11,669,662 shares of our Class B common stock. See "Prospectus Summary--The Reorganization," "Use of Proceeds" and "Principal Stockholders."


   On January 12, 2001, ABRY purchased preferred membership interests in Nexstar Finance Holdings II, L.L.C. (formerly Nexstar Finance Holdings, L.L.C.), a wholly-owned subsidiary of our predecessor, Nexstar Broadcasting Group, L.L.C., for a total consideration of $50.0 million. The preferred units were subsequently redeemed in aggregate for the original purchase price on May 17, 2001 and August 7, 2001. In connection with the redemption, an accrued dividend of approximately $2.4 million was paid to ABRY.

 ABRY Management and Consulting Services Agreement

   Pursuant to a second amended and restated management and consulting services agreement between us and ABRY, dated as of January 5, 1998, ABRY was entitled to a management fee for certain financial and management consulting services provided to us, including in connection with any acquisitions or divestitures in which ABRY substantially assisted in the organization or structuring. Under the agreement, the management fee was based on the purchase price of any such acquisition or divestiture, as well as a certain amount per annum paid for each broadcast station owned or managed by us. Pursuant to this agreement, we paid ABRY $265,000 in 1999 and $276,000 in 2000. ABRY terminated the agreement effective December 31, 2000; however, ABRY continues to be reimbursed for any reasonable out-of-pocket expenses incurred.

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

TRANSACTIONS WITH BANK OF AMERICA CAPITAL INVESTORS


   In August 2001, Nexstar Broadcasting Group, L.L.C. issued mandatorily redeemable 15% Series AA preferred membership interests and common membership interests to Bank of America Capital Investors, or BACI, for total consideration of $40 million. BACI will receive approximately $50.2 million of the proceeds from this offering to redeem its mandatorily redeemable 15%
Series AA preferred membership interests, plus accrued yield and redemption premium, in accordance with their terms. In connection with our reorganization, BACI's common membership interests will be converted into 1,253,339 shares of our Class C common stock. Accordingly, following this offering, BACI will own all of our Class C common stock. In connection with the transaction, BACI received approximately $811,000 in placement fees. BACI is affiliated with Banc of America Securities LLC, one of the underwriters in this offering.


TRANSACTIONS WITH BANK OF AMERICA, N.A. AND BANC OF AMERICA SECURITIES LLC

 Senior Credit Facilities


   On June 1, 1999, we and Mission each entered into senior secured credit facilities in the aggregate amount of $250.0 million with Bank of America, N.A., an affiliate of BACI, one of our principal stockholders. Bank of America, N.A. acted as lender and administrative agent in connection with the senior credit facilities and received approximately $150,200 in fees for its services. In addition, Banc of America Securities LLC acted as sole lead arranger and sole book manager and received approximately $375,000 in fees for its services. Pursuant to the senior credit facilities, we and Mission also paid Bank of America, N.A. quarterly commitment fees in the aggregate amounts of approximately $19,300 in 1999 and $60,600 in 2000.



   On January 12, 2001, Nexstar Finance and Mission each entered into new senior secured credit facilities in the aggregate amount of $275.0 million with Bank of America, N.A., which replaced the June 1999 senior credit facilities. Bank of America, N.A. acted as lender and administrative agent in connection with the senior credit facilities and received approximately $658,000 in fees for its services. In addition, Banc of America Securities LLC acted as sole lead arranger and sole book manager and received approximately $2.6 million in fees for its services. Pursuant to the senior credit facilities, we and Mission also paid Bank of America, N.A. quarterly commitment fees in the aggregate amount of approximately $101,300 in 2001.



   On June 14, 2001, Nexstar Finance entered into an amendment to its senior credit facilities to create the Term A loan facility and Term B loan facility. Bank of America, N.A. and Banc of America Securities LLC did not receive any fees in connection with the amendment.



   On November 14, 2001, Nexstar Finance and Mission entered into an amendment to their senior credit facilities to adjust financial covenants effective September 30, 2001 and future periods and to reduce Nexstar Finance's revolving credit facility and increase Mission's revolving credit facility. In connection with the amendment, Bank of America, N.A. received approximately $52,800 in fees.





   On June 5, 2002, Nexstar Finance and Mission entered into an amendment to their senior credit facilities to allow us to undertake our corporate reorganization and the other transactions related to this offering. In connection with the amendment, Bank of America, N.A. and Banc of America Securities LLC will receive quarterly fees which we estimate will total approximately $247,500.


 Unsecured Interim Loan

   On January 12, 2001, Banc of America Bridge LLC acted as lender and lead arranger in connection with an unsecured interim loan to us in the amount of $40.0 million. Of this amount, $30.0 million was repaid in connection with Nexstar Finance's offering of 12% senior subordinated notes due 2008. The remaining $11.2 million (including accrued interest) was repaid with proceeds from the offering of the 16% senior discount notes due 2009. Banc of America Bridge LLC received approximately $1.1 million in fees for its services.

 Senior Subordinated Notes

   On March 16, 2001, Nexstar Finance issued $160.0 million of 12% senior subordinated notes due 2008. Banc of America Securities LLC was an initial purchaser and the sole book-running manager in connection with the offering and received approximately $3.0 million in underwriting discounts and commissions in connection with the offering.

 Senior Discount Notes


   On May 17, 2001, Nexstar Finance Holdings issued 36,988 units, each consisting of $1,000 aggregate principal amount at maturity of 16% senior discount notes due 2009 and a non-voting equity interest in us. Banc of America Securities LLC was an initial purchaser and the sole book-running manager in connection with the offering and received approximately $647,300 in underwriting discounts and commissions in connection with the offering. Banc of America Securities LLC continues to own a portion of the units. In the second quarter of 2002, we made a tax-related distribution to Banc of America Capital Investors in the amount of $1.4 million in connection with their ownership of the units. This amount will be deducted from the amount we pay to BACI in connection with the redemption of the Series AA preferred membership interests.


 Interest Rate Swap Agreements

   On November 26, 2001, Nexstar Broadcasting Group, L.L.C. entered into a $93.3 million interest rate swap agreement with respect to its senior credit facilities. Bank of America, N.A. acted as sole agent for the transaction and received approximately $400,000 in fees for its services.

TRANSACTIONS WITH PERRY SOOK

 Equity Transactions

   Perry Sook, our President and Chief Executive Officer, made the following investments in Nexstar Broadcasting Group, L.L.C.:

  . In June 1996, Mr. Sook purchased approximately $78,000 of common membership interests;

  . In April 1997, Mr. Sook purchased approximately $462,000 of common membership interests;

  . In January 1998, Mr. Sook purchased approximately $986,000 of common membership interests;

  . In November 1999, Mr. Sook purchased approximately $78,000 of common membership interests;

  . In January 2001, Mr. Sook purchased approximately $390,000 of common membership interests; and

  . In August 2001, Mr. Sook purchased approximately $651,000 of common membership interests.


   In connection with the reorganization, Mr. Sook will own 437,662 shares of our Class B common stock upon conversion of his common membership interests.


 Perry Sook Guaranty


   Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters of this offering, has established a loan facility under which Mr. Sook may borrow an aggregate amount of up to $3.0 million. As of September 30, 2002, approximately $3.0 million in principal amount of loans were outstanding under that facility. The proceeds of those loans have been used by Mr. Sook, in part to, invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans, pursuant to a continuing guaranty dated June 16, 2001. Mr. Sook's loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook's loan will not be renewed after the expiration of Mr. Sook's existing loan.

TRANSACTIONS WITH MISSION


 Local Service Agreements


   We have local service agreements in place with Mission in four markets:
Erie, Pennsylvania; Wichita Falls, Texas; Wilkes Barre-Scranton, Pennsylvania; and Joplin, Missouri.



   In Erie, Pennsylvania, we have a time brokerage agreement dated as of April 1, 1996, as amended, which expires on August 16, 2006 and may be renewed for one term of five years with 90 days notice. This agreement allows us to program most of WFXP's broadcast time, sell the station's advertising time and retain the advertising revenue.



   In Wichita Falls, Texas-Lawton, Oklahoma, we have a shared services agreement dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, we agreed to share the costs of certain services that our station KFDX and Mission's stations KJTL and KJBO-LP individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming or sales. In consideration of services provided to KJTL and KJBO-LP by KFDX personnel, Mission pays us a monthly service fee, calculated based on the cash flow of KJTL and KJBO-LP.



   Also in Wichita Falls, Texas-Lawton, Oklahoma, we have a joint sales agreement for the sale of commercial time dated as of June 1, 1999, which has an initial term of 10 years. We purchase advertising time on KJTL and KJBO-LP and retain the advertising revenue, in return for payments to Mission of $110,000 per month, plus reimbursable expenses, subject to adjustment.



   In Wilkes Barre-Scranton, Pennsylvania, we have a shared services agreement dated as of January 5, 1998, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of our shared services agreement in Wichita Falls except for the monthly fee, which is $250,000 per month. It obligates our station, WBRE, to perform certain services for Mission's station, WYOU.



   In Joplin, Missouri-Pittsburg, Kansas, we have a shared services agreement dated as of April 1, 2002, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of our shared services agreement in Wichita Falls. It obligates our station, KSNF, to perform certain services for Mission's station, KODE.





   The table below indicates the financial arrangements we have with each of the Mission stations



                                  1999 Consideration 2000 Consideration 2001 Consideration
Station     Type of Agreement         To Nexstar         To Nexstar         To Nexstar
-------     -----------------     ------------------ ------------------ ------------------
 WYOU.. Shared Services Agreement       $3,300             $3,630             $3,993
 *KODE. Shared Services Agreement           --                 --                 --
                                        ------             ------             ------
         Total                          $3,300             $3,630             $3,993



* The shared services agreement between Mission and Nexstar became effective April 1, 2002. The monthly payment is based on 90% of available cash flow.



                                                1999 Consideration 2000 Consideration 2001 Consideration
 Station            Type of Agreement               To Mission         To Mission         To Mission
 -------            -----------------           ------------------ ------------------ ------------------
KJTL/KJBO Joint Sales/Shared Services Agreement       $1,628             $2,213             $1,880
WFXP..... Time Brokerage Agreement                       146                142                153
                                                      ------             ------             ------
           Total                                      $1,774             $2,355             $2,033

 Option Agreements


   In consideration of our guarantee of indebtedness incurred by Mission, we have options to purchase the assets of Mission's stations in Erie, Joplin, Wichita Falls and Wilkes Barre-Scranton, subject to prior FCC approval. Mission's owner, David S. Smith, is a party to these option agreements. David
S. Smith is not related in any way to David D. Smith, the chief executive officer of Sinclair Broadcast Group.



  . In Erie, we have an option agreement with Mission and David S. Smith, dated as of November 30, 1998, to acquire the assets of WFXP.



  . In Joplin, we have an option agreement with Mission and David S. Smith, dated as of April 24, 2002, to acquire the assets of KODE.



  . In Wichita Falls, we have an option agreement with Mission and David S. Smith, dated as of June 1, 1999, to purchase the assets of KJTL and KJBO-LP.



  . In Wilkes Barre-Scranton, we have an option agreement with Mission and David S. Smith, dated as of May 19, 1998, to purchase the assets of WYOU.



   Under the terms of these option agreements, we may exercise our option upon written notice to the counterparty to the relevant option agreement. In each option agreement, as amended on October 18, 2002, the exercise price is the greater of (i) seven times the station's cash flow during the prior twelve months (minus the station's debt) and (ii) the station's debt. Mission and/or David S. Smith may terminate each option agreement by written notice any time after the seventh anniversary date of the relevant option agreement.


 Management Agreement


   Mission, David S. Smith and Nancie J. Smith, the wife of David S. Smith, are parties to a compensation agreement. Under this agreement, Mission pays David
S. Smith up to $200,000 per year for certain management services and pays Nancie J. Smith by the hour for certain management services.


STOCKHOLDERS AGREEMENT

   In connection with the reorganization, we, ABRY, Bank of America Capital Investors and Perry Sook will enter into a stockholders agreement, pursuant to which ABRY and Perry Sook will agree to vote their equity interests in us to elect Mr. Sook and five persons designated by ABRY to the board of directors. The number of persons that ABRY will be entitled to designate to our board under the agreement will be reduced if the number of shares of our common stock that they hold falls beneath set thresholds. Directors designated by ABRY may be removed only by the party or parties entitled to nominate them. Also pursuant to the stockholders agreement, we will grant the parties the registration rights set forth in "Description of Capital Stock--Registration Rights."

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

                            PRINCIPAL STOCKHOLDERS


   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of September 30, 2002 after giving effect to the reorganization, by (i) each stockholder known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our directors and (iv) all of our directors and executive officers as a group. The table below assumes the underwriters do not exceed their over-allotment option and gives effect to the reorganization. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Such rules provide that in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after September 30, 2002 are deemed outstanding. Unless otherwise indicated in the footnotes below (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable and (ii) the address of each of the individuals listed in the table is Nexstar Broadcasting Group, Inc., 200 Abington Executive Park, Suite 201, Clarks Summit, Pennsylvania 18411. As of September 30, 2002 after giving effect to the reorganization, there were 22,474,809 shares of common stock outstanding.



                               Class A          Class B            Class C       Pre-offering     Post-offering
                             Common Stock     Common Stock      Common Stock    Percent of Total Percent of Total
                            -------------  -----------------  ----------------  --------------   --------------
                                                                                Economic  Voting Economic  Voting
                            Number Percent   Number   Percent  Number   Percent Interest  Power  Interest  Power
                            ------ ------- ---------- ------- --------- ------- --------  ------ --------  ------
ABRY/(1)/..................    --     --   11,669,662   96.4%        --     --    86.6%    96.4%   51.9%    89.6%
Bank of America Capital
 Investors/(2)/............    --     --           --     --  1,253,339  100.0%    9.3%      --     5.6%      --
Royce Yudkoff/(3)(4)/......    --     --   11,669,662   96.4%        --     --    86.6%    96.4%   51.9%    89.6%
Perry Sook/(5)/............    --     --      437,662    3.6%        --     --     3.3%     3.6%    2.0%     3.4%
G. Robert Thompson.........    --     --           --     --         --     --      --       --      --       --
Duane A. Lammers........... 4,289    3.8%          --     --         --     --       *        *       *        *
Shirley E. Green........... 1,488    1.3%          --     --         --     --       *        *       *        *
Susana G. Willingham.......    86      *           --     --         --     --       *        *       *        *
Richard Stolpe.............    86      *           --     --         --     --       *        *       *        *
Blake Battaglia/(4)/.......    --     --           --     --         --     --      --       --      --       --
Erik Brooks/(4)/...........    --     --           --     --         --     --      --       --      --       --
Jay M. Grossman/(4)/.......    --     --           --     --         --     --      --       --      --       --
Peggy Koenig/(4)/..........    --     --           --     --         --     --      --       --      --       --
Geoff Armstrong............    --     --           --     --         --     --      --       --      --       --
Michael Donovan............    --     --           --     --         --     --      --       --      --       --
I. Martin Pompadur.........    --     --           --     --         --     --      --       --      --       --
All directors and executive
 officers as a group
 (14 persons).............. 5,949    5.5%  12,107,324  100.0%        --     --    99.2%   100.0%   59.5%    93.0%

--------
*  Less than 1%

(1) Represents 7,332,961 shares owned by ABRY Broadcast Partners II, L.P. and 4,336,701 shares owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Broadcast Partners, LLC. The address of ABRY is 111 Huntington Avenue, 30th Floor, Boston, MA 02199.

(2) The address of Bank of America Capital Investors is 100 North Tryon Street, 25th Floor, Charlotte, NC 28255-0001. Bank of America Capital Investors is an affiliate of Banc of America Securities LLC, one of the underwriters in this offering.
(3) Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P
(4) The address of Mr. Yudkoff, Mr. Battaglia, Mr. Brooks, Mr. Grossman and Ms. Koenig is the address of ABRY.

(5) Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

   Upon completion of this offering we will be authorized to issue 100,000,000 shares of Class A common stock, $0.01 par value, 20,000,000 shares of Class B common stock, $0.01 par value, 5,000,000 shares of Class C common stock, $0.01 par value, and 200,000 shares of undesignated preferred stock, $0.01 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK


   Of the authorized shares of Class A common stock, 9,000,000 shares are being offered hereby, or 10,350,000 shares if the underwriters exercise their over-allotment option in full. Of the 20,000,000 authorized shares of Class B common stock, on the closing date 11,669,662 shares will be outstanding and held by ABRY and 437,662 shares will be outstanding and held by Perry A. Sook, our president and chief executive officer. Of the authorized shares of Class C common stock, on the closing date 1,253,339 shares will be outstanding and held by BACI. The common stock to be outstanding after this offering excludes shares of Class A common stock issuable upon the exercise of stock options. The material terms and provisions of our certificate of incorporation affecting the relative rights of the Class A common stock, the Class B common stock and the Class C common stock are described below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and by-laws filed with the registration statement of which this prospectus forms a part, and to the Delaware General Corporation Law.


VOTING RIGHTS

   The holders of Class A common stock and Class B common stock generally have identical rights except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation generally must be approved by at least a majority of the combined voting power of all Class A common stock and Class B common stock voting together as a single class. However, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

   The holders of Class C stock have no voting rights but otherwise generally have the same rights as the holders of Class A common stock and Class B common stock.


CONVERSION RIGHTS



   Our Class B common stock and Class C common stock are convertible as follows, subject to obtaining any necessary approvals of the FCC:



   . holders of shares of our Class B common stock or Class C common stock may elect at any time to convert their shares into an equal number of shares of Class A common stock;



   .   upon transfer to anyone other than ABRY, an affiliate of ABRY or Perry
       A. Sook, the Class B common stock will automatically convert into Class A common stock on a one-for-one basis;



   . if the Class B common stock represents less than 10.0% of the total common stock outstanding, all of the Class B common stock will automatically convert into Class A common stock on a one-for-one basis.

DIVIDENDS

   Holders of Class A common stock, Class B common stock and Class C common stock will share in an equal amount per share in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock, Class B common stock and Class C common stock may be paid only as follows: (1) shares of Class A common stock may be paid only to holders of Class A common stock, shares of Class B common stock may be paid only to holders of Class B common stock and shares of Class C common stock may be paid only to holders of Class C common stock; and (2) shares shall be paid proportionally with respect to each outstanding share of Class A common stock, Class B common stock and Class C common stock.

OTHER RIGHTS

   On our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of either class of common stock are subject to redemption and upon consummation of the reorganization, all the outstanding shares of Class A common stock, Class B common stock and Class C common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

   Upon completion of this offering, our board of directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 200,000 shares of preferred stock, $0.01 par value per share, in one or more series, each of the series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

   Provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer or a proxy contest. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

   We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

REGISTRATION RIGHTS


   Subject to limitations contained in the stockholders agreement that we and ABRY, Bank of America Capital Investors and Perry Sook will execute in connection with the reorganization, at any time beginning 180 days after the date of this prospectus, the parties to the stockholders agreement may require that we use our best efforts to register up to 13,360,662 of their shares of common stock for public resale. In addition, if we register any of our securities either for our own account or for the account of other security holders, the parties to the stockholders agreement will be entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. All registration expenses must be borne by us and all selling expenses relating to registrable securities must be borne by the holders of the securities being registered.


TRANSFER AGENT AND REGISTRAR


   The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, we will have 9,114,146 shares of Class A common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have a total of 10,464,146 shares of our Class A common stock outstanding. Additionally, we will have 12,107,324 shares of Class B common stock and 1,253,339 shares of Class C common stock outstanding, and all of which may be converted at any time into shares of Class A common stock. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. Substantially all of the remaining 114,146 shares of Class A common stock and all shares of Class B common stock and Class C common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act, described below. Substantially all of these shares are subject to lockup agreements as described below and commencing 180 days after the date of this prospectus will be freely tradeable subject to applicable volume limitations under Rule 144.


   We cannot make any predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of these shares, or the availability of these shares for future sale, will have on the prevailing market prices of our common stock. Sales of a significant number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise equity capital in the future.


LOCKUP AGREEMENTS


   We, our officers and directors and holders of 5% or more of our common stock have agreed that, subject to limited exceptions, we will not, for a period of 180 days after the date of this prospectus, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock, or publicly disclose the intention to make any such offer, sale, pledge or disposal, without the prior written consent of Banc of America Securities LLC. Banc of America Securities LLC may release all or a portion of the shares subject to this lockup agreement at any time without prior notice.

RULE 144

   In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our Class A common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


  . 1% of the number of shares of Class A common stock then outstanding, which will equal approximately 91,141 shares immediately after this offering; or



  . the average weekly trading volume of the common stock on the Nasdaq National Market System during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.


   Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

   Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

   We intend to file a registration statement on Form S-8 registering shares of our Class A common stock subject to outstanding options or reserved for future issuance under our stock option plan. Upon completion of this offering, options to purchase a total of 650,000 shares will be outstanding at an exercise price of $14.00 per share, and 1,350,000 shares were reserved for future issuance under our stock plans. The Class A common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, is available for immediate resale in the open market.

REGISTRATION RIGHTS


   Beginning 180 days after the date of this prospectus, holders of 13,360,663 shares of our Class A common stock or shares convertible into Class A common will be able to require us to conduct a registered public offering of their shares. In addition, holders of shares of our common stock will be entitled to have their shares included for sale in subsequent registered offerings of our common stock. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would, except for shares purchased by affiliates, result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

               CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

   The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock applicable to Non-U.S. Holders. A "Non-U.S. Holder" is a beneficial owner of our Class A common stock that holds our Class A common stock as a capital asset and who is generally an individual, corporation, estate or trust other than:

  . an individual who is a citizen or resident of the U.S. for U.S. federal income tax purposes;


  . a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state thereof (including the District of Columbia);


  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source; and

  . a trust (a) that is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.


   The following discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, nonresident alien individuals who have lost U.S. citizenship or who have ceased to be treated as resident aliens, holders of securities held as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction transaction and persons who hold or receive common stock as compensation). The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.


   The following summary is included herein for general information. Accordingly, each prospective Non-U.S. Holder is urged to consult its own tax advisor with respect to the federal, state, local or non-U.S. tax consequences of holding and disposing of common stock.

U.S. TRADE OR BUSINESS INCOME


   For purposes of the following discussion, dividends and gains on the sale, exchange or other disposition of our Class A common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a Non-U.S. Holder entitled to the benefits of an applicable income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States. Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated tax rates. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate that an applicable income tax treaty may specify.


DIVIDENDS

   We do not expect to pay any distributions on our common stock for the foreseeable future. See "Dividend Policy." In the event we do pay distributions on our common stock, however, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder's investment to the extent of the Non-U.S. Holder's basis in our Class A common stock. Any remaining excess will be treated as capital gain. Dividends paid to a Non-U.S. Holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate unless the dividends are U.S. trade or business income and the Non-U.S. Holder files a properly executed IRS Form W-8ECI with the withholding agent.

   The 30% withholding rate may be reduced if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Generally, to claim the benefits of an income tax treaty, a Non-U.S. Holder of our Class A common stock will be required to provide a properly executed IRS Form W-8BEN and satisfy applicable certification and other requirements. A Non-U.S. Holder of our Class A common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its tax advisor on its entitlement to benefits under a relevant income tax treaty.

DISPOSITION OF COMMON STOCK

   A Non-U S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

  .  the gain is U.S. trade or business income;


  . the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements; or





  . we are or have been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period during which the Non-U.S. Holder held the Class A common stock.



   The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we have not been, and are not currently, a USRPHC for U.S. federal income tax purposes, nor do we anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC at any time during the applicable period that ends on the date that a Non-U.S. Holder sells its shares of Class A common stock.


INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

 Dividends

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to the dividends, regardless of whether withholding was required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Dividends paid to Non-U.S. Holders of Class A common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

 Disposition of Common Stock


   The payment of the proceeds from the disposition of Class A common stock effected in the U.S. by any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Class A common stock effected outside the U.S. by a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the U.S. (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of common stock effected outside the U.S. by a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of common stock).


   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder's U.S. federal income tax liability, if any, if the holder provides the required information to the Internal Revenue Service.

                                 UNDERWRITING


   We are offering the shares of our Class A common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers Inc. and CIBC World Markets Corp. are the representatives of the underwriters. We will enter into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, the number of shares of Class A common stock listed next to its name in the following table:


                Underwriter                    Number of Shares
                -----------                    ----------------
                Banc of America Securities LLC
                Bear, Stearns & Co. Inc.......
                Lehman Brothers Inc...........
                CIBC World Markets Corp.......
                                                  ---------
                   Total......................
                                                  =========

   The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.


   The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
selected dealers a concession of not more than $       per share. The
underwriters also may allow, and any dealers may reallow, a concession of not
more than $       per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms; however, any such changes would not result in any change to the offering proceeds received, or underwriting compensation paid, by us. Our Class A common stock is offered subject to a number of conditions, including:



  . receipt and acceptance of the shares of Class A common stock by the underwriters upon satisfaction or waiver of all conditions to their purchase in accordance with the underwriting agreement, and



  . the underwriters' right to reject orders from prospective investors in whole or in part.



   A prospectus in electronic format is being made available on the Internet web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate the shares to underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not intended to be part of this prospectus or the registration statement of which this prospectus forms a part.


   We have granted the underwriters an option to purchase up to 1,350,000 additional shares of our Class A common stock at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.


   The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                        No Exercise Full Exercise
                                        ----------- -------------
              Per share................
              Total....................

   We estimate that the total expenses of this offering to be paid by us, not including the underwriting discounts and commissions, will be approximately $1.0 million.



   We, our executive officers and directors and substantially all of our existing stockholders have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of Banc of America Securities LLC, offer, sell, contact to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. At any time and without notice, Banc of America Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements. The lock-up agreements allow the following transfers to be made without the prior written consent of Banc of America Securities LLC:



  . transfers to an immediate family member or to a trust of which the stockholder or family member is the beneficiary;



  .  transfers to partners, members or controlled affiliates; and



  .  transfers as a bona fide gift or gifts;



provided, however, that in each case, the transferee executes and delivers to Banc of America Securities LLC a similar lock-up agreement.



   We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.


   We have applied for the quotation of our Class A common stock on the Nasdaq National Market under the symbol "NXST."

   In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including:

  .  stabilizing transactions;

  .  short sales;

  .  syndicate covering transactions;

  .  imposition of penalty bids; and

  .  purchases to cover positions created by short sales.

   Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our Class A common stock while this offering is in progress. Stabilizing transactions may include making short sales of our Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

   The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option.

   A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.


   The underwriters also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters or other selling group members that sold those shares as part of this offering to repay the selling concession received by them.


   As a result of these activities, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by this prospectus.

   Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be negotiated between the underwriters and us. The primary factors to be considered in the negotiations are:


  . the economic conditions in and future prospects for the industry in which we compete;



  .  our past and present operating performance and financial condition;



  .  our prospects for future earnings;




  .  an assessment of our management;

  .  the present state of our development;




  . the prevailing market conditions of the U.S. securities markets at the time of this offering;



  . current market valuation of publicly traded companies considered comparable to our company; and


  .  other factors deemed relevant by the underwriters and us.


   At our request, the underwriters have reserved up to 5% of the Class A common stock being offered by this prospectus for sale to our directors, employees and other individuals associated with us and members of their families at the initial public offering price. The sales will be made by Banc of America Securities LLC through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus.



   The underwriters and their affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees. Bank of America, N.A., an affiliate of Banc of America Securities LLC, and CIBC World Markets Corp. are lenders under Nexstar's and Mission's senior credit facilities. Bank of America, N.A. also acts as administrative agent and Banc of America Securities LLC acts as lead manager and book manager, under Nexstar's and Mission's senior credit facilities.



   In addition, Banc of America Securities LLC was an initial purchaser and the sole book-running manager in (i) the private placement of $160.0 million of 12% senior subordinated notes due 2008 that were issued by Nexstar Finance on March 16, 2001, and (ii) the private placement of approximately $37.0 million of units consisting of one 16% senior discount note due 2009 of our subsidiary, Nexstar Finance Holdings, and non-voting equity interests in our company, which were issued on May 17, 2001.

   In August 2001, Nexstar Broadcasting Group, L.L.C. issued mandatorily redeemable 15% Series AA preferred membership interests and common membership interests to Bank of America Capital Investors, or BACI, an affiliate of Banc of America Securities LLC, for total consideration of $40 million. We will use approximately $50.2 million of the net proceeds from this offering to redeem BACI's 15% Series AA preferred membership interests, plus accrued yield and redemption premium. In connection with our reorganization, BACI's common membership interests will be converted into 1,253,339 shares of Class C common stock. Accordingly, following this offering, BACI will own all of our Class C common stock. See "Prospectus Summary--The Reorganization," "Use of Proceeds" and "Principal Stockholders." For more information about transactions between us and affiliates of Banc of America Securities LLC, see "Certain Transactions."


   The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.


   Because we anticipate that some of the underwriters will receive more than 10% of the net proceeds of this offering in connection with our application of the net proceeds, those underwriters may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Lehman Brothers Inc. has assumed the responsibilities of acting as a qualified independent underwriter and has recommended a public offering price for our Class A common stock in compliance with the requirements of Rule 2720. Lehman Brothers Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Lehman Brothers Inc. will receive no compensation for acting in this capacity; however, we have agreed to indemnify Lehman Brothers Inc. for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Kirkland & Ellis, New York, New York. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

   The financial statements of Nexstar Broadcasting Group, L.L.C. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


   The financial statements of Gocom Broadcasting of Joplin, L.L.C. as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001 and year ended December 31, 2000, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Gocom Broadcasting of Joplin, L.L.C.'s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


   The financial statement of Nexstar Broadcasting Group, Inc. as of April 22, 2002, included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We filed with the Securities and Exchange Commission, Washington, D.C., a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock sold in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and our common stock, we refer you to the registration statement and to the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected by anyone without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

   We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                         INDEX TO FINANCIAL STATEMENTS


Nexstar Broadcasting Group, L.L.C.
Unaudited Financial Statements
Consolidated Balance Sheets--December 31, 2001 and September 30, 2002..............................  F-2
Consolidated Statements of Operations and Other Comprehensive Loss for the three months and nine months ended September 30, 2001 and 2002.........................................................  F-3
Consolidated Statement of Changes in Redeemable Preferred and Common units and Members' Interest for the year ended December 31, 2001 and for the nine months ended September 30, 2001 and 2002...  F-4
Consolidated Statements of Cash Flows for the nine months ended September 30, 2001 and 2002........  F-7
Notes to Consolidated Financial Statements.........................................................  F-8
Audited Financial Statements
Report of Independent Accountants.................................................................. F-17
Consolidated Balance Sheets at December 31, 2000 and December 31, 2001............................. F-18
Consolidated Statements of Operations and other Comprehensive Loss for the years ended December 31,
  1999, December 31, 2000 and December 31, 2001.................................................... F-19
Consolidated Statements of Changes in Redeemable Preferred and Common units and Members' Interest for the years ended December 31, 1999, December 31, 2000 and December 31, 2001................... F-20
Consolidated Statements of Cash Flows for the years ended December 31, 1999, December 31, 2000 and
  December 31, 2001................................................................................ F-23
Notes to Consolidated Financial Statements......................................................... F-24

Nexstar Broadcasting Group, Inc.
Report of Independent Accountants.................................................................. F-45
Balance Sheet at April 22, 2002.................................................................... F-46
Note to Financial Statement........................................................................ F-47

Gocom Broadcasting of Joplin, L.L.C.
Report of Independent Accountants.................................................................. F-48
Balance Sheets as of December 31, 2000 and September 30, 2001...................................... F-49
Statements of Operations for the year ended December 31, 2000 and the nine months ended September 30, 2001......................................................................... F-50
Statement of Changes in Member's Deficit for the year ended December 31, 2000 and the nine months ended September 30, 2001......................................................... F-51
Statements of Cash Flows for the year ended December 31, 2000 and the nine months ended September 30, 2001......................................................................... F-52
Notes to Financial Statements...................................................................... F-53

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                          CONSOLIDATED BALANCE SHEETS


                                                                         December 31, September 30,
                                                                             2001         2002
                                                                         ------------ -------------
                                                                          (Restated)
                                                                                       (Unaudited)
                                                                           (dollars in thousands)
                                ASSETS
Current assets:
   Cash and cash equivalents............................................   $  5,870     $ 18,055
   Accounts receivable, net of allowance for doubtful accounts of $490
     and $642, respectively.............................................     25,442       24,451
   Current portion of broadcast rights..................................     10,062       14,555
   Prepaid expenses and other current assets............................        993        1,776
   Deferred tax assets..................................................      1,361        1,363
   Taxes receivable.....................................................        354        1,296
                                                                           --------     --------
       Total current assets.............................................     44,082       61,496
Property and equipment, net.............................................     57,383       55,860
Broadcast rights........................................................      3,685        3,320
Other noncurrent assets.................................................      8,240           56
Goodwill, net...........................................................     87,464       87,888
Intangible assets, net..................................................    225,816      225,284
                                                                           --------     --------
       Total assets.....................................................   $426,670     $433,904
                                                                           ========     ========
                  LIABILITIES, REDEEMABLE PREFERRED
                AND COMMON UNITS AND MEMBERS' INTEREST
Current liabilities:
   Current portion of debt..............................................   $    488     $  1,928
   Current portion of capital lease obligations.........................         23           16
   Current portion of broadcast rights payable..........................     10,242       14,654
   Accounts payable.....................................................      3,732        3,205
   Accrued expenses.....................................................      3,986        5,721
   Interest payable.....................................................      6,041        9,887
   Deferred revenue.....................................................        335        2,921
                                                                           --------     --------
       Total current liabilities........................................     24,847       38,332
Debt....................................................................    304,144      315,775
Broadcast rights payable................................................      3,770        3,579
Deferred tax liabilities................................................      5,347        3,330
Other liabilities.......................................................      4,022        5,877
                                                                           --------     --------
       Total liabilities................................................    342,130      366,893
                                                                           --------     --------
Redeemable preferred and common units...................................     56,567       61,717
                                                                           --------     --------

Commitments and contingencies (Note 8)

Members' interest:
   Contributed capital..................................................    102,912      101,497
   Accumulated deficit..................................................    (71,208)     (95,235)
   Accumulated other comprehensive loss on derivative instruments.......     (3,731)        (968)
                                                                           --------     --------
       Total members' interest..........................................     27,973        5,294
                                                                           --------     --------
       Total liabilities, redeemable preferred and common units and
         members' interest..............................................   $426,670     $433,904
                                                                           ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.


      CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS



                                            Three Months        Nine Months
                                               Ended               Ended
                                           September 30,       September 30,
                                         -----------------  -------------------
                                           2001      2002      2001      2002
                                         --------  -------  ---------- --------
                                                            (Restated)
                                                       (Unaudited)
                                              (amounts in thousands, except
                                                     per unit data)
Revenue (excluding trade and barter).... $ 25,708  $33,816   $ 81,954  $ 97,438
Less: commissions.......................   (3,410)  (4,815)   (10,997)  (13,507)
                                         --------  -------   --------  --------
Net broadcast revenue (excluding trade
 and barter)............................   22,298   29,001     70,957    83,931
Trade and barter revenue................    2,563    2,689      7,555     7,603
                                         --------  -------   --------  --------
     Total net revenue..................   24,861   31,690     78,512    91,534
                                         --------  -------   --------  --------
Operating expenses:
   Direct operating expenses
    (exclusive of depreciation and
    amortization shown separately
    below)..............................    7,532    8,573     23,078    25,893
   Selling, general and administrative
    expenses (exclusive of
    depreciation and amortization
    shown separately below).............    6,754    8,444     20,618    25,445
   Amortization of broadcast rights.....    4,027    3,921     11,830    10,825
   Amortization of intangible assets....    5,237    3,370     15,793     9,844
   Depreciation.........................    3,284    3,443      9,466     9,846
                                         --------  -------   --------  --------
     Total operating expenses...........   26,834   27,751     80,785    81,853
                                         --------  -------   --------  --------
Income (loss) from operations...........   (1,973)   3,939     (2,273)    9,681
Interest expense, including
 amortization of debt financing costs...   (9,683)  (9,690)   (29,037)  (28,927)
Interest income.........................      140       37        297        95
Other income (expense), net.............        9   (2,104)      (426)   (2,366)
                                         --------  -------   --------  --------
Loss before income taxes................  (11,507)  (7,818)   (31,439)  (21,517)
Income tax benefit......................      785    1,373      1,726     2,685
                                         --------  -------   --------  --------
Loss before minority interest
 preferred dividend.....................  (10,722)  (6,445)   (29,713)  (18,832)
Related party minority interest
 preferred dividend.....................     (388)      --     (2,423)       --
                                         --------  -------   --------  --------
Loss before extraordinary loss from
 refinancing of credit facilities.......  (11,110)  (6,445)   (32,136)  (18,832)
Extraordinary loss from refinancing of
 credit facilities, net of income tax
 effect.................................       --       --     (1,328)       --
                                         --------  -------   --------  --------
Net loss................................ $(11,110) $(6,445)  $(33,464) $(18,832)
                                         --------  -------   --------  --------
Other comprehensive loss:
Cumulative effect of change in
 accounting principle...................       --       --       (241)       --
Deferral of unrealized derivative
 gains (losses).........................    1,965      843        (92)    2,763
                                         --------  -------   --------  --------
Net loss and other comprehensive loss... $ (9,145) $(5,602)  $(33,797) $(16,069)
                                         ========  =======   ========  ========
Net loss................................  (11,110)  (6,445)   (33,464)  (18,832)
   Accretion of preferred interest to
    redemption value....................   (1,041)  (1,750)    (1,041)   (5,195)
                                         --------  -------   --------  --------
Net loss attributable to common unit
 holders................................ $(12,151) $(8,195)  $(34,505) $(24,027)
                                         ========  =======   ========  ========
Basic and diluted loss per unit:
   Loss before extraordinary loss from
    refinancing of credit facilities.... $  (2.03) $ (1.04)  $  (6.83) $  (3.03)
   Extraordinary loss from refinancing
    of credit facilities................       --       --      (0.28)       --
   Net loss attributable to common
    unit holders........................    (2.22)   (1.32)     (7.34)    (3.87)
   Cumulative effect of change in
    accounting principle................       --       --      (0.05)       --
Weighted average number of units
 outstanding:
   Basic and diluted....................    5,467    6,214      4,702     6,206
Unaudited pro forma information:
   Loss before income taxes............. $(11,507) $(7,818)  $(31,439) $(21,517)
   Income tax benefit (expense).........      368      895        252     1,126
                                         --------  -------   --------  --------
   Pro forma net loss before minority
    interest preferred dividend and
    extraordinary loss from
    refinancing of credit facilities.... $(11,139) $(6,923)  $(31,187) $(20,391)
Unaudited pro forma basic and diluted
 loss per unit:
   Pro forma net loss................... $  (2.11) $ (1.11)  $  (7.43) $  (3.29)


  The accompanying notes are an integral part of these consolidated financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

           CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED
                    AND COMMON UNITS AND MEMBERS' INTEREST
                     FOR THE YEAR ENDED DECEMBER 31, 2001,

             AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2002


                            (DOLLARS IN THOUSANDS)



                                           Series AA
                                          Mandatorily     Series BB
                                          Redeemable      Redeemable
                                           Preferred      Preferred      Redeemable     Total
                                           Interest        Interest      Class D-2    Redeemable         Class A-1
                                        --------------  -------------- -------------- Preferred  -   -----------------
                                        Units   Amount  Units  Amount   Units  Amount  Interest        Units   Amount
                                        ------ -------  ------ ------- ------- ------ ---------- -   --------- -------
Balance at December 31, 2000
 (Restated)............................     -- $    --      -- $    --      -- $   --  $    --       2,050,000 $30,750
Contributions, net of issuance costs of
 $1,218 on Series AA Redeemable
 Preferred Interest.................... 40,000  30,483      --      -- 563,899  8,298   38,781              --      --
Distribution to member.................     --      --      --      --      --     --       --              --      --
Repurchase and retirement of units.....     --      --      --      --      --     --       --              --      --
Accretion of Redeemable Preferred
 Interest to redemption value..........     --   1,041      --      --      --     --    1,041              --      --
Net loss (Restated)....................     --      --      --      --      --     --       --              --      --
Cumulative effect of change in
 accounting principle..................     --      --      --      --      --     --       --              --      --
Deferral of unrealized derivative gains
 and (losses)..........................     --      --      --      --      --     --       --              --      --
                                        ------ -------  ------ ------- ------- ------  -------   -   --------- -------
Balance at September 30, 2001
 (Unaudited)........................... 40,000 $31,524      -- $    -- 563,899 $8,298  $39,822       2,050,000 $30,750
Contributions..........................     --      --  15,000  15,000      --     --   15,000              --      --
Distribution to member.................     --      --      --      --      --     --       --              --      --
Repurchase and retirement of units.....     --      --      --      --      --     --       --              --      --
Accretion of Redeemable Preferred
 Interest to redemption value..........     --   1,745      --      --      --     --    1,745              --      --
Net loss (Restated)....................     --      --      --      --      --     --       --              --      --
Deferral of unrealized derivative gains
 and (losses)..........................     --      --      --      --      --     --       --              --      --
                                        ------ -------  ------ ------- ------- ------  -------   -   --------- -------
Balance at December 31, 2001
 (Restated)............................ 40,000 $33,269  15,000 $15,000 563,899 $8,298  $56,567       2,050,000 $30,750
Contributions, net of issuance costs of
 $45 on Series AA Redeemable
 Preferred Interest....................     --     (45)     --      --      --     --      (45)             --      --
Distribution to member.................     --      --      --      --      --     --       --              --      --
Accretion of Redeemable Preferred
 Interest to redemption value..........     --   5,195      --      --      --     --    5,195              --      --
Net loss...............................     --      --      --      --      --     --       --              --      --
Deferral of unrealized derivative gains
 and (losses)..........................     --      --      --      --      --     --       --              --      --
                                        ------ -------  ------ ------- ------- ------  -------   -   --------- -------
Balance at September 30, 2002
 (Unaudited)........................... 40,000 $38,418  15,000 $15,000 563,899 $8,298  $61,717       2,050,000 $30,750
                                        ====== =======  ====== ======= ======= ======  =======   =   ========= =======






                                            Class A-2
                                        -----------------
                                          Units   Amount
                                        --------- -------
Balance at December 31, 2000
 (Restated)............................ 1,498,944 $30,872
Contributions, net of issuance costs of
 $1,218 on Series AA Redeemable
 Preferred Interest.................... 1,940,178  40,065
Distribution to member.................        --      --
Repurchase and retirement of units.....        --      --
Accretion of Redeemable Preferred
 Interest to redemption value..........        --      --
Net loss (Restated)....................        --      --
Cumulative effect of change in
 accounting principle..................        --      --
Deferral of unrealized derivative gains
 and (losses)..........................        --      --
                                        --------- -------
Balance at September 30, 2001
 (Unaudited)........................... 3,439,122 $70,937
Contributions..........................        --      --
Distribution to member.................        --      --
Repurchase and retirement of units.....        --      --
Accretion of Redeemable Preferred
 Interest to redemption value..........        --      --
Net loss (Restated)....................        --      --
Deferral of unrealized derivative gains
 and (losses)..........................        --      --
                                        --------- -------
Balance at December 31, 2001
 (Restated)............................ 3,439,122 $70,937
Contributions, net of issuance costs of
 $45 on Series AA Redeemable
 Preferred Interest....................        --      --
Distribution to member.................        --      --
Accretion of Redeemable Preferred
 Interest to redemption value..........        --      --
Net loss...............................        --      --
Deferral of unrealized derivative gains
 and (losses)..........................        --      --
                                        --------- -------
Balance at September 30, 2002
 (Unaudited)........................... 3,439,122 $70,937
                                        ========= =======


  The accompanying notes are an integral part of these consolidated financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

           CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED
                    AND COMMON UNITS AND MEMBERS' INTEREST
                     FOR THE YEAR ENDED DECEMBER 31, 2001,

      AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2002--(CONTINUED)


                            (DOLLARS IN THOUSANDS)



                                          Class B-1    Class B-2     Class C-1       Class C-2      Class D-1
                                        ------------- ------------ -------------  --------------  -------------
                                        Units  Amount Units Amount  Units  Amount  Units   Amount Units  Amount
                                        ------ ------ ----- ------ ------  ------ -------  ------ ------ ------
Balance at December 31, 2000
  (Restated)........................... 15,280 $  --  1,000  $58   84,875   $19    85,460   $33       -- $   --
Contributions, net of issuance
  costs of $1,218 on
  Series AA Redeemable
  Preferred Interest...................     --    --     --   10       --    --    13,226     5   43,183  1,256
Distribution to member.................     --    --     --   --       --    --        --    --       --     --
Repurchase and retirement
  of units.............................     --    --     --   --       --    --   (13,226)   (5)      --     --
Accretion of Redeemable Preferred
  Interest to redemption value.........     --    --     --   --       --    --        --    --       --     --
Net loss (Restated)....................     --    --     --   --       --    --        --    --       --     --
Cumulative effect of change in
  accounting principle.................     --    --     --   --       --    --        --    --       --     --
Deferral of unrealized derivative gains
  and (losses).........................     --    --     --   --       --    --        --    --       --     --
                                        ------ -----  -----  ---   ------   ---   -------   ---   ------ ------
Balance at September 30, 2001
  (Unaudited).......................... 15,280 $  --  1,000  $68   84,875   $19    85,460   $33   43,183 $1,256
Contributions..........................     --    --     --   --       --    --        --    --       --     --
Distribution to member.................     --    --     --   --       --    --        --    --       --     --
Repurchase and retirement of units.....     --    --     --   --   (3,368)   (1)   (1,000)   --       --     --
Accretion of Redeemable Preferred
  Interest to redemption value.........     --    --     --   --       --    --        --    --       --     --
Net loss (Restated)....................     --    --     --   --       --    --        --    --       --     --
Deferred of unrealized derivative gains
  and (losses).........................     --    --     --   --       --    --        --    --       --     --
                                        ------ -----  -----  ---   ------   ---   -------   ---   ------ ------
Balance at December 31, 2001
  (Restated)........................... 15,280 $  --  1,000  $68   81,507   $18    84,460   $33   43,183 $1,256
Contributions, net of issuance costs of
  $45 on Series AA Redeemable
  Preferred Interest...................     --    --     --   --       --    --     7,780     3       --     --
Distribution to member.................     --    --     --   --       --    --    (5,446)   (2)      --     --
Accretion of Redeemable Preferred
  Interest to redemption value.........     --    --     --   --       --    --        --    --       --     --
Net loss...............................     --    --     --   --       --    --        --    --       --     --
Deferral of unrealized derivative gains
  and (losses).........................     --    --     --   --       --    --        --    --       --     --
                                        ------ -----  -----  ---   ------   ---   -------   ---   ------ ------
Balance at September 30, 2002
  (Unaudited).......................... 15,280 $  --  1,000  $68   81,507   $18    86,794   $34   43,183 $1,256
                                        ====== =====  =====  ===   ======   ===   =======   ===   ====== ======


  The accompanying notes are an integral part of these consolidated financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE
               PREFERRED AND COMMON UNITS AND MEMBERS' INTEREST
                   FOR THE YEAR ENDED DECEMBER 31, 2001 AND

        THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2002--(CONTINUED)


                            (DOLLARS IN THOUSANDS)



                                                                                       Other      Total
                                                                       Accumulated Comprehensive Members'
                                                         Distributions   Deficit       Loss      Interest
                                                         ------------- ----------- ------------- --------
Balance at December 31, 2000 (Restated).................    $   (99)    $(27,799)     $    --    $ 33,834
Contributions, net of issuance costs of $1,218 on Series
  AA Redeemable Preferred Interest......................         --           --           --      41,336
Distribution to member..................................        (51)                                  (51)
Repurchase and retirement of units......................         --           --           --          (5)
Accretion of Redeemable Preferred Interest to
  redemption value......................................         --       (1,041)          --      (1,041)
Net loss (Restated).....................................         --      (33,464)          --     (33,464)
Cumulative effect of change in accounting principle.....         --           --         (241)       (241)
Deferral of unrealized derivative gains
  and (losses)..........................................         --           --          (92)        (92)
                                                            -------     --------      -------    --------
Balance at September 30, 2001 (Unaudited)...............    $  (150)    $(62,304)     $  (333)   $ 40,276
Contributions...........................................         --           --           --          --
Distribution to member..................................         --           --           --          --
Repurchase and retirement of units......................         --           --           --          (1)
Accretion of Redeemable Preferred Interest to
  redemption value......................................         --       (1,745)          --      (1,745)
Net loss (Restated).....................................         --       (7,159)          --      (7,159)
Deferral of unrealized derivative gains
  and (losses)..........................................         --           --       (3,398)     (3,398)
                                                            -------     --------      -------    --------
Balance at December 31, 2001 (Restated).................    $  (150)    $(71,208)     $(3,731)   $ 27,973
Contributions, net of issuance costs of $45 on Series AA
  Redeemable Preferred Interest.........................         --           --           --           3
Distribution to member..................................     (1,416)          --           --      (1,418)
Accretion of Redeemable Preferred Interest to
  redemption value......................................         --       (5,195)          --      (5,195)
Net loss................................................         --      (18,832)          --     (18,832)
Deferral of unrealized derivative gains and (losses)....         --           --        2,763       2,763
                                                            -------     --------      -------    --------
Balance at September 30, 2002 (Unaudited)...............    $(1,566)    $(95,235)     $  (968)   $  5,294
                                                            =======     ========      =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     Nine Months Ended
                                                                                       September 30,
                                                                                    ---------------------
                                                                                       2001       2002
                                                                                    ----------  --------
                                                                                    (Restated)
                                                                                        (Unaudited)
                                                                                    (dollars in thousands)
Cash flows from operating activities:
   Net loss........................................................................ $ (33,464)  $(18,832)
   Adjustments to reconcile net loss to net cash provided by operating activities:
       Deferred income taxes.......................................................    (1,472)    (2,019)
       Depreciation of property and equipment......................................     9,466      9,846
       Amortization of intangible assets...........................................    15,793      9,844
       Amortization of debt financing costs........................................     3,127      2,121
       Amortization of broadcast rights, net of barter.............................     5,965      5,879
       Payments for broadcast rights...............................................    (6,020)    (5,785)
       Loss (gain) on asset disposal, net..........................................       350        (62)
       Loss from refinancing of credit facilities, net of tax......................     1,328         --
       Amortization of debt discount...............................................     1,530      3,197
       Effect of accounting for derivative instruments.............................        --      4,521
   Changes in assets and liabilities:
       Decrease in accounts receivable.............................................     1,564        991
       Increase in prepaid expenses and other current assets.......................      (455)      (783)
       Decrease in other noncurrent assets.........................................        10      6,596
       Increase (decrease) in accounts payable and accrued expenses................      (945)     1,208
       Increase in taxes receivable................................................        --       (942)
       Increase in interest payable................................................    11,028      3,846
       Decrease in taxes payable...................................................      (573)        --
       Increase (decrease) in deferred revenue.....................................       (22)     2,586
       Decrease in due to Midwest Television, Inc..................................    (2,256)        --
                                                                                    ---------   --------
          Net cash provided by operating activities................................     4,954     22,212
                                                                                    ---------   --------
Cash flows from investing activities:
   Additions to property and equipment, net........................................    (4,943)    (5,780)
   Proceeds from sale of assets....................................................         8        233
   Acquisition of broadcast properties.............................................  (107,956)   (14,000)
                                                                                    ---------   --------
          Net cash used for investing activities...................................  (112,891)   (19,547)
                                                                                    ---------   --------
Cash flows from financing activities:
   Proceeds from debt issuance.....................................................   638,838         --
   Repayment of loans..............................................................  (595,357)    (2,835)
   Proceeds from revolver draws....................................................    12,500     10,000
   Proceeds from termination of swap agreement.....................................        --      4,387
   Payments for debt finance and transaction costs.................................   (18,256)      (572)
   Cash escrowed for debt service..................................................   (10,500)        --
   Proceeds from issuance of preferred stock in subsidiary to related party........    50,000         --
   Redemption of preferred stock in subsidiary held by related party...............   (50,000)        --
   Capital contributions...........................................................    80,116          3
   Payment of issuance costs.......................................................        --        (45)
   Distributions...................................................................       (54)    (1,418)
                                                                                    ---------   --------
          Net cash provided by financing activities................................   107,287      9,520
                                                                                    ---------   --------
Net decrease in cash and cash equivalents..........................................      (650)    12,185
Cash and cash equivalents at beginning of period...................................     2,811      5,870
                                                                                    ---------   --------
Cash and cash equivalents at end of period......................................... $   2,161   $ 18,055
                                                                                    =========   ========


  The accompanying notes are an integral part of these consolidated financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS OPERATIONS


   Nexstar Broadcasting Group, L.L.C. ("Nexstar") owns, operates and programs, through its subsidiaries, six NBC-affiliated television stations, three ABC-affiliated television stations, four CBS-affiliated television stations and one UPN-affiliated television station in the United States of America. Nexstar has an outsourcing agreement to provide services for a FOX affiliate owned by a subsidiary of Sinclair Broadcast Group, Inc. Through various local service agreements, Nexstar (i) programs one FOX-affiliated television station under a Time Brokerage Agreement ("TBA"), (ii) has Shared Services Agreements ("SSA") with a CBS-affiliated television station and an ABC-affiliated television station (iii) has an SSA and a Joint Sales Agreement ("JSA") with a FOX-affiliated television station and a low-power UPN-affiliated television station. The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas and Louisiana.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation


   The consolidated financial statements include the accounts of Nexstar and its wholly-owned subsidiaries and independently-owned Mission Broadcasting of Wichita Falls, Inc. ("Mission") (collectively, the "Company"). Bastet Broadcasting, Inc. ("Bastet") and Mission were separate entities 100% owned by the same independent third party. On September 30, 2002, Bastet and Mission Broadcasting of Joplin, Inc., a subsidiary of Mission, were merged into Mission with Mission as the surviving corporation (and subsequently Mission's name was changed to Mission Broadcasting, Inc.). The reorganization has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and, accordingly, the financial statements for all periods have been restated to reflect the exchange of members' interest. Collectively, Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL and KJBO-LP. Nexstar does not own or control Mission or Mission's television stations; however, under U.S. generally accepted accounting principles ("U.S. GAAP"), Nexstar is deemed to have a controlling financial interest in them due to Nexstar's guarantee of Mission's debt and the service and purchase option agreements described below. Nexstar has entered into various service agreements with all of Mission's stations. Nexstar has a TBA with WFXP, which allows Nexstar to program most of the station's broadcast time, sell the station's advertising time and retain the advertising revenue generated by WFXP. Nexstar has an SSA with KJTL and KJBO-LP, which allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar's right to receive certain payments from Mission as described in the SSAs. These payments have had the effect of Nexstar receiving substantially all of the available cash, after payment of debt service costs, generated by KJTL and KJBO-LP. Nexstar anticipates that the payments required by the SSAs with KJTL and KJBO-LP will continue to have the effect of Nexstar receiving substantially all of the available cash, after payment of debt service costs, generated by KJTL and KJBO-LP. Through a JSA, Nexstar has also acquired the right to sell and receive the revenue from the advertising time on KJTL and KJBO-LP in return for monthly payments to Mission. Nexstar has an SSA with each of WYOU and KODE, which have terms substantially similar to the terms of the SSAs with KJTL and KJBO-LP. Nexstar's ability to receive cash from Mission is governed by the agreements described above.



   In addition to providing certain services to Mission's television stations, Nexstar is also the guarantor of Mission's debt (Note 6). Mission is a guarantor of the senior credit facility entered into and the senior subordinated notes issued by Nexstar Finance, L.L.C., a wholly-owned indirect subsidiary of Nexstar (Note 6).





   In connection with its proposed initial public offering, Nexstar Broadcasting Group, Inc. requested the FCC to review and reconfirm compliance with the FCC's rules and published policies of Nexstar's local service agreements with Mission and the purchase options granted by the owner of Mission. As a result of its review, the FCC requested certain revisions to the purchase options. Under the revised purchase options, the owner of Mission has granted to Nexstar a purchase option on each Mission television station to acquire the assets and

                      NEXSTAR BROADCASTING GROUP, L.L.C.

liabilities of each station for consideration equal to the greater of (i) seven times the station's broadcast cash flow less the amount of its indebtedness, as defined in the option agreement or (ii) its indebtedness. These option agreements are freely exercisable or assignable by Nexstar without consent or approval by the owner of Mission. The purchase options, as revised to address the FCC's comments, have been submitted to the FCC. Nexstar believes that the local service agreements as well as the purchase options comply with the FCC's rules and published policies.



   As a result of the service arrangements, the debt guarantees and the option agreements with Mission, Nexstar is deemed to have a controlling financial interest in Mission under U.S. GAAP while complying with the FCC's rules regarding ownership limits in television markets. As a result of Nexstar's controlling financial interest in Mission, Nexstar consolidates the financial position, results of operations and cash flows of Mission with Nexstar as if it were a wholly-owned entity of Nexstar in order to provide a more meaningful presentation of Nexstar's performance. Because Mission has a net asset deficit and because there is no binding obligation on the owner of Mission to make capital contributions to cover the deficit, minority interest in the results of operations and share of net assets have not been recognized.



   The financial statements as of September 30, 2002 and for the three and nine months ended September 30, 2001 and 2002 are unaudited. However, in the opinion of management, such statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of the financial information included herein in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Results of operations for interim periods are not necessarily indicative of results for the full year. The financial statements should be read in conjunction with the consolidated financial statements and related notes included herein for the year ended December 31, 2001. The balance sheet at December 31, 2001 does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.



   All intercompany account balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to current period presentation. Unless otherwise noted, all dollars are in thousands.


 Goodwill and Other Intangible Assets




   On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires companies to cease amortizing certain intangible assets including goodwill and FCC licenses. The amortization of existing goodwill and FCC licenses resulting from acquisitions completed prior to June 30, 2001 ceased on December 31, 2001. Any goodwill and FCC licenses resulting from acquisitions completed after June 30, 2001 were not and will not be amortized. SFAS No. 142 established a new method of testing goodwill and FCC licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change which would reduce the fair value of a reporting unit below its carrying value.



   SFAS No. 142 requires that goodwill be tested for impairment using a two-step process. The first step is to identify a potential impairment by comparing the fair value of a station with its carrying amount and, in transition, this step must be measured as of the beginning of the fiscal year. However, a company has six months from the date of adoption to complete the first step. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company's fiscal year. The Company completed the first step of the impairment test

                      NEXSTAR BROADCASTING GROUP, L.L.C.

during the quarter ended June 30, 2002 using the discounted cash flow method to estimate the fair value of each of the Nexstar and Mission stations. The valuation assumptions used in the discounted cash flow model reflected historical performance of each station and prevailing values in the markets for broadcasting properties. As a result of this test, the Company identified three stations that require additional testing for impairment of goodwill. The net carrying amount of goodwill for these three stations at January 1, 2002 was $40.1 million. The second step measures the amount of the impairment loss and will be completed by December 31, 2002.



   FCC licenses have been tested for impairment using a one-step process, which compares the fair value to the carrying amount of the asset on a station by station basis as of January 1, 2002. The fair value of each station was determined using the discounted cash flow valuation method that excludes network compensation payments, assuming a hypothetical startup whose only asset is the FCC license. The test resulted in no impairment being identified. During the year ended December 31, 2001, the Company incurred goodwill amortization expense of $2.8 million.


   The following table presents certain financial information assuming that amortization expense associated with goodwill and FCC licenses was excluded for all periods presented:


                                                   Three Months Ended      Nine Months Ended
                                                     September 30,           September 30,
                                                   ---------------------  ---------------------
                                                     2001        2002        2001       2002
                                                    --------    -------   ----------  --------
                                                                          (Restated)
                                                      (Unaudited)             (Unaudited)
                                                   (dollars in thousands) (dollars in thousands)
Loss before extraordinary loss from refinancing
  of credit facilities............................ $(11,110)   $(6,445)    $(32,136)  $(18,832)
Add:
   Goodwill amortization, net of tax..............      685         --        2,052         --
   Indefinite-lived intangibles amortization, net
     of tax.......................................    1,289         --        3,882         --
                                                    --------    -------    --------   --------
Loss before extraordinary loss from refinancing
  of credit facilities--as adjusted............... $ (9,136)   $(6,445)    $(26,202)  $(18,832)
                                                    ========    =======    ========   ========
Net loss.......................................... $(11,110)   $(6,445)    $(33,464)  $(18,832)
Add:
   Goodwill amortization, net of tax..............      685         --        2,052         --
   Indefinite-lived intangibles amortization, net
     of tax.......................................    1,289         --        3,882         --
                                                    --------    -------    --------   --------
Net loss--as adjusted............................. $ (9,136)   $(6,445)    $(27,530)  $(18,832)
                                                    ========    =======    ========   ========
Basic and diluted loss per unit:
   Loss before extraordinary loss from
     refinancing of credit facilities............. $  (2.03)   $ (1.04)    $  (6.83)  $  (3.03)
   Net loss.......................................    (2.03)     (1.04)       (7.12)     (3.03)
   Goodwill amortization..........................    (0.13)        --        (0.44)        --
   Indefinite-lived intangibles amortization......    (0.24)        --        (0.83)        --
   Loss before extraordinary loss from
     refinancing of credit facilities--
     as adjusted..................................    (1.67)     (1.04)       (5.57)     (3.03)
   Net loss--as adjusted..........................    (1.67)     (1.04)       (5.85)     (3.03)

                      NEXSTAR BROADCASTING GROUP, L.L.C.

 Long-Lived Assets


   On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and the accounting and reporting provisions relating to the disposal of a segment of a business described in Accounting Principles Board Opinion No. 30. The adoption did not have a material impact on the Company's financial statements.


 Recently Issued Accounting Standards


   In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"), which is effective for fiscal years beginning after May 15, 2002. SFAS No. 145 rescinds SFAS No. 4 and SFAS No. 64, which addressed the accounting for gains and losses from extinguishment of debt. SFAS No. 145 amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. SFAS No. 145 also makes technical corrections to certain existing pronouncements that are not substantive in nature. The adoption of SFAS No. 145 may require the reclassification of debt extinguishment costs presented as an extraordinary item in periods prior to the adoption of the standard.

3.  ACQUISITIONS

 WCIA/WCFN and WMBD

   On January 12, 2001, Nexstar acquired substantially all of the assets of WCIA/WCFN and WMBD from Midwest Television, Inc. ("Midwest") for approximately $108.0 million, exclusive of transaction costs. Included in the purchase price was $0.5 million, which was paid directly to the owner of Midwest for the building that houses WCIA. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. TBA fees in the amount of $2.25 million were paid to Midwest at the time of closing.


 KODE



   On December 31, 2001, Mission entered into a TBA with GOCOM Broadcasting of Joplin, L.L.C. ("GOCOM") and simultaneously entered into a Purchase and Sale Agreement to acquire substantially all of the assets of KODE for $14.0 million. Pursuant to terms of the agreement, Mission made a down payment of $6.0 million against the purchase price on December 31, 2001 and paid the remaining $8.0 million upon the consummation of the acquisition on September 30, 2002, exclusive of transaction costs. KODE is the ABC-affiliated television station in Joplin, Missouri. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair value on the acquisition date. As a result of the TBA, effective December 31, 2001, the revenue and expenses associated with the operations of KODE (exclusive of depreciation and amortization expense) are included in the consolidated financial statements of Nexstar. The TBA was terminated upon the closing of the acquisition and non-recurring TBA fees in the amount of $0.3 million are included in the consolidated financial statements of Nexstar.



   On April 1, 2002, Mission entered into an SSA with KSNF, a Nexstar-owned station in the Joplin, Missouri market. As a result of the SSA with KSNF, Mission was able to reduce overhead costs associated with operations

                      NEXSTAR BROADCASTING GROUP, L.L.C.

at KODE. Based on the expectation of the cost reductions through the SSA, Mission purchased KODE for an amount which resulted in the recognition of $0.4 million of goodwill.



   The selected unaudited pro forma consolidated information for the three and nine months ended September 30, 2001 and 2002, determined as if the Midwest and KODE acquisitions, described above, had occurred on January 1 of each period is as follows:



                                                    Three Months Ended    Three Months Ended
                                                    September 30, 2001    September 30, 2002
                                                        (Unaudited)           (Unaudited)
                                                   As reported Pro forma As reported Pro forma
                                                   ----------- --------- ----------- ---------
                                                             (dollars in thousands)
Net broadcast revenue (excluding trade and barter)  $ 22,298   $ 23,432    $29,001    $29,001
                                                    --------   --------    -------    -------
Total net revenue.................................    24,861     26,121     31,690     31,690
                                                    --------   --------    -------    -------
Income (loss) from operations.....................    (1,973)    (2,096)     3,939      3,633
                                                    --------   --------    -------    -------
Net loss..........................................  $(11,110)  $(11,118)   $(6,445)   $(6,819)
                                                    ========   ========    =======    =======



                                                       Nine Months Ended        Nine Months Ended
                                                      September 30, 2001       September 30, 2002
                                                          (Unaudited)              (Unaudited)
                                                   As reported Pro forma/(1)/ As reported Pro forma
                                                   ----------- -------------  ----------- ---------
                                                   (Restated)
                                                               (dollars in thousands)
Net broadcast revenue (excluding trade and barter)  $ 70,957     $ 74,401      $ 83,931   $ 83,931
                                                    --------     --------      --------   --------
Total net revenue.................................    78,512       82,333        91,534     91,534
                                                    --------     --------      --------   --------
Income (loss) from operations.....................    (2,273)      (2,832)        9,681      8,458
                                                    --------     --------      --------   --------
Net loss..........................................  $(33,464)    $(32,411)     $(18,832)  $(20,259)
                                                    ========     ========      ========   ========

--------

(1) The nine months ended September 30, 2001 pro forma amounts do not include the results of Midwest for the 12 days prior to acquisition on January 12, 2001 because the amounts are de minimus. As a result, the Midwest acquisition has no pro forma effect in the table set forth above.


   The selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired companies been combined during the specified periods.


4.  RELATED PARTY TRANSACTION


 Guaranty--Chief Executive Officer


   Pursuant to a continuing guaranty agreement dated January 5, 1998 with Nexstar's primary lender, Nexstar guarantees a $3.0 million non-revolving line of credit to its President and Chief Executive Officer to enable him, among other uses, to purchase equity units of Nexstar. The line of credit is full-recourse to the officer and is available until December 31, 2004. The full amount has been drawn against the line of credit. Mr. Sook's loan is due on December 31, 2004.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

5.  INTANGIBLE ASSETS


                                        Estimated
                                       useful life  December 31, September 30,
                                         (years)        2001         2002
                                       ------------ ------------ -------------
                                                     (Restated)   (Unaudited)
 Network affiliation agreements.......      15        $171,957     $177,509
 FCC licenses.........................  indefinite      77,113       81,468
 Debt financing costs................. term of debt     17,488       17,897
 Other intangibles....................     1-15         11,154       12,271
                                                      --------     --------
                                                       277,712      289,145
 Less: accumulated amortization.......                 (51,896)     (63,861)
                                                      --------     --------
 Intangible assets, net of accumulated
   amortization.......................                $225,816     $225,284
                                                      ========     ========



   Total amortization expense from definite-lived intangibles (excluding debt financing costs) for the year ended December 31, 2001 and nine months ended September 30, 2002 was $13.2 million and $9.8 million, respectively. The carrying value of indefinite-lived intangibles, excluding goodwill, at December 31, 2001 and September 30, 2002 was $64.3 million and $68.6 million, respectively. The following table presents the Company's estimate of amortization expense for each of the five succeeding fiscal year for definite-lived intangibles recorded on our books as of September 30, 2002:



              Year ending December 31,
               2002                             $15,662
               2003                              14,949
               2004                              14,873
               2005                              14,823
               2006                              13,850


6.  DEBT

   Long term debt consists of the following:


                                                        December 31, September 30,
                                                            2001         2002
                                                        ------------ -------------
                                                                      (Unaudited)
Term loan..............................................   $ 82,000     $ 81,676
Revolving credit facility..............................     46,143       53,643
12% Senior subordinated notes due 2008, net of discount    154,097      154,583
16% Senior discount notes due 2009, net of discount....     20,802       23,512
SFAS No. 133 hedge accounting adjustment...............      1,590        4,289
                                                          --------     --------
                                                           304,632      317,703
Less: current portion..................................       (488)      (1,928)
                                                          --------     --------
                                                          $304,144     $315,775
                                                          ========     ========



 The Nexstar Senior Secured Credit Facilities



   On January 12, 2001, Nexstar entered into senior secured credit facilities (the "Nexstar Credit Facilities") with a group of commercial banks. The terms of the credit agreement provided for a revolving credit facility (the

                      NEXSTAR BROADCASTING GROUP, L.L.C.

"Nexstar revolver") in the amount of $122.0 million and a term loan facility (the "Nexstar term loan") in the amount of $110.0 million. The revolving credit facility was subsequently reduced to $72.0 million after the issuance of the Senior Subordinated Notes discussed below. The credit facilities was subsequently amended on June 14, 2001 to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $57.0 million revolving facility. On November 14, 2001, the credit facilities were further amended to adjust financial covenants effective for the period ended September 30, 2001 and future periods because Nexstar was not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenues resulting from the events of September 11, 2001 and Nexstar anticipated non-compliance in future periods. The amendment also reduced the revolving facility to $42.0 million. On June 5, 2002, the Nexstar Credit Facilities were amended again to allow Nexstar to undertake the reorganization and other transactions related to the proposed initial public offering by Nexstar, including the redemption of the preferred membership interests of Nexstar and a loan to Mission. Prepayments have been made under the Term A facility, which has effectively reduced the commitment to $32.0 million. Interest rates associated with the Nexstar revolver and term loans are based, at the option of Nexstar, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (ranging from 5.11% to 5.27% at September 30, 2002). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Nexstar selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Nexstar is required to pay quarterly commitment fees based on the Company's leverage ratio for that particular quarter on the unused portion of the Nexstar revolver loan commitment. The Nexstar term loans are subject to scheduled mandatory repayments and the Nexstar revolver is subject to scheduled mandatory reductions commencing in 2003. The Nexstar revolving and Term A facilities mature on January 12, 2007. The Term B facility matures on July 12, 2007. Any excess amount outstanding at the time of a mandatory reduction is payable at that time. The borrowings under the Nexstar senior secured credit facilities are guaranteed, jointly and severally, by Nexstar and Mission, and by each existing and subsequently acquired or organized subsidiary of Nexstar.



 The Mission Senior Secured Credit Facility



   On January 12, 2001, Mission entered into a credit agreement (the "Mission credit facility") with a group of commercial banks. The terms provided for the banks to make revolving loans to Mission, not to exceed the aggregate commitment of $43.0 million. On November 14, 2001, the Mission credit facility was amended to increase the revolving facility to $58.0 million. The Mission credit facility was amended on June 5, 2002, in connection with the proposed initial public offering by Nexstar to permit a loan to Mission by Nexstar. The Mission credit facility was amended again on September 30, 2002 in order to permit the merger of Bastet Broadcasting, Inc., and Mission Broadcasting of Joplin, Inc. into Mission. Nexstar has entered into a guarantor agreement, whereby Nexstar guarantees full payment of any obligations outstanding in the event of Mission's default. Interest rates associated with the Mission credit facility are based, at the option of Mission, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (ranging from 5.29% to 5.32% at September 30, 2002). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Mission is required to pay quarterly commitment fees based on the Company's leverage ratio for that particular quarter on the unused portion of the Mission credit facility loan commitment. The Mission credit facility is due and payable on the maturity date, January 12, 2007. Any excess amount outstanding at the time of a mandatory reduction is payable at that time.

                      NEXSTAR BROADCASTING GROUP, L.L.C.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



 Senior Subordinated Notes


   On March 16, 2001, Nexstar Finance, L.L.C. ("Nexstar Finance"), a wholly-owned indirect subsidiary of Nexstar, issued $160.0 million of 12% senior subordinated notes (the "notes") at a price of 96.012%. The notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and by Mission. They are general unsecured senior subordinated obligations subordinated to all of the Company's senior secured debt. The notes are redeemable on or after April 1, 2005, at declining premiums, and Nexstar Finance may redeem, at a premium, up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The notes are not redeemable by either the issuer or the note holder between April 1, 2004 and March 31, 2005. The proceeds of the offering were used to partially refinance existing indebtedness of Nexstar Finance and fund working capital needs.


 Senior Discount Notes


   On May 17, 2001, Nexstar Finance Holdings, L.L.C. ("Nexstar Holdings"), a wholly-owned indirect subsidiary of Nexstar, issued $37.0 million principal amount at maturity of Senior Discount Notes (the "discount notes") at a price of 54.0373%. The discount notes mature on May 15, 2009. Each discount note will have an accreted value at maturity of $1,000. The discount notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. They are general unsecured senior obligations effectively subordinated to all of Nexstar's senior secured debt and are structurally subordinated to the notes described above. In connection with the issuance of the discount notes, Nexstar issued 43,183 Series D-1 membership interests with an aggregate relative fair value of $1.3 million which has been recorded as an additional discount to the initial carrying value of the discount notes. The fair value of the Series D-1 membership interests is the amount that would be distributed if the Company were liquidated on the date the units were issued based on the fair value of the Company on that date. The discount on the discount notes is amortized to interest expense over the term of the discount notes.


 Debt Covenants


   The bank debt agreements and the notes described above contain covenants, which require the Company to comply with certain financial ratios, capital expenditures, cash film payments, and other limits. The Company was in compliance with all covenants at September 30, 2002.


 Debt Financing Costs


   In conjunction with the refinancing of the credit facility in January 2001, the Company expensed $1.3 million related to certain debt financing costs. The amount, net of tax benefit, has been presented as an extraordinary item. See
Note 2 for recent accounting pronouncements.



 Derivative Instrument



   In August 2002, the Company terminated the $60.0 million notional interest rate swap contract to receive a fixed rate of 12.0% and pay a LIBOR-based variable rate of interest. The interest rate swap contract had been designated as a fair value hedge of the benchmark interest rate in Nexstar Finance's $160.0 million, 12% senior subordinated notes, which resulted in an adjustment to the notes of $4.3 million pursuant to the requirements of Statement of Financial Accounting Standards No. 133. The adjustment to the notes is being amortized as an adjustment to interest expense over the period originally covered by the swap contract.

                      NEXSTAR BROADCASTING GROUP, L.L.C.



            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)



7.  INCOME TAXES


   The Company's income tax benefit for the nine months ended September 30, 2001 was $1.7 million, compared to the income tax benefit for the nine months ended September 30, 2002 of $2.7 million. The Company's effective tax rate was 5% for the nine months ended September 30, 2001, as compared to 12% for the nine months ended September 30, 2002. The significant differences between the statutory tax rate and the effective tax rate for the nine months ended September 30, 2002 include an increase in the valuation allowance, income earned by entities not subject to corporate income tax, and state taxes, net of the federal benefit.


8.  COMMITMENTS AND CONTINGENCIES


   From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims would not have a material adverse effect on the Company's financial condition or results of operations.







9.  EFFECTS OF RESTATEMENT



   In June 1999, in conjunction with the refinancing of its senior credit facilities, the Company expensed certain debt financing costs as an extraordinary item, net of tax benefit. See Note 6 for a description of the refinancing. Management subsequently determined that a portion of those costs, specifically those related to the revolving credit facility, should not have been expensed as an extraordinary item, but should have remained capitalized and subsequently amortized. As a result, the Company has restated its 1999 financial statements to reverse the extraordinary item, properly state amortization of debt finance costs (included in interest expense), and reverse the related tax effect. The financial statement for the nine months ended September 30, 2001 has also been restated to reflect the carryover effect of the change.



                                                       Interest
                                                       Expense,               Extraordinary
                                                      Including                 Loss from
                                                     Amortization              Refinancing
                                                       of Debt                  of Credit
                                                      Financing   Income Tax Facilities, Net
                                                        Costs      Benefit       of Tax      Net Loss
                                                     ------------ ---------- --------------- --------
Balance at September 30, 2001
As previously reported..............................   $(29,026)    $1,777       $  (263)    $(32,337)
Adjustment to extraordinary loss from refinancing
of credit facilities and interest expense, including
amortization of debt financing costs................        (11)       (51)       (1,065)      (1,127)
                                                       --------     ------       -------     --------
As revised..........................................   $(29,037)    $1,726       $(1,328)    $(33,464)
                                                       ========     ======       =======     ========





10.  INITIAL PUBLIC OFFERING



   On April 24, 2002, Nexstar filed for an initial public offering with the SEC and will undertake a reorganization whereby certain of its direct and indirect subsidiaries will be merged with and into, Nexstar Broadcasting Group, Inc., which will become the surviving corporation.





   On December 13, 2002, Mission entered into a local marketing agreement with a subsidiary of LIN Television Corporation, the current owner of KRBC/KACB. The local marketing agreement will commence on January 1, 2003. Following the FCC consent to the transaction, Mission will purchase substantially all of the assets of the stations for $10.0 million. Pursuant to the terms of the agreement, Mission made a down payment of $1.5 million against the purchase price.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of Nexstar Broadcasting Group, L.L.C.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of redeemable preferred and common units and members' interest and of cash flows present fairly, in all material respects, the financial position of Nexstar Broadcasting Group, L.L.C. and its subsidiaries (the "Company"), at December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."


   As discussed in Note 10, the Company has restated its 2001 financial statements to record accretion on the Series AA Mandatorily Redeemable Preferred Interest and to reclassify the Class D-2 units. The Company has also restated its 1999, 2000 and 2001 financial statements to capitalize certain debt financing costs which were expensed as an extraordinary item in 1999.



/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts

March 14, 2002, except as to Note 10,


 which is as of September 20, 2002

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 2000 AND 2001


                                                                                              2000        2001
                                                                                           ----------  ----------
                                                                                           (Restated)  (Restated)
                                                                                           (dollars in thousands)
                                       ASSETS
Current Assets:
   Cash and cash equivalents..............................................................  $  2,811    $  5,870
   Accounts receivable, net of allowance for doubtful accounts of $415 and $490,
     respectively.........................................................................    23,274      25,442
   Current portion of broadcast rights....................................................    10,866      10,062
   Prepaid expenses and other current assets..............................................       530         993
   Deferred tax assets....................................................................     1,408       1,361
   Taxes receivable.......................................................................        --         354
                                                                                            --------    --------
       Total current assets...............................................................    38,889      44,082
Property and equipment, net...............................................................    55,344      57,383
Broadcast rights..........................................................................     4,180       3,685
Other noncurrent assets...................................................................        77       8,240
Intangible assets, net....................................................................   221,704     313,280
                                                                                            --------    --------
       Total assets.......................................................................  $320,194    $426,670
                                                                                            ========    ========
                          LIABILITIES, REDEEMABLE PREFERRED
                       AND COMMON UNITS AND MEMBERS' INTEREST
Liabilities:
   Current portion of debt................................................................  $ 11,125    $    488
   Current portion of capital lease obligations...........................................        61          23
   Current portion of broadcast rights payable............................................    10,754      10,242
   Accounts payable.......................................................................     4,264       3,732
   Accrued expenses.......................................................................     2,839       3,986
   Taxes payable..........................................................................       708          --
   Interest payable.......................................................................       308       6,041
   Deferred revenue.......................................................................       368         335
   Due to Midwest Television, Inc.........................................................     2,256          --
                                                                                            --------    --------
       Total current liabilities..........................................................    32,683      24,847
Debt......................................................................................   242,347     304,144
Capital lease obligations.................................................................        23          --
Broadcast rights payable..................................................................     4,262       3,770
Deferred tax liabilities..................................................................     7,045       5,347
Other liabilities.........................................................................        --       4,022
                                                                                            --------    --------
       Total liabilities..................................................................   286,360     342,130
                                                                                            --------    --------
Redeemable preferred and common units.....................................................        --      56,567
                                                                                            --------    --------
Commitments and contingencies (Note 12)

Members' Interest:
   Contributed capital....................................................................    61,633     102,912
   Accumulated deficit....................................................................   (27,799)    (71,208)
   Accumulated other comprehensive loss on derivative instruments.........................        --      (3,731)
                                                                                            --------    --------
       Total members' interest............................................................    33,834      27,973
                                                                                            --------    --------
       Total liabilities, redeemable preferred and common units and members' interest.....  $320,194    $426,670
                                                                                            ========    ========


  The accompanying notes are an integral part of these financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.


      CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

                       DECEMBER 31, 1999, 2000 AND 2001


                                                  1999       2000       2001
                                               ---------- ---------- ----------
                                               (Restated) (Restated) (Restated)
                                                    (amounts in thousands,
                                                    except per unit data)
Revenue (excluding trade and barter)..........  $ 91,058   $124,631   $114,474
Less: commissions.............................   (12,569)   (17,546)   (15,420)
                                                --------   --------   --------
Net broadcasting revenue (excluding trade
 and barter)..................................    78,489    107,085     99,054
Trade and barter revenue......................     8,470     10,382     11,675
                                                --------   --------   --------
     Total net revenue........................    86,959    117,467    110,729
                                                --------   --------   --------
Operating expenses:
   Direct operating expenses (exclusive of
    depreciation and amortization shown
    separately below).........................    23,760     29,269     31,332
   Selling, general and administrative
    expenses (exclusive of depreciation and
    amortization shown separately below)......    23,645     28,790     28,182
   Amortization of broadcast rights...........    13,580     16,905     17,344
   Amortization of intangible assets..........    12,983     14,750     21,117
   Depreciation...............................     7,483      9,183     12,694
                                                --------   --------   --------
     Total operating expenses.................    81,451     98,897    110,669
                                                --------   --------   --------
Income from operations........................     5,508     18,570         60
Interest expense, including amortization of
 debt financing costs.........................   (16,389)   (20,170)   (38,806)
Interest income...............................       261        309        317
Other expense, net............................      (249)      (259)      (519)
                                                --------   --------   --------
Loss before income taxes......................   (10,869)    (1,550)   (38,948)
Income tax benefit (expense)..................      (253)    (1,668)     2,076
                                                --------   --------   --------
Loss before minority interest preferred
 dividend.....................................   (11,122)    (3,218)   (36,872)
Related party minority interest preferred
 dividend in consolidated subsidiary..........        --         --     (2,423)
                                                --------   --------   --------
Loss before extraordinary loss from
 refinancing of credit facilities.............   (11,122)    (3,218)   (39,295)
Extraordinary loss from refinancing of
 credit facilities, net of tax (Note 8).......    (1,240)        --     (1,328)
                                                --------   --------   --------
Net loss......................................  $(12,362)  $ (3,218)  $(40,623)
                                                ========   ========   ========
Other comprehensive loss:
   Cumulative effect of change in accounting
    principle.................................  $     --   $     --   $   (241)
   Deferral of unrealized derivative gains
    and losses................................        --         --     (3,490)
                                                --------   --------   --------
Net loss and other comprehensive loss.........  $(12,362)  $ (3,218)  $(44,354)
                                                ========   ========   ========
Net loss......................................   (12,362)    (3,218)   (40,623)
Accretion of preferred interest to
 redemption value.............................        --         --     (2,786)
                                                --------   --------   --------
Net loss attributable to common unit holders..  $(12,362)  $ (3,218)  $(43,409)
                                                ========   ========   ========
Basic and diluted loss per unit:
   Loss before extraordinary loss from
    refinancing of credit facilities..........  $  (3.22)  $  (0.89)  $  (7.74)
   Extraordinary loss from refinancing of
    credit facilities.........................     (0.36)        --      (0.26)
   Net loss attributable to common unit
    holders...................................     (3.58)     (0.89)     (8.55)
   Cumulative effect of change in accounting
    principle.................................        --         --      (0.05)
Weighted average number of units outstanding:
   Basic and diluted..........................     3,453      3,605      5,078
Unaudited pro forma information (Note 2):
   Loss before income taxes...................  $(10,869)  $ (1,550)  $(38,948)
   Income tax benefit (expense)...............    (1,654)    (3,188)       206
                                                --------   --------   --------
   Pro forma net loss before minority
    interest preferred dividend and
    extraordinary loss from refinancing of
    credit facilities.........................  $(12,523)  $ (4,738)  $(38,742)
Unaudited pro forma basic and diluted loss
 per unit:
   Pro forma net loss.........................  $  (3.99)  $  (1.32)  $  (8.37)


  The accompanying notes are an integral part of these financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

           CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED
                    AND COMMON UNITS AND MEMBERS' INTEREST
             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                            (DOLLARS IN THOUSANDS)



                                                      Series AA
                                                     Mandatorily     Series BB
                                                      Redeemable     Redeemable
                                                      Preferred      Preferred      Redeemable
                                                       Interest       Interest      Class D-2        Class A-1
                                                    -------------- -------------- -------------- -----------------
                                                    Units  Amount  Units  Amount   Units  Amount   Units   Amount
                                                    ------ ------- ------ ------- ------- ------ --------- -------
Balance at December 31, 1998.......................     -- $    --     -- $    --      -- $   -- 2,050,000 $30,750
Contributions......................................     --      --     --      --      --     --        --      --
Distribution to member.............................     --      --     --      --      --     --        --      --
Net loss (Restated)................................     --      --     --      --      --     --        --      --
                                                    ------ ------- ------ ------- ------- ------ --------- -------
Balance at December 31, 1999
 (Restated)........................................     --      --     --      --      --     -- 2,050,000  30,750
Contributions......................................     --      --     --      --      --     --        --      --
Distribution to member.............................     --      --     --      --      --     --        --      --
Repurchase and retirement
 of units..........................................     --      --     --      --      --     --        --      --
Net loss (Restated)................................     --      --     --      --      --     --        --      --
                                                    ------ ------- ------ ------- ------- ------ --------- -------
Balance at December 31, 2000
 (Restated)
....................................................     --      --     --      --      --     -- 2,050,000  30,750
Contributions, net of issuance costs of $1,218 on
 Redeemable Preferred Interest (Restated).......... 40,000  30,483 15,000  15,000 563,899  8,298        --      --
Distribution to member.............................     --      --     --      --      --     --        --      --
Repurchase and retirement
 of units..........................................     --      --     --      --      --     --        --      --
Accretion of Redeemable Preferred Interest to
 redemption value (Restated).......................     --   2,786     --      --      --     --        --      --
Net loss (Restated)................................     --      --     --      --      --     --        --      --
Cumulative effect of change in accounting principle     --      --     --      --      --     --        --      --
Deferral of unrealized derivative gains and losses.     --      --     --      --      --     --        --      --
                                                    ------ ------- ------ ------- ------- ------ --------- -------
Balance at December 31, 2001
 (Restated)........................................ 40,000 $33,269 15,000 $15,000 563,899 $8,298 2,050,000 $30,750
                                                    ====== ======= ====== ======= ======= ====== ========= =======






                                                        Class A-2
                                                    -----------------
                                                      Units   Amount
                                                    --------- -------
Balance at December 31, 1998....................... 1,353,702 $27,873
Contributions......................................   145,242   2,999
Distribution to member.............................        --      --
Net loss (Restated)................................        --      --
                                                    --------- -------
Balance at December 31, 1999
 (Restated)........................................ 1,498,944  30,872
Contributions......................................        --      --
Distribution to member.............................        --      --
Repurchase and retirement
 of units..........................................        --      --
Net loss (Restated)................................        --      --
                                                    --------- -------
Balance at December 31, 2000
 (Restated)
.................................................... 1,498,944  30,872
Contributions, net of issuance costs of $1,218 on
 Redeemable Preferred Interest (Restated).......... 1,940,178  40,065
Distribution to member.............................        --      --
Repurchase and retirement
 of units..........................................        --      --
Accretion of Redeemable Preferred Interest to
 redemption value (Restated).......................        --      --
Net loss (Restated)................................        --      --
Cumulative effect of change in accounting principle        --      --
Deferral of unrealized derivative gains and losses.        --      --
                                                    --------- -------
Balance at December 31, 2001
 (Restated)........................................ 3,439,122 $70,937
                                                    ========= =======


  The accompanying notes are an integral part of these financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

           CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE PREFERRED
                    AND COMMON UNITS AND MEMBERS' INTEREST
       FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001--(CONTINUED)

                            (DOLLARS IN THOUSANDS)



                                          Class B-1    Class B-2      Class C-1       Class C-2      Class D-1
                                        ------------- ------------ --------------  --------------  -------------
                                        Units  Amount Units Amount  Units   Amount  Units   Amount Units  Amount
                                        ------ ------ ----- ------ -------  ------ -------  ------ ------ ------
Balance at December 31, 1998........... 15,280 $  --  1,000  $57   114,510   $25        --   $--       -- $   --
Contributions..........................     --    --     --    1        --    --    59,120    23       --     --
Distribution to member.................     --    --     --   --        --    --        --    --       --     --
Net loss (Restated)....................     --    --     --   --        --    --        --    --       --     --
                                        ------ -----  -----  ---   -------   ---   -------   ---   ------ ------
Balance at December 31, 1999
  (Restated)........................... 15,280    --  1,000   58   114,510    25    59,120    23       --     --
Contributions..........................     --    --     --   --        --    --    26,340    10       --     --
Distribution to member.................     --    --     --   --        --    --        --    --       --     --
Repurchase and retirement of units.....     --    --     --   --   (29,635)   (6)       --    --       --     --
Net loss (Restated)....................     --    --     --   --        --    --        --    --       --     --
                                        ------ -----  -----  ---   -------   ---   -------   ---   ------ ------
Balance at December 31, 2000
  (Restated)........................... 15,280    --  1,000   58    84,875    19    85,460    33       --     --
Contributions, net of issuance
  costs of $1,218 on
  Redeemable Preferred
  Interest (Restated)..................     --    --     --   10        --    --    13,226     5   43,183  1,256
Distribution to member.................     --    --     --   --        --    --        --    --       --     --
Repurchase and retirement of units.....     --    --     --   --    (3,368)   (1)  (14,226)   (5)      --     --
Accretion of Redeemable Preferred
  Interest to redemption value
  (Restated)...........................     --    --     --   --        --    --        --    --       --     --
Net loss (Restated)....................     --    --     --   --        --    --        --    --       --     --
Cumulative effect of change in
  accounting principle.................     --    --     --   --        --    --        --    --       --     --
Deferral of unrealized derivative gains
  and losses...........................     --    --     --   --        --    --        --    --       --     --
                                        ------ -----  -----  ---   -------   ---   -------   ---   ------ ------
Balance at December 31, 2001
  (Restated)........................... 15,280 $  --  1,000  $68    81,507   $18    84,460   $33   43,183 $1,256
                                        ====== =====  =====  ===   =======   ===   =======   ===   ====== ======


  The accompanying notes are an integral part of these financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                CONSOLIDATED STATEMENT OF CHANGES IN REDEEMABLE
               PREFERRED AND COMMON UNITS AND MEMBER'S INTEREST
       FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001--(CONTINUED)

                            (DOLLARS IN THOUSANDS)



                                                                                 Other      Total
                                                                 Accumulated Comprehensive Members'
                                                   Distributions   Deficit       Loss      Interest
                                                   ------------- ----------- ------------- --------
Balance at December 31, 1998......................     $  --      $(12,117)     $    --    $ 46,588
Contributions.....................................        --            --           --       3,023
Distribution to member............................       (57)           --           --         (57)
Net loss (Restated)...............................        --       (12,362)          --     (12,362)
                                                       -----      --------      -------    --------
Balance at December 31, 1999 (Restated)...........       (57)      (24,479)          --      37,192
Contributions.....................................        --            --           --          10
Distribution to member............................       (42)           --           --         (42)
Repurchase and retirement of units................        --          (102)          --        (108)
Net loss (Restated)...............................        --        (3,218)          --      (3,218)
                                                       -----      --------      -------    --------
Balance at December 31, 2000 (Restated)...........       (99)      (27,799)          --      33,834
Contributions, net of issuance costs of $1,218 on
  Redeemable Preferred Interest (Restated)........        --            --           --      41,336
Distribution to member............................       (51)           --           --         (51)
Repurchase and retirement of units................        --            --           --          (6)
Accretion of Redeemable Preferred Interest
  to redemption value (Restated)..................        --        (2,786)          --      (2,786)
Net loss (Restated)...............................        --       (40,623)          --     (40,623)
Cumulative effect of change in accounting
  principle.......................................        --            --         (241)       (241)
Deferral of unrealized derivative gains and losses        --            --       (3,490)     (3,490)
                                                       -----      --------      -------    --------
Balance at December 31, 2001 (Restated)...........     $(150)     $(71,208)     $(3,731)   $ 27,973
                                                       =====      ========      =======    ========


  The accompanying notes are an integral part of these financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


             FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001





                                                                                1999       2000       2001
                                                                             ---------- ---------- ----------
                                                                             (Restated) (Restated) (Restated)
                                                                                  (dollars in thousands)
Cash flows from operating activities:
   Net loss................................................................. $ (12,362)  $ (3,218) $ (40,623)
   Adjustments to reconcile net loss to net cash provided by operating activities:
     Deferred income taxes..................................................    (1,069)      (121)    (1,489)
     Depreciation of property and equipment.................................     7,483      9,183     12,694
     Amortization of intangible assets......................................    12,983     14,750     21,117
     Amortization of debt financing costs...................................       262        303      3,816
     Amortization of broadcast rights, net of barter........................     7,205      8,356      8,328
     Payments for broadcast rights..........................................    (6,916)    (8,426)    (8,001)
     Loss on asset disposal, net............................................       249        259        330
     Loss from refinancing of credit facilities, net of tax.................     1,240         --      1,328
     Amortization of debt discount..........................................        --         --      2,537
     Effect of accounting for derivatives instruments.......................        --         --        290
   Changes in assets and liabilities:
     Increase in accounts receivable........................................    (8,967)    (1,530)    (2,168)
     (Increase) decrease in prepaid expenses and other current assets.......       315        (77)      (463)
     Increase in taxes receivable...........................................        --         --       (354)
     (Increase) decrease in other noncurrent assets.........................        94         50       (573)
     Increase in accounts payable and accrued expenses......................     3,219        124        615
     (Increase) decrease in taxes payable...................................      (659)       622       (708)
     (Increase) decrease in interest payable................................     2,399     (2,091)     5,733
     (Increase) decrease in deferred revenue................................      (122)       199        (33)
     (Increase) decrease in due to Midwest Television, Inc..................     4,070     (1,815)    (2,256)
                                                                             ---------   --------  ---------
   Net cash provided by operating activities................................     9,424     16,568        120
                                                                             ---------   --------  ---------
Cash flows from investing activities:
   Additions to property and equipment, net.................................    (6,627)    (5,693)    (5,701)
   Proceeds from sales of assets............................................         6         98        111
   Acquisition of broadcast properties......................................   (82,073)   (46,493)  (127,505)
   Downpayment on acquisition of station....................................        --         --     (6,000)
                                                                             ---------   --------  ---------
   Net cash used for investing activities...................................   (88,694)   (52,088)  (139,095)
                                                                             ---------   --------  ---------
Cash flows from financing activities:
   Proceeds from debt issuance..............................................   160,872         --    638,838
   Repayment of loans.......................................................  (128,399)   (13,544)  (616,365)
   Proceeds from revolver draws, net........................................    30,357     63,500     24,500
   Note payable to related party............................................    14,522    (14,522)        --
   Proceeds from issuance of preferred stock in subsidiary to related party.        --         --     50,000
   Redemption of preferred stock in subsidiary held by related party........        --         --    (50,000)
   Capital contributions, net of issuance costs.............................     3,023         10     95,118
   Distributions............................................................       (57)      (150)       (57)
                                                                             ---------   --------  ---------
   Net cash provided by financing activities................................    80,318     35,294    142,034
                                                                             ---------   --------  ---------
   Net increase (decrease) in cash and cash equivalents.....................     1,048       (226)     3,059
   Cash and cash equivalents at beginning of year...........................     1,989      3,037      2,811
                                                                             ---------   --------  ---------
   Cash and cash equivalents at end of year................................. $   3,037   $  2,811  $   5,870
                                                                             =========   ========  =========
Supplemental schedule of cash flow information:
   Cash paid for interest................................................... $  13,292   $ 21,610  $  26,276
                                                                             =========   ========  =========
   Cash paid for taxes...................................................... $   1,544   $  1,147  $     783
                                                                             =========   ========  =========



  The accompanying notes are an integral part of these financial statements.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS OPERATIONS


   Nexstar Broadcasting Group, L.L.C. ("Nexstar") was organized as a Limited Liability Company ("L.L.C.") on December 12, 1996 in the State of Delaware. Nexstar commenced operations on April 15, 1997. Nexstar owns, operates and programs, through its subsidiaries, six NBC-affiliated television stations, three ABC-affiliated television stations, four CBS-affiliated and one UPN-affiliated television stations in the United States of America. Nexstar has an outsourcing agreement to provide services for a FOX affiliate owned by a subsidiary of Sinclair Broadcast Group, Inc. Through various local service agreements, Nexstar (i) programs one FOX-affiliated television station under a Time Brokerage Agreement ("TBA"), (ii) has a Shared Services Agreement ("SSA") with a CBS-affiliated television station and (iii) has an SSA and a Joint Sales Agreement ("JSA") with a FOX-affiliated television station and a low-power UPN-affiliated television station. Additionally, Mission provides most of the programming to an ABC-affiliated television station under a TBA and intends to purchase the underlying licenses and assets in September 2002 (Note 4). The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas and Louisiana.


   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of the stations, regulate the equipment used by the stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

   The Company is highly leveraged, which makes it vulnerable to changes in general economic conditions. The Company's ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond the control of the Company. The Company believes that, taken together, its current cash balances, internally generated cash flow and availability under its credit facilities should result in the Company having adequate cash resources to meet its debt service and other financial obligations for at least the next twelve months.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation




   The consolidated financial statements include the accounts of Nexstar, its wholly-owned subsidiaries and independently-owned Bastet Broadcasting, Inc. ("Bastet"), Mission Broadcasting of Wichita Falls, Inc. ("Mission of Wichita Falls") and its subsidiary. Bastet and Mission of Wichita Falls (collectively, the "Mission Group") are separate entities 100% owned by an independent third party. Collectively, these entities own and operate the following television stations: WYOU,WFXP, KJTL, KJBO-LP and KODE. Nexstar does not own or control the Mission Group or its television stations; however, under U.S. GAAP, Nexstar is deemed to have a controlling financial interest in them due to the service and option agreements described below. Nexstar has entered into various management and service agreements with all of the Mission Group stations. Nexstar has a TBA with WFXP, which allows Nexstar to program most of the station's broadcast time, sell the station's advertising time and retain the advertising revenue. Nexstar has an SSA with KJTL and KJBO-LP, which allows the sharing of services including news production, technical maintenance and security, in exchange for the right to receive substantially all of the available cash, after payment of debt service costs, of the stations. Through a JSA, Nexstar has also acquired the right to sell and receive the revenue from the advertising time on KJTL and KJBO-LP in return for monthly payments to the Mission Group. Nexstar has an SSA with each of WYOU and KODE, which have terms substantially similar to the terms of the SSAs with KJTL and KJBO-LP. Nexstar's ability to obtain cash from the Mission Group is governed by the agreements described above.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

   In addition to providing certain services to the television stations, Nexstar is also the guarantor of the Mission Group's debt (Note 8). The Mission Group is a guarantor of the senior credit facility entered into by and the senior subordinated notes issued by Nexstar Finance, L.L.C., a wholly-owned indirect subsidiary of Nexstar (Note 8).



   The owner of Mission Group has granted to Nexstar a purchase option on each entity to acquire the assets and liabilities of each entity for consideration equal to its indebtedness, as defined in the option agreement. These option agreements are freely exercisable or assignable by Nexstar without consent or approval by the owner of the Mission Group.



   As a result of the service arrangements, the debt guarantees and the option agreements, Nexstar is deemed to have a controlling financial interest in Mission under U.S. GAAP while complying with the FCC's rules regarding ownership limits in television markets. As a result of Nexstar's controlling financial interest in the Mission Group, Nexstar consolidates the financial position, results of operations and cash flows of the Mission Group stations with Nexstar as if they were wholly-owned entities of Nexstar in order to provide a more meaningful presentation of Nexstar's performance. Because the Mission Group stations have a net asset deficit and there is no binding obligation on the owner of the Mission Group to make capital contributions to cover the deficit, minority interest in the results of operations and share of net assets have not been recognized.



   All intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year presentation.



   Unless otherwise noted, all dollars are in thousands.


 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast program rights and the useful lives of intangible assets. Actual results may vary from estimates used.

 Cash and Cash Equivalents

   The Company considers all highly liquid investments in debt securities purchased with an original maturity of ninety days or less to be cash equivalents.

 Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality debt securities with original maturities of ninety days or less. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at financial institutions on December 31, 1999, 2000 and 2001. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company's accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

 Revenue Recognition

   Advertising revenue, which includes network compensation, is recognized in the period during which the time spots are aired. Revenue from other sources, which may include income from production and other similar activities from time to time, is recognized in the period during which the goods or services are provided.

 Trade Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used.

 Broadcast Rights and Broadcast Rights Payable, Cash and Barter

   Broadcast rights, primarily in the form of syndicated programs and feature film packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when the following criteria are met 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

   The Company barters advertising time for certain program material. These transactions except those involving exchange of advertising time for network programming are recorded at management's estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods.

 Property and Equipment

   Property and equipment is stated at cost or estimated fair value for purchase business combinations and trade transactions at the date of acquisition. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 5 to 39 years.

 Intangible Assets

   Intangible assets represent the estimated fair value of both identifiable intangible assets and goodwill resulting from the acquisitions by the Company (Note 3). Identifiable intangible assets include FCC licenses, network affiliation agreements and commercial advertising contracts and are being amortized on a straight-line basis over periods ranging from 1 to 15 years. Goodwill is the excess of the purchase price over the fair market value of the net assets acquired and is amortized over 40 years using the straight-line method.

 Long-Lived Assets

   The Company evaluates the recoverability of its tangible and intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related asset exceeds the fair value of the asset,

                      NEXSTAR BROADCASTING GROUP, L.L.C.

the carrying value would be reduced to its fair value, which is measured as the present value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss for the years ended December 31, 1999, 2000 and 2001.

 Debt Financing Costs

   Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

 Derivatives and Hedging Activities

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established new guidelines for accounting and reporting for derivative instruments and hedging activities. Subsequently, SFAS No. 133 was amended by the issuance of SFAS No. 137 and SFAS No. 138. These amendments modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company adopted SFAS No. 133 on January 1, 2001.

   The Company uses derivative financial instruments to reduce its cash flow exposure to fluctuations in interest rates on its variable rate debt or to hedge fair value changes attributable to changes in the benchmark interest rate on its fixed rate debt. All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The gains and losses on derivative instruments that are reported in other comprehensive income are reclassified into earnings in the periods in which earnings are affected by movements in the variable rates on the debt agreements. The Company assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows or fair value of hedged items. No components of derivative instruments' gains or losses are excluded from the assessment of hedge effectiveness. The Company assesses hedge effectiveness on a quarterly basis and records the derivative gain or loss related to the ineffective portion of the derivative to current earnings. The ineffectiveness reported in current earnings during the year ended December 31, 2001 was immaterial. If the Company determines that the forecasted cash flows of the hedged item are no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the derivative contract related to the affected portion of the forecasted transaction is recognized in current earnings.

   The Company adopted SFAS No. 133, as amended by SFAS No. 138, on January 1, 2001. At the time of adoption, the Company recorded approximately a $0.2 million liability to reflect the fair value of the interest rate swap agreements in effect at the time of adoption in which the Company paid a fixed rate and received a variable rate. The agreements were designated as a hedge of the variable cash flow exposure on the Company's variable rate debt. Correspondingly, the Company recorded a cumulative-effect adjustment of approximately $0.2 million in accumulated other comprehensive loss in accordance with the transition provisions of SFAS No. 133. Of the $0.2 million recorded in accumulated other comprehensive loss, all of it was reclassified into earnings for the year ended December 31, 2001. Of the $3.7 million net derivative losses recorded in accumulated other comprehensive loss at December 31, 2001, all of it is expected to be reclassified into earnings within the next 12 months pursuant to the Company's hedge of its variable rate debt.

 Comprehensive Income

   SFAS No. 130, "Reporting Comprehensive Income," requires the display of comprehensive income or loss and its components as part of the Company's full set of financial statements. Comprehensive income or loss is

                      NEXSTAR BROADCASTING GROUP, L.L.C.

comprised of net income or loss and other comprehensive income or loss. Other comprehensive income or loss includes certain changes in equity that are excluded from net income, such as translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments, net of tax.

   Prior to January 1, 2001, the Company did not have any transactions that qualified as comprehensive income or loss. Upon adoption of SFAS No. 133, on January 1, 2001, the Company recorded other comprehensive loss of $0.2 million to recognize the fair value of all derivatives that were designated as cash flow hedging instruments of the Company's variable rate debt. As of December 31, 2001, the cumulative net unrealized losses recorded in other comprehensive loss were $3.7 million.

 Advertising Expense


   The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $0.9 million, $1.4 million and $0.8 million for the years ended December 31, 1999, 2000 and 2001, respectively.


 Financial Instruments


   The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The fair value of derivative financial instruments is obtained from financial institution quotes. The interest rates on the Company's term loan and revolving credit facility are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company's term loan and revolving credit facility approximates fair value. See Note 8 for fair value of fixed rate debt.


 Earnings per Unit

   The Company computes earnings per unit in accordance with SFAS No. 128 "Earnings Per Share". Basic earnings per unit is based upon the net earnings applicable to units after preferred dividends and divided by the weighted average number of units outstanding during the period. Diluted earnings per unit reflects the assumed conversion of preferred interests only in the periods in which such effect would have been dilutive.

   The numerator used in the calculation of both basic and diluted earnings per unit for each respective year reflects loss less accretion of preferred interest of $2.8 million in 2001.


 Accounting for Income Taxes

   Nexstar is an L.L.C. that is treated as a partnership for income tax purposes. No provision for income taxes is required by Nexstar as its income and expenses are taxable to or deductible by its members. Bastet, Mission of Wichita Falls and Mission of Joplin and certain wholly-owned corporate subsidiaries of Nexstar are subject to income taxes and account for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

 Unaudited Pro Forma Income Tax Provision

   The unaudited pro forma provision for income taxes reflects income tax expenses for each of the three years in the period ended December 31, 2001 as if Nexstar had been taxed as a C corporation on a stand-alone company basis. The pro forma provision for income taxes has been calculated using an effective tax rate of 40 percent on taxable income primarily arising from interest income associated with intercompany loans.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

 Recently Issued Accounting Pronouncements

   In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill and certain other intangible assets including FCC licenses. The amortization of existing goodwill and FCC licenses ceased on December 31, 2001. Any goodwill and FCC licenses resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill and FCC licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. The adoption of SFAS No. 142 will result in the Company's discontinuation of amortization of its goodwill and FCC licenses; however, the Company will be required to test its goodwill and FCC licenses for impairment under the new standard during 2002, which could have an adverse effect on the Company's future results of operations if an impairment occurs. The Company is currently in the process of assessing the impact of SFAS No. 142, including how it will measure impairment for goodwill and FCC licenses, however it has not yet had sufficient time to complete such evaluation. During the year ended December 31, 2001, the Company incurred goodwill amortization expense of $3.6 million and incurred amortization expense related to its broadcast licenses of $5.2 million. As a result of implementing SFAS No. 142, the Company's net income will not be impacted by amortization expense related to goodwill or FCC licenses.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which is effective January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions relating to the disposal of a segment of a business described in Accounting Principles Board Opinion ("APB") No. 30. The Company does not expect that the adoption of SFAS No. 144 will have a material impact on its financial statements.

3.  ACQUISITIONS

   During 1999, 2000, and 2001, the Company made the acquisitions set forth below, each of which has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The consolidated financial statements include the operating results of each business from the date of acquisition.

 The WCIA/WCFN and WMBD Acquisition

   On January 12, 2001, Nexstar acquired substantially all of the assets of WCIA/WCFN and WMBD from Midwest Television, Inc. ("Midwest") for approximately $108.0 million, exclusive of transaction costs. Included in the purchase price was $0.5 million, which was paid directly to the owner of Midwest for the building that houses WCIA. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. The excess of the consideration paid over the estimated fair value of the tangible and identifiable intangible assets acquired approximated $36.6 and is being amortized using the straight-line method over 40 years. TBA fees in the amount of $2.25 million were paid to Midwest at the time of closing.

 The KTAL Acquisition

   On November 1, 2000, Nexstar acquired substantially all of the assets of KTAL from KCMC, Inc. for approximately $35.3 million, exclusive of transaction costs. The excess of the consideration paid over the

                      NEXSTAR BROADCASTING GROUP, L.L.C.

estimated fair market value of the tangible net assets and identifiable intangible assets approximated $4.3 million and is being amortized using the straight-line method over 40 years.

 The KMID Acquisition

   On September 21, 2000, Nexstar acquired substantially all the assets of KMID from Gocom Holdings, L.L.C. for approximately $10.0 million, exclusive of transaction costs. The consideration paid approximated the estimated fair market value of the tangible net assets and identifiable intangible assets acquired. As such, no goodwill has been recorded.

 The WROC Acquisition

   In 1999, Nexstar acquired substantially all of the assets of WROC from STC Broadcasting, Inc. for approximately $46.0 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $1.2 million and is being amortized using the straight-line method over 40 years.

 The KTAB Acquisition

   In 1999, Nexstar acquired substantially all of the assets of KTAB from Shooting Star Broadcasting, LP for approximately $17.3 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $4.6 million and is being amortized using the straight-line method over 40 years.

 The KJTL and KJBO-LP Acquisition

   On June 1, 1999, Mission of Wichita Falls acquired substantially all of the assets of KJTL and KJBO-LP from Wicks Broadcast Group, LP for approximately $15.5 million, exclusive of transaction costs. The excess of the consideration paid over the estimated fair market value of the tangible net assets and identifiable intangible assets acquired approximated $3.9 million and is being amortized using the straight-line method over 40 years.

   The selected unaudited pro forma consolidated information for the years ended December 31, 1999, 2000 and 2001, determined as if the acquisitions described above occurred on January 1 of the prior year, would have resulted in the following:


                         December 31, 1999     December 31, 2000     December 31, 2001
                       --------------------  --------------------  --------------------
                       As reported Pro forma As reported Pro forma As reported Pro forma
                       ----------- --------- ----------- --------- ----------- ---------
Net revenue (excluding
  trade and barter)...  $ 91,058   $110,603   $124,631   $133,240   $114,474   $114,474
                        --------   --------   --------   --------   --------   --------
Total net revenue.....    86,959    103,874    117,467    124,743    110,729    110,729
                        --------   --------   --------   --------   --------   --------
Income from operations     5,508      6,542     18,570     19,207         60         60
                        --------   --------   --------   --------   --------   --------
Net loss (Restated)...  $(12,362)  $(17,001)  $ (3,218)  $ (5,382)  $(40,623)  $(40,623)
                        --------   --------   --------   --------   --------   --------

--------
(1) The December 31, 2001 pro forma amounts do not include the results of Midwest for the twelve days prior to acquisition on January 12, 2001. Amounts are deemed de minimus.

   This unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired companies been combined during the specified periods.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

4.  TIME BROKERAGE AND OUTSOURCING AGREEMENTS


   In 1999, 2000 and 2001, the Company had the following arrangements:

 The KODE Arrangement


   On December 31, 2001 Mission of Joplin entered into and commenced operations under a TBA with a subsidiary of Gocom Holdings, L.L.C., the current owner of KODE. In September 2002, Mission of Wichita Falls purchased substantially all of the assets of the station for $14.0 million. Pursuant to the terms of the agreement, Mission of Joplin made a down payment of $6.0 million against the purchase price, which is included in other noncurrent assets on the balance sheet. Mission of Joplin made TBA payments of $0.04 million per month to Gocom Holdings, L.L.C. through September 2002. The results of those operations have been included in the accompanying financial statements.


 The WYZZ Arrangement

   Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, a Fox affiliate in Peoria, IL. The parties will share the combined broadcast cash flow generated by WYZZ and WMBD. The agreement is non-cancelable until May 2003 and expires in December 2008.

 The KMID Arrangement


   In 2000, Nexstar entered into a TBA with a subsidiary of Gocom Holdings, L.L.C. to program KMID. Under the TBA Nexstar paid fees to the previous owner until the acquisition was completed. Fees of $0.06 million were paid during the TBA period.


 The KTAB Arrangement


   In 1999, Nexstar entered into a TBA with Shooting Star Broadcasting, LP to program KTAB. Under the TBA, Nexstar accrued fees to the previous owner until the acquisition was completed. Fees of $0.2 million were paid on the acquisition date.


 The WROC Arrangement


   In 1999, Nexstar entered into a TBA with STC Broadcasting, Inc. to program WROC. Under the TBA, Nexstar paid fees to the previous owner until the acquisition was completed. Fees of $0.2 million were paid during the TBA period.


 The WCIA/WCFN and WMBD Arrangement


   In 1999, Nexstar entered into a TBA with Midwest Television, Inc. ("Midwest") to program WCIA/WCFN and WMBD. On January 12, 2001, Nexstar purchased the assets of the stations for approximately $108.0 million at which time the TBA terminated. A TBA fee of $2.25 million was paid at closing. Nexstar accrued the fee over the term of the agreement at a rate of $0.1 million per month.



5.  RELATED PARTY TRANSACTIONS


 Guaranty--Chief Executive Officer

   Pursuant to a continuing guaranty agreement dated June 16, 2001 with Nexstar's primary lender, Nexstar has entered into an agreement to guarantee up to $3.0 million nonrevolving line of credit to its President and

                      NEXSTAR BROADCASTING GROUP, L.L.C.

Chief Executive Officer to enable him, among other things, to purchase equity units of Nexstar. The line of credit is full-recourse to the officer and is available until December 31, 2004.


 Management Services Agreement


   Nexstar paid management and consulting fees to ABRY Partners LLC ("ABRY"). For the years ended December 31, 1999 and 2000, Nexstar incurred $0.3 million and $0.3 million, respectively, of management and consulting fees which are included in selling, general and administrative expenses. Effective December 31, 2000 ABRY terminated its management services agreement with Nexstar.


 Bridge Loan


   Nexstar received a bridge loan by one of the ABRY partnerships in conjunction with Nexstar acquisition of WROC in 1999. The principal amount of $14.5 million and accrued interest thereon, was due on May 31, 2000. The outstanding amount was paid in full on May 12, 2000. Interest accrued annually at a rate of 9.0%. The Company recorded $0.8 million and $0.5 million of interest expense for the years ended December 31, 1999 and 2000, respectively.


 Minority Interest Preferred Dividend


   On January 12, 2001, an ABRY-related party purchased preferred interests in Nexstar Finance Holdings II, L.L.C. (formerly Nexstar Finance Holdings, L.L.C.), a wholly-owned subsidiary of Nexstar Broadcasting Group, L.L.C., for a total consideration of $50.0 million. The preferred units were subsequently redeemed for the original purchase price on May 17, 2001 and August 7, 2001. In connection with the redemption, an accrued dividend of $2.4 million was paid to the ABRY related entity. The dividend is reflected in the statement of operations as a minority interest preferred dividend.



6.  PROPERTY AND EQUIPMENT


                                               Estimated
                                              useful life     December 31,
                                             ------------- ------------------
                                                (years)      2000      2001
                                             ------------- --------  --------
  Buildings and building improvements.......      39       $ 13,298  $ 15,841
  Land and land improvements................   N/A - 39       2,750     2,738
  Leasehold improvements.................... term of lease    1,212     1,523
  Studio equipment..........................      5-7        32,245    33,181
  Transmission equipment....................     5-15        20,128    27,800
  Office equipment and furniture............      5-7         3,833     5,122
  Vehicles..................................       5          3,281     4,241
  Construction in progress..................      N/A           308       724
                                                           --------  --------
                                                             77,055    91,170
  Less: accumulated depreciation............                (21,711)  (33,787)
                                                           --------  --------
  Property and equipment, net of accumulated
    depreciation............................               $ 55,344  $ 57,383
                                                           ========  ========

                      NEXSTAR BROADCASTING GROUP, L.L.C.

7.  INTANGIBLE ASSETS



                                                    Estimated
                                                   useful life      December 31,
                                                   ------------ -------------------
                                                     (years)       2000      2001
                                                   ------------ ---------- --------
                                                                (Restated)
Goodwill..........................................      40      $  66,448  $ 99,097
Network affiliation agreement.....................      15        129,639   171,957
FCC license.......................................      15         57,019    77,113
Debt financing costs.............................. term of debt     2,600    17,488
Other intangibles.................................     1-15         5,788     7,104
                                                                ---------  --------
                                                                  261,494   372,759
Less: accumulated amortization....................                (39,790)  (59,479)
                                                                ---------  --------
Intangible assets, net of accumulated amortization              $ 221,704  $313,280
                                                                =========  ========



8.  DEBT


   Long-term debt consists of the following:


                                                             December 31,
                                                          ------------------
                                                            2000      2001
                                                          --------  --------
  Term loans............................................. $119,500  $ 82,000
  Revolving credit facilities............................  133,972    46,143
  12% Senior subordinated notes due 2008, net of discount       --   154,097
  16% Senior discount notes due 2009, net of discount....       --    20,802
  SFAS No. 133 hedge accounting adjustment...............       --     1,590
                                                          --------  --------
                                                           253,472   304,632
  Less: current portion..................................  (11,125)     (488)
                                                          --------  --------
                                                          $242,347  $304,144
                                                          ========  ========



 The Nexstar Senior Secured Credit Facilities



   On January 12, 2001, Nexstar entered into senior secured credit facilities with a group of commercial banks. The terms of the credit agreement provided for a revolving credit facility (the "Nexstar revolver") in the amount of $122.0 million and a term loan facility (the "Nexstar term loan") in the amount of $110.0 million. The revolving credit facility was subsequently reduced to $72.0 million after the issuance of the Senior Subordinated Notes discussed below. The credit facilities were subsequently amended on June 14, 2001 to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $57.0 million revolving facility. On November 14, 2001, the credit facilities were amended to adjust certain financial covenants effective for the period ended September 30, 2001 and future periods and to reduce the revolving facility to $42.0 million. Prepayments were made under the Term A facility, which effectively reduced the commitment to $32.0 million. Interest rates associated with the Nexstar revolver and term loans are based, at the option of the Company, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (ranging from 5.65% to 6.64% at December 31, 2001). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if the Company selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, the Company is required to pay quarterly

                      NEXSTAR BROADCASTING GROUP, L.L.C.

commitment fees based on the Company's leverage ratio for that particular quarter on the unused portion of the Nexstar revolver loan commitment. The Nexstar term loans are subject to scheduled mandatory repayments beginning in 2002 and the Nexstar revolver is subject to scheduled mandatory reductions commencing in 2003. Any excess amount outstanding at the time of a mandatory reduction is payable at that time. The borrowings under the Nexstar senior secured credit facilities are guaranteed, jointly and severally, by Nexstar, Bastet, Mission of Wichita Falls and Mission of Joplin, and by each existing and subsequently acquired or organized subsidiary.





 The Mission Group Senior Secured Credit Facility



   On January 12, 2001, Bastet and Mission of Wichita Falls entered into a credit agreement (the "Mission Group credit facility") with a group of commercial banks. The terms provided for the banks to make revolving loans to Bastet and Mission of Wichita Falls not to exceed the aggregate commitment of $43.0 million.



   On November 14, 2001, the credit facility was amended to increase the revolving facility to $58.0 million and to include Mission of Joplin as a borrower. Bastet and both Missions are jointly and severally liable for the outstanding amount of the loan. Nexstar has entered into a guarantor agreement, whereby Nexstar guarantees full payment of any obligations outstanding in the event of default. Interest rates associated with the Mission Group credit facility are based, at the option of Bastet and both Missions, on the prevailing prime rate plus an applicable margin or the LIBOR rate plus an applicable margin, as defined (ranging from 5.23% to 5.40% at December 31, 2001). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Bastet or either Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Bastet and both Missions are required to pay quarterly commitment fees based on the Company's leverage ratio for that particular quarter on the unused portion of the Mission Group credit facility loan commitment. The Mission Group credit facility is due and payable on the maturity date, January 12, 2007.



   Based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the Company's credit facilities approximates carrying value.



   On June 1, 1999, the existing Nexstar credit agreements were amended and restated to include a term loan for an aggregate maximum amount of $125.0 million, a revolving credit facility of $80.0 million and an available incremental revolving credit facility not to exceed $75.0 million. On January 12, 2001, the debt outstanding was repaid with the proceeds of the senior secured credit facility described above.



   On June 1, 1999, the Bastet and Mission of Wichita Falls existing credit facility was amended to increase the aggregate maximum amount to $45.0 million and to include Mission of Wichita Falls as a co-borrower. On January 12, 2001, the debt outstanding was repaid with the proceeds of the senior secured credit facility described above.


 Senior Subordinated Notes


   On March 16, 2001, Nexstar Finance, L.L.C. ("Nexstar Finance"), a wholly-owned indirect subsidiary of Nexstar, issued $160.0 million of 12.0% senior subordinated notes at a price of 96.012%. The senior subordinated notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The senior subordinated notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar Finance and the Mission Group entities. They are general unsecured senior subordinated obligations subordinated to all of the Company's senior debt. The senior subordinated notes are redeemable by Nexstar Finance on or after April 1, 2005, at declining premiums, and Nexstar Finance may redeem, at a

                      NEXSTAR BROADCASTING GROUP, L.L.C.

premium, up to 35.0% of the aggregate principal amount of the senior subordinated notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The senior subordinated notes are not redeemable by either the issuer or the senior subordinated note holder between April 1, 2004 and March 31, 2005.


   The proceeds of the offering were used to partially refinance existing indebtedness of the Company and fund working capital needs.

 Senior Discount Notes


   On May 17, 2001, Nexstar Finance Holdings, L.L.C. ("Nexstar Holdings") a wholly-owned subsidiary of Nexstar, issued $36.988 million principal amount at maturity of senior discount notes at a price of 54.0373%. The senior subordinated discount notes mature on May 15, 2009. Each senior discount note will have an accreted value at maturity of $1,000. The senior discount notes will not begin to accrue cash interest until May 15, 2005 with payments to be made every six months in arrears on May 15 and November 15. They are general unsecured senior obligations effectively subordinated to all of the Company's senior secured debt and are structurally subordinated to the senior subordinated notes described above. In connection with the issuance of the senior discount notes, Nexstar issued 43,183 Series D-1 membership interests with an aggregate relative fair value of $1.3 million which has been recorded as an additional discount to the initial carrying value of the senior discount notes. The fair value of the Series D-1 membership interests is the amount that would be distributed if the Company were liquidated on the date the units were issued based on the fair value of the Company on that date. The discount on the senior discount notes is amortized to interest expense over the term of the senior discount notes.


 Registration

   In January 2002 and September 2001, the senior discount notes and the senior subordinated notes, respectively, were registered under the Securities Act of 1933 pursuant to a registration rights agreement.

 Fair Value

   The fair value of the Company's fixed rate debt is estimated based on quoted market prices for the same or similar issue, or on the current rates offered to the Company for debt of the same remaining maturities. The carrying amounts and fair value of fixed rate debt were as follows:

                                                               December 31,
                                                                   2001
                                                               ------------
     Carrying amount..........................................   $174,899
     Fair value...............................................    182,402

   At December 31, 2001, scheduled maturities of the Company's debt (undiscounted) are summarized as follows:

     2002........................................................ $    488
     2003........................................................    2,567
     2004........................................................    3,845
     2005........................................................    5,337
     2006........................................................    6,402
     Thereafter..................................................  306,492
                                                                  --------
                                                                  $325,131
                                                                  ========

                      NEXSTAR BROADCASTING GROUP, L.L.C.

 Debt Covenants

   The bank debt agreements, the senior subordinated notes and senior discount notes contain covenants which require the Company to comply with certain financial ratios, capital expenditure and cash film payments and other limits. Covenants relating to the bank debt agreement are formally calculated quarterly and are prepared on a consolidated basis. The Company was in compliance with all covenants at December 31, 1999, 2000 and 2001.

 Debt Financing Costs


   In conjunction with the refinancing of the credit facilities in 1999 and 2001, the Company expensed $1.7 million and $1.5 million, respectively, related to certain debt financing costs. The amount, net of tax benefit, has been presented as an extraordinary item.


 Interest Rate Swap Agreements

   At December 31, 2001, the Company had in effect two interest rate swap agreements to pay fixed and receive variable interest rates as required by its credit facility agreements, with notional amounts of $93.3 million and $20.0 million, respectively, and one swap agreement to pay a variable rate and receive a fixed rate with a notional amount of $60.0 million. The $93.0 million notional swap, while economically being used to hedge the variability of cash flows on a portion of the Company's variable rate debt, does not qualify for SFAS No. 133 hedge accounting and, thus, is being recorded on the balance sheet at fair value with changes in fair value each period reported in other income and expense. The remaining agreements are designated as hedges of either the variability of cash flows on variable rate debt or the fair value change of the fixed rate debt attributable to changes in the benchmark interest rate. The differential to be paid or received on the swaps is accrued as an adjustment to interest expense. The net fair value of the interest rate swap agreements representing the cash the Company would pay to settle the agreements was approximately $0.2 million and $2.4 million at December 31, 2000 and December 31, 2001, respectively.

 Unsecured Interim Loan

   On January 12, 2001, Nexstar received an unsecured interim loan by its primary lender (the "interim loan") in the amount of $40.0 million. The interest rate was 13.5% through April 12, 2001 at which time it increased to 14.0%. In conjunction with the offering of the notes described above, $30.0 million of the interim loan was repaid. The remaining $10.0 million plus accrued interest was repaid with the proceeds from the discount notes described above.

 Note Payable

   A note payable for $4.5 million was issued by Nexstar as part of the consideration for the acquisition of KFDX, KBTV and KSNF from US Broadcast Group, LLC in 1998. The noninterest-bearing note required payments of $2.5 million and $1.0 million on December 31, 1999 and 2000, respectively. The unamortized discount was calculated using an interest rate of 7.5%, which approximated the Company's incremental borrowing rate for similar debt at the time of acquisition. The amount remaining outstanding was paid in full on December 31, 2000.


9.  REDEEMABLE PREFERRED AND COMMON UNITS AND MEMBERS' INTEREST


   Nexstar has authorized the following classes of equity units: class A units ("A Units"), class B units ("B Units"), class C units ("C Units"), class D units ("D Units"), series AA preferred ("AA Preferred") and series BB

                      NEXSTAR BROADCASTING GROUP, L.L.C.

Preferred ("BB Preferred") (collectively, the "Units"). Each class of Units represents a fractional part of the membership interests of Nexstar and has rights and obligations specified in Nexstar's Fifth Amended and Restated L.L.C. Agreement, dated November 14, 2001 and the Security Purchase Agreement dated August 7, 2001. A Units, B Units, C Units and D Units are each divided into two subclasses.

 Redeemable Preferred and Common Units

   The AA Preferred and BB Preferred were issued in 2001 and represent interests with liquidation, dividend and return preferences. The BB Preferred have conversion rights described below and are entitled to a 15.0% annual return, compounded quarterly and payable only in the event of a distribution (as defined in the LLC agreement). The AA Preferred are mandatorily redeemable at the option of the holder at a redemption price equal to the sum of the capital value of the AA Preferred (as defined in the LLC agreement) plus a 15% annual return. Nexstar is required to redeem all or any portion of the AA Preferred units upon the earliest to occur of an initial public offering or July 31, 2010. The AA Preferred is being accreted, using the interest method, over the redemption period. Additionally, the AA Preferred are entitled to a redemption premium in the event a distribution (as defined in the LLC agreement) is made prior to the sixth anniversary of initial contribution.

   The D-2 Units are redeemable at the option of the holder upon a change in control of Nexstar at a redemption price equal to the fair market value of the units.

 Optional Conversion of Preferred Units

   Holders of BB Preferred may convert all or any portion of their units, up to the maximum amount of $10.0 million, into the same number of AA Preferred, plus for each AA Preferred, they may receive D-2 Units pursuant to an allocation formula described in the LLC agreement. The conversion right is limited to a period commencing after December 31, 2001 and ending no later than November 15, 2002. The conversion right is also subject to the Company maintaining certain financial ratios during that period. Additionally, at any time, holders of BB Preferred may convert all or any portion of their units into A-2 Units pursuant to a formula described in the LLC agreement.

 Mandatory Conversion of Preferred Units

   Eighteen months after the date of purchase, BB Preferred interestholders must convert their units into A-2 Units pursuant to a formula described in the LLC agreement.

 Voting

   Nexstar may be dissolved upon the affirmative vote of a majority of the A unit owners and a majority of the AA preferred unit owners. No owner of B Units, C Units or D Units will have the right to vote on any matter other than in certain cases any matter which adversely affects such units vis a vis the A Units. No owner of AA Preferred or BB Preferred will have the right to vote on matters relating to day-to-day operations of Nexstar.

 Distributions


   If and when a distribution occurs as per the terms of the L.L.C. agreement, a preferred distribution of $27.9 million at December 31, 2001, which compounds annually at a rate of 15.0%, is payable to holders of A Units, B Units and D Units in order of their liquidation preference. Additionally, AA Preferred and BB Preferred are entitled to a liquidation preference upon distribution in accordance with the terms of the agreement.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

   Pursuant to the terms of the L.L.C. Agreement, in April 1999, 2000 and 2001, Nexstar distributed $0.06 million, $0.04 million and $0.05 million, respectively, to a member for income taxes associated with their allocated portion of Nexstar's taxable income. In March 2002, Nexstar distributed $1.4 million to a member for income taxes associated with its allocated portion of Nexstar's taxable income.


 Liquidation

   In the event of a liquidation, as defined in the LLC agreement, the Units are entitled to distributions of preferred amounts and unreturned capital in the following general priority: AA Preferred; BB Preferred; A Units and D-2 Units, together; D-1 Units; B Units and C Units. Any remaining amounts will then be distributed to holders of A Units, B Units, C Units and D Units pursuant to a formula described in the LLC agreement.

 Restricted Stock

   Pursuant to the terms of certain individual employment agreements, Nexstar has provided key employees with the opportunity to purchase equity units of Nexstar. In the event of employee termination, Nexstar retains the right to repurchase unvested units at the original purchase price. Units vest over five years. At December 31, 2001, 145,967 units of restricted equity are subject to the repurchase provision. Of this amount, 58,612 units are vested.


10.  EFFECTS OF RESTATEMENTS





   In August 2001, Series AA Mandatorily Redeemable Preferred Interest and Class D-2 units were issued. See Note 9 for further description of the securities. The Series AA Mandatorily Redeemable Preferred Interest was initially recorded on the assumption that the interest did not have a mandatory redemption date. Furthermore, the Class D-2 units were recorded on the assumption that the units were not redeemable. Management subsequently determined that the Series AA Mandatorily Redeemable Preferred Interest have a mandatory redemption date and the Class D-2 units are redeemable upon a change in control. As a result, the Company has restated its financial statements to record the accretion of the 15% annual return for the Series AA Mandatorily Redeemable Preferred Interest to the redemption date of July 31, 2010 and the reclassification of the Class D-2 units from Members' Interest to Redeemable Preferred Common Units for the year ended December 31, 2001.



                                                              Redeemable
                                                             Preferred and                          Total
                                                                Common     Contributed Accumulated Members'
                                                                 Units       Capital     Deficit   Interest
-                                                            ------------- ----------- ----------- --------
Balance at December 31, 2001
As previously reported......................................    $45,483     $111,210    $(68,422)  $39,057
Adjustment related to the accretion of the 15% annual return on the Series AA Mandatorily Redeemable Preferred
  Interest..................................................      2,786                   (2,786)   (2,786)
Adjustment to reclassify value of Series D-2 units..........      8,298       (8,298)               (8,298)
                                                                -------     --------    --------   -------
As revised..................................................    $56,567     $102,912    $(71,208)  $27,973
                                                                =======     ========    ========   =======

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                                                                 Three months ended
-                                                   --------------------------------------------   Year ended
                                                    March 31, June 30, September 30, December 31, December 31,
                                                      2001      2001       2001          2001         2001
                                                    --------- -------- ------------- ------------ ------------
As previously reported:
   Basic and diluted loss per unit.................  $(2.41)   $(2.52)    $(2.03)       $(1.16)      $(7.79)
   Adjustments to basic and diluted loss per
     unit attributable to accretion of Series AA
     Preferred to redemption value.................  $   --    $   --     $(0.19)       $(0.28)      $(0.55)
As revised:
   Basic and diluted loss per unit attributable to
     common unit holders...........................  $(2.41)   $(2.52)    $(2.22)       $(1.44)      $(8.34)



   In June 1999, in conjunction with the refinancing of its senior credit facilities, the Company expensed certain debt financing costs as an extraordinary item, net of tax benefit. See Note 8 for further description of the refinancing. Management subsequently determined that a portion of those costs, specifically, those related to the revolving credit facility, should not have been expensed as an extraordinary item, but should have remained capitalized and subsequently amortized. As a result, the Company has restated its 1999 financial statements to reverse the extraordinary item, properly state amortization of debt financing costs (included in interest expense), and reverse the related tax effect. The financial statements as of December 31, 2000 and 2001 have also been restated to reflect the carryover effect of the change.



                                                                                       Extraordinary
                                                                    Interest Expense,    Loss from
                                                                        Including       Refinancing
                                               Deferred              Amortization of     of Credit
                                                 Tax    Intangible   Debt Financing   Facilities, Net
                                                Asset   Assets, Net       Costs           of Tax      Net Loss
                                               -------- ----------- ----------------- --------------- --------
Balance at December 31, 1999
 As previously reported.......................                          $(16,282)         $(2,524)    $(13,549)
   Adjustment to extraordinary loss from
     refinancing of credit facilities and
     interest expense, including amortization
     of debt financing costs..................                              (107)           1,284        1,187
                                                                        --------          -------     --------
 As revised...................................                          $(16,389)         $(1,240)    $(12,362)
                                                                        ========          =======     ========
Balance at December 31, 2000
 As previously reported.......................  $1,556   $220,480       $(20,045)         $    --     $ (3,107)
   Adjustments to extraordinary loss from
     refinancing of credit facilities and
     interest expense, including amortization
     of debt financing costs..................              1,224           (125)              --         (111)
   Adjustment to deferred tax asset...........    (148)
                                                ------   --------       --------          -------     --------
 As revised...................................  $1,408   $221,704       $(20,170)         $    --     $ (3,218)
                                                ======   ========       ========          =======     ========
Balance at December 31, 2001
 As previously reported.......................  $1,361   $313,280       $(38,795)         $  (263)    $(39,547)
   Adjustment to extraordinary loss from
     refinancing of credit facilities and
     interest expense, including amortization
     of debt financing costs..................                 --            (11)          (1,065)      (1,076)
   Adjustment to deferred tax asset...........      --
                                                ------   --------       --------          -------     --------
 As revised...................................  $1,361   $313,280       $(38,806)         $(1,328)    $(40,623)
                                                ======   ========       ========          =======     ========

                      NEXSTAR BROADCASTING GROUP, L.L.C.

                                                                  Three months ended
-                                                    ---------------------------------------------
                                         Year ended                                                 Year ended
                                        December 31, March 31, June 30, September 30, December 31, December 31,
                                            1999       2000      2000       2000          2000         2000
                                        ------------ --------- -------- ------------- ------------ ------------
As previously reported:
 Basic and diluted loss per unit
   Loss before extraordinary loss
     from refinancing credit
     facilities........................    $(3.19)    $(1.12)   $(0.13)    $(0.22)       $0.60        $(0.86)
   Extraordinary loss from
     refinancing of credit facilities,
     net of tax........................    $(0.73)    $   --    $   --     $   --        $  --        $   --
   Net loss attributable to common
     unit holders......................    $(3.92)    $(1.12)   $(0.13)    $(0.22)       $0.60        $(0.86)
As revised:
 Basic and diluted loss per unit
   Loss before extraordinary loss
     from refinancing credit
     facilities........................    $(3.22)     (1.13)    (0.14)     (0.23)        0.59        $(0.89)
   Extraordinary loss from
     refinancing of credit facilities,
     net of tax........................    $(0.36)    $   --    $   --     $   --        $  --        $   --
   Net loss attributable to common
     unit holders......................    $(3.58)    $(1.13)   $(0.14)    $(0.23)       $0.59        $(0.89)



                                                                Three months ended
-                                                  --------------------------------------------   Year ended
                                                   March 31, June 30, September 30, December 31, December 31,
                                                     2001      2001       2001          2001         2001
                                                   --------- -------- ------------- ------------ ------------
As previously reported:
 Basic and diluted loss per unit
   Loss before extraordinary loss from
     refinancing credit facilities................  $(2.35)   $(2.52)    $(2.03)       $(1.16)      $(7.74)
   Extraordinary loss from refinancing of credit
     facilities, net of tax.......................  $(0.06)   $   --     $   --        $   --       $(0.05)
   Adjustments to basic and diluted loss per unit
     attributable to accretion of Series AA
     Preferred to redemption value................  $   --    $   --     $(0.19)       $(0.28)      $(0.55)
   Net loss attributable to common unit holders...  $(2.41)   $(2.52)    $(2.22)       $(1.44)      $(8.34)
As revised:
 Basic and diluted loss per unit
   Loss before extraordinary loss from
     refinancing credit facilities................  $(2.42)   $(2.52)    $(2.03)       $(1.16)      $(7.74)
   Extraordinary loss from refinancing of credit
     facilities, net of tax.......................  $(0.31)   $   --     $   --        $   --       $(0.26)
   Adjustments to basic and diluted loss per unit
     attributable to accretion of Series AA
     Preferred to redemption value................  $   --    $   --     $(0.19)       $(0.28)      $(0.55)
   Net loss attributable to common unit holders...  $(2.73)   $(2.52)    $(2.22)       $(1.44)      $(8.55)

                      NEXSTAR BROADCASTING GROUP, L.L.C.

11.  INCOME TAXES


   The provision for income taxes charged to continuing operations was as follows at December 31:


                                                1999    2000    2001
                                               -----  -------  ------
         Current tax (expense) benefit:
            Federal........................... $(662) $(1,198) $  743
            State.............................  (158)    (634)   (170)
                                               -----  -------  ------
                                                (820)  (1,832)    573
                                               -----  -------  ------
         Deferred tax (expense) benefit:
            Federal...........................   816      172   1,082
            State.............................  (249)      (8)    421
                                               -----  -------  ------
                                                 567      164   1,503
                                               -----  -------  ------
                Net tax (expense) benefit..... $(253) $(1,668) $2,076
                                               =====  =======  ======



   The Company recognized a tax benefit for 2001 as a result of taxable income generated by certain wholly-owned corporate entities. These wholly-owned corporate entities are separate taxable entities, which have historically been profitable for tax purposes and project profitability for tax purposes in future periods. These entities are responsible for the current tax expense reported in years prior to 2001. In addition, the 2001 current benefit is also a result of losses generated in 2001 which will be carried back to prior years to create current tax refunds. A portion of the 2001 deferred tax benefit represents a reduction of the deferred tax liability on certain historically profitable entities.


   The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate for the years ended December 31 with the differences summarized below:


                                                          1999     2000      2001
                                                        -------  --------  --------
Tax benefit at statutory rates......................... $ 3,804  $    543  $ 13,632
Change in valuation allowance..........................  (5,259)   (3,366)  (15,735)
Income earned by a partnership not subject to corporate
  income tax...........................................   1,187     1,330     2,484
State and local taxes, net of federal benefit..........     185       154     2,046
Other, net.............................................    (170)     (329)     (351)
                                                        -------  --------  --------
   Net tax (expense) benefit........................... $  (253) $ (1,668) $  2,076
                                                        =======  ========  ========

                      NEXSTAR BROADCASTING GROUP, L.L.C.

   The components of the net deferred tax liability are as follows at December
31:


                                            1999     2000      2001
                                          -------  --------  --------
         Net operating loss carryforwards $ 8,438  $ 16,073  $ 31,150
         Property and equipment..........  (3,590)   (6,729)   (4,374)
         Intangible assets...............  (1,569)   (1,881)   (2,002)
         Interest expense................      --        --       572
         Unrealized derivative loss......      --        --     1,492
         Other...........................     558       304       249
         Valuation allowance.............  (9,594)  (13,404)  (31,073)
                                          -------  --------  --------
            Net deferred tax liability... $(5,757) $ (5,637) $ (3,986)
                                          =======  ========  ========


   At December 31, 2001, the Company has federal and state net operating loss carryforwards available of approximately $78.8 million and $81.9 million, respectively, to reduce future taxable income. These net operating losses begin to expire in 2008 if not utilized.

   The Company has provided a valuation allowance for certain deferred tax assets. The allowance relates to the generation of net operating losses and other deferred tax assets of certain corporate subsidiaries, the benefit of which may not be realized.


   A corporation that undergoes a "change of ownership" pursuant to section 382 of the Internal Revenue Code is subject to limitations on the amount of its net operating loss carryforwards which may be used in the future. An ownership change occurred with regard to one subsidiary on April 15, 1997. The amount of the net operating loss at December 31, 2001 associated with that subsidiary was approximately $1.1 million. The annual limitation on the use of the net operating loss is approximately $0.4 million. The Company estimates the limitation on the net operating loss will not have a material adverse impact on the Company's financial position or results of operation. No assurance can be given that an ownership change will not occur as a result of other transactions entered into by the Company, or by certain other parties over which the Company has no control. If a "change in ownership" for income tax purposes occurs, the Company's ability to use "pre-change losses" could be postponed or reduced, possibly resulting in accelerated or additional tax payments which, with respect to tax periods beyond 2001, could have a material adverse impact on the Company's financial position or results of operations.



12.  COMMITMENTS AND CONTINGENCIES


 Broadcast Rights Commitments

   Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2001:


      2002........................................................ $ 3,800
      2003........................................................   4,472
      2004........................................................   2,513
      2005........................................................     885
      Thereafter..................................................      --
                                                                   -------
      Future minimum payments of unavailable cash broadcast rights $11,670
                                                                   =======


   Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

                      NEXSTAR BROADCASTING GROUP, L.L.C.

 Digital Conversion


   FCC regulations required Nexstar to commence digital operations by May 1, 2002, in addition to continuing Nexstar's analog operations, unless an extension of time was granted. We obtained extensions of time to begin digital operations at all of the stations except WCIA and WCFN, which have met the deadline. The new deadline is December 2, 2002. Some of Nexstar's stations will meet that deadline and for others Nexstar has requested extensions of time. Although there can be no assurance that the FCC will so act, Nexstar anticipates that the FCC will grant the extension. The digital conversion will require an average initial capital investment of $0.2 million per station for low-power transmission of digital signal programming and an average additional capital expenditure of $0.7 million per station for full-power transmission modifications. There were no expenditures for digital conversion in 2001. Nexstar anticipates that digital expenditures will be funded through available cash on hand and cash generated from operations.


 Operating and Capital Leases


   The Company leases office space, vehicles, antennae sites, studio and other operating equipment under noncancelable capital and operating lease arrangements expiring through 2007. Charges to operations for such leases aggregated $0.5 million, $0.6 million and $0.6 million for the years ended December 31, 1999, 2000 and 2001, respectively. Future minimum lease payments under these leases are as follows at December 31, 2001:



                                                              Capital Operating
                                                              ------- ---------
 2002........................................................   $23    $  441
 2003........................................................    --       426
 2004........................................................    --       354
 2005........................................................    --       213
 2006........................................................    --       207
 Thereafter..................................................    --       448
                                                                ---    ------
 Future minimum payments of unavailable cash broadcast rights   $23    $2,089
                                                                ===    ======
 Less: amount representing interest..........................     1
                                                                ---
 Present value of minimum lease payments.....................   $22
                                                                ===


 Litigation

   From time to time, the Company is involved with claims that arise out of the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the financial statements of the Company.





13.  EMPLOYMENT MATTERS

   The Company employs full-time and part-time or temporary employees. Some of Nexstar's employees are covered by collective bargaining agreements. The Company believes that employee relations are satisfactory, and Nexstar has not experienced any work stoppages at any of its facilities. However, there can be no assurance that Nexstar's collective bargaining agreements will be renewed in the future or that Nexstar will not experience a prolonged labor dispute, which could have a material adverse effect on Nexstar's business, financial condition, or results of operations.


   Nexstar and the Mission Group have established separate retirement savings plans under Section 401(k) of the Internal Revenue Code (the "Plans"). The Plans cover substantially all employees of Nexstar and the Mission Group who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the Plans may be made at the discretion of Nexstar and the Mission Group. Through December 31, 2001, neither Nexstar nor the Mission Group has elected to make

                      NEXSTAR BROADCASTING GROUP, L.L.C.

such contributions, except where required to do so under the terms of specific union labor contracts. Mandatory amounts contributed pursuant to labor contracts were $0.02 million, $0.03 million and $0 during the years ended December 31, 1999, 2000 and 2001, respectively.


14.  UNAUDITED QUARTERLY DATA (IN THOUSANDS):


                                                                  Quarter Ended
                                                 -----------------------------------------------
                                                 March 31,   June 30,  September 30, December 31,
                                                    2000       2000        2000          2000
                                                 ---------- ---------- ------------- ------------
                                                 (Restated) (Restated)  (Restated)    (Restated)
Net revenues....................................  $ 23,920   $ 28,388    $ 28,698      $36,461
Operating income................................       402      4,535       4,561        9,072
Net income (loss)...............................    (4,056)      (491)       (818)       2,145
Basic and diluted loss per common unit..........  $  (1.13)  $  (0.14)   $  (0.23)     $  0.59

                                                 March 31,   June 30,  September 30, December 31,
                                                    2001       2001        2001          2001
                                                 ---------- ---------- ------------- ------------
                                                 (Restated) (Restated)  (Restated)    (Restated)
Net revenues....................................  $ 25,605   $ 28,045    $ 24,862      $32,217
Operating income (loss).........................    (1,777)     1,477      (1,974)       2,334
Net loss........................................   (11,351)   (11,003)    (11,110)      (7,159)
Basic and diluted loss per common unit:
   Loss before extraordinary item...............  $  (2.42)  $  (2.52)   $  (2.03)     $ (1.16)
   Extraordinary loss net of tax................     (0.31)        --          --           --
   Accretion of Series AA Preferred.............  $     --   $     --    $  (0.19)     $ (0.28)
   Net loss attributable to common unit holders.  $  (2.73)  $  (2.52)   $  (2.22)     $ (1.44)


15.  VALUATION AND QUALIFYING ACCOUNTS

 Allowance for Doubtful Accounts Rollforward

                                            Balance at  Charged
                                            Beginning      to                 Balance at
                                            of Period  Operations Deductions End of Period
                                            ---------- ---------- ---------- -------------
Year ended December 31, 1999--Allowance for
  doubtful accounts........................    $344       $214      $(206)       $352
Year ended December 31, 2000--Allowance for
  doubtful accounts........................     352        346       (283)        415
Year ended December 31, 2001--Allowance for
  doubtful accounts........................     415        438       (363)        490

16.  UNAUDITED SUBSEQUENT EVENT


   Concurrent with the closing of the initial public offering of Nexstar Broadcasting Group, Inc., Nexstar will merge with Nexstar Broadcasting Group, Inc. which will become the surviving corporation. At the time of the merger, each holder of non-preferred membership interests in the Company will receive a percentage of Nexstar Broadcasting Group, Inc.'s common stock based on a distribution calculated to reflect the members' economic interest in the Company.


   If the initial public offering is consummated, pursuant to the terms of the LLC agreement, the AA Preferred and BB Preferred membership interests will be redeemed for cash of approximately $58.5 million and $5.3 million, respectively, out of the proceeds of the offering.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Nexstar Broadcasting Group, Inc.


   In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Nexstar Broadcasting Group, Inc. (formerly, Nexstar Equity Corp.) (the "Company") at April 22, 2002, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts

April 22, 2002, except as to Note 1,


which is as of May 31, 2002

                       NEXSTAR BROADCASTING GROUP, INC.

                                 BALANCE SHEET
                                APRIL 22, 2002

                                  ASSETS
Investment in Series D-1 membership interests of Nexstar Broadcasting
  Group L.L.C, at cost.................................................... $1,256,470
                                                                           ----------
Total assets.............................................................. $1,256,470
                                                                           ----------

                           STOCKHOLDERS' EQUITY
Stockholders' equity:
Class A common stock: par value $.01 per share, 1 share authorized, issued
  and outstanding......................................................... $       --
Class B common stock: par value $.01 per share, 36,988 shares authorized,
  issued and outstanding..................................................        370
Additional paid-in capital................................................  1,256,100
                                                                           ----------
Total stockholders' equity................................................ $1,256,470
                                                                           ==========


    The accompanying note is an integral part of this financial statement.

                       NEXSTAR BROADCASTING GROUP, INC.
                          NOTE TO FINANCIAL STATEMENT


1.  ORGANIZATION AND BUSINESS OPERATIONS


   Nexstar Equity Corp., a Delaware corporation, was formed and capitalized on May 17, 2001. Nexstar Equity Corp. was renamed Nexstar Broadcasting Group, Inc. on April 19, 2002 (as renamed, the "Company"). The Company was formed for the purpose of holding membership interests issued by Nexstar Broadcasting Group, L.L.C. on behalf of purchasers of the discount notes described below. The Company was capitalized with $1,256,470 from the sale of the units described below, which was used to purchase 43,183 Series D-1 membership interests of Nexstar Broadcasting Group, L.L.C., which membership interests are the Company's only assets. Prior to the initial public offering of the Company, the capitalization of the Company consists of 1 share of Class A Voting Common Stock, par value $0.01 per share, and 36,988 shares of Class B Non-Voting Common Stock, par value $0.01 per share ("Class B common stock").

   On May 17, 2001, Nexstar Finance Holdings, L.L.C., then a subsidiary of Nexstar Broadcasting Group, L.L.C., and the Company completed the sale of 36,988 units (the "units"). Each unit consisted of one 16% senior discount note due 2009 ("discount notes"), $1,000 principal amount at maturity, and one share of Class B common stock having an equivalent fair value of 1.17 Series D-l membership interests of Nexstar Broadcasting Group, L.L.C. The proceeds from the sale of the Class B common stock was used to purchase 43,183 Series D-l membership interests of Nexstar Broadcasting L.L.C.


   Concurrent with the closing of the initial public offering of the Company, the Company will merge with Nexstar Broadcasting Group, L.L.C., with the Company being the surviving corporation. In addition, the certificate of incorporation of the Company will be amended to revise the capital structure of the Company to create three classes of common stock: Class A common stock, par value $0.01 per share, which is entitled to one vote per share, Class B common stock, par value $0.01 per share, which is entitled to ten votes per share for all matters subject to approval and/or vote by the Company's shareholders and Class C common stock, par value $0.01 per share, which is not entitled to vote. At the time of the merger, each holder of non-preferred membership interests in Nexstar Broadcasting Group, L.L.C. will receive a percentage of the Company's common stock based on a distribution calculated to reflect the Nexstar Broadcasting Group, L.L.C. member's economic interest.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of Nexstar Broadcasting Group, L.L.C.:

   In our opinion, the accompanying balance sheets and the related statements of operations, changes in member's deficit, and cash flows present fairly, in all material respects, the financial position of Gocom Broadcasting of Joplin, L.L.C. (the "Company") at September 30, 2001 and December 31, 2000 and the results of its operations and its cash flows for the nine months ended September 30, 2001 and for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in violation of its senior debt agreement as a result of non-compliance with certain debt covenants, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
January 7, 2002

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                                BALANCE SHEETS


                                                                       December 31, September 30,
                                                                           2000         2001
                                                                       ------------ -------------
                                                                         (dollars in thousands)
                               ASSETS
Current Assets:
   Cash and cash equivalents..........................................   $     31     $     10
   Accounts receivable, net of allowance for doubtful accounts of $85 and $115 for September 30, 2001 and December 31, 2000,
     respectively.....................................................      1,142          910
   Current portion of broadcast rights................................        459          338
   Prepaid expenses and other current assets..........................         45           42
                                                                         --------     --------
       Total current assets...........................................      1,677        1,300
Property and equipment, net...........................................      1,778        1,431
Broadcast rights, net of current portion..............................        107          592
Deferred financing costs, net of accumulated amortization of $572 and
  $660 for September 30, 2001 and December 31, 2000, respectively.....        673          416
Intangible assets, net................................................     16,195       15,138
Other assets..........................................................         23           15
                                                                         --------     --------
       Total assets...................................................   $ 20,453     $ 18,892
                                                                         ========     ========
                  LIABILITIES AND MEMBER'S DEFICIT
Liabilities:
   Accounts payable and accrued expenses..............................   $    298     $    292
   Senior Notes Payable...............................................     55,572       45,152
   Current portion of broadcast rights payable........................        391          279
   Current portion of deferred gain...................................         77           77
   Accrued interest payable...........................................      1,518        2,024
   Due to related party...............................................        292          462
                                                                         --------     --------
       Total current liabilities......................................     58,148       48,286
Broadcast rights payable, net of current portion......................         83          673
Deferred gain, net of current portion.................................      1,827        1,769
Other liabilities.....................................................         93          100
                                                                         --------     --------
       Total liabilities..............................................     60,151       50,828
                                                                         --------     --------
Member's Deficit......................................................    (39,698)     (31,936)
                                                                         --------     --------
       Total liabilities and member's deficit.........................   $ 20,453     $ 18,892
                                                                         ========     ========


  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           STATEMENTS OF OPERATIONS


                                                        December 31, September 30,
                                                            2000         2001
                                                        ------------ -------------
                                                          (dollars in thousands)
Revenue:
   Broadcast revenue...................................   $ 6,067       $ 3,881
   Barter and trade revenue............................       333           377
                                                          -------       -------
       Gross revenue...................................     6,400         4,258
   Less: Agency commissions............................       699           437
                                                          -------       -------
       Net revenue.....................................     5,701         3,821
                                                          -------       -------
Costs and expenses:
   Operating...........................................     1,494         1,181
   Selling, general and administrative.................     1,435         1,003
   Management fees.....................................       266           177
   Barter and trade expense............................       349           299
   Depreciation and amortization.......................     2,078         1,528
   Amortization of broadcast rights (excluding barter).       269           344
                                                          -------       -------
       Total costs and expenses........................     5,891         4,532
                                                          -------       -------
       Loss from operations............................      (190)         (711)
Other expense:
   Interest expense, net...............................    (6,663)       (3,499)
   Other...............................................       (27)           (2)
                                                          -------       -------
       Net loss........................................   $(6,880)      $(4,212)
                                                          =======       =======


  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.


                   STATEMENT OF CHANGES IN MEMBER'S DEFICIT



                                                            (dollars in thousands)
                                                            ----------------------
Balance at December 31, 1999...............................        $(44,545)
Conversion of accrued interest on senior subordinated notes
  payable to equity........................................           2,192
In-substance contribution to equity (Note 5)...............           9,535
Net loss...................................................          (6,880)
                                                                   --------
Balance at December 31, 2000...............................         (39,698)
In-substance contribution to equity (Note 5)...............          11,974
Net loss...................................................          (4,212)
                                                                   --------
Balance at September 30, 2001..............................        $(31,936)
                                                                   ========


  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                           STATEMENTS OF CASH FLOWS


                                                                      December 31, September 30,
                                                                          2000         2001
                                                                      ------------ -------------
                                                                        (dollars in thousands)
Cash flows from operating activities:
   Net loss..........................................................   $(6,880)      $(4,212)
   Adjustments to reconcile net loss to net cash provided by
     operating activities:
     In-substance contribution to equity.............................     4,797         2,682
     Amortization of deferred financing costs........................        84            39
     Amortization of deferred gain...................................       (27)          (58)
     Depreciation....................................................       572           432
     Amortization of intangibles.....................................     1,422         1,057
     Amortization of broadcast rights (excluding barter).............       269           344
     (Gain) loss on disposal of property and equipment...............        27            (2)
     Provision for bad debts.........................................        58           (30)
     Changes in operating assets and liabilities:
       Accounts receivable...........................................      (267)          262
       Broadcast rights, net of broadcast rights payable.............      (275)         (230)
       Prepaid expenses and other assets.............................       (20)            3
       Other assets..................................................        (2)            8
       Accounts payable and accrued expenses.........................       124            (6)
       Amounts due to related parties................................     1,646           170
       Accrued interest payable......................................       243          (276)
       Other liabilities.............................................        93             7
                                                                        -------       -------
          Net cash provided by operating activities..................     1,864           190
                                                                        -------       -------
Cash flows from investing activities:
   Purchase of property and equipment................................      (192)          (88)
   Proceeds from the sale of assets..................................     2,293             5
                                                                        -------       -------
          Net cash (used in) provided by investing activities........     2,101           (83)
                                                                        -------       -------
Cash flows from financing activities:
   Principal payments of long-term debt..............................    (3,967)         (128)
                                                                        -------       -------
          Net cash used in financing activities......................    (3,967)         (128)
Net decrease in cash and cash equivalents............................        (2)          (21)
Cash and cash equivalents, beginning of period.......................        33            31
                                                                        -------       -------
Cash and cash equivalents, end of period.............................   $    31       $    10
                                                                        =======       =======


  The accompanying notes are an integral part of these financial statements.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

                         NOTES TO FINANCIAL STATEMENTS



                            (DOLLARS IN THOUSANDS)


1.  DESCRIPTION OF THE BUSINESS


   Gocom Broadcasting of Joplin, L.L.C. (the "Company") owned KODE, an ABC broadcasting affiliate in Joplin, Missouri. The Company has a wholly owned subsidiary, which owned the broadcast license of the station.


   The Company is a wholly-owned subsidiary of Gocom Holdings, L.L.C. (the "Parent").

   Television broadcasting is subject to the jurisdiction of the Federal Communications Commission ("FCC") under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits the operation of television and radio broadcasting stations except under licenses issued by the FCC and empowers the FCC, among other things, to issue, revoke and modify broadcasting licenses, determine the location of stations, regulate the equipment used by stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for violation of such regulations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation and Going Concern

   The accompanying financial statements present the financial position of the Company as of December 31, 2000 and September 30, 2001, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the nine months ended September 30, 2001.

   As discussed in Note 5, the Company is in violation of its senior debt agreement as a result of noncompliance with certain debt covenants, which raises substantial doubt about its ability to continue as a going concern. As of September 30, 2001, the Company's management continues to negotiate with its lender to resolve the violation. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 Cash and Cash Equivalents

   The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its cash in money market funds and in short-term government securities that management believes are subject to minimal market and credit risk.

 Property and Equipment

   Property and equipment is stated at cost, less accumulated depreciation. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on the straight-line basis over the estimated useful lives of the assets.

   On August 24, 2000, the Company sold their broadcasting towers for approximately $2.3 million. Subsequent to this transaction, the Company entered into an operating lease agreement for the use of space on the towers. This transaction resulted in a deferred gain of approximately $1.9 million, which is being recognized over the life of the operating leases on a straight-line basis. The Company recognized income of $27 and $58 related to the deferred gain for the year ended December 31, 2000 and for the nine months ended September 30, 2001, respectively.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

 Intangible Assets

   Identifiable intangible assets include an FCC broadcast license, network affiliation agreement, and goodwill resulting from the original acquisition of the Company by the Parent and are amortized on a straight-line basis over an estimated useful life of 15 years. The Company evaluates the recoverability of its intangible assets by comparing future cash flows that can be generated by intangible assets to their respective carrying values. If the carrying value of the related intangible asset exceeds the undiscounted future cash flows of the intangible asset, the carrying value would be reduced to the fair value of its expected future cash flows and an impairment loss would be recognized. The Company did not recognize any impairment loss during the year ended December 31, 2000 or the nine months ended September 30, 2001.

 Broadcast Rights and Broadcast Rights Payable

   Broadcast rights represent amounts paid or payable, either in cash or barter, to program suppliers for the limited right to broadcast the suppliers' programming and are recorded when available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value.

   Amortization is computed using the sum-of the-months digits for all multi-year, non-first run programs, which correlates with estimated future revenue. Amortization is computed using the straight-line method for programs of a short duration (one year or less), which correlates with estimated future revenue. The current portion of broadcast rights represents those rights available for broadcast, which will be amortized in the succeeding year.

   Broadcast rights payable represents the gross amounts to be paid to program suppliers over the life of the contracts. Broadcast rights payable are classified as current or long-term liabilities in accordance with the payment terms.

 Deferred Financing Costs

   The Company capitalizes its costs associated with issuing debt. These costs are amortized over the life of the related debt instrument using the straight-line method, which approximates the effective interest method. Amortization of deferred financing costs were $84 and $39 the year ended December 31, 2000, and the nine months ended September 30, 2001, respectively.

 Advertising

   The Company expenses advertising costs as incurred, which are included in selling, general and administrative expenses.

 Concentration of Credit Risk

   Financial instruments which potentially expose the Company to a concentration of credit risk include cash, cash equivalents and accounts receivable. The Company extends credit to customers on an unsecured basis in the normal course of business. Accordingly, the Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

 Revenue Recognition

   Advertising revenue is recognized in the period during which the time spots are aired. Revenue from other sources is recognized in the period when the services are provided.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

 Income Taxes

   The Company is organized as a Limited Liability Corporation (LLC). Accordingly, federal and state income taxes are payable by the members of the Parent and therefore are not reflected in the accompanying financial statements.

 Trade and Barter Transactions

   The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. The related revenue is recognized when commercials are aired and the related expenses are recognized as the goods or services are received or used.

   The Company barters advertising time for certain program rights. These transactions are recorded at management's estimate of the fair value of the advertising time exchanged, which approximates the fair value of the program material received. Revenue is recognized as the related spots are aired and the program contract rights are amortized on a straight-line basis over the life of the contracts. Net barter and trade revenue was ($16) and $78 for the year ended December 31, 2000, and for the nine months ended September 30, 2001, respectively.

 Use of Estimates

   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results may vary from estimates used.

 Corporate Allocations

   The Company is allocated corporate expenses expenses, which primarily consist of corporate management salaries, group health insurance, legal and audit fees, based on the Company's percentage of the Parent's subsidiaries' combined revenue. The Company was allocated $266 and $177 in overhead expenses for the year ended December 31, 2000 and for the nine-month period ended September 30, 2001, respectively.

 Financial Instruments

   The Company has financial instruments, none of which are held for trading purposes. The Company estimates that the fair value of all financial instruments at December 31, 2000 and September 30, 2001 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." Subsequently, SFAS No. 133 was amended in July 1999 by the issuance of Statement of Accounting Standards Nos. 137 and 138. These statements modify the provisions and effective date of SFAS No. 133. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001 for the Company and its adoption is not expected to have any impact on the Company's financial position or results of operations.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," as amended by SAB 101B, which is effective no later than the year ended December 31, 2000. The bulletin clarifies the SEC's views regarding recognition of revenue. The Company adopted SAB 101 during the second quarter of fiscal year 2001. The application of the guidance in SAB 101 had no impact on the Company's results of operations.

   In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141,") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires that all business combinations be accounted for under the purchase method. The statement further requires separate recognition of intangible assets that meet one of two criteria. The statement applies to all business combinations initiated after June 30, 2001.

   SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but should be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Goodwill amortization expense for the nine months ended September 30, 2001 and year ended December 31, 2000 was $519 and $385, respectively. The Company is currently evaluating the impact of the new accounting standard on existing goodwill and other intangible assets. SFAS No. 142 is effective for fiscal periods beginning after December 15, 2001.

   In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated legal obligations of such asset retirement costs. The Company does not expect that implementation of this standard will have a significant impact on its financial statements.

   In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144. "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). The Company is evaluating the impact of the adoption of SFAS No 144, but does not expect that implementation of this standard will have a significant financial impact.

3.  PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                           Estimated
                                         useful life December 31, September 30,
                                          (in years)     2000         2001
                                         ----------- ------------ -------------
Broadcast equipment.....................      5-
                                              25        $2,568       $2,673
Buildings and improvements..............      40           724          731
Vehicles, office equipment and furniture     3-7           376          341
                                                        ------       ------
                                                         3,668        3,745
Less: accumulated depreciation..........                 1,890        2,314
                                                        ------       ------
                                                        $1,778       $1,431
                                                        ======       ======

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

4.  INTANGIBLE ASSETS

   Intangible assets consist of the following:

                                    Amortization
                                       period    December 31, September 30,
                                     (in years)      2000         2001
                                    ------------ ------------ -------------
     Network affiliation agreement.       15       $10,150       $10,150
     FCC license...................       15         3,101         3,101
     Goodwill......................       15         7,697         7,697
     Other intangibles.............     2-15            57            57
                                                   -------       -------
                                                    21,005        21,005
     Less: accumulated amortization                  4,810         5,867
                                                   -------       -------
                                                   $16,195       $15,138
                                                   =======       =======

5.  SENIOR NOTES PAYABLE

   The Company and certain affiliated companies (collectively, the "Affiliates"), each of which are wholly owned subsidiaries of the Parent, are parties to a debt agreement with Finova Capital Corporation ("Finova"). The Senior Notes Payable (the "Notes"), deferred financing costs and associated interest expense are reflected in the Company's financial statements since all of the Affiliates are jointly and severally liable for this debt. Proceeds from or payments on borrowings are reflected as in-substance distributions/contributions in member's equity. The Company has accrued interest on the outstanding balance of the Notes. When one of the other issuers makes an interest payment, the Company will reduce accrued interest payable and record an in-substance contribution to equity. The Notes are payable in quarterly installments beginning January 2002 with interest accruing at LIBOR plus 4%, payable quarterly in arrears. The LIBOR rate was approximately 6.6% and 2.1% at December 31, 2000, and September 30, 2001, respectively.

   The Notes consist of two term loan facilities and a revolving credit facility, all of which have a maturity date of December 31, 2004.

   The Notes agreement includes covenants restricting borrowings, distributions to members, capital expenditures, and the maintenance of certain financial ratios. At December 31, 2000 and September 31, 2001 the Affiliates were not in compliance with certain covenants included in the Notes agreement. Due to this noncompliance, outstanding amounts may become immediately payable to the lender. Accordingly, all of the Notes have been classified as currently payable in the accompanying financial statements.

   The Notes are collateralized by substantially all property of the Affiliates, which includes the accounts receivable, equipment, inventory, intangibles and real estate of the Company.

   The Affiliates are guarantors of a $20,900 loan from FINOVA to Brissette Broadcasting of Savannah, LLC (Brissette) in connection with a Joint Sales Agreement with Brissette.


   The aggregate maturities of the Notes are as follows:



      2002........................................................ $ 2,232
      2003........................................................   2,647
      2004........................................................  40,273
                                                                   -------
                                                                   $45,152
                                                                   =======

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

6.  MEMBER'S DEFICIT

   Effective January 1, 2000, accrued interest of approximately $2.2 million relating to the senior subordinated notes payable to the members of the Parent was cancelled and converted to equity as a capital contribution.

7.  CASH FLOW INFORMATION

   Supplemental disclosures of cash flow information and non-cash investing and financing activities are as follows:


                                                          December 31, September 30,
                                                              2000         2001
                                                          ------------ -------------
Cash paid for interest...................................    $1,623       $1,093
Noncash investing and financing activities:
   Conversion of accrued interest on senior subordinated
     notes...............................................     2,192           --


8.  COMMITMENTS AND CONTINGENCIES

 Broadcast Rights

   At September 30, 2001, the Company has executed contracts for broadcast rights totaling approximately $414 for which the license period has not yet begun. Accordingly, such broadcast rights have not been recorded in the balance sheet at September 30, 2001.

   Future minimum payments arising from total broadcast license commitments outstanding are as follows:


       2002........................................................ $306
       2003........................................................  221
       2004........................................................  221
       2005........................................................  141
       2006........................................................   24
       Thereafter..................................................   --
                                                                    ----
                                                                    $913
                                                                    ====


 Leases

   The Company leases tower space, antenna sites, studio and other operating equipment under noncancellable operating lease arrangements expiring through 2025. Future minimum lease payments under these leases at September 30, 2001 are as follows:

      2002........................................................ $  207
      2003........................................................    320
      2004........................................................    332
      2005........................................................    330
      2006........................................................    176
      Thereafter..................................................  5,690
                                                                   ------
                                                                   $7,055
                                                                   ======

   Rental expense was $44 and $99 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively.

                     GOCOM BROADCASTING OF JOPLIN, L.L.C.

 Litigation

   The Company from time to time is involved in litigation incidental to the conduct of its business. In the opinion of management, after consultation with legal counsel, no existing or contingent claims will have a material adverse effect on the Company's financial position, results of operations or cash flows.

9.  SUBSEQUENT EVENTS

   On December 31, 2001 the Company entered into an agreement, subject to approval by the FCC to sell all of the operating assets of the station to Mission Broadcasting of Joplin, Inc. for approximately $14 million. Under the terms of the agreement, the Company entered into a time brokerage agreement with the buyer which will be in effect until the consummation of the sale.

================================================================================

                               9,000,000 SHARES


                       [LOGO] Nexstar Broadcasting Group

                       NEXSTAR BROADCASTING GROUP, INC.

                             CLASS A COMMON STOCK

                             ---------------------

                                  Prospectus


                                        , 2002

                             ---------------------


                        BANC OF AMERICA SECURITIES LLC

                           BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                              CIBC WORLD MARKETS



   Until       , 2002, all dealers that buy, sell or trade the Class A common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Nexstar in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

    SEC registration fee........................................ $   14,283
    NASD filing fee.............................................     16,025
    Nasdaq National Market listing fee..........................      *
    Printing and engraving costs................................    300,000
    Legal fees and expenses.....................................    500,000
    Accounting fees and expenses................................    200,000
    Blue Sky fees and expenses..................................     10,000
    Transfer Agent and Registrar fees...........................      5,000
    Miscellaneous expenses......................................      *
                                                                 ----------
           Total................................................  1,200,000
                                                                 ==========

--------
 * To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article Fifth of our certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

   Article Fifth of our articles of incorporation also provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.


   Reference is also made to Section 8 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of Nexstar against certain liabilities.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

   The following is a summary of sales of securities by our subsidiaries during the past three years involving securities that were not registered under the Securities Act of 1933:

  . In November 1999 ABRY Broadcast Partners II, L.P., or ABRY II, purchased approximately $1.46 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., ABRY Broadcasting Partners III, L.P., or ABRY III, purchased approximately $1.46 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., and Perry Sook, our President and Chief Executive Officer purchased approximately $77,200 of Series A-2 membership interests and approximately $760 of Series B-2 membership interests in Nexstar Broadcasting Group L.L.C.;

  . In December 1999 members of our management purchased approximately $22,800 of Series C-2 membership interests in Nexstar Broadcasting Group, L.L.C.

  . During 2000, members of our management also purchased approximately $10,100 of Series C-2 membership interests in Nexstar Broadcasting Group, L.L.C.;

  . In January 2001 ABRY II purchased approximately $7.3 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., ABRY III purchased approximately $7.3 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., and Perry Sook purchased approximately $386,000 of Series A-2 membership interests and approximately $3,800 of Series B-2 membership interests in Nexstar Broadcasting Group L.L.C. Nexstar Broadcasting Group, L.L.C. also repurchased approximately $3,000 of Series C-2 membership interests from a former member of our management;


  . In May 2001, Nexstar Finance Holdings, L.L.C. issued Units consisting of $36.998 million aggregate principal amount at maturity of 16% Senior Discount Notes and Series B common stock issued by Nexstar Broadcasting Group, Inc. (then known as Nexstar Equity Corp.) to Banc of America Securities LLC, as initial purchaser. As part of the sale of the Units, Nexstar Broadcasting Group LLC issued Series D-1 membership interests to Nexstar Equity Corp. which in turn issued Series B common stock to purchasers of the Units. Pursuant to the reorganization, the Series B common stock issued in connection of the sale of the Units will be converted into shares of Class A common stock of Nexstar Broadcasting Group, Inc.;



  . In August 2001 Bank of America Capital Investors, or BACI, purchased $40 million of Series AA preferred membership interests in Nexstar Broadcasting Group, L.L.C. In connection with the purchase of the Series AA preferred membership interests, BACI also received Series D-2 membership interests in Nexstar Broadcasting Group L.L.C. In connection with the recapitalization, Nexstar Broadcasting Group, L.L.C. will be merged into Nexstar Broadcasting Group, Inc. As part of the reorganization, the Series D-2 membership interests owned by BACI will be converted into shares of Class A common stock issued by Nexstar Broadcasting Group, Inc. Part of the proceeds of the offering of the Class C common stock of Nexstar Broadcasting Group, Inc. will be used to redeem BACI's Series AA preferred membership interests. In addition, ABRY II purchased approximately $7.7 million of Series A-2 interests in Nexstar Broadcasting Group, L.L.C., ABRY III purchased approximately $16.8 million of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C., and Perry Sook purchased approximately $645,000 of Series A-2 membership interests in Nexstar Broadcasting Group, L.L.C. and approximately $6,300 of Series B-2 membership interests in Nexstar Broadcasting Group, L.L.C.; and


  . In November 2001, ABRY III purchased $15 million of Series BB preferred membership interests issued by Nexstar Broadcasting Group, L.L.C. In connection with the reorganization, $10 million of the Series BB preferred membership interests issued to ABRY were converted into Series AA preferred membership interests of Nexstar Broadcasting Group, L.L.C.


   From inception to the date of this offering, we have not issued options.
Upon completion of this offering, we will issue options to acquire 650,000 shares of our Class A common stock to certain employees. These options have exercise prices equal to the initial public offering price per share. The issuance of options will be made pursuant to Rule 701 promulgated under the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


Exhibit
  No.                                                 Exhibit Index
-------                                               -------------
 1.1*    Form of Underwriting Agreement
 2.1     Form of Agreement of Merger of Nexstar Broadcasting Group, Inc. and Nexstar Broadcasting Group,
         L.L.C. and Nexstar Finance Holdings II, L.L.C.
 2.2     Form of Agreement of Merger merging Nexstar Broadcasting of Northeastern Pennsylvania, Inc.,
         Nexstar Broadcasting of Joplin, Inc., Nexstar Broadcasting of Erie, Inc., KBTV Broadcasting Inc.,
         KFDX Broadcasting Inc., Nexstar Broadcasting of Rochester, Inc., KTAB Broadcasting Inc., ERC
         Holdings, Inc., Nexstar Midwest Holdings, Inc., Nexstar Broadcasting of Champaign, Inc., Nexstar
         Broadcasting of Peoria, Inc., KMID Broadcasting Inc. and KTAL Broadcasting Inc. into Nexstar
         Broadcasting Group, Inc.
 2.3     Form of Agreement of Merger of Nexstar Finance Holdings, Inc. and Nexstar Finance Holdings, L.L.C.
 2.4     Form of Agreement of Merger of Nexstar Finance, Inc. and Nexstar Finance, L.L.C.
 3.1*    Form of Restated Certificate of Incorporation of Nexstar Broadcasting Group, Inc.
 3.2*    Form of Amended and Restated By-Laws of Nexstar Broadcasting Group, Inc.
 4.1*    Specimen Class A Common Stock Certificate
 4.2*    Form of Stockholders Agreement among Nexstar Broadcasting Group, Inc., ABRY Broadcast
         Partners II, L.P., ABRY Broadcast Partners III, L.P., BancAmerica Capital Investors I, L.P. and
         Perry A. Sook.
 5.1**   Form of Opinion of Kirkland & Ellis
10.1     Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Bastet
         Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Nexstar Broadcasting Group, L.L.C.
         and The Bank of New York, as successor to United States Trust Company of New York, dated as of
         May 17, 2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File
         No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.2     Supplemental Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc.,
         Nexstar Finance Holdings II, L.L.C. and The Bank of New York, dated August 6, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar
         Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.3     Indenture, among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto and The
         Bank of New York, as successor to United States Trust Company of New York, dated as of March 16,
         2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-
         62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.4     Unit Agreement, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar
         Equity Corp., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United
         States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit
         10.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings,
         L.L.C. and Nexstar Finance Holdings, Inc.)
10.5     Second Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5,
         2002, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors
         named therein, the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance
         Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.6     First Amendment to Amended and Restated Credit Agreement and Limited Consent dated as of
         November 14, 2001, among Nexstar Finance, L.L.C., Bank of America, N.A. and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K (File No.
         333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit
  No.                                                 Exhibit Index
-------                                               -------------
 10.7   Amended and Restated Credit Agreement, dated as of June 14, 2001, by and among Nexstar Finance,
        L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its Subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A.,
        Barclays Bank PLC and First Union National Bank. (Incorporated by reference to Exhibit 10.4 to
        Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C.
        and Nexstar Finance Holdings, Inc.)
 10.8   First Amendment to Credit Agreement and Limited Consent, among Nexstar Finance, L.L.C., Nexstar
        Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several Banks named therein and
        Bank of America, N.A., dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.5 to
        Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C.
        and Nexstar Finance Holdings, Inc.)
 10.9   Credit Agreement, by and among Nexstar Finance, L.L.C., the parent guarantors party thereto, Bank of
        America, N.A., CIBC Inc., Firstar Bank, N.A., Barclays Bank PLC and First Union National Bank,
        dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on
        Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.10  Fourth Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5,
        2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission
        Broadcasting of Joplin, Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar
        Financial Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
 10.11  Third Amendment to Credit Agreement, Limited Consent and Assumption Agreement Consent, dated as of November 14, 2001, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc.
        and Mission Broadcasting of Joplin, Inc., Bank of America, N.A. and the other parties signatories thereto. (Incorporated by reference to Exhibit 10.8 to Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
 10.12  Credit Agreement, by and among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc.,
        Bank of America, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12,
        2001. (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 (File No. 333-
        62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.13  Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Broadcasting Group, L.L.C.
        and Nexstar Finance Holdings, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by
        Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.14  Guaranty Agreement, dated as of January 12, 2001, executed by the direct subsidiaries of Nexstar
        Broadcasting Group, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar
        Finance, L.L.C. and Nexstar Finance, Inc.)
 10.15  Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Finance Holdings, Inc. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.6 to Registration
        Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance,
        Inc.)
 10.16  Guaranty Agreement, dated as of January 12, 2001, executed by the subsidiary guarantors defined therein in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.7 to
        Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar
        Finance, Inc.)
 10.17  Guaranty Agreement, dated as of January 12, 2001, executed by Bastet Broadcasting, Inc. and Mission
        Broadcasting of Wichita Falls, Inc. (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit
  No.                                                 Exhibit Index
-------                                               -------------
 10.18  Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.9 to
        Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar
        Finance, Inc.)
 10.19  Pledge and Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to
        Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
        L.L.C. and Nexstar Finance, Inc.)
 10.20* Form of Employment Agreement by and between Perry A. Sook and Nexstar Broadcasting Group, Inc.
 10.21  Executive Employment Agreement, dated as of January 5, 1998, by and between Perry A. Sook and
        Nexstar Broadcasting Group, Inc., as amended on January 5, 1999. (Incorporated by reference to Exhibit
        10.11 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and
        Nexstar Finance, Inc.)
 10.22  Amendment to Employment Agreement, dated as of May 10, 2001, by and between Perry A. Sook and
        Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.23* Form of Employment Agreement by and between G. Robert Thompson and Nexstar Broadcasting
        Group, Inc.
 10.24  Executive Employment Agreement, dated as of January 5, 1998, by and between Duane Lammers and
        Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to
        Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
        L.L.C. and Nexstar Finance, Inc.)
 10.25  Addendum to Employment Agreement, dated February 9, 2001, by and between Duane Lammers and
        Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.26  Executive Subscription Agreement, dated as of December 31, 1999, by and between Duane Lammers and
        Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.15 to Registration Statement on
        Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.27* Form of Employment Agreement by and between Shirley Green and Nextar Broadcasting Group, Inc.
 10.28  Executive Employment Agreement, dated as of January 5, 1998, by and between Shirley Green and
        Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to
        Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
        L.L.C. and Nexstar Finance, Inc.)
 10.29  Second Addendum to Employment Agreement, dated as of February 6, 2002, by and between Shirley
        Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.20 to Annual
        Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar
        Finance Holdings, Inc.)
 10.30  Executive Subscription Agreement, dated as of December 31, 1999, by and between Shirley Green and
        Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.31  Executive Employment Agreement, dated as of December 31, 1999, by and between Susana G.
        Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.18 to
        Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance Holdings, L.L.C.
        and Nexstar Finance Holdings, Inc.)

Exhibit
  No.                                                Exhibit Index
-------                                              -------------
 10.32   Executive Employment Agreement, dated as of December 31, 1999, by and between Richard Stolpe and
         Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

 10.33   Assignment and Assumption Agreement, dated as of August 6, 2001, by Nexstar Finance Holdings II,
         L.L.C. and Nexstar Finance Holdings, L.L.C. (Incorporated by reference to Exhibit 10.20 to
         Registration Statement on Form S-4 (File No. 333-68694) filed by Nexstar Finance Holdings, L.L.C.
         and Nexstar Finance Holdings, Inc.

 10.34   Purchase and Sale Agreement, dated as of December 31, 2001, by and among Mission Broadcasting of
         Joplin, Inc., GOCOM Broadcasting of Joplin, LLC and GOCOM of Joplin License Sub, LLC.
         (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K (File No. 333-68964)
         filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

 10.35   Time Brokerage Agreement, dated as of December 31, 2001, by and between GOCOM of Joplin
         License Sub, LLC and Mission Broadcasting of Joplin, Inc. (Incorporated by reference to Exhibit
         10.25 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings,
         L.L.C. and Nexstar Finance Holdings, Inc.)

 10.36   Outsourcing Agreement, dated as of December 1, 2001, by and among WYZZ, Inc., WYZZ License,
         Inc., and Nexstar Broadcasting of Peoria, L.L.C. (Incorporated by reference to Exhibit 10.26 to Annual
         Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar
         Finance Holdings, Inc.)

 10.37   Third Amendment to Individual Loan Agreement by and between Perry A. Sook and Bank of America,
         N.A.

 10.38   Form of Limited Guaranty

 10.39*  Form of note issued by Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. in
         favor of Nexstar Broadcasting Group, Inc.

 10.40** Securities Purchase Agreement between Nexstar Broadcasting Group, L.L.C., as issuer, and Banc
         America Capital Investors I, L.P. as Purchaser, dated as of August 7, 2001

 10.41*  Form of Nexstar Broadcasting Group, Inc. 2002 Long-Term Incentive Plan

 10.42   Option Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc.,
         David Smith and Nexstar Broadcasting of Wichita Falls, L.P.

 10.43   Shared Services Agreement, dated as of June 1, 1999, by and between Mission Broadcasting of
         Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.

 10.44   Agreement for the Sale of Commercial Time, dated as of June 1, 1999, by and between Mission
         Broadcasting of Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.

 10.45   Option Agreement, dated as of May 19, 1998, among Bastet Broadcasting, Inc., David Smith and
         Nexstar Broadcasting of Northeastern Pennsylvania, L.P.

 10.46   Shared Services Agreement, dated as of January 5, 1998, between Nexstar Broadcasting Group, L.P.
         and Bastet Broadcasting, Inc.

 10.47   Option Agreement, dated as of November 30, 1998, among Bastet Broadcasting, Inc., David Smith and Nexstar Broadcasting Group, LLC.

 10.48   Time Brokerage Agreement, dated as of April 1, 1996, by and between SJL Communications, L.P. and
         NV Acquisition Co.

 10.49   Amendment, dated as of July 31, 1998, to Time Brokerage Agreement dated as of April 1, 1996, between SJL Communications, L.P. and NV Acquisition Co.

 10.50   Option Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and
         Nexstar Broadcasting of Joplin, L.L.C.

Exhibit
  No.                                                Exhibit Index
-------                                              -------------
 10.51  Shared Services Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin,
        Inc. and Nexstar Broadcasting of Joplin, L.L.C.
 10.52  Addendum to Employment Agreement, dated as of August 14, 2002, by and between Duane Lammers and Nexstar Broadcasting Group, Inc.
 10.53  Fifth Amendment to Credit Agreement and Limited Consent, dated as of September 30, 2002, among
        Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin,
        Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to
        Exhibit 10.53 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance
        Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
 10.54  Amendment to Option Agreements, dated as of October 18, 2002, among Mission Broadcasting, Inc.,
        David Smith, Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting Group,
        L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C. and Nexstar Broadcasting of Joplin, L.L.C.
 10.55  Modifications to Employment Agreement, dated as of September 26, 2002, by and between Perry A.
        Sook and Nexstar Broadcasting Group, Inc.
 12.1   Ratio of Combined Earnings to Fixed Charges and Preferred Dividends
 21.1** Subsidiaries of Nexstar Broadcasting Group, Inc.
 23.1   Consent of Kirkland & Ellis (included in Exhibit 5.1)
 23.2   Consents of PricewaterhouseCoopers LLP
 24.1   Power of Attorney (Included on signature page)
 99.1   Consent of Geoff Armstrong
 99.2   Consent of Michael Donovan
 99.3   Consent of I. Martin Pompadur

--------



 * To be filed by amendment.

** Previously filed.

(b) Financial Statement Schedules

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

   We hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   We hereby undertake that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the [.] day of December, 2002.


                                              NEXSTAR BROADCASTING GROUP, INC.

                                              By:      /S/  PERRY A. SOOK
                                                  ------------------------------
                                                  PERRY A. SOOK, PRESIDENT AND
                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY



   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          Signature                           Title                     Date
          ---------                           -----                     ----

              *                   President and Chief Executive  December [.], 2002
-----------------------------       Officer, Director
        PERRY A. SOOK               (Principal Executive
                                    Officer)

              *                   Chief Financial Officer        December [.], 2002
-----------------------------       (Principal Financial
     G. ROBERT THOMPSON             Officer)

              *                   Vice President--Finance and    December [.], 2002
-----------------------------       Secretary (Principal
      SHIRLEY E. GREEN              Accounting Officer)

              *                             Director             December [.], 2002
-----------------------------
       BLAKE BATTAGLIA

              *                             Director             December [.], 2002
-----------------------------
         ERIK BROOKS

              *                             Director             December [.], 2002
-----------------------------
       JAY M. GROSSMAN

              *                             Director             December [.], 2002
-----------------------------
        PEGGY KOENIG

              *                             Director             December [.], 2002
-----------------------------
        ROYCE YUDKOFF

* By power of attorney

By:  /S/  PERRY A. SOOK
    -------------------------
        PERRY A. SOOK
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


Exhibit
  No.                                                  Description
-------                                                -----------
 1.1*    Form of Underwriting Agreement
 2.1     Form of Agreement of Merger of Nexstar Broadcasting Group, Inc. and Nexstar Broadcasting Group,
         L.L.C. and Nexstar Finance Holdings II, L.L.C.
 2.2     Form of Agreement of Merger merging Nexstar Broadcasting of Northeastern Pennsylvania, Inc.,
         Nexstar Broadcasting of Joplin, Inc., Nexstar Broadcasting of Erie, Inc., KBTV Broadcasting Inc.,
         KFDX Broadcasting Inc., Nexstar Broadcasting of Rochester, Inc., KTAB Broadcasting Inc., ERC
         Holdings, Inc., Nexstar Midwest Holdings, Inc., Nexstar Broadcasting of Champaign, Inc., Nexstar
         Broadcasting of Peoria, Inc., KMID Broadcasting Inc. and KTAL Broadcasting Inc. into Nexstar
         Broadcasting Group, Inc.
 2.3     Form of Agreement of Merger of Nexstar Finance Holdings, Inc. and Nexstar Finance Holdings, L.L.C.
 2.4     Form of Agreement of Merger of Nexstar Finance, Inc. and Nexstar Finance, L.L.C.
 3.1*    Form of Restated Certificate of Incorporation of Nexstar Broadcasting Group, Inc.
 3.2*    Form of Amended and Restated By-Laws of Nexstar Broadcasting Group, Inc.
 4.1*    Specimen Class A Common Stock Certificate
 4.2*    Form of Stockholders Agreement among Nexstar Broadcasting Group, Inc., ABRY Broadcast Partners
         II, L.P., ABRY Broadcast Partners III, L.P., Banc America Capital Investors I, L.P. and Perry A. Sook.
 5.1**   Form of Opinion of Kirkland & Ellis
10.1     Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Bastet
         Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Nexstar Broadcasting Group, L.L.C.
         and The Bank of New York, as successor to United States Trust Company of New York, dated as of
         May 17, 2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File
         No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.2     Supplemental Indenture, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc.,
         Nexstar Finance Holdings II, L.L.C. and The Bank of New York, dated August 6, 2001. (Incorporated by reference to Exhibit 4.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar
         Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.3     Indenture, among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the guarantors party thereto and The
         Bank of New York, as successor to United States Trust Company of New York, dated as of March 16,
         2001. (Incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-4 (File No. 333-
         62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.4     Unit Agreement, among Nexstar Finance Holdings, L.L.C., Nexstar Finance Holdings, Inc., Nexstar
         Equity Corp., Nexstar Broadcasting Group, L.L.C. and The Bank of New York, as successor to United
         States Trust Company of New York, dated as of May 17, 2001. (Incorporated by reference to Exhibit
         10.2 to Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings,
         L.L.C. and Nexstar Finance Holdings, Inc.)
10.5     Second Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5,
         2002, among Nexstar Finance, L.L.C., Nexstar Broadcasting Group, L.L.C., the Parent Guarantors
         named therein, the several banks named therein and Bank of America, N.A. (Incorporated by reference to Exhibit 10.5 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance
         Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.6     First Amendment to Amended and Restated Credit Agreement and Limited Consent dated as of
         November 14, 2001, among Nexstar Finance, L.L.C., Bank of America, N.A. and the other parties signatory thereto. (Incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K (File No.
         333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)

Exhibit
  No.                                                   Description
-------                                                 -----------
 10.7   Amended and Restated Credit Agreement, dated as of June 14, 2001, by and among Nexstar Finance,
        L.L.C., Nexstar Broadcasting Group, L.L.C. and certain of its Subsidiaries from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, N.A.,
        Barclays Bank PLC and First Union National Bank. (Incorporated by reference to Exhibit 10.4 to
        Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C.
        and Nexstar Finance Holdings, Inc.)
 10.8   First Amendment to Credit Agreement and Limited Consent, among Nexstar Finance, L.L.C., Nexstar
        Broadcasting Group, L.L.C., the Parent Guarantors named therein, the several Banks named therein and
        Bank of America, N.A., dated as of May 17, 2001. (Incorporated by reference to Exhibit 10.5 to
        Registration Statement on Form S-4 (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C.
        and Nexstar Finance Holdings, Inc.)
 10.9   Credit Agreement, by and among Nexstar Finance, L.L.C., the parent guarantors party thereto, Banc of
        America, N.A., CIBC Inc., Firstar Bank, N.A., Barclays Bank PLC and First Union National Bank,
        dated as of January 12, 2001. (Incorporated by reference to Exhibit 10.2 to Registration Statement on
        Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.10   Fourth Amendment to Credit Agreement, Limited Consent and Limited Waiver, dated as of June 5, 2002, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of
        Wichita Falls, Inc., Mission Broadcasting of Joplin, Inc., the several banks named therein and Bank of
        America, N.A. (Incorporated by reference to Exhibit 10.10 to Quarterly Report on Form 10-Q (File
        No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.11   Third Amendment to Credit Agreement, Limited Consent and Assumption Agreement Consent, dated as of November 14, 2001, among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc.
        and Mission Broadcasting of Joplin, Inc., Bank of America, N.A. and the other parties signatories thereto. (Incorporated by reference to Exhibit 10.8 to Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
10.12   Credit Agreement, by and among Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc.,
        Bank of America, N.A., Barclays Bank PLC and First Union National Bank, dated as of January 12,
        2001. (Incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 (File No. 333-
        62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.13   Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Broadcasting Group, L.L.C.
        and Nexstar Finance Holdings, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 (File No. 333-62916) filed by
        Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.14   Guaranty Agreement, dated as of January 12, 2001, executed by the direct subsidiaries of Nexstar
        Broadcasting Group, L.L.C. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar
        Finance, L.L.C. and Nexstar Finance, Inc.)
10.15   Guaranty Agreement, dated as of January 12, 2001, executed by Nexstar Finance Holdings, Inc. in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.16   Guaranty Agreement, dated as of January 12, 2001, executed by the subsidiary guarantors defined therein in favor of the guaranteed parties defined therein. (Incorporated by reference to Exhibit 10.7 to
        Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar
        Finance, Inc.)
10.17   Guaranty Agreement, dated as of January 12, 2001, executed by Bastet Broadcasting, Inc. and Mission
        Broadcasting of Wichita Falls, Inc. (Incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)

Exhibit
  No.                                                    Description
-------                                                  -----------
 10.18    Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to Exhibit 10.9 to
          Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar
          Finance, Inc.)
 10.19    Pledge and Security Agreement, dated as of January 12, 2001, made by each of the Nexstar entities defined therein in favor of Bank of America, N.A., as collateral agent. (Incorporated by reference to
          Exhibit 10.10 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
          L.L.C. and Nexstar Finance, Inc.)
10.20*    Form of Employment Agreement by and between Perry A. Sook and Nexstar Broadcasting Group, Inc.
 10.21    Executive Employment Agreement, dated as of January 5, 1998, by and between Perry A. Sook and
          Nexstar Broadcasting Group, Inc., as amended on January 5, 1999. (Incorporated by reference to
          Exhibit 10.11 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
          L.L.C. and Nexstar Finance, Inc.)
 10.22    Amendment to Employment Agreement, dated as of May 10, 2001, by and between Perry A. Sook and
          Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.23*    Form of Employment Agreement by and between G. Robert Thompson and Nexstar Broadcasting
          Group, Inc.
 10.24    Executive Employment Agreement, dated as of January 5, 1998, by and between Duane Lammers and
          Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to
          Exhibit 10.13 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
          L.L.C. and Nexstar Finance, Inc.)
 10.25    Addendum to Employment Agreement, dated February 9, 2001, by and between Duane Lammers and
          Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.26    Executive Subscription Agreement, dated as of December 31, 1999, by and between Duane Lammers and
          Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.15 to Registration Statement on
          Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
10.27*    Form of Employment Agreement by and between Shirley Green and Nexstar Broadcasting Group, Inc.
 10.28    Executive Employment Agreement, dated as of January 5, 1998, by and between Shirley Green and
          Nexstar Broadcasting Group, Inc., as amended on December 31, 1999. (Incorporated by reference to
          Exhibit 10.16 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance,
          L.L.C. and Nexstar Finance, Inc.)
 10.29    Second Addendum to Employment Agreement, dated as of February 6, 2002, by and between Shirley
          Green and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.20 to Annual
          Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar
          Finance Holdings, Inc.)
 10.30    Executive Subscription Agreement, dated as of December 31, 1999, by and between Shirley Green and
          Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.31    Executive Employment Agreement, dated as of December 31, 1999, by and between Susana G.
          Willingham and Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.18 to
          Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance Holdings, L.L.C.
          and Nexstar Finance Holdings, Inc.)

Exhibit
  No.                                                  Description
-------                                                -----------
 10.32   Executive Employment Agreement, dated as of December 31, 1999, by and between Richard Stolpe and
         Nexstar Broadcasting Group, Inc. (Incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 (File No. 333-62916) filed by Nexstar Finance, L.L.C. and Nexstar Finance, Inc.)
 10.33   Assignment and Assumption Agreement, dated as of August 6, 2001, by Nexstar Finance Holdings II,
         L.L.C. and Nexstar Finance Holdings, L.L.C. (Incorporated by reference to Exhibit 10.20 to Registration
         Statement on Form S-4 (File No. 333-68694) filed by Nexstar Finance Holdings, L.L.C. and Nexstar
         Finance Holdings, Inc.
 10.34   Purchase and Sale Agreement, dated as of December 31, 2001, by and among Mission Broadcasting of
         Joplin, Inc., GOCOM Broadcasting of Joplin, LLC and GOCOM of Joplin License Sub, LLC.
         (Incorporated by reference to Exhibit 10.24 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
 10.35   Time Brokerage Agreement, dated as of December 31, 2001, by and between GOCOM of Joplin
         License Sub, LLC and Mission Broadcasting of Joplin, Inc. (Incorporated by reference to Exhibit 10.25 to Annual Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and
         Nexstar Finance Holdings, Inc.)
 10.36   Outsourcing Agreement, dated as of December 1, 2001, by and among WYZZ, Inc., WYZZ License,
         Inc., and Nexstar Broadcasting of Peoria, L.L.C. (Incorporated by reference to Exhibit 10.26 to Annual
         Report on Form 10-K (File No. 333-68964) filed by Nexstar Finance Holdings, L.L.C. and Nexstar
         Finance Holdings, Inc.)
 10.37   Third Amendment to Individual Loan Agreement by and between Perry A. Sook and Bank of America, N.A.
 10.38   Form of Limited Guaranty
 10.39*  Form of note issued by Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc. in
         favor of Nexstar Broadcasting Group, Inc.
 10.40** Securities Purchase Agreement between Nexstar Broadcasting Group, L.L.C., as issuer, and
         Bancamerica Capital Investors I, L.P. as Purchaser, dated as of August 7, 2001
 10.41*  Form of Nexstar Broadcasting Group, Inc. 2002 Long-Term Incentive Plan
 10.42   Option Agreement, dated as of June 1, 1999, among Mission Broadcasting of Wichita Falls, Inc., David
         Smith and Nexstar Broadcasting of Wichita Falls, L.P.
 10.43   Shared Services Agreement, dated as of June 1, 1999, by and between Mission Broadcasting of Wichita
         Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.
 10.44   Agreement for the Sale of Commercial Time, dated as of June 1, 1999, by and between Mission
         Broadcasting of Wichita Falls, Inc. and Nexstar Broadcasting of Wichita Falls, L.P.
 10.45   Option Agreement, dated as of May 19, 1998, among Bastet Broadcasting, Inc., David Smith and
         Nexstar Broadcasting of Northeastern Pennsylvania, L.P.
 10.46   Shared Services Agreement, dated as of January 5, 1998, between Nexstar Broadcasting Group, L.P. and
         Bastet Broadcasting, Inc.
 10.47   Option Agreement, dated as of November 30, 1998, among Bastet Broadcasting, Inc., David Smith and
         Nexstar Broadcasting Group, LLC.
 10.48   Time Brokerage Agreement, dated as of April 1, 1996, by and between SJL Communications, L.P. and
         NV Acquisition Co.
 10.49   Amendment, dated as of July 31, 1998, to Time Brokerage Agreement dated as of April 1, 1996, between SJL Communications, L.P. and NV Acquisition Co.
 10.50   Option Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin, Inc. and
         Nexstar Broadcasting of Joplin, L.L.C.

Exhibit
  No.                                                 Description
-------                                               -----------
 10.51  Shared Services Agreement, dated as of April 1, 2002, by and between Mission Broadcasting of Joplin,
        Inc. and Nexstar Broadcasting of Joplin, L.L.C.
 10.52  Addendum to Employment Agreement, dated as of August 14, 2002, by and between Duane Lammers and Nexstar Broadcasting Group, Inc.
 10.53  Fifth Amendment to Credit Agreement and Limited Consent, dated as of September 30, 2002, among
        Bastet Broadcasting, Inc., Mission Broadcasting of Wichita Falls, Inc., Mission Broadcasting of Joplin,
        Inc., the several banks named therein and Bank of America, N.A. (Incorporated by reference to
        Exhibit 10.53 to Quarterly Report on Form 10-Q (File No. 333-68964) filed by Nexstar Finance
        Holdings, L.L.C. and Nexstar Finance Holdings, Inc.)
 10.54  Amendment to Option Agreements, dated as of October 18, 2002, among Mission Broadcasting, Inc.,
        David Smith, Nexstar Broadcasting of Northeastern Pennsylvania, L.L.C., Nexstar Broadcasting Group,
        L.L.C., Nexstar Broadcasting of Wichita Falls, L.L.C. and Nexstar Broadcasting of Joplin, L.L.C.
 10.55  Modifications to Employment Agreement, dated as of September 26, 2002, by and between Perry A.
        Sook and Nexstar Broadcasting Group, Inc.
 12.1   Ratio of Combined Earnings to Fixed Charges and Preferred Dividends
 21.1** Subsidiaries of Nexstar Broadcasting Group, Inc.
 23.1   Consent of Kirkland & Ellis (Included in Exhibit 5.1.)
 23.2   Consents of PricewaterhouseCoopers LLP
 24.1   Power of Attorney (Included on signature page.)
 99.1   Consent of Geoff Armstrong
 99.2   Consent of Michael Donovan
 99.3   Consent of I. Martin Pompadur

--------

 * To be filed by amendment.

** Previously filed.